  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1996

                                                       REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                              TUC HOLDING COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          TEXAS                      4911                    75-2669310
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
   OF INCORPORATION OR
      ORGANIZATION)

                                 ENERGY PLAZA
                               1601 BRYAN STREET
                              DALLAS, TEXAS 75201
                                (214) 812-4600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

               ERLE NYE                      ROBERT A. WOOLDRIDGE, ESQ.
     PRESIDENT AND CHIEF EXECUTIVE               WORSHAM, FORSYTHE &
        TEXAS UTILITIES COMPANY                  WOOLDRIDGE, L.L.P.
             ENERGY PLAZA                           ENERGY PLAZA
           1601 BRYAN STREET                1601 BRYAN STREET, 30TH FLOOR
          DALLAS, TEXAS 75201                    DALLAS, TEXAS 75201
            (214) 812-4600                         (214) 979-3000
 (NAMES, ADDRESSES, INCLUDING ZIP CODES, AND TELEPHONE NUMBERS, INCLUDING AREA
                         CODES, OF AGENTS FOR SERVICE)

                                --------------
                                  COPIES TO:
 DOUGLAS W. HAWES, ESQ.  WILLIAM T. SATTERWHITE, ESQ.   DAVID N. BROWN, ESQ.
  LEBOEUF, LAMB, GREENE    SENIOR VICE PRESIDENT AND     COVINGTON & BURLING
    & MACRAE, L.L.P.            GENERAL COUNSEL           1201 PENNSYLVANIA
  125 WEST 55TH STREET        ENSERCH CORPORATION           AVENUE, N.W.
NEW YORK, NEW YORK 10019   300 SOUTH ST. PAUL STREET   WASHINGTON, D.C. 20044
                              DALLAS, TEXAS 75201

                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective. The issuance of securities shall occur when all other conditions to the merger of TUC Merger Corp., a Texas corporation and a wholly owned subsidiary of the Registrant, with and into Texas Utilities Company (the "TUC Merger") and the merger of ENSERCH Merger Corp., Texas corporation and a wholly owned subsidiary of the Registrant, with and into ENSERCH Corporation (the "ENSERCH Merger," together with the TUC Merger, the "Mergers") pursuant to the Amended and Restated Agreement and Plan of Merger described in the Joint Proxy Statement/Prospectus forming a part of this Registration Statement, have been satisfied or waived.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                   PROPOSED
                                   AMOUNT          MAXIMUM     PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF           TO BE           OFFERING        AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED(1)    PRICE PER UNIT  OFFERING PRICE   REGISTRATION FEE
- -------------------------------------------------------------------------------------------------
 Common Stock, without
  par value.............     242,142,685 shares   $40,875(2)   $9,897,582,249(2) $3,412,959.40(3)

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Based on the maximum number of shares of common stock which may be issued in the Mergers and the Conversion (as defined in Note 2 below).
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based upon the proposed maximum aggregate offering price of the average of the high and low prices of the common stock of Texas Utilities Company, as reported on the New York Stock Exchange Consolidated Transactions Tape on September 18, 1996, multiplied by $242,142,685, which represents the sum of (i) the maximum number of shares of common stock of the Registrant into which the common stock of Texas Utilities Company will be converted in the TUC Merger, (ii) the maximum number of shares of common stock of the Registrant into which the common stock of ENSERCH Corporation will be converted in the ENSERCH Merger and (iii) the maximum number of shares of common stock of the Registrant into which ENSERCH Corporation's 6 3/8% Convertible Subordinated Debentures due 2002 will become convertible pursuant to the ENSERCH Merger (the "Conversion").
(3) Filing Fee of $303,624.35 was paid to the Commission on July 22, 1996 in connection with the filing of the preliminary proxy material of ENSERCH Corporation and $1,620,518.91 was paid to the Commission on September 12, 1996 in connection with the filing of the revised preliminary joint proxy material of ENSERCH Corporation and Texas Utilities Company. The balance of the filing fee for this Registration Statement, $1,488,816.14, is being paid in connection with this filing.
                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                              TUC HOLDING COMPANY

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

        FORM S-4 -- ITEM NO. AND CAPTION          JOINT PROXY STATEMENT/PROSPECTUS
        --------------------------------          --------------------------------
 A. INFORMATION ABOUT THE TRANSACTION
  1.Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus...  Facing Page of Registration
                                                 Statement; Cross Reference Sheet;
                                                 Cover Page of Prospectus
  2. Inside Front and Outside Back Cover Pages
     of Prospectus............................  Available Information;
                                                 Incorporation by Reference; Table
                                                 of Contents
  3. Risk Factors, Ratio of Earnings to Fixed
     Charges, and Other Information...........  Summary of Joint Proxy
                                                 Statement/Prospectus; Selected
                                                 Historical TUC and Pro Forma
                                                 Company Financial Data; Selected
                                                 Historical Financial Data of
                                                 ENSERCH; Comparative Per Share
                                                 Prices of TUC, ENSERCH and EEX;
                                                 Comparative Per Share Data
  4. Terms of the Transaction.................  Summary of Joint Proxy
                                                 Statement/Prospectus; The Mergers;
                                                 Regulatory Matters; The Plan of
                                                 Merger; The Stock Option
                                                 Agreement; Description of Company
                                                 Capital Stock; Comparison of
                                                 Shareholder Rights; Management and
                                                 Operations Following the Mergers;
                                                 Annex I; Annex II; Annex III;
                                                 Annex IV; Annex V; Annex VI; Annex
                                                 VII; Annex VIII; Annex IX; Annex
                                                 X; Annex XI; Annex XII
  5. Pro Forma Financial Information..........  Selected Historical TUC and Pro
                                                 Forma Company Financial Data; Pro
                                                 Forma Financial Information of
                                                 ENSERCH with New EEX Presented as
                                                 a Discontinued Operation; Selected
                                                 Pro Forma Financial Data of
                                                 ENSERCH Business to be Merged;
                                                 Selected Pro Forma Financial Data
                                                 of New EEX; Pro Forma Financial
                                                 Information of the Company; Pro
                                                 Forma Financial Information of
                                                 ENSERCH Business to be Merged
  6. Material Contacts With the Company Being
     Acquired.................................  The Mergers; Relationships Between
                                                 The Parties; Selected Information
                                                 Concerning TUC and ENSERCH
  7. Additional Information Required for
     Reoffering by Persons and Parties Deemed   Not Applicable
     to be Underwriters.......................
  8. Interest of Named Experts and Counsel....  Legal Matters; Experts
  9. Disclosure of Commission Position on
     Indemnification for Securities Act         Not Applicable
     Liabilities..............................
 B. INFORMATION ABOUT THE REGISTRANT
 10. Information With Respect to S-3            Not Applicable
     Registrants..............................

        FORM S-4 -- ITEM NO. AND CAPTION          JOINT PROXY STATEMENT/PROSPECTUS
        --------------------------------          --------------------------------
 11. Incorporation of Certain Information by
     Reference................................  Incorporation by Reference
 12. Information with Respect to S-2 or S-3
     Registrants..............................  Not Applicable
 13. Incorporation of Certain Information by
     Reference................................  Not Applicable
 14. Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants........  Incorporation by Reference;
                                                 Selected Historical TUC and Pro
                                                 Forma Company Financial Data; Pro
                                                 Forma Financial Information of the
                                                 Company; Selected Information
                                                 Concerning TUC, ENSERCH and New
                                                 EEX; Management and Operations
                                                 Following the Mergers
 C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15. Information With Respect to S-3            Incorporation by Reference; The
     Companies................................   Mergers; Selected Historical
                                                 Financial Data of ENSERCH; Pro
                                                 Forma Financial Information of
                                                 ENSERCH with New EEX Presented as
                                                 a Discontinued Operation; Selected
                                                 Pro Forma Financial Data of
                                                 ENSERCH Business to be Merged;
                                                 Selected Pro Forma Financial Data
                                                 of New EEX; Pro Forma Financial
                                                 Information of ENSERCH Business to
                                                 be Merged; Selected Information
                                                 Concerning TUC, ENSERCH and New
                                                 EEX
 16. Information With Respect to S-2 or S-3
     Companies................................  Not Applicable
 17. Information With Respect to Companies
     Other Than S-2 and S-3 Companies.........  Not Applicable
 D. VOTING AND MANAGEMENT INFORMATION
 18. Information if Proxies, Consents or
     Authorizations Are to be Solicited.......  Incorporation by Reference; Special
                                                 Meetings, Voting and Proxies;
                                                 Summary of Joint Proxy
                                                 Statement/Prospectus; The Mergers;
                                                 Shareholder Proposals
 19. Information if Proxies, Consents or
     Authorizations Are Not to be Solicited,    Not Applicable
     or in an Exchange Offer..................

                              [LETTERHEAD OF TUC]

Dear Texas Utilities Company Shareholders:

  You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Texas Utilities Company ("TUC") which will be held in the Grand Ballroom of the Harvey Hotel/Downtown, Live Oak and Olive Streets, Dallas, Texas on November 15, 1996. The meeting will start at 9:30 a.m. local time.

  At the Special Meeting, you will be asked to approve an Amended and Restated Agreement and Plan of Merger, more fully described below and in the accompanying Joint Proxy Statement/Prospectus, which provides for the acquisition of ENSERCH Corporation by TUC. THE BOARD OF DIRECTORS OF TUC UNANIMOUSLY BELIEVES THE PLAN OF MERGER IS IN THE BEST INTERESTS OF TUC AND ITS SHAREHOLDERS AND, THEREFORE, RECOMMENDS THAT TUC SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PLAN OF MERGER.

  In order to accomplish the acquisition, the Plan of Merger provides that TUC Merger Corp., a Texas corporation created to facilitate this transaction and a wholly owned subsidiary of TUC Holding Company, a Texas corporation (the "Company"), will merge into TUC (the "TUC Merger"), with TUC as the surviving corporation. At the time of the TUC Merger, ENSERCH Merger Corp., another subsidiary of the Company also created to facilitate this transaction, will merge into ENSERCH (the "ENSERCH Merger," and together with the TUC Merger, the "Mergers"). A Special Meeting of the ENSERCH shareholders is being held at about the same time as the TUC meeting to vote on the Plan of Merger. As a result of the Mergers, TUC and ENSERCH will both become subsidiaries of the Company, which will change its name to Texas Utilities Company in connection with the Mergers. Shares of TUC common stock will be automatically converted into shares of Company common stock on a one-for-one basis in a tax-free transaction. Therefore, after the TUC Merger, you will own the same number of shares of common stock in a Texas corporation named Texas Utilities Company evidenced by your existing TUC stock certificate.

  The Board of Directors believes that the Mergers offer significant strategic and financial benefits for TUC because the combination of TUC and ENSERCH will enable the Company to be able to more effectively meet the challenges facing the increasingly competitive utilities industry and provide potential benefits to shareholders in the form of greater financial strength and flexibility. The coordination and integration of TUC and ENSERCH will allow the Company to provide customers with enhanced service and choice of energy sources, and permit the Company to assist customers in managing their total energy service requirements in the most efficient manner. Also, the combination of TUC and ENSERCH should allow the Company to manage and pursue their complementary non-utility operations more efficiently and effectively. TUC's financial advisor, Barr Devlin & Co. Incorporated, has issued its opinion that, based on the considerations described in its opinion, the terms of the Plan of Merger are fair from a financial point of view to the holders of TUC common stock.

  Approval of the Plan of Merger by the holders of TUC and ENSERCH common stock are conditions to the consummation of the Mergers. If the Plan of Merger is approved by the shareholders of TUC and ENSERCH, the Mergers will only be consummated after certain regulatory approvals have been obtained and certain other conditions have been satisfied or waived. It is anticipated that this will occur in late 1996. As previously mentioned, it will not be necessary to exchange your certificates representing shares of TUC common stock. After the Mergers, these certificates will represent the same number of shares of Company common stock; so, please do not send in your certificates.

  SHAREHOLDERS ARE URGED TO GIVE THE ATTACHED JOINT PROXY STATEMENT/PROSPECTUS THEIR CAREFUL AND PROMPT ATTENTION. APPROVAL OF THE PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF MORE THAN 66 2/3% OF ALL THE VOTES ENTITLED TO BE CAST ON THE TRANSACTION. AS SUCH, YOUR FAILURE TO VOTE WOULD BE EQUIVALENT TO A VOTE AGAINST THE TRANSACTION.

ACCORDINGLY, SHAREHOLDERS ARE URGED TO VOTE FOR THE PLAN OF MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD TODAY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

  IF YOU HAVE ANY QUESTIONS REGARDING THE SPECIAL MEETING OR NEED ASSISTANCE IN VOTING, PLEASE CONTACT OUR PROXY SOLICITOR, D.F. KING & CO., INC., AT 1-800-659-5550.

  Thank you for your cooperation and continued support.

                                          Very truly yours,

                                          [SIGNATURE OF ERLE NYE]

                                          Erle Nye
                                          President and Chief Executive

                            TEXAS UTILITIES COMPANY
                                 ENERGY PLAZA
                               1601 BRYAN STREET
                              DALLAS, TEXAS 75201

                                   --------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                   --------

                                                             September 23, 1996

To the Shareholders of Texas Utilities Company:

  A Special Meeting of Shareholders of Texas Utilities Company ("TUC") will be held in the Grand Ballroom of the Harvey Hotel/Downtown, Live Oak and Olive Streets, Dallas, Texas on Friday, November 15, 1996 at 9:30 a.m. for the purpose of approving an Amended and Restated Agreement and Plan of Merger involving TUC and ENSERCH Corporation and the transactions contemplated therein, including as described in the accompanying Joint Proxy Statement/Prospectus, the merger of a wholly owned subsidiary of TUC Holding Company with and into TUC (the "TUC Merger"), as a result of which TUC will become a wholly owned subsidiary of TUC Holding Company. At the effective time of the TUC Merger, TUC Holding Company will change its name to Texas Utilities Company and the outstanding shares of TUC common stock will be converted into shares of TUC Holding Company common stock on a one-for-one basis.

  The Board of Directors has fixed the close of business on September 17, 1996 as the time as of which shareholders entitled to notice of, and to vote at, the meeting and any adjournments and postponements thereof shall be determined.

  WHETHER OR NOT YOU WILL BE ABLE TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY. NO POSTAGE NEED BE AFFIXED TO THE REPLY ENVELOPE WHICH IS ENCLOSED HEREWITH FOR YOUR CONVENIENCE IF IT IS MAILED IN THE UNITED STATES.

                                          James H. Scott
                                          Secretary

                            [LETTERHEAD OF ENSERCH]

Dear ENSERCH Corporation Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of ENSERCH Corporation ("ENSERCH") which will be held at 301 South Harwood Street, Dallas, Texas, on November 15, 1996. The meeting will start at 2:00 p.m. local time.

  At this important meeting, the holders of ENSERCH common stock will be asked to approve (a) an Amended and Restated Agreement and Plan of Merger (the "Plan of Merger") pursuant to which (i) holders of ENSERCH common stock and holders of Texas Utilities Company, a Texas corporation ("TUC"), common stock will become holders of common stock of TUC Holding Company, a Texas corporation (the "Company"), upon completion of the mergers of two wholly owned subsidiaries of the Company with and into ENSERCH and TUC, respectively (the "Mergers"), and (ii) other transactions will be effected as noted below, and
(b) a proposal to amend the Restated Articles of Incorporation of ENSERCH to change the par value of ENSERCH common stock from $4.45 per share to $.01 per share (the "ENSERCH Articles Amendment") in order to facilitate the Distribution (as defined below).

  In the Mergers, ENSERCH will become a wholly owned subsidiary of the Company (the name of which will be changed to Texas Utilities Company in connection with the Mergers), and the shares of ENSERCH common stock will be converted into Company common stock. The Plan of Merger further contemplates that immediately prior to the Mergers, Enserch Exploration, Inc. ("EEX"), a Texas corporation approximately 83% of whose outstanding shares of common stock are currently directly or indirectly owned by ENSERCH, will merge (the "Preliminary Merger") with and into Lone Star Energy Plant Operations, Inc. ("LSEPO"), a Texas corporation indirectly wholly owned by ENSERCH. LSEPO is to be the surviving corporation in the Preliminary Merger, in which its name will be changed to Enserch Exploration, Inc. ("New EEX"). Prior to the consummation of the Mergers, ENSERCH is to distribute to the holders of ENSERCH common stock, on a pro rata basis, ENSERCH's entire interest in New EEX (the "Distribution").

  The accompanying Joint Proxy Statement/Prospectus discusses the Mergers, the Distribution and the ENSERCH Articles Amendment in detail. You are urged to read the Joint Proxy Statement/Prospectus and the Annexes thereto in their entirety.

  THE BOARD OF DIRECTORS OF ENSERCH BELIEVES THAT THE MERGERS, THE DISTRIBUTION AND THE ENSERCH ARTICLES AMENDMENT ARE IN THE BEST INTERESTS OF ENSERCH AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PLAN OF MERGER (INCLUDING THE DISTRIBUTION AND OTHER TRANSACTIONS CONTEMPLATED THEREIN) AND FOR THE ARTICLES AMENDMENT. The Board of Directors believes that the transactions contemplated by the Plan of Merger will benefit the holders of ENSERCH common stock by (i) providing a significant near term increase in shareholder value, (ii) unlocking the value of EEX by allowing it to operate as an independent company, (iii) providing for continued participation in ENSERCH and TUC as a combined enterprise with greater financial strength and enhanced business prospects, (iv) allowing ENSERCH and TUC to provide improved, more diversified, comprehensive and convenient service, and (v) permitting ENSERCH and TUC to achieve greater operating efficiencies than they could as separate enterprises.

  Approval of the Plan of Merger by the holders of ENSERCH and TUC common stock are conditions to the consummation of the Distribution and the Mergers. If the Plan of Merger is approved by the holders of ENSERCH and TUC common stock, the Distribution and the Mergers will be consummated only after certain regulatory approvals have been obtained and certain other conditions are satisfied or waived. It is anticipated that this will occur in late 1996.

  Approval of the Plan of Merger and the ENSERCH Articles Amendment will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of ENSERCH common stock on each of the proposals. Under Texas law, in determining whether the requisite number of affirmative votes has been cast, abstentions and broker non-votes will have the same effect as votes cast against each proposal. Your vote is important no matter how many shares you hold.

  Even if you plan to attend the meeting, we urge you to mark, sign and date the enclosed proxy and return it promptly in the enclosed envelope. You have the option to revoke it at any time, or to vote your shares personally on request if you attend the meeting.

                                          Sincerely,

                                          [SIGNATURE OF DAVID W. BIEGLER]

                                          David W. Biegler
                                          Chairman and President,
                                          Chief Executive Officer

               NOTICE OF SPECIAL MEETING OF ENSERCH SHAREHOLDERS

To the Common Shareholders of ENSERCH Corporation:

  NOTICE IS HEREBY GIVEN that a Special Meeting of the Common Shareholders of ENSERCH Corporation ("ENSERCH") will be held at 301 South Harwood Street, Dallas, Texas on November 15, 1996 at 2:00 p.m. local time, for the following purposes:

    1. To consider and vote upon a proposal to approve an Amended and Restated Agreement and Plan of Merger involving ENSERCH Corporation ("ENSERCH"), Texas Utilities Company, a Texas corporation ("TUC"), and TUC Holding Company, a Texas corporation (the "Company"), and the transactions contemplated therein, including as described in the accompanying Joint Proxy Statement/Prospectus, (i) the merger of wholly owned subsidiaries of the Company with and into ENSERCH and TUC, respectively, as the result of which ENSERCH and TUC will become wholly owned subsidiaries of the Company and the outstanding shares of TUC common stock and ENSERCH common stock will be converted into shares of common stock of the Company (the "Mergers") and (ii) immediately prior to the Mergers, the distribution to the shareholders of ENSERCH on a pro rata basis of ENSERCH's entire interest in Enserch Exploration, Inc., a Texas corporation ("New EEX"), the surviving corporation of the proposed merger of existing Enserch Exploration, Inc. with and into Lone Star Energy Plant Operations, Inc., a Texas corporation and a wholly owned subsidiary of ENSERCH (the "Distribution").

    2. To consider and vote upon a proposal to amend the Restated Articles of Incorporation of ENSERCH to change the par value of ENSERCH common stock from $4.45 per share to $.01 per share in order to facilitate the Distribution.

  The Board of Directors has fixed the close of business on September 20, 1996, as the record date for the determination of the holders of ENSERCH common stock entitled to notice of and to vote at the meeting and any adjournments and postponements thereof. A form of proxy and a Joint Proxy Statement/Prospectus accompany this Notice of Special Meeting. The proxy covers all of the shares of ENSERCH common stock held by you directly and all of the shares participating in the ENSERCH Dividend Reinvestment Plan.

PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors,

                                          Michael G. Fortado
                                          Vice President and Corporate
                                           Secretary

September 23, 1996

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION DATED SEPTEMBER 20, 1996

                           JOINT PROXY STATEMENT FOR

                          TEXAS UTILITIES COMPANY AND
                              ENSERCH CORPORATION

                                  -----------

                                 PROSPECTUS FOR
                        TUC HOLDING COMPANY COMMON STOCK

     SPECIAL MEETING OF SHAREHOLDERS OF TEXAS UTILITIES COMPANY TO BE HELD
                              ON NOVEMBER 15, 1996

 SPECIAL MEETING OF SHAREHOLDERS OF ENSERCH CORPORATION TO BE HELD ON NOVEMBER
                                    15, 1996

  This Joint Proxy Statement/Prospectus relates to an Amended and Restated Agreement and Plan of Merger, dated as of April 13, 1996 (the "Plan of Merger"), among Texas Utilities Company, a Texas corporation ("TUC"), ENSERCH Corporation, a Texas corporation ("ENSERCH"), and TUC Holding Company, a Texas corporation (the "Company"), 50% of whose capital stock is owned by TUC and 50% of whose capital stock is owned by ENSERCH. The Plan of Merger provides for, among other things, (i) the merger of TUC Merger Corp., a Texas corporation and a wholly owned subsidiary of the Company, with and into TUC (the "TUC Merger"),
(ii) the merger of Enserch Merger Corp., a Texas corporation and a wholly owned subsidiary of the Company, with and into ENSERCH (the "ENSERCH Merger"), and
(iii) immediately prior to the ENSERCH Merger, the merger (the "Preliminary Merger") of Enserch Exploration, Inc., an approximately 83% owned subsidiary of ENSERCH ("EEX"), with and into Lone Star Energy Plant Operations, Inc. ("LSEPO"), a wholly owned subsidiary of ENSERCH whose name is to be changed to Enserch Exploration, Inc. ("New EEX") in the Preliminary Merger, and the subsequent distribution to the holders of common stock of ENSERCH ("ENSERCH Common Stock") on a pro rata basis (the "Distribution") of ENSERCH's entire interest in New EEX. The ENSERCH Merger and the TUC Merger are referred to herein, collectively, as the "Mergers." This Joint Proxy Statement/Prospectus is being furnished to holders of outstanding shares of common stock of TUC ("TUC Common Stock") in connection with the solicitation of proxies by TUC's Board of Directors (the "TUC Board") for use at the special meeting of holders of TUC Common Stock to be held at the Harvey Hotel/Downtown, Live Oak and Olive Streets, Dallas, Texas, at 9:30 a.m., local time, on November 15, 1996, and any adjournments or postponements thereof (the "TUC Meeting"), and to the holders of outstanding shares of ENSERCH Common Stock in connection with the solicitation of proxies by ENSERCH's Board of Directors (the "ENSERCH Board") for use at the special meeting of holders of ENSERCH Common Stock to be held at 301 South Harwood Street, Dallas, Texas, at 2:00 p.m. local time, on November 15, 1996, and any adjournments and postponements thereof (the "ENSERCH Meeting"). This Joint Proxy Statement/Prospectus also relates to an amendment of the Articles of Incorporation of ENSERCH to reduce the par value of ENSERCH Common Stock from $4.45 per share to $.01 per share (the "ENSERCH Articles Amendment") in order to facilitate the Distribution. This Joint Proxy Statement/Prospectus also constitutes the prospectus of the Company filed under the Securities Act of 1933, as amended (the "Securities Act"), to cover the issuance of Company Common Stock in the Mergers and the Conversion (as defined below). See "Available Information."

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

  The date of this Joint Proxy Statement/Prospectus is September 23, 1996. This Joint Proxy Statement/Prospectus is first being mailed to the shareholders of TUC and the shareholders of ENSERCH on or about October 1, 1996.

MERGER RELATED MATTERS

  Upon consummation of the Mergers, pursuant to the Plan of Merger:

  . Each issued and outstanding share of TUC Common Stock (other than any shares of TUC Common Stock owned by TUC, any subsidiary of TUC, ENSERCH or any subsidiary of ENSERCH, all of which will be cancelled without consideration and will cease to exist) will be converted into one share of common stock of the Company ("Company Common Stock").

  . Each issued and outstanding share of ENSERCH Common Stock, together with the associated right (the "ENSERCH Rights") to purchase, in certain specified circumstances, interests in ENSERCH voting preference stock and in other specified circumstances, shares of ENSERCH Common Stock, pursuant to the terms of the Rights Agreement between ENSERCH and Harris Trust Company of New York, as Rights Agent thereunder, dated as of March 26, 1996 (the "ENSERCH Rights Agreement") (other than any shares of ENSERCH Common Stock owned by ENSERCH, any subsidiary of ENSERCH, TUC or any subsidiary of TUC, all of which will be cancelled without consideration and will cease to exist), will be converted into that fraction of a share of Company Common Stock obtained by dividing $8.00 by the average closing sales price of TUC Common Stock as reported on the New York Stock Exchange Consolidated Transactions Tape on each of the 15 consecutive trading days preceding the fifth trading day prior to the consummation of the Mergers (the "Average TUC Price"); provided, however, in no event will the Average TUC Price be deemed to be less than $35.625 or more than $43.625.

  . Each share of capital stock of the Company issued and outstanding immediately prior to the Mergers will be surrendered and cancelled without consideration, and will cease to exist.

  Upon consummation of the Mergers, each certificate representing shares of TUC Common Stock issued and outstanding immediately prior to the TUC Merger will be deemed to represent an equal number of shares of Company Common Stock and each certificate representing shares of ENSERCH Common Stock issued and outstanding immediately prior to the Mergers will represent instead the shares of Company Common Stock (and cash in lieu of a fractional share, if any) into which those issued and outstanding shares will be converted pursuant to the Plan of Merger. Based upon the Average TUC Price which would have been applicable had the Mergers been consummated on April 12, 1996 and the number of shares of TUC Common Stock and ENSERCH Common Stock outstanding on such date, each ENSERCH shareholder would have received pursuant to the Mergers
0.20 of a share of Company Common Stock for each share of ENSERCH Common Stock held by such shareholder and TUC and ENSERCH shareholders would hold approximately 94.3 percent and 5.7 percent, respectively, of the 239,571,542 aggregate number of shares of Company Common Stock that would have been outstanding immediately after consummation of the Mergers. See "The Plan of Merger--The Mergers."

  The Distribution is expected to result in each holder of ENSERCH Common Stock receiving a distribution of approximately 1.5 shares of New EEX common stock, par value $.01 per share ("New EEX Common Stock"), for each share of ENSERCH Common Stock held by such shareholder. Each share of adjustable rate cumulative preferred stock of ENSERCH (the "ENSERCH Preferred Stock") issued and outstanding at the time of the Mergers shall be unchanged in and remain outstanding after the Mergers. See "The Mergers--The Preliminary Merger and the Distribution."

  Notice to Holders of ENSERCH Common Stock: Holders of ENSERCH Common Stock whose holdings of New EEX Common Stock immediately following the Distribution exceed $15 million may be subject to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See "The Mergers--The Preliminary Merger and the Distribution."

  All information herein with respect to TUC and its subsidiaries has been furnished by TUC, all information herein with respect to ENSERCH and its subsidiaries has been furnished by ENSERCH and all information with respect to the Company and its subsidiaries has been furnished by the Company.

                             AVAILABLE INFORMATION

  TUC, ENSERCH and EEX are, and the Company will become, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the Securities and Exchange Commission ("SEC") at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may also be obtained from the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, any such material and other information concerning TUC, ENSERCH and EEX can be inspected at the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605 and, with respect to TUC, can be inspected at The Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104. Certain of such materials filed by TUC, ENSERCH or EEX are also available at the SEC's site on the World Wide Web at http://www.sec.gov.

  The Company has filed with the SEC under the Securities Act a Registration Statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with respect to the shares of Company Common Stock issuable in the Mergers and upon conversion (the "Conversion") of ENSERCH's outstanding 6 3/8% Convertible Subordinated Debentures Due 2002 (the "Convertible Debentures"). This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC. The Registration Statement is available for inspection and copying as set forth above. Summaries of the contracts and other documents referred to herein are summaries of the material provisions thereof and are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement.

                          INCORPORATION BY REFERENCE

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM, IN THE CASE OF DOCUMENTS RELATING TO TUC, MR. JAMES H. SCOTT, SECRETARY, ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201, TELEPHONE (214) 812-4600; AND, IN THE CASE OF DOCUMENTS RELATING TO ENSERCH OR EEX, MR. MICHAEL G. FORTADO, VICE PRESIDENT AND CORPORATE SECRETARY, 300 SOUTH ST. PAUL STREET, DALLAS, TEXAS 75201, TELEPHONE (214) 670-2649.

  TUC and ENSERCH hereby undertake to provide without charge to each person, including any beneficial owner of TUC Common Stock, ENSERCH Common Stock or Convertible Debentures to whom a copy of this Joint Proxy Statement/Prospectus has been delivered, upon the written or oral request of such person, a copy (without exhibits, except those specifically incorporated by reference) of any and all of the documents referred to below which have been or may be incorporated in this Joint Proxy Statement/Prospectus by reference. Requests for such documents should be directed to the persons indicated above.

  The following documents, previously filed by TUC (File No. 1-3591), ENSERCH (File No. 1-3183) and EEX (File No. 1-11413) with the SEC pursuant to the Exchange Act, are hereby incorporated by reference:

    1. TUC Annual Report on Form 10-K for the year ended December 31, 1995 (the "TUC 1995 Form 10-K");

    2. TUC Quarterly Report on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 (the "TUC 1996 Forms 10-Q");

    3. TUC Current Report on Form 8-K dated April 13, 1996;

    4. TUC Proxy Statement for the 1996 Annual Meeting of Shareholders held on May 17, 1996;

    5. ENSERCH Annual Report on Form 10-K for the year ended December 31, 1995 (the "ENSERCH 1995 Form 10-K");

    6. ENSERCH Quarterly Report on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 (the "ENSERCH 1996 Forms 10-Q");

    7. ENSERCH Current Reports on Form 8-K dated April 13, 1996;

    8. ENSERCH Current Report on Form 8-K dated April 16, 1996;

    9. ENSERCH Current Report on Form 8-K dated May 26, 1995 (the "ENSERCH 1995 Form 8-K");

    10. ENSERCH Current Report on Form 8-K dated July 31, 1996;

    11. ENSERCH Current Report on Form 8-K dated September 20, 1996 (the "ENSERCH September 1996 Form 8-K");

    12. ENSERCH Proxy Statement for the 1996 Annual Meeting of Shareholders held on May 14, 1996;

    13. EEX Annual Report on Form 10-K for the year ended December 31, 1995 (the "EEX 1995 Form 10-K");

    14. EEX Quarterly Report on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 (the "EEX 1996 Forms 10-Q");

    15. EEX Current Report on Form 8-K dated June 8, 1995 (the "EEX 1995 Form 8-K");

    16. EEX Current Report on Form 8-K dated April 13, 1996;

    17. EEX Current Report on Form 8-K dated July 31, 1996; and

    18. EEX Proxy Statement for the Annual Meeting of Shareholders held on May 14, 1996.

  All documents filed by TUC, ENSERCH and EEX pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION....................................................   3
INCORPORATION BY REFERENCE...............................................   4
TABLE OF CONTENTS........................................................   6
SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS..............................   9
  The Parties............................................................   9
  Special Meetings.......................................................  10
  Required Vote..........................................................  10
  The Mergers............................................................  11
  Conversion Ratios......................................................  11
  Exchange of Stock Certificates.........................................  11
  Background.............................................................  12
  The Distribution.......................................................  12
  Reasons for the Mergers................................................  12
  Recommendations of the Boards of Directors.............................  12
  Opinions of Investment Bankers.........................................  13
  Conflicts of Interest of Certain Persons in the Mergers; Management
   Following the Mergers.................................................  13
  Conditions to the Mergers..............................................  14
  Stock Option Agreement.................................................  14
  Rights to Terminate, Amend or Waive Conditions.........................  15
  Certain Tax Consequences of the Mergers................................  15
  Management and Operations After the Mergers............................  16
  Regulatory Matters.....................................................  16
  Accounting Treatment...................................................  16
  No Dissenters' Rights..................................................  17
  Comparison of Shareholder Rights.......................................  17
  The ENSERCH Articles Amendment.........................................  17
COMPARATIVE PER SHARE DATA...............................................  18
SELECTED HISTORICAL TUC AND PRO FORMA COMPANY FINANCIAL DATA.............  19
SELECTED HISTORICAL FINANCIAL DATA OF ENSERCH............................  21
PRO FORMA FINANCIAL INFORMATION OF ENSERCH WITH NEW EEX PRESENTED AS A
 DISCONTINUED OPERATION..................................................  22
SELECTED PRO FORMA FINANCIAL DATA OF ENSERCH BUSINESS TO BE MERGED.......  23
SELECTED PRO FORMA FINANCIAL DATA OF NEW EEX.............................  24
COMPARATIVE PER SHARE PRICES OF TUC, ENSERCH AND EEX.....................  26
MEETINGS, VOTING AND PROXIES.............................................  27
  TUC Meeting............................................................  27
  ENSERCH Meeting........................................................  28
THE MERGERS..............................................................  30
  Background of the Mergers..............................................  30
  The Preliminary Merger and the Distribution............................  35
  Reasons for the Mergers................................................  37
  Recommendations of the Boards of Directors.............................  38
  Opinions of Financial Advisors.........................................  40
  Conflicts of Interest of Certain Persons in the Mergers................  48
  Certain Arrangements Regarding Management Following the Mergers........  49
  Employment Agreements..................................................  49

                                                                            PAGE
                                                                            ----
  Retention Bonus Arrangements.............................................  50
  Change-in-Control Agreements and Other Arrangements......................  51
  Certain United States Federal Income Tax Consequences....................  53
  Accounting Treatment.....................................................  55
  No Dissenters' Rights....................................................  55
  Dividend Policy..........................................................  55
  Stock Exchange Listing of Company Common Stock...........................  56
  Federal Securities Law Consequences......................................  56
REGULATORY MATTERS.........................................................  57
  Antitrust Considerations.................................................  57
  Tax Matters..............................................................  57
  Public Utility Holding Company Act of 1935...............................  57
  Texas Railroad Commission Review.........................................  58
  Other Regulatory Matters.................................................  58
THE PLAN OF MERGER.........................................................  59
  The Mergers..............................................................  59
  Representations and Warranties...........................................  61
  Certain Covenants........................................................  61
  No Solicitation of Transactions..........................................  63
  Indemnification..........................................................  64
  Employee Benefit Matters.................................................  64
  ENSERCH Notes............................................................  64
  Conditions to the Mergers................................................  65
  Termination; Termination Fees and Expenses...............................  65
  Expenses.................................................................  66
  Amendment and Waiver.....................................................  66
THE STOCK OPTION AGREEMENT.................................................  67
  General..................................................................  67
RELATIONSHIPS BETWEEN THE PARTIES..........................................  69
  Prior to the Mergers.....................................................  69
  Following the Mergers....................................................  69
THE ENSERCH ARTICLES AMENDMENT.............................................  71
DESCRIPTION OF COMPANY CAPITAL STOCK.......................................  73
  General..................................................................  73
  Company Common Stock.....................................................  73
  Company Preference Stock.................................................  73
DESCRIPTION OF NEW EEX CAPITAL STOCK.......................................  74
  General..................................................................  74
  New EEX Common Stock.....................................................  74
  New EEX Preferred Stock..................................................  74
COMPARISON OF SHAREHOLDER RIGHTS...........................................  75
PRO FORMA FINANCIAL INFORMATION OF THE COMPANY.............................  81
PRO FORMA FINANCIAL INFORMATION OF ENSERCH BUSINESS TO BE MERGED...........  88
SELECTED INFORMATION CONCERNING TUC, ENSERCH AND NEW EEX...................  95
  Business of TUC..........................................................  95
  Business of ENSERCH......................................................  96
  Business of New EEX......................................................  99

                                                                         PAGE
                                                                        ------
MANAGEMENT AND OPERATIONS FOLLOWING THE MERGERS........................    101
EXPERTS................................................................    101
LEGAL MATTERS..........................................................    102
SHAREHOLDER PROPOSALS..................................................    102
ANNEX IAmended and Restated Plan of Merger.............................    I-1
ANNEX IIStock Option Agreement.........................................   II-1
ANNEX IIIFairness Opinion of Barr Devlin & Co. Incorporated............  III-1
ANNEX IVFairness Opinion of Morgan Stanley & Co. Incorporated..........   IV-1
ANNEX VEmployment Agreement of David W. Biegler........................    V-1
ANNEX VIEmployment Agreement of Michael E. Rescoe......................   VI-1
ANNEX VIIEmployment Agreement of William T. Satterwhite................  VII-1
ANNEX VIIIRestated Articles of Incorporation of TUC Holding Company.... VIII-1
ANNEX IXRestated Bylaws of TUC Holding Company.........................   IX-1
ANNEX XENSERCH Articles Amendment......................................    X-1
ANNEX XIRestated Articles of Incorporation of Lone Star Energy Plant
 Operations, Inc. .....................................................   XI-1
ANNEX XIIBylaws of Lone Star Energy Plant Operations, Inc. ............  XII-1

                  SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS

   The following is a summary of the material terms and conditions of the Mergers and related information. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information appearing in this Joint Proxy Statement/Prospectus, in the Annexes hereto and in the documents incorporated herein by reference. Shareholders are urged to read this Joint Proxy Statement/Prospectus and the Annexes in their entirety.

THE PARTIES

   TUC. TUC, a Texas corporation, is a holding company whose principal subsidiary, Texas Utilities Electric Company ("TU Electric"), is an operating public utility company engaged in the generation, purchase, transmission, distribution and sale of electric energy in the north central, eastern and western portions of Texas, an area with a population estimated at 5,820,000. Two other subsidiaries of TUC are engaged directly or indirectly in public utility operations: (i) Southwestern Electric Service Company ("SESCO"), which is engaged in the purchase, transmission, distribution and sale of electric energy in ten counties in the eastern and central parts of Texas, with a population estimated at 125,000, and (ii) Texas Utilities Australia Pty. Ltd., which in 1995 acquired the common stock of Eastern Energy Limited ("Eastern Energy"), a company engaged in the purchase, distribution and sale of electric energy to approximately 475,000 customers in the Melbourne area of Australia. Neither SESCO nor Eastern Energy generates any electricity. TUC also has seven other wholly owned subsidiaries which perform specialized functions within the TUC system. See "Selected Information concerning TUC and ENSERCH--Business of TUC" The principal executive offices of TUC are located in Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201.

   ENSERCH. ENSERCH, a Texas corporation, is an integrated company focused on natural gas. Its major business segments are natural gas and oil exploration and production; natural gas pipeline and gathering, processing and marketing ("GPM"); natural gas distribution, and power generation. Through these business segments, ENSERCH is engaged in (i) exploring for, developing, producing and marketing natural gas and oil primarily in the United States, (ii) owning and operating interconnected natural gas transmission lines, underground storage reservoirs, compressor stations and related properties in Texas; gathering and processing natural gas to remove impurities and extract liquid hydrocarbons for sale in Texas, and the wholesale and retail marketing of natural gas in several areas of the United States, (iii) owning and operating some 550 local gas utility distribution systems in Texas, and (iv) developing, financing and operating electric power generating plants and cogeneration facilities worldwide and operating thermal energy plants for large building complexes, such as universities and medical centers, in Texas. The principal executive offices of ENSERCH are located at 300 South St. Paul Street, Dallas, Texas 75201.

   Company. The Company, a Texas corporation, was created to become a holding company for TUC, ENSERCH and their respective subsidiaries following the Mergers. See "The Company Following the Mergers." It has, and prior to the Mergers will have, no operations except as contemplated by the Plan of Merger. See "The Plan of Merger." As of the date of this Joint Proxy Statement/Prospectus, 50% of the outstanding stock of the Company is owned by TUC and 50% of the outstanding stock of the Company is owned by ENSERCH. The principal executive offices of the Company are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201.

   LSEPO. LSEPO is a wholly owned subsidiary of ENSERCH. LSEPO, under long term contracts, operates and maintains three cogeneration facilities. Although LSEPO will be the corporation that survives the Preliminary Merger, its name will be changed to Enserch Exploration, Inc. in the Preliminary Merger.

   EEX. EEX is engaged in the exploration for and the development, production and sale of natural gas and crude oil. The business of EEX has been in existence since 1918. EEX is one of the largest independent exploration and production companies in the United States, with a reserve base of 1,792 billion cubic feet of natural gas equivalent ("Bcfe") at January 1, 1996, as estimated by DeGoyler & McNaughton, independent petroleum consultants. Approximately 75% of these reserves on an energy equivalent basis consist of natural gas. EEX has grown through exploration, development and acquisition activities concentrated in major production basins located offshore in the Gulf of Mexico and onshore in East Texas, North Central Texas and the U.S. Gulf Coast. The principal executive offices of EEX are located at Energy Square II, 4849 Greenville Avenue, Suite 1500, Dallas, Texas 75206.

SPECIAL MEETINGS

  TUC. At the TUC Meeting, the holders of TUC Common Stock will be asked to consider and vote upon a proposal to approve the Plan of Merger. See "Meetings, Voting and Proxies--TUC Meeting."

  The TUC Meeting is scheduled to be held at the Harvey Hotel/Downtown, Live Oak and Olive Streets, Dallas, Texas, at 9:30 a.m. local time, on November 15, 1996. The TUC Board has fixed the close of business on September 17, 1996 as the record date (the "TUC Record Date") for the determination of holders of TUC Common Stock entitled to notice of, and to vote at, the TUC Meeting.

  The TUC Board has unanimously approved and adopted the Plan of Merger and recommends that holders of TUC Common Stock vote FOR approval of the Plan of Merger.

  ENSERCH. At the ENSERCH Meeting, the holders of ENSERCH Common Stock, voting as a class, will be asked to consider and vote upon a proposal to approve the Plan of Merger and a proposal to approve the ENSERCH Articles Amendment. See "Meetings, Voting and Proxies--ENSERCH Meeting."

  The ENSERCH Meeting is scheduled to be held at 301 South Harwood Street, Dallas, Texas, at 2:00 p.m. local time, on November 15, 1996. The ENSERCH Board has fixed the close of business on September 20, 1996 as the record date (the "ENSERCH Record Date") for the determination of holders of ENSERCH Common Stock entitled to notice of, and to vote at, the ENSERCH Meeting.

  The ENSERCH Board, by a vote of eight of the nine directors in favor and with Mr. Biegler abstaining, has approved and adopted the Plan of Merger and recommends that holders of ENSERCH Common Stock vote FOR approval of the Plan of Merger.

  The ENSERCH Board has unanimously approved the ENSERCH Articles Amendment and recommends that holders of ENSERCH Common Stock vote FOR approval of the ENSERCH Articles Amendment.

REQUIRED VOTE

  The affirmative vote of the holders of two-thirds of the votes entitled to be cast by the holders of outstanding shares of TUC Common Stock and ENSERCH Common Stock, respectively, is required for the approval of the Plan of Merger. The affirmative vote of the holders of two-thirds of the votes entitled to be cast by holders of outstanding shares of ENSERCH Common Stock is required for approval of the ENSERCH Articles Amendment. UNDER APPLICABLE TEXAS LAW, IN DETERMINING WHETHER THE REQUISITE NUMBER OF AFFIRMATIVE VOTES HAS BEEN CAST ON EACH OF THE PROPOSALS, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES CAST AGAINST EACH PROPOSAL. On the TUC Record Date, 224,602,557 shares of TUC Common Stock were outstanding and entitled to vote. As of the TUC Record Date, directors, executive officers and affiliates of TUC beneficially owned less than 1% of the issued and outstanding shares of TUC Common Stock. See "Meetings, Voting and Proxies--TUC Meeting." On the ENSERCH Record Date, 69,527,645 shares of ENSERCH Common Stock were outstanding and entitled to vote. As of the ENSERCH Record Date, directors, executive officers and affiliates of ENSERCH beneficially owned approximately 1.4% of the issued and outstanding shares of ENSERCH Common Stock. See "Meetings, Voting and Proxies-- ENSERCH Meeting."

THE MERGERS

  The Plan of Merger provides, immediately after the Preliminary Merger and the Distribution, for (i) the merger of TUC Merger Corp. with and into TUC in the TUC Merger; (ii) the merger of Enserch Merger Corp. with and into ENSERCH in the ENSERCH Merger; (iii) the cancellation of any shares of TUC Common Stock owned by TUC, any subsidiary of TUC, ENSERCH or any subsidiary of ENSERCH; (iv) the cancellation of any shares of ENSERCH Common Stock owned by ENSERCH, any subsidiary of ENSERCH, TUC or any subsidiary of TUC; (v) the conversion of all issued and outstanding shares of TUC Common Stock (except shares which are cancelled) into shares of Company Common Stock; (vi) the conversion of all issued and outstanding shares of ENSERCH Common Stock (except shares which are cancelled) into shares of Company Common Stock (and cash in lieu of fractional shares, if any); and (vii) the cancellation of all shares of capital stock of the Company which are issued and outstanding immediately prior to the Mergers. As a result, holders of TUC Common Stock and holders of ENSERCH Common Stock will become holders of Company Common Stock and TUC and ENSERCH will become wholly owned subsidiaries of the Company. See "The Plan of Merger--The Mergers."

  Pursuant to the Plan of Merger, articles of merger complying with the requirements of the Texas Business Corporation Act ("TBCA") will be executed by TUC and TUC Merger Corp., and by ENSERCH and Enserch Merger Corp., respectively, and filed with the Secretary of State of Texas on the second business day following the satisfaction or waiver of all conditions to the Mergers, or at such other time as TUC and ENSERCH shall agree. The TUC Merger and the ENSERCH Merger shall become effective simultaneously at the time the Secretary of State of Texas issues certificates of merger in respect of the Mergers. The "Effective Time" shall mean the time and date that the TUC Merger and the ENSERCH Merger become effective. See "The Plan of Merger--The Mergers."

CONVERSION RATIOS

  Each share of TUC Common Stock outstanding immediately prior to the Effective Time will, upon consummation of the TUC Merger, be automatically converted into one share of Company Common Stock. Each share of ENSERCH Common Stock outstanding immediately prior to the Effective Time will, upon consummation of the ENSERCH Merger, be converted into that number of shares of Company Common Stock obtained by dividing $8.00 by the Average TUC Price; provided, however, in no event will the Average TUC Price be deemed to be less than $35.625 or more than $43.625. Fractional shares of Company Common Stock will not be issued, except to participants in the ENSERCH Dividend Reinvestment Plan and participants in the TUC Dividend Reinvestment and Common Stock Purchase Plan. In lieu of fractional shares, holders of ENSERCH Common Stock will receive cash. The ratio for converting TUC Common Stock into Company Common Stock (the "TUC Conversion Ratio") and the ratio for converting ENSERCH Common Stock into Company Common Stock (the "ENSERCH Conversion Ratio") are together referred to herein as the "Conversion Ratios". See "The Plan of Merger--Consummation of the Mergers."

EXCHANGE OF STOCK CERTIFICATES

  As soon as practicable after the Effective Time, Harris Trust Company of New York (the "Exchange Agent") will mail transmittal instructions to each holder of record of shares of ENSERCH Common Stock at the Effective Time, advising the shareholder of the procedure for surrendering certificates (the "ENSERCH Certificates") representing ENSERCH Common Stock in exchange for certificates representing Company Common Stock. Holders of certificates that prior to the Effective Time represented shares of ENSERCH Common Stock will not be entitled to receive any payment of dividends or other distributions on or a cash payment for any fractional shares of Company Common Stock until such certificates are surrendered for exchange. ENSERCH Certificates should not be surrendered until a form of letter of transmittal and instructions therefor are received from the Exchange Agent.

  Certificates representing TUC Common Stock at the Effective Time will be deemed to represent an equal number of shares of Company Common Stock and there will be no need for the holders of TUC Common Stock to exchange their certificates. See "The Plan of Merger--The Mergers."

BACKGROUND

  For a description of the background of the Mergers, see "The Mergers-- Background of the Mergers."

THE DISTRIBUTION

  The Plan of Merger provides that immediately prior to the consummation of the Mergers, EEX is to be merged with and into LSEPO pursuant to the terms of the Preliminary Merger. In the Preliminary Merger, LSEPO is to change its name to Enserch Exploration, Inc. Subsequent to the Preliminary Merger and immediately prior to the consummation of the Mergers, all of the outstanding shares of New EEX Common Stock owned by ENSERCH are to be distributed pro rata to the holders of ENSERCH Common Stock pursuant to an agreement and plan of distribution to be entered into among ENSERCH, New EEX and the Company (the "Distribution Agreement"). It is expected that approximately 1.5 shares of New EEX Common Stock will be distributed for each share of ENSERCH Common Stock. Cash is to be distributed in lieu of fractional shares of New EEX Common Stock. The New EEX Common Stock is to be listed on the NYSE. See "The Mergers--The Preliminary Merger and the Distribution."

REASONS FOR THE MERGERS

  TUC. The TUC Board believes that the Mergers offer significant strategic and financial benefits to TUC, ENSERCH and their respective shareholders and customers by creating a stronger company with expertise in both electric and gas utility operations that is able to offer its customers enhanced service options, maintain competitive rates, efficiently pursue non-utility operations, and take advantage of complementary operational functions as well as reduced administrative costs, in order to participate effectively in the increasingly competitive utilities industry. See "The Mergers--Reasons for the Mergers."

  ENSERCH. The ENSERCH Board believes the ENSERCH Merger and the Distribution offer significant benefits to ENSERCH and ENSERCH shareholders by providing a significant near term increase in shareholder value, unlocking the value of EEX as an independent entity and providing an opportunity for ENSERCH and TUC to pursue a competitive total energy services strategy and capture greater operating efficiencies in times of increased competition resulting from the continuing deregulation of the utilities industry. See "The Mergers--Reasons for the Mergers."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  TUC. The TUC Board unanimously approved the Plan of Merger and determined to recommend that the shareholders of TUC vote FOR approval of the Plan of Merger. The TUC Board approved the Plan of Merger after consideration of a number of factors, which are described under the heading "The Mergers--Recommendations of the Board of Directors--TUC." The members of the TUC Board will become directors and, in certain instances, employees of the Company following consummation of the Mergers. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers."

  ENSERCH. The ENSERCH Board, by a vote of eight of the nine directors in favor and with Mr. Biegler abstaining, approved the Plan of Merger and determined to recommend that the shareholders of ENSERCH approve the Plan of Merger. Mr. Biegler abstained because of the possibility that he would be employed by the Company following the Mergers. See "The Mergers--Employment Agreements." The ENSERCH Board approved the Plan of Merger after consideration of a number of reasons and factors, which are described under the headings "The Mergers--Reasons for the Mergers" and "The Mergers-- Recommendations of the Boards of Directors--ENSERCH." Mr. Biegler will become an employee of the Company following consummation of the Mergers and will become entitled to severance benefits as a result of the Mergers. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers."

OPINIONS OF INVESTMENT BANKERS

  TUC has retained Barr Devlin & Co. Incorporated ("Barr Devlin") as its financial advisor in connection with the transactions contemplated by the Plan of Merger and to assist the TUC Board in evaluating the financial terms of the Mergers. See "The Mergers--Background of the Mergers."

  Barr Devlin rendered to the TUC Board its oral opinion on April 13, 1996, which was confirmed by delivery of written opinions dated May 4, 1996 and the date hereof, each to the effect that, as of the date of each such opinion, and based on the procedures and subject to the assumptions described in such opinions, from a financial point of view, the TUC Conversion Ratio is fair to the holders of TUC Common Stock. A copy of the written opinion of Barr Devlin dated the date hereof is attached to this Joint Proxy Statement/Prospectus as Annex III and should be read in its entirety. For a description of the matters considered and assumptions made by Barr Devlin in reaching its opinions and the fees received and to be received by Barr Devlin, see "The Mergers--Opinions of Financial Advisors--TUC" and Annex III.

  ENSERCH has retained Morgan Stanley & Co. Incorporated ("Morgan Stanley") as its financial advisor in connection with the transactions contemplated by the Plan of Merger and to assist ENSERCH's Board in evaluating the financial terms of the Mergers. See "The Mergers--Background of the Mergers."

  On April 13, 1996, Morgan Stanley rendered to ENSERCH's Board an oral opinion to the effect that, as of the date of such opinion and based upon certain matters set forth therein, the ENSERCH Conversion Ratio was fair, from a financial point of view, to the holders of ENSERCH Common Stock. Morgan Stanley has confirmed this opinion by delivery of a written opinion dated the date hereof. The full text of Morgan Stanley's written opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached to this Joint Proxy Statement/Prospectus as Annex IV is hereby incorporated herein by reference and should be read in its entirety. See "The Mergers--Opinions of Financial Advisors--ENSERCH" and Annex IV.

CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGERS; MANAGEMENT FOLLOWING THE MERGERS

  Employment Agreements. TUC has entered into employment agreements with Messrs. D.W. Biegler and W. T. Satterwhite pursuant to which they each will become an officer of TUC. Texas Utilities Services Inc., a wholly owned subsidiary of TUC ("TU Services"), has entered into an employment agreement with Mr. M.E. Rescoe pursuant to which he will become an officer of TU Services. Each of these employment agreements is conditioned upon and will become effective at the time of the closing of the Mergers. The employment agreements will each have a term of two years and will provide for a minimum annual salary--$600,000 in the case of Mr. Biegler, $282,000 in the case of Mr. Satterwhite and $280,000 in the case of Mr. Rescoe. The employment agreements will also provide for the participation by Messrs. Biegler, Satterwhite and Rescoe in all incentive compensation, employee benefit, and fringe benefit programs for which they are eligible by virtue of their employment. The employment agreements of Messrs. Satterwhite and Rescoe also will provide for retention bonus payments. All employment agreements in effect at TUC at the Effective Time will be assigned to, and assumed by, the Company without any change in the terms thereof. See "The Mergers--Conflicts of Interest of Certain Persons in the Mergers--Employment Agreements" and Annexes V, VI and VII.

  Change-in-Control Agreements and Other Arrangements. Under change-in-control agreements entered into by ENSERCH with 32 key employees, including seven executive officers, certain benefits will become payable to such employees if their employment is terminated following the approval of the Plan of Merger by the shareholders of ENSERCH. Under certain benefit plans of ENSERCH, options held by employees of ENSERCH vested and the forfeiture provisions with respect to shares of restricted stock lapsed upon the approval by the ENSERCH Board of the Plan of Merger or will become vested or lapse upon the approval of the Plan of Merger by the shareholders of ENSERCH. See "The Mergers--Change-in-Control Agreements and Other Arrangements."

  Indemnification. To the extent not prohibited by law, all rights of indemnification existing in favor of the employees, agents, directors and officers of ENSERCH and its subsidiaries at the Effective Time will continue in full force and effect for six years from the Effective Time. In addition, for a period of six years from the Effective Time, the Company will maintain the policies of directors' and officers' liability insurance maintained by ENSERCH at the Effective Time. See "The Plan of Merger--Indemnification."

CONDITIONS TO THE MERGERS

  The obligations of TUC and ENSERCH to consummate the Mergers are subject to the satisfaction of certain conditions, including the approval of the Plan of Merger by the shareholders of TUC and ENSERCH, respectively, the absence of any injunction or applicable law or regulation that prevents or prohibits the consummation of the Mergers, the effectiveness of the Registration Statement, the approval of the listing on the NYSE of the shares of Company Common Stock issuable in the Mergers upon official notice of issuance, the receipt of all material governmental approvals and the review of the ENSERCH Merger by the Texas Railroad Commission (unless such review is waived by TUC) and that no such approval or review shall impose a term or condition that would have a material adverse effect, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the receipt of a ruling from the Internal Revenue Service ("IRS") to the effect that the Distribution will result in no taxable gain to ENSERCH or its shareholders, the execution and delivery of the Tax Allocation Agreement and the Tax Assurance Agreement, the consummation of the Distribution, the material accuracy of the representations and warranties of the respective parties set forth in the Plan of Merger, the material performance or waiver of all obligations required to be performed under the Plan of Merger, the receipt by TUC and ENSERCH of officers' certificates from each other stating that the conditions set forth in the Plan of Merger have been satisfied, the absence of any material adverse effect (or facts or circumstances that would have a material adverse effect) on the respective businesses of the parties, the receipt of tax opinions that each of the Mergers will be treated as a tax-free transaction as described in section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the receipt of certain third-party consents. See "Regulatory Matters" and "The Plan of Merger--Conditions to the Mergers."

STOCK OPTION AGREEMENT

  Pursuant to the Stock Option Agreement dated as of April 13, 1996, by and between ENSERCH and TUC (the "Stock Option Agreement"), ENSERCH has granted TUC the right (the "Option"), to purchase, under certain circumstances relating to a Business Combination (as hereinafter defined) proposal by a third party, up to 3,363,570 authorized but unissued shares of ENSERCH Common Stock, subject to adjustment (which represents 4.9% of the shares of ENSERCH Common Stock outstanding on March 31, 1996), at $16.375 per share. The exercise of the Option is subject to certain conditions set forth in the Plan of Merger relating to Business Combination proposals by third parties and rights of termination. See "The Stock Option Agreement--General" and "The Plan of Merger--Termination; Fees and Expenses." In addition, the Stock Option Agreement provides that TUC has the right to require ENSERCH to repurchase from TUC (i) all or any portion of the Option at any time the Option is exercisable at a price that represents the difference between the Market/Offer Price (as hereinafter defined) and the exercise price of the Option and (ii) on or at any time prior to March 31, 1997 (which date may be extended to September 30, 1997, under certain circumstances) all or any portion of any shares purchased pursuant to the Option. See "The Stock Option Agreement--General--Repurchases." Any such amounts payable under the Stock Option Agreement are subject to the $42.5 million aggregate limit on termination fees and reimbursement expenses payable to TUC under certain circumstances in the event that the

Mergers are not consummated. The Stock Option Agreement is intended to increase the likelihood that the Mergers will be consummated in accordance with the terms of the Plan of Merger by discouraging competing offers. See "The Stock Option Agreement."

RIGHTS TO TERMINATE, AMEND OR WAIVE CONDITIONS

  The Plan of Merger may be terminated under certain circumstances, including, by mutual written consent of the TUC and ENSERCH Boards, by any party if the Mergers are not consummated by March 31, 1997 (or by September 30, 1997, if certain regulatory approvals and the tax ruling on the Distribution have not yet been obtained), by any party if the requisite shareholder approvals are not obtained, by any party if a law, order, rule or regulation is issued or adopted that has the effect of prohibiting either Merger or if any final and nonappealable action by a court of competent jurisdiction prohibits either Merger, under certain circumstances, as a result of a third-party tender offer or Business Combination proposal if the Board of Directors of the party receiving the offer or proposal determines in good faith that its fiduciary obligations require accepting the offer or proposal after receiving written advice that such fiduciary duties would require such Board to reconsider its commitment, by a nonbreaching party if there occurs a material breach of the Plan of Merger which is not cured within 20 days after notice, or by either TUC or ENSERCH, if the Board of Directors of the other withdraws or modifies in a manner materially adverse to the other its approval of the Plan of Merger or its recommendation to its shareholders in favor of the Plan of Merger.

  The Plan of Merger requires that certain fees be paid upon termination of the Plan of Merger under certain circumstances. The aggregate termination fees under these provisions may not exceed $42.5 million (including out-of-pocket expenses of up to $15 million and any amounts payable by ENSERCH under the Option). See "The Plan of Merger--Termination; Termination Fees and Expenses."

  The Plan of Merger may be amended by the TUC Board and the ENSERCH Board at any time before or after its approval by the shareholders of TUC and ENSERCH, respectively, and prior to the Effective Time but, after any such approval, no amendment may be made which alters or changes (i) the amount or kind of shares to be received or exchanged for or on the conversion of any class or series of capital stock of TUC or ENSERCH in the Mergers or (ii) the terms or conditions of the Plan of Merger if such alteration or change, alone or in the aggregate, would materially and adversely affect the rights, respectively, of the holders of TUC Common Stock or ENSERCH Common Stock. See "The Plan of Merger--Amendment and Waiver."

  At any time prior to the Effective Time, the time of performance of any obligation or other acts may be extended or any inaccuracies in the representations and warranties or conditions to a party's obligation to consummate the respective Mergers may be waived by the other parties.

CERTAIN TAX CONSEQUENCES OF THE MERGERS

  A condition precedent to consummation of the Mergers is the receipt of opinions of counsel for TUC and ENSERCH, respectively, substantially to the effect that the respective Mergers each will be treated as a tax-free transaction described in section 351 of the Code. A condition to the obligation of TUC to effect the TUC Merger is the receipt by it of an opinion of counsel to the effect that, among other things, no gain or loss for federal income tax purposes will be recognized in the TUC Merger by TUC shareholders whose shares of TUC Common Stock are converted into shares of Company Common Stock. A condition to the obligation of ENSERCH to effect the ENSERCH Merger is the receipt by it of an opinion of counsel to the effect that, among other things, no gain or loss for federal income tax purposes will be recognized in the ENSERCH Merger by ENSERCH shareholders whose shares of ENSERCH Common Stock are converted into shares of Company Common Stock (except with respect to cash received by holders of ENSERCH Common Stock in lieu of fractional shares of Company Common Stock). In addition, it is a condition to the consummation of the Mergers that the IRS shall have issued and not revoked a ruling to the effect that the Distribution will result in no taxable gain or income to ENSERCH or its shareholders. See "The Mergers--Certain United States Federal Income Tax Consequences."

  EACH TUC SHAREHOLDER AND EACH ENSERCH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE RESPECTIVE MERGERS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

MANAGEMENT AND OPERATIONS AFTER THE MERGERS

  Following the Effective Time, the Company will maintain its corporate offices in Dallas, Texas. Each of TUC's operating subsidiaries will continue as direct or indirect wholly owned subsidiaries of the Company and ENSERCH and its subsidiaries (other than New EEX) will continue their respective operations as direct or indirect subsidiaries of the Company. The names of ENSERCH and Lone Star Gas Company will be retained. The business of the Company will be to operate as a holding company for its utility subsidiaries and various non-utility subsidiaries. Concurrently with the Mergers, the Company will change its name to Texas Utilities Company. See "Management and Operations Following the Mergers."

  It is presently anticipated that at or after the Effective Time, the Company will adopt or assume all employee benefit plans in effect at TUC immediately prior to the Effective Time, with modifications to reflect the Mergers as the Company may deem appropriate and the TUC Employees' Thrift Plan will be amended to provide for the issuance and sale of Company Common Stock in lieu of TUC Common Stock and the Dividend Reinvestment Plan of TUC will be merged into the Company's Dividend Reinvestment Plan. The Company will cause ENSERCH to maintain the level of benefits provided to employees and former employees of ENSERCH in effect on April 13, 1996, until such time as the Company shall provide benefits to such employees and former employees on a basis consistent with the provision of benefits provided to other employees and former employees in the TUC system as appropriate. At the Effective Time, the Employee Stock Purchase and Savings Plan of ENSERCH will be amended to provide for the issuance and sale of Company Common Stock in place of ENSERCH Common Stock and the common stock of EEX under such plan. The Dividend Reinvestment Plan of ENSERCH will be merged into the Company Dividend Reinvestment Plan. At the Effective Time, each option which remains outstanding under ENSERCH incentive plans will be converted into an option to purchase Company Common Stock having an equivalent value. See "The Mergers--Certain Arrangements Regarding Management Following the Mergers."

REGULATORY MATTERS

  The approvals of the SEC under the Public Utility Holding Company Act of 1935 (the "1935 Act"), the receipt of a ruling from the IRS with regard to the Distribution and the expiration or termination of the applicable waiting period under the HSR Act are required to consummate the Mergers. In addition, the Texas Railroad Commission, which has jurisdiction over gas utilities in the State of Texas, indicated that it has no opposition to the ENSERCH Merger, that it will rely on existing authority to protect the public interest and ratepayers subject to its jurisdiction, and that there is no hindrance under Texas natural gas utility regulatory law to consummation of the ENSERCH Merger. See "Regulatory Matters."

ACCOUNTING TREATMENT

  The TUC Merger will be accounted for as a combination of companies under common control using historical costs in a manner similar to a pooling of interests; the ENSERCH Merger will be accounted for by the purchase method of accounting. See "The Mergers--Accounting Treatment."

NO DISSENTERS' RIGHTS

  Dissenters' rights are not available to holders of shares of TUC Common Stock or ENSERCH Common Stock in connection with, or as a result of, the matters to be acted upon at the TUC Meeting and the ENSERCH Meeting, respectively. See "The Mergers--No Dissenters' Rights."

COMPARISON OF SHAREHOLDER RIGHTS

  As a result of the TUC Merger, holders of TUC Common Stock will automatically become shareholders of the Company. Because the Company and TUC are both Texas corporations with identical Articles of Incorporation and Bylaws, there will be no change in the rights of TUC shareholders, except that they will not possess the same relative voting power with respect to matters put to a vote of the shareholders of the Company. As a result of the ENSERCH Merger and the Distribution, holders of ENSERCH Common Stock will become shareholders of the Company and New EEX and will have certain different rights as shareholders of the Company and New EEX than they had as shareholders of ENSERCH. For a comparison of the provisions in the Restated Articles of Incorporation and the Bylaws of the Company, New EEX and ENSERCH governing the rights of the shareholders of ENSERCH, New EEX and the Company, respectively, see "Comparison of Shareholder Rights."

THE ENSERCH ARTICLES AMENDMENT

  At the ENSERCH Meeting, the holders of ENSERCH Common Stock will be asked to consider and vote upon the ENSERCH Articles Amendment, pursuant to which the Restated Articles of Incorporation of ENSERCH will be amended to change the par value of ENSERCH Common Stock from $4.45 per share to $.01 per share in order to facilitate the Distribution. See "The ENSERCH Articles Amendment." If approved, this change will take effect whether or not the Mergers are consummated.

FORWARD LOOKING STATEMENTS

  This Joint Proxy Statement/Prospectus includes forward looking statements within the meaning of Section 21E of the Exchange Act. Although TUC and ENSERCH believe their expectations are based on reasonable assumptions, no assurance can be given that actual results may not differ materially from those in the forward looking statements herein for reasons including the speed and degree to which competition enters the electric and natural gas utilities industries; state and federal regulatory initiatives that increase competition, threaten cost and investment recovery and impact rate structures; the economic climate and growth in the service territories of TUC and ENSERCH; the weather and other natural phenomena; the timing and extent of changes in commodity prices for crude oil, natural gas and interest rates; conditions of the capital markets and equity markets; and the ability of TUC and ENSERCH to achieve the goals described in "The Mergers--Reasons for the Mergers"; in each case during the periods covered by the forward looking statements.

                           COMPARATIVE PER SHARE DATA

  For financial reporting purposes, the Company will succeed to the business of TUC and the business operations of ENSERCH remaining after the Preliminary Merger and the Distribution (the "ENSERCH Business to be Merged"). The TUC Merger will be accounted for as a combination of companies under common control using historical costs in a manner similar to a pooling of interests, and the ENSERCH Merger will be treated as a purchase for accounting purposes. The ENSERCH assets acquired and liabilities assumed will be recorded at their fair value.

  The following table sets forth certain historical, pro forma and equivalent pro forma per share financial information for the year ended December 31, 1995 and as of and for the six months ended June 30, 1996. The pro forma Company amounts include a preliminary allocation of the ENSERCH purchase price. The following information should be read in conjunction with the historical financial statements of TUC and ENSERCH incorporated by reference herein, "Pro Forma Financial Information of the Company", "Pro Forma Financial Information of ENSERCH Business to be Merged" and "Selected Pro Forma Financial Data of New EEX" included elsewhere herein and "Pro Forma Financial Information of New EEX" included in the ENSERCH September 1996 Form 8-K incorporated by reference herein.

           HISTORICAL TUC AND PRO FORMA COMPANY PER COMMON SHARE DATA

                                                            HISTORICAL PRO FORMA
                                                               TUC      COMPANY
                                                            ---------- ---------
Year ended December 31, 1995
  Loss per common share (a)................................   $ (.61)   $ (.62)
  Dividends declared per common share (b)..................     2.81      2.81
Six months ended June 30, 1996
  Earnings per common share................................     1.46      1.38
  Dividends declared per common share (b)..................     1.00      1.00
As of June 30, 1996
  Book value per common share..............................    25.95     26.73

               EQUIVALENT PRO FORMA ENSERCH PER COMMON SHARE DATA

                                           EQUIVALENT PRO FORMA ENSERCH(C)
                                           ------------------------------------
                                HISTORICAL  PRO FORMA       NEW
                                 ENSERCH     COMPANY        EEX        TOTAL
                                ---------- ------------- ----------  ----------
Year ended December 31, 1995
  Earnings (loss) per common
   share (a)...................   $ .02     $     (.12)  $     (.15) $     (.27)
  Dividends declared per common
   share.......................     .20            .56          --          .56
Six months ended June 30, 1996
  Earnings per common share....     .25            .28          .06         .34
  Dividends declared per common
   share.......................     .10            .20          --          .20
As of June 30, 1996
  Book value per common share..   10.73           5.35        11.15       16.50

- --------
(a) Includes an $802 million after-tax charge related to an impairment of several non-performing assets, including TU Electric's partially completed Twin Oak and Forest Grove lignite-fueled facilities and coal reserves in New Mexico of TUC's subsidiary, Chaco Energy Company, as well as several minor assets. Excluding the charge for the impairment, earnings per common share data for the year 1995 are as follows:

       Historical TUC...................................................  $ 2.94
       Pro Forma Company................................................    2.73
       Equivalent Pro Forma ENSERCH
        Pro Forma Company...............................................     .55
        Equivalent ENSERCH Pro Forma....................................     .40

(b) Amounts represent historical dividends declared per share of TUC Common
    Stock.
(c) The total pro forma equivalent of one share of ENSERCH Common Stock is equal to the sum of (i) the Company pro forma combined per share data multiplied by an assumed ENSERCH Conversion Ratio of .2 and (ii) the New EEX pro forma per share data multiplied by 1.5 (representing the approximate number of shares of New EEX Common Stock to be distributed per share of ENSERCH Common Stock in the Distribution).

          SELECTED HISTORICAL TUC AND PRO FORMA COMPANY FINANCIAL DATA

  For financial reporting purposes, the Company will succeed to the business of TUC and the ENSERCH Business to be Merged. The TUC Merger will be accounted for as a combination of companies under common control using historical costs in a manner similar to a pooling of interests, and the ENSERCH Merger will be treated as a purchase for accounting purposes. The ENSERCH assets acquired and liabilities assumed will be recorded at their fair value.

  The following selected historical financial data of TUC for each of the five years in the period ended December 31, 1995 is derived from the consolidated financial statements included in the TUC 1995 Form 10-K, which have been audited by Deloitte & Touche LLP, independent public accountants, and selected financial data also included in the TUC 1995 Form 10-K incorporated by reference herein. The historical financial data for the six months ended June 30, 1996 and 1995 is unaudited and derived from the unaudited consolidated financial information included in the TUC 1996 Forms 10-Q; however, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been made.

  The selected unaudited pro forma financial data of the Company for the year ended December 31, 1995 and the six months ended June 30, 1996 is derived from the historical financial statements of TUC and ENSERCH and gives effect to the Distribution and Mergers. The balance sheet data is presented as if the Distribution and Mergers had occurred on June 30, 1996, and the income statement data assumes the Distribution and Mergers occurred at the beginning of each period presented. This information is not necessarily indicative of the financial results that would have occurred had the above-described events been consummated on the indicated dates, or of the Company's future financial results, and should be read in conjunction with the historical financial statements of TUC and ENSERCH and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of TUC and ENSERCH incorporated by reference herein and "Pro Forma Financial Information of the Company" and "Pro Forma Financial Information of ENSERCH Business to be Merged" included elsewhere herein. Results for interim periods do not necessarily indicate results for the full year.

                                                                                                        PRO FORMA
                                                     HISTORICAL TUC                                      COMPANY
                          ----------------------------------------------------------------------- ----------------------
                                                                                                                  SIX
                                                                                  SIX MONTHS          YEAR      MONTHS
                                       YEAR ENDED DECEMBER 31,                  ENDED JUNE 30,       ENDED       ENDED
                          --------------------------------------------------  ------------------- DECEMBER 31, JUNE 30,
                            1991       1992      1993      1994      1995       1995      1996        1995       1996
                          ---------  --------- --------- --------- ---------  --------- --------- ------------ ---------
                                                                                              UNAUDITED
                                                                              ------------------------------------------
                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
 Operating Revenues.....  $ 4,893.2  $ 4,907.9 $ 5,434.5 $ 5,663.5 $ 5,638.7  $ 2,598.3 $ 3,155.2  $ 7,361.7   $ 4,117.2
 Consolidated Net Income
  (Loss)(a).............     (410.0)     700.1     368.7     542.8    (138.6)     223.8     329.0     (147.6)      330.7
 Earnings (Loss) and
  Dividends Per Share of
  Common Stock
 Earnings (Loss) (on
  average shares
  outstanding)(a).......      (1.98)      3.26      1.66      2.40      (.61)       .99      1.46       (.62)       1.38
 Dividends Declared.....       3.00       3.04      3.08      3.08      2.81       1.54      1.00       2.81        1.00
BALANCE SHEET DATA (at
 period end)
 Total Assets...........  $18,792.8  $19,428.6 $21,518.1 $20,893.4 $21,535.9  $20,943.4 $21,657.9        N/A   $23,989.5
 Long-term Debt.........  $ 7,951.1  $ 7,932.0 $ 8,379.8 $ 7,888.4 $ 9,174.6  $ 8,130.2 $ 8,971.7        N/A   $ 9,784.2
 Preferred Stock
 Not Subject to
  Mandatory Redemption..    1,007.7      909.6   1,083.0     870.2     489.7      855.9     489.7        N/A       664.7
 Subject to Mandatory
  Redemption............      425.7      418.7     396.9     387.5     263.2      300.5     250.8        N/A       250.8
 TU Electric Obligated,
  Mandatorily
  Redeemable, Preferred
  Securities of Trusts..        --         --        --        --      381.5        --      381.7        N/A       381.7
 Common Stock Equity....    6,283.7    6,590.5   6,571.0   6,490.0   5,731.7    6,372.6   5,827.8        N/A     6,375.4
                          ---------  --------- --------- --------- ---------  --------- ---------  ---------   ---------
 Total Capitalization...  $15,668.2  $15,850.8 $16,430.7 $15,636.1 $16,040.7  $15,659.2 $15,921.7        N/A   $17,456.8
                          ---------  --------- --------- --------- ---------  --------- ---------  ---------   ---------

- --------
N/A Not applicable

(a) The net loss for the year 1991 was primarily due to the recognition of a charge against earnings, representing a provision for regulatory disallowances and for fuel gas costs disallowed in TU Electric's Docket 9300 rate case. Additionally, the years 1991 and 1992 were affected by the discontinuation of the accrual of allowance for funds used during construction and the commencement of depreciation on approximately $1.3 billion of investment in Unit 1 of TU Electric's Comanche Peak nuclear generating plant ("Comanche Peak") and facilities which are common to Comanche Peak Units 1 and 2 incurred after the end of the June 30, 1989 test year and, therefore, not included in TU Electric's Docket 9300 rate case. Effective January 1992, TU Electric began recording base rate revenue for energy sold but not billed to achieve a better matching of revenues and expenses. The effect of this change in accounting increased net income for the year 1992 by approximately $102 million, of which approximately $80 million represented the cumulative effect of the change in accounting at January 1, 1992. The year 1993 was affected by the recording of regulatory disallowances in TU Electric's Docket 11735 rate case, and the year 1995 was affected by the recording of an impairment of several non-performing assets, including TU Electric's partially completed Twin Oak and Forest Grove lignite-fueled generating facilities and Chaco Energy Company's coal reserves in New Mexico, as well as several minor assets. Such impairment, on an after-tax basis, amounted to $802 million ($3.55 per share).

                 SELECTED HISTORICAL FINANCIAL DATA OF ENSERCH

  The following selected historical financial data of ENSERCH for each of the five years in the period ended December 31, 1995 is derived from the consolidated financial statements included in the ENSERCH 1995 Form 10-K, which have been audited by Deloitte & Touche LLP, independent public accountants, and selected financial data also included in the ENSERCH 1995 Form 10-K incorporated by reference herein. The historical financial data for the six months ended June 30, 1996 and 1995 is unaudited and derived from the unaudited consolidated financial information included in the ENSERCH 1996 Forms 10-Q; however, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been made. This information does not give effect to the Distribution and is not necessarily indicative of ENSERCH's future financial results and should be read in conjunction with the historical financial statements of ENSERCH and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of ENSERCH incorporated by reference herein and "Pro Forma Financial Information of ENSERCH Business to be Merged" included elsewhere herein. Results for interim periods do not necessarily indicate results for the full year.

                                                                              SIX MONTHS
                                                                                ENDED
                                    YEAR ENDED DECEMBER 31,                   JUNE 30,
                          ----------------------------------------------- -----------------
                            1991      1992      1993      1994     1995     1995     1996
                          --------  --------  --------  -------- -------- -------- --------
                                                                              UNAUDITED
                                                                          -----------------
                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA(A)
 Revenues...............  $1,564.7  $1,627.7  $1,878.9  $2,095.5 $1,931.2 $1,008.8 $1,093.8
 Operating Income.......     134.4     106.5      68.2      88.6     97.7     63.6     85.5
 Income (Loss) from Con-
  tinuing Operations....      37.8       1.8     (16.0)     81.5     13.1     16.2     23.1
 Income (Loss) from Dis-
  continued Operations..     (18.6)    (13.8)     75.4      20.6      --       --       --
 Extraordinary Loss on
  Extinguishment of
  Debt..................       --      (15.3)      --        --       --       --       --
                          --------  --------  --------  -------- -------- -------- --------
 Net Income (Loss)......      19.2     (27.3)     59.4     102.1     13.1     16.2     23.1
 Earnings (Loss) Appli-
  cable to Common
  Stock.................       4.9     (40.3)     46.7      90.5      1.4     10.2     17.5
 Per Share of Common
  Stock
 Income (loss) from
  continuing operations
  after provision for
  preferred dividends...       .35      (.16)     (.42)     1.03      .02      .15      .25
 Discontinued opera-
  tions.................      (.28)     (.21)     1.11       .30      --       --       --
 Extraordinary loss.....       --       (.23)      --        --       --       --       --
                          --------  --------  --------  -------- -------- -------- --------
 Earnings (loss) appli-
  cable to common
  stock.................       .07      (.60)      .69      1.33      .02      .15      .25
 Cash dividends de-
  clared................       .80       .80       .20       .20      .20      .10      .10
BALANCE SHEET DATA (at
 period end)
 Total Assets...........  $3,169.8  $3,158.9  $2,806.0  $2,888.5 $3,381.1 $3,272.3 $3,400.3
CAPITAL STRUCTURE (at
 period end)
 Senior Long-term Debt..  $  757.6  $  865.3  $  640.0  $  726.3 $  885.2 $1,069.9 $  965.0
 Convertible Subordi-
  nated Debentures......     205.7      90.8      90.8      90.8     90.8     90.8     90.8
 Mandatorily Redeemable
  Preferred Securities
  of Subsidiary of EEX..       --        --        --        --     150.0    150.0    150.0
 Minority Interest in
  Subsidiaries..........       5.5       5.1       8.8      12.1    156.4     12.1    157.6
 Preferred Stock........     175.0     175.0     175.0     175.0    175.0    175.0    175.0
 Common Shareholders'
  Equity................     686.5     605.4     647.6     726.2    719.2    732.4    742.8
                          --------  --------  --------  -------- -------- -------- --------
 Total Capitalization...  $1,830.3  $1,741.6  $1,562.2  $1,730.4 $2,176.6 $2,230.2 $2,281.2
                          ========  ========  ========  ======== ======== ======== ========

- --------
(a) The year 1991 includes a $15.1 million pretax ($10.0 million after-tax, $.15 per share) gain from the sale of Oklahoma utility properties and non-U.S. gas and oil assets. The year 1992 includes a $16.5 million pretax ($10.9 million after-tax, $.16 per share) write-down of an inactive offshore pipeline and facilities and a $15.5 million pretax ($10.2 million after-tax, $.15 per share) provision for litigation. The year 1993 includes a $41.4 million pretax ($26.9 million after-tax, $.40 per share) charge as a result of an adverse judgment in litigation; a $13.3 million pretax ($8.6 million after-tax, $.13 per share) write-down of non-U.S. gas and oil properties; a $12.0 million pretax ($7.8 million after-tax, $.12 per share) charge principally for severance expenses associated with re-engineering distribution operations; and a $10.8 million ($.16 per share) charge from the 1% increase in the statutory federal income-tax rate on corporations. The year 1994 includes a $7.6 million pretax ($4.9 million after-tax, $.07 per share) gain from the sale of an inactive offshore pipeline and facilities and a $70.0 million ($1.03 per share) reduction of deferred income taxes associated with the reorganization of partnerships to form EEX.

     PRO FORMA FINANCIAL INFORMATION OF ENSERCH WITH NEW EEX PRESENTED AS A
                             DISCONTINUED OPERATION

  The following presents summary unaudited pro forma financial information of ENSERCH with New EEX as a discontinued operation. This information should be read in conjunction with the historical financial statements of ENSERCH and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of ENSERCH incorporated by reference herein and "Pro Forma Financial Information of ENSERCH Business to be Merged" included elsewhere herein. Results for interim periods do not necessarily indicate results for the full year.

                                                                     SIX MONTHS
                                    YEAR ENDED DECEMBER 31,             ENDED
                                  ---------------------------------   JUNE 30,
                                    1993        1994        1995        1996
                                  ----------  ----------  ---------  ------------
                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Income (Loss) from Continuing
 Operations...................... $     22.3  $     (5.8) $    21.0    $  16.4
Income (Loss) from Discontinued
 Operations
  Engineering and construction...       75.4        20.6        --         --
  Exploration and production.....      (38.3)       87.3       (7.9)       6.7
                                  ----------  ----------  ---------    -------
Net Income.......................       59.4       102.1       13.1       23.1
Earnings Applicable to Common
 Stock...........................       46.7        90.5        1.4       17.5
Per Share of Common Stock
  Income (loss) from continuing
   operations after provision for
   preferred dividends........... $      .14  $     (.26) $     .14    $   .16
  Discontinued operations........        .55        1.59       (.12)       .09
                                  ----------  ----------  ---------    -------
  Earnings applicable to common
   stock......................... $      .69  $     1.33  $     .02    $   .25
                                  ==========  ==========  =========    =======

       SELECTED PRO FORMA FINANCIAL DATA OF ENSERCH BUSINESS TO BE MERGED

  The following selected unaudited pro forma financial data of ENSERCH Business to be Merged is derived from the historical financial statements of ENSERCH and gives effect to the Distribution. The balance sheet data is presented as if the Distribution had occurred on June 30, 1996, and the income statement data assumes the Distribution occurred at the beginning of each period presented. This information is not necessarily indicative of the financial results that would have occurred had the Distribution been consummated on the indicated dates, or of ENSERCH's future financial results, and should be read in conjunction with the historical financial statements of ENSERCH and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of ENSERCH incorporated by reference herein and the "Pro Forma Financial Information of ENSERCH Business to be Merged" included elsewhere herein. Results for interim periods do not necessarily indicate results for the full year.

                                                                     SIX MONTHS
                                       YEAR ENDED DECEMBER 31,          ENDED
                                    -------------------------------   JUNE 30,
                                      1993       1994       1995        1996
                                    ---------  ---------  ---------  --------------
                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Revenues
  Natural gas pipeline & GPM......  $   908.0  $ 1,235.8  $   996.5   $   569.2
  Natural gas distribution........      967.9      874.7      887.5       503.3
  Power and other.................       38.4       32.3       32.1        13.9
  Less intercompany revenues......     (123.7)    (128.2)    (125.0)      (94.7)
                                    ---------  ---------  ---------   ---------
    Total revenues................    1,790.6    2,014.6    1,791.1       991.7
Operating Income (Loss) (a)
  Natural gas pipeline & GPM......       73.4       27.0       59.6        31.8
  Natural gas distribution........       34.2       38.3       54.6        42.6
  Power and other.................        8.5        3.9        1.2        (2.3)
  General and other...............      (10.4)      (8.8)     (10.3)       (6.1)
                                    ---------  ---------  ---------   ---------
    Total operating income........      105.7       60.4      105.1        66.0
Net Income (Loss) (b).............       22.3       (5.8)      21.0        16.4
Earnings (Loss) Applicable to
 Common Stock.....................        9.6      (17.4)       9.3        10.8
Per Share of Common Stock
  Earnings (loss) applicable to
   common stock...................        .14       (.26)       .14         .16
  Cash dividends declared.........        .20        .20        .20         .10
BALANCE SHEET DATA (at period end)
Total Assets......................                                    $ 1,658.5
CAPITAL STRUCTURE (at period end)
Senior Long-term Debt.............                                    $   743.0
Convertible Subordinated
 Debentures.......................                                         90.8
Preferred Stock...................                                        175.0
Common Shareholders' Equity
 (Deficiency).....................                                        (49.6)
                                                                      ---------
    Total Capitalization..........                                    $   959.2
                                                                      =========

- --------
(a) Operating income of the Pipeline & GPM segment for 1995 was improved $33 million from 1994 with pipeline operations adding $24 million, principally due to a $25 million reduction in the cost of gas lost in transmission. Mild winter weather adversely impacted pipeline results by an estimated $5 million in 1995 versus some $4 million in 1994. Natural gas marketing operations had a 1994 to 1995 improvement in operating income of $5.2 million, primarily due to an increase in gas margin, and natural gas processing improved $3.2 million including a $3 million reduction in depreciation expense as several plants reached fully depreciated status at the end of 1994. Operating income of the Natural Gas Distribution segment for 1995 was improved $16 million from 1994 mostly reflecting lower operating expenses resulting from cost reduction measures initiated in prior years. Distribution operating results for the year 1993 include a $12 million charge principally for severance expenses associated with re-engineering those operations. Mild winter weather adversely impacted distribution results by an estimated $5.5 million in 1995 and $3 million in 1994, while colder weather had a slightly positive impact in 1993.
(b) The year 1993 includes a $3.3 million charge from the 1% increase in the statutory federal income-tax rate on corporations.

                  SELECTED PRO FORMA FINANCIAL DATA OF NEW EEX

  The following selected unaudited pro forma financial data of New EEX is derived from the historical financial statements of EEX and LSEPO and gives effect to the Preliminary Merger. The balance sheet data is presented as if the Preliminary Merger had occurred on June 30, 1996, and the income statement data assumes the Preliminary Merger occurred at the beginning of each period presented. For purposes of financial reporting, the merger of EEX and LSEPO will be treated as a combination of entities under common control. Accordingly, the assets and liabilities of EEX and LSEPO will be recorded at their historical amounts. This information is not necessarily indicative of the financial results that would have occurred had the Preliminary Merger been consummated on the indicated dates, or of New EEX's future financial results, and should be read in conjunction with the historical financial statements of EEX and LSEPO, "Management's Discussion and Analysis of Financial Condition and Results of Operations" of EEX and LSEPO and "Pro Forma Financial Information of New EEX" included in the EEX 1995 Form 10-K, the EEX 1996 Forms 10-Q and the ENSERCH September 1996 Form 8-K incorporated by reference herein.

                                       YEAR ENDED DECEMBER 31,
                                   ----------------------------------
                                                                        SIX
                                                                       MONTHS
                                                                       ENDED
                                                                      JUNE 30,
                                     1993       1994      1995 (A)      1996
                                   ---------  ---------  ----------------------
                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
 Natural gas revenues............  $   146.4  $   144.6   $   157.3  $    111.9
 Oil and condensate revenues.....       36.9       30.9        56.5        43.9
 Natural gas liquids revenues....        4.1        2.4         4.9         3.6
 Cogeneration operations revenues
  (b)............................       10.7       12.7        16.5         6.0
 Other...........................        2.4        1.3         2.2          .9
                                   ---------  ---------   ---------  ----------
  Total revenues.................      200.5      191.9       237.4       166.3
 Production and operating ex-
  penses.........................       31.4       31.7        48.7        38.6
 Exploration.....................        8.7        9.1        11.8         6.2
 Depreciation and amortization...       78.4       80.8       115.7        68.0
 Sale of inactive pipeline.......        --        (7.5)        --          --
 Write-down of gas and oil prop-
  erties.........................       10.2        --           .9         --
 Cogeneration operations ex-
  penses.........................        8.6       11.0        13.9         5.5
 General, administrative and oth-
  er.............................       30.0       19.8        30.7        16.5
 Taxes, other than income taxes..       16.2       13.6        19.6        11.2
                                   ---------  ---------   ---------  ----------
  Total expenses.................      183.5      158.5       241.3       146.0
 Operating income (loss).........       17.0       33.4        (3.9)       20.3
 Other income (expense)--net.....        --         (.3)         .2          .1
 Interest income.................        2.0         .7         1.0         --
 Interest and other financing
  costs..........................      (30.5)     (20.9)      (14.7)      (12.0)
                                   ---------  ---------   ---------  ----------
 Income (loss) before income tax-
  es.............................      (11.5)      12.9       (17.4)        8.4
 Income taxes (benefit)..........       (2.6)        .3        (6.3)        2.9
                                   ---------  ---------   ---------  ----------
 Net income (loss)...............  $    (8.9) $    12.6   $   (11.1) $      5.5
                                   =========  =========   =========  ==========
 Pro forma information--change in
  tax status (c)
 Income (loss) before income tax-
  es.............................  $   (11.5) $    12.9
 Income taxes (benefit) (includ-
  ing income taxes on partnership
  operations)....................       (3.9)       4.6
                                   ---------  ---------
  Net income (loss)..............  $    (7.6) $     8.3
                                   =========  =========
 Net income (loss) per share
  (d)............................  $    (.07) $     .08   $    (.10) $      .04
 Weighted average shares out-
  standing (d)...................      106.6      106.6       111.9       126.6
BALANCE SHEET DATA (at period
 end)
 Property, plant and equipment--
  net............................                                    $  1,696.1
 Total assets....................                                       1,827.8
CAPITAL STRUCTURE (at period end)
 Capital lease obligations (e)...                                    $     95.8
 Long-term debt..................                                         222.0
 Company-obligated mandatorily
  redeemable preferred securities
  of subsidiary..................                                         150.0
 Owners' equity..................                                         941.5
                                                                     ----------
  Total..........................                                    $  1,409.3
                                                                     ==========

- --------
(a) 1995 includes results of DALEN Corporation since acquisition on June 8, 1995.

(b) Revenues include contract revenues and reimbursement of expenses incurred on behalf of operating partnerships.
(c) Prior to 1995, most of EEX's operations were conducted through a partnership, and the income or loss of the partnership was includable in the tax returns of the individual partners. Pro forma income and per share data for periods prior to 1995 include a pro forma provision for income taxes on partnership operations based on the applicable federal statutory tax rate.
(d) The weighted average shares outstanding and the net income (loss) per share are based on historical EEX average shares plus approximately 778,000 shares assumed to be issued in the Preliminary Merger.
(e) Includes current portion.

              COMPARATIVE PER SHARE PRICES OF TUC, ENSERCH AND EEX

  TUC Common Stock, ENSERCH Common Stock and the common stock of EEX ("EEX Common Stock") are traded on the NYSE. The following table sets forth, for the calendar quarters indicated, the high and low sales prices of TUC Common Stock and ENSERCH Common Stock as reported on the NYSE Consolidated Tape, in each case based on published financial sources, and dividends paid, as well as the high and low sales price of EEX Common Stock since it began trading on the NYSE on January 3, 1995 as reported on the NYSE Consolidated Tape, based on published financial sources. No dividends have been paid on EEX Common Stock.

                                 TUC                     ENSERCH                EEX
                         ------------------------- ------------------------- ------------
                         HIGH    LOW     DIVIDENDS HIGH    LOW     DIVIDENDS HIGH    LOW
                         ----    ----    --------- ----    ----    --------- ----    ----
1993
  First Quarter......... $47 3/8 $41 5/8   $.76    $19 1/8 $14 1/8   $.05     --      --
  Second Quarter........  47 7/8  44 1/4    .77     19 5/8  16 7/8    .05     --      --
  Third Quarter.........  49 3/4  45 1/2    .77     22 5/8  17 1/2    .05     --      --
  Fourth Quarter........   47     42 1/4    .77     21 1/4  15 1/2    .05     --      --
1994
  First Quarter......... $43 1/8 $36 1/2   $.77    $19 1/8 $12 7/8    .05     --      --
  Second Quarter........   38     29 7/8    .77     15 1/4  12 5/8    .05     --      --
  Third Quarter.........  34 1/8  29 5/8    .77     16 1/2  13 1/8    .05     --      --
  Fourth Quarter........  34 1/8  30 3/4    .77      15     12 1/8    .05     --      --
1995
  First Quarter......... $ 35    $30 1/8   $.77    $15 1/8 $12 5/8    .05    $11 1/8 $ 9 3/8
  Second Quarter........  36 1/8  31 5/8    .77     18 3/8  14 5/8    .05     14 7/8  10 1/8
  Third Quarter.........   35     32 5/8    .77     18 5/8  15 7/8    .05     14 3/4   10
  Fourth Quarter........  41 1/4  34 1/4    .77     16 7/8  14 1/4    .05     11 5/8   9 1/4
1996
  First Quarter......... $42 7/8 $38 7/8   $.50    $16 3/4 $14 1/8    .05    $ 12    $  9
  Second Quarter........  42 3/4  38 1/2    .50     22 1/8  15 7/8    .05     11 3/8   9 5/8
  Third Quarter (through
   September 18)........  43 3/8  39 5/8            22 3/4  19 1/4    .05     11 1/2   8 1/4

  On April 12, 1996, the last full trading day before the public announcement of the execution and delivery of the Plan of Merger, the closing price per share on the NYSE Consolidated Tape of (i) TUC Common Stock was $39.625, (ii) ENSERCH Common Stock was $16.375 and (iii) EEX Common Stock was $10.125.

  On September 18, 1996, the closing price per share on the NYSE Consolidated Tape of (i) TUC Common Stock was $40.75, (ii) ENSERCH Common Stock was $20.375 and (iii) EEX Common Stock was $9.25.

  The market prices of TUC Common Stock, ENSERCH Common Stock and EEX Common Stock are subject to fluctuation. As a result, TUC and ENSERCH shareholders are urged to obtain current market quotations for TUC Common Stock, ENSERCH Common Stock and EEX Common Stock.

                         MEETINGS, VOTING AND PROXIES

  This Joint Proxy Statement/Prospectus is being furnished to (i) the shareholders of TUC in connection with the solicitation of proxies by the TUC Board from the holders of TUC Common Stock for use at the TUC Meeting, and
(ii) the shareholders of ENSERCH in connection with the solicitation of proxies by the ENSERCH Board from the holders of ENSERCH Common Stock for use at the ENSERCH Meeting.

TUC MEETING

  Purpose of the TUC Meeting. The purpose of the TUC Meeting is to vote on the proposal to approve the Plan of Merger. The Plan of Merger provides, among other things, for the merger of two wholly owned subsidiaries of the Company with and into TUC and ENSERCH, respectively, whereby TUC and ENSERCH will become wholly owned subsidiaries of the Company.

  The enclosed proxy card, upon due execution and delivery thereof, authorizes the voting of the shares represented by the proxy on the Plan of Merger. The proxy card also authorizes the voting of the shares represented by the proxy on any other matter that may properly come before the TUC Meeting and any adjournments and postponements thereof, and it is the intention of the proxy holders, unless otherwise expressly directed therein, to vote such shares in connection with any such matters in accordance with their best judgement. The TUC Board does not know of any other business to be brought before the TUC Meeting.

  The TUC Board has unanimously approved and adopted the Plan of Merger, has concluded that the terms of the TUC Merger and the other transactions contemplated by the Plan of Merger are advisable and are fair to the holders of TUC Common Stock, and recommends that the holders of TUC Common Stock vote FOR the approval of the Plan of Merger. The TUC Board approved and adopted the Plan of Merger after consideration of a number of factors described under the headings "The Mergers--Reasons for the Mergers--Recommendations of the Boards of Directors--TUC."

  The consummation of the Plan of Merger is subject to approval by the holders of TUC Common Stock as described below. See "The Plan of Merger--Conditions to the Mergers."

  Date; Time and Place; Record Date. The TUC Meeting is scheduled to be held at the Harvey Hotel/Downtown, Live Oak and Olive Streets, Dallas, Texas on November 15, 1996, at 9:30 a.m. local time. Holders of shares of TUC Common Stock at the close of business on the TUC Record Date will be entitled to vote at the TUC Meeting. At the close of business on the TUC Record Date, there were 224,602,557 shares of TUC Common Stock issued and outstanding and entitled to vote.

  The TUC Meeting may be adjourned or postponed to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

  Voting Rights. Each share of TUC Common Stock entitles its holder to one vote. The presence, in person or by duly executed proxy, of the holders of a majority of the outstanding shares of TUC Common Stock entitled to vote at the TUC Meeting is necessary to constitute a quorum.

  The affirmative vote of the holders of at least two-thirds of the TUC Common Stock is required to approve the Plan of Merger. Under the TBCA, in determining whether the requisite number of affirmative votes has been cast, abstentions and broker non-votes will have the same effect as votes cast against the approval of the proposal.

  As of the TUC Record Date, the directors and executive officers of TUC, together with their affiliates, collectively beneficially owned less than 1% of the outstanding shares of TUC Common Stock.

  Proxies. Holders of TUC Common Stock may vote either in person or by duly executed proxy. By completing and returning the enclosed proxy card, a holder of TUC Common Stock authorizes the persons named therein to vote all such shareholder's shares in accordance with the instructions indicated on the proxy card. If a signed proxy card is duly executed and returned without any voting instructions, the shares will be voted FOR the approval of the Plan of Merger. If a proxy card is executed and returned, the proxy conferred thereby may nevertheless be revoked at any time by delivering notice of revocation or a duly executed proxy bearing a later date to the Secretary of TUC before the proxy is voted, and a holder of TUC Common Stock who is present at the TUC Meeting may revoke his or her proxy and vote in person. Attendance at the TUC Meeting will not in itself constitute revocation of the proxy.

  TUC will bear the cost of soliciting proxies for the TUC Meeting, except that ENSERCH and TUC will share equally the expenses incurred in connection with the printing and filing of this Joint Proxy Statement/Prospectus. See "The Plan of Merger--Expenses." TUC will solicit proxies by mail and has retained D.F. King & Co., Inc. ("D.F. King") to aid in solicitation from banks, brokers, other institutional holders and beneficial owners. In addition, officers and employees of TUC and D.F. King may solicit by telephone, by telecopy, by telegram or in person, TUC's beneficial and registered holders. TUC officers and employees will not receive any additional compensation for their solicitation efforts. The fee for D.F. King's services is expected to be approximately $30,000. In addition, TUC will reimburse D.F. King for its out-of-pocket expenses.

  Participants in the TUC Employees' Thrift Plan may give confidential instructions to the trustee of such plan regarding the voting of the TUC Common Stock allocated to their accounts. Participants in the TUC Dividend Reinvestment Plan may instruct the agent under such plan regarding the voting of the TUC Common Stock allocated to their accounts. All uninstructed shares under the TUC Employees' Thrift Plan will be voted by the trustee of such plan in the discretion of the trustee.

ENSERCH MEETING

  Purpose of the ENSERCH Meeting. The purpose of the ENSERCH Meeting is to vote on the proposal to approve the Plan of Merger and the proposal to approve the ENSERCH Articles Amendment. The Plan of Merger provides, among other things, for the merger of two wholly owned subsidiaries of the Company with and into ENSERCH and TUC, respectively, whereby ENSERCH and TUC will become wholly owned subsidiaries of the Company, and the distribution to ENSERCH shareholders of ENSERCH's entire interest in New EEX. The ENSERCH Articles Amendment provides for the reduction of the par value of the ENSERCH Common Stock from $4.45 per share to $.01 per share in order to facilitate the Distribution.

  The enclosed proxy card, upon due execution and delivery thereof, authorizes the voting of the shares represented by the proxy on the Plan of Merger and on the ENSERCH Articles Amendment. The proxy card also authorizes the voting of the shares represented by the proxy on any other matter that may properly come before the ENSERCH Meeting, and any adjournments and postponements thereof; and it is the intention of the proxy holders, unless otherwise expressly directed therein, to vote such shares in connection with any such matters in accordance with their best judgment. The ENSERCH Board does not know of any other business to be brought before the ENSERCH Meeting.

  The ENSERCH Board, by a vote of eight of the nine directors in favor and with Mr. Biegler abstaining, has approved and adopted the Plan of Merger, has concluded that the terms of the ENSERCH Merger and the other transactions contemplated by the Plan of Merger are in the best interests of the holders of ENSERCH Common Stock, and recommends that the holders of ENSERCH Common Stock vote FOR the approval of the Plan of Merger. Mr. Biegler abstained because of the possibility that he would be employed by the Company following the Mergers. See "The Mergers--Employment Agreements." The ENSERCH Board approved and adopted the Plan of Merger after consideration of a number of factors described under the headings "The Mergers--Reasons for the Mergers-- Recommendations of the ENSERCH Board."

  The ENSERCH Board, by a unanimous vote, has approved the ENSERCH Articles Amendment and recommends that the holders of ENSERCH Common Stock vote FOR approval of the ENSERCH Articles Amendment. See "The ENSERCH Articles Amendment."

  The consummation of the Plan of Merger and the ENSERCH Articles Amendment are each subject to approval by the holders of ENSERCH Common Stock as described below. The consummation of the transactions contemplated by the Plan of Merger, including the Preliminary Merger and the Distribution, is also subject to various further conditions set forth in the Plan of Merger and the documents governing such transactions. See "The Mergers--The Preliminary Merger and the Distribution" and "The Plan of Merger--Conditions to the Mergers."

  Date; Time and Place; Record Date. The ENSERCH Meeting is scheduled to be held at 301 South Harwood Street, Dallas, Texas on November 15, 1996, at 2:00 p.m. local time. Holders of shares of ENSERCH Common Stock at the close of business on the ENSERCH Record Date will be entitled to vote at the ENSERCH Meeting. At the close of business on the ENSERCH Record Date, there were 69,527,645 shares of ENSERCH Common Stock issued and outstanding and entitled to vote.

  The ENSERCH Meeting may be adjourned or postponed to another date and/or place for any proper purpose (including, without limitation, for the purpose of soliciting additional proxies).

  Voting Rights. Each share of ENSERCH Common Stock entitles its holder to one vote. The presence, in person or by duly executed proxy, of the holders of a majority of the outstanding shares of ENSERCH Common Stock entitled to vote at the ENSERCH Meeting is necessary to constitute a quorum.

  The affirmative vote of the holders of at least two-thirds of the ENSERCH Common Stock voting as a class is required to approve each of the Plan of Merger and the ENSERCH Articles Amendment. Under applicable Texas law, in determining whether the requisite number of affirmative votes has been cast, abstentions and broker non-votes will have the same effect as votes cast against the approval of either proposal.

  As of the ENSERCH Record Date, the directors and executive officers of ENSERCH, together with their affiliates, collectively beneficially owned approximately 1.4% of the outstanding shares of ENSERCH Common Stock.

  The holders of ENSERCH Preferred Stock are not entitled to vote on the ENSERCH Merger or the ENSERCH Articles Amendment.

  Proxies. Holders of ENSERCH Common Stock may vote either in person or by duly executed proxy. By completing and returning the enclosed proxy card, the holder of ENSERCH Common Stock authorizes the persons named therein to vote all such shareholder's shares in accordance with the instructions indicated on the proxy card. If a signed proxy card is duly executed and returned without any voting instructions, the shares will be voted FOR the approval of the Plan of Merger and FOR the approval of the ENSERCH Articles Amendment. If a proxy card is executed and returned, the proxy conferred thereby may nevertheless be revoked at any time by delivering notice of revocation or a duly executed proxy bearing a later date to the Corporate Secretary of ENSERCH before the proxy is voted, and a holder of ENSERCH Common Stock who is present at the ENSERCH Meeting may revoke his or her proxy and vote in person. Attendance at the ENSERCH Meeting will not in itself constitute revocation of the proxy.

  ENSERCH will bear the cost of soliciting proxies for the ENSERCH Meeting, except that ENSERCH and TUC will share equally the expenses incurred in connection with the printing and filing of this Joint Proxy Statement/Prospectus. See "The Plan of Merger--Expenses." ENSERCH will solicit proxies by mail and has retained D.F. King to aid in the solicitation from banks, brokers, other institutional holders and beneficial owners. In addition, officers and employees of ENSERCH and D.F. King may solicit by telephone, by telecopy, by telegram or in person, ENSERCH's beneficial and registered holders. ENSERCH officers and employees will not receive any additional compensation for their solicitation efforts. The fee for D.F. King's services is expected to be approximately $20,000. In addition, ENSERCH will reimburse D.F. King for its out-of-pocket expenses.

  Participants in the ENSERCH Employee Stock Purchase and Savings Plan may instruct the plan's trustee (the "Trustee") regarding the voting of the ENSERCH Common Stock allocated to their account. All uninstructed shares will be voted by the Trustee in the same proportion as the shares for which voting instructions are received from plan participants.

                                  THE MERGERS

BACKGROUND OF THE MERGERS

  In this section there are references to the following groups which are comprised of the persons listed:

  ENSERCH Board: Frederick S. Addy, David W. Biegler, Bernard A. Bridgewater, Jr., Odie C. Donald, Marvin J. Girouard, Joseph M. Haggar, Jr., Thomas W. Luce, III, William C. McCord and Diana S. Natalicio.

  ENSERCH Special Committee: Frederick S. Addy, Thomas W. Luce, III, and William C. McCord.

  TUC Board: J.S. Farrington, Bayard Friedman, William M. Griffin, Kerney Laday, Margaret N. Maxey, James A. Middleton, Erle Nye, J.E. Oesterreicher, Charles R. Perry, and Herbert H. Richardson.

  During the early 1990's, management of ENSERCH in its continuing efforts to enhance shareholder value developed a plan to establish ENSERCH as an integrated natural gas company engaged in natural gas and oil exploration and production, natural gas pipeline transmission, natural gas gathering, natural gas liquids processing, natural gas marketing, natural gas distribution and electric power generation. In furtherance of this objective, several non-core businesses were divested and EEX was converted from a partnership into a corporation. Internal organizational changes were also undertaken to sharpen the focus of the business units. Despite these changes, management continued to believe that ENSERCH's share price did not fully reflect its underlying values, and was concerned that ENSERCH's capitalization restricted its ability to finance investment needed to support ongoing activities and to take full advantage of available opportunities without impairing the rating of its public debt. Management was also monitoring the trends toward consolidation in the electric utility industry, vertical integration in the natural gas industry, and the potential for consolidation and integration of the natural gas and electric utility industries.

  In February 1995 ENSERCH retained the services of Morgan Stanley to conduct a financial advisory review of ENSERCH's shareholder relations program and to suggest procedures that would enable ENSERCH to evaluate unsolicited business combination proposals. Morgan Stanley was also requested to review the strategic options available to ENSERCH and recommend actions that could enhance shareholder value. Between February and August, 1995, Morgan Stanley and ENSERCH senior management met several times to discuss these matters. As part of this effort Morgan Stanley provided certain financial advisory services, including an overview of the strategic alternatives available to ENSERCH.

  On August 15, 1995, Morgan Stanley presented the results of its analysis to ENSERCH senior management. Among the alternatives examined was the sale by EEX of its common stock in a public offering for the purpose of creating a liquid market in EEX shares that would help establish a market value for ENSERCH's investment in EEX. The other alternatives presented by Morgan Stanley consisted of an ENSERCH equity offering, an ENSERCH convertible debt offering, acquisition of complementary pipeline assets for cash or stock, acquisition of additional oil and gas assets for cash or EEX stock, and the sale of business units. Management concluded that strategic actions were necessary to reduce or eliminate the gap between its judgment of share value and the then current market trading value of ENSERCH Common Stock.

  On September 26, 1995, EEX completed a public offering of 20 million shares of its common stock, in which it received net proceeds of $208 million.

  On November 29, 1995, Mr. Erle Nye, President and Chief Executive of TUC, informally approached Mr. David W. Biegler, Chairman, President and Chief Executive Officer of ENSERCH, following a Dallas Chamber of Commerce meeting, to discuss trends in the natural gas and electric utility industries and public speculation concerning the future of ENSERCH. Mr. Nye indicated that TUC would be interested in discussing the possibility of a business combination with ENSERCH and/or Mr. Biegler joining TUC management.

  Between November 1995 and January 1996, ENSERCH management continued to evaluate various strategic alternatives. ENSERCH management also had internal discussions regarding ENSERCH's financial performance and prospects and the developments in the electric and gas utility industries. ENSERCH management continued to believe that ENSERCH's share price did not fully reflect its underlying values, including the value of its investment in EEX, despite the public offering of EEX Common Stock in September 1995. In January 1996, ENSERCH management determined to explore more intensively potential strategic alternatives. During the same period, Mr. Nye considered further the possibility of a transaction with ENSERCH, sought advice from TUC's regular corporate counsel, Worsham, Forsythe & Wooldridge, L.L.P., and contacted Barr Devlin to provide assistance.

  At a meeting on January 25, 1996, Mr. Biegler informed Mr. Nye of his intention to recommend to the ENSERCH Board a process to better define a strategic plan for ENSERCH. Mr. Biegler indicated that he expected business combinations would be among the alternatives considered. Mr. Nye made it clear at this meeting that TUC had no interest in EEX and, therefore, any transaction TUC might propose would not include ENSERCH's ownership interest in EEX. ENSERCH management engaged Covington & Burling, which had acted as counsel to ENSERCH for many years, to advise it in connection with the development of the plan. On or about February 1, 1996, Deloitte & Touche Consulting Group was retained by TUC to assist management in its identification of potential synergies that might be realized from a possible transaction with ENSERCH.

  Amendments to change-in-control agreements between ENSERCH and its executive officers and certain key employees were approved by the Compensation Committee of the ENSERCH Board at its meeting on February 13, 1996 and in the case of Mr. Biegler, the amendments were approved by the ENSERCH Board at its meeting the same day. The amendments to these agreements (which generally provide for the payment of certain benefits in the event employment is terminated subsequent to a change in control of ENSERCH) included changing the annual compensation rate to include targeted bonuses, and adding provisions permitting certain officers to receive certain benefits after voluntarily terminating their employment in the thirteenth through the eighteenth month following a change in control.

  At the regular ENSERCH Board Meeting on February 13, 1996, Mr. Biegler reported his conversation with Mr. Nye, as well as the possibility that other companies might have an interest in ENSERCH. ENSERCH management expressed to the ENSERCH Board continuing concern regarding ENSERCH's stock price and restrictive capitalization, the rating of ENSERCH's public debt, and the cash flow available for internally funded investment. ENSERCH management also discussed the accelerated pace of consolidation and integration within the gas and electric utility industries. Several strategic alternatives were outlined by ENSERCH management--continuing internal growth of ENSERCH's business, restructuring, selling major divisions or subsidiaries to reduce debt, spinning off EEX, combining ENSERCH with another company or some combination of these. The ENSERCH Board voted to engage Morgan Stanley to undertake a further strategic review. The ENSERCH Board also created the ENSERCH Special Committee to assist in further developing the strategic plan for ENSERCH.

  On February 15, 1996, Mr. Biegler telephoned Mr. Nye to inform him of the decision of the ENSERCH Board to commence a process which could lead to consideration of possible business combinations and that Morgan Stanley would be engaged as ENSERCH's financial advisor for this purpose. Mr. Nye indicated that TUC remained interested in considering making a proposal and would begin to finalize its evaluation.

  On February 16, 1996, the TUC Board met for its regular quarterly board meeting at which representatives of Worsham, Forsythe & Wooldridge, L.L.P., and Barr Devlin were in attendance and discussed various matters related to a possible transaction with ENSERCH. Possible corporate structures for a transaction, required approvals, strategic rationale, ENSERCH and its operations, and preliminary financial analyses were discussed. TUC's management, with the assistance of Deloitte & Touche Consulting Group, also discussed with the Board management's preliminary view of potential synergies resulting from a possible transaction. On several occasions between February 16 and February 24, Mr. Biegler and Mr. Nye spoke by telephone about the process by which the two companies would consider a business combination proposal.

  On February 27, 1996, ENSERCH senior management met with Morgan Stanley to discuss undertaking a strategic review. On or about March 1, TUC formally retained Barr Devlin as financial advisor with respect to the possible transaction.

  On March 1, 1996, the ENSERCH Special Committee met with representatives of Morgan Stanley and Covington & Burling. Mr. Biegler and other senior officers of ENSERCH also participated in portions of the meeting. Covington & Burling briefed the Special Committee on its legal duties and the process to be followed. Morgan Stanley presented an overview of the energy and utility business and a preliminary review of a number of strategic alternatives available to ENSERCH, including continuing to operate the business, spinning off EEX to shareholders, selling or merging the business units, selling additional EEX stock, and selling or merging the company. Morgan Stanley's preliminary view was that a strategic business combination with or without the spin-off of EEX could be more attractive than other alternatives. Morgan Stanley identified several prospective candidates for such a strategic combination, including TUC, and described certain of their relative merits, including strategic fit, potential for merger synergies, and balance sheet compatibility.

  On March 12, 1996, the ENSERCH Special Committee met again with Morgan Stanley, Mr. Biegler and other senior officers of ENSERCH. The ENSERCH Special Committee discussed the materials distributed by Morgan Stanley at the previous meeting. While not ruling out any alternatives, the ENSERCH Special Committee was of the view that a business combination could be the most attractive strategy for ENSERCH, but only if the combined businesses would complement each other sufficiently to enhance shareholder value over the long term and if the transaction would have good prospects of surmounting any regulatory hurdles and achieving broad public support. The ENSERCH Special Committee also was of the view that a negotiated transaction with a selected partner would be the most likely transaction to be successfully consummated. On the basis of the compatibility of corporate cultures, overlapping service areas and the likelihood of a favorable public response and regulatory acceptance, the ENSERCH Special Committee expressed its belief that TUC was the partner most likely to satisfy these considerations. In addition, the ENSERCH Special Committee considered that TUC's and ENSERCH's complementary operations in overlapping service areas would offer an opportunity to achieve substantial operating efficiencies and to provide improved customer service which, together with the greater financial strength, stability and investment resources available to a combined entity, would amount to a significantly improved competitive position as compared to the position of ENSERCH as a stand-alone entity. Accordingly, the ENSERCH Special Committee authorized Morgan Stanley to initiate discussions with Barr Devlin to determine the extent of TUC's interest in pursuing the possibility of a business combination.

  On March 14, 1996, TUC retained the firms of LeBoeuf, Lamb, Greene & MacRae, L.L.P. and Reid & Priest LLP to provide additional legal assistance and tax advice. On March 19, 1996, Morgan Stanley began discussions with Barr Devlin. The preliminary discussions focused on confirming the general views of the principals and negotiation of a confidentiality agreement. On March 20, 1996, ENSERCH and TUC executed a confidentiality agreement in which TUC undertook to keep confidential all information provided by ENSERCH in connection with TUC's review of a possible transaction. TUC also agreed not to make any offer regarding a possible business combination or to participate in any proxy solicitation involving ENSERCH without the prior written consent of the ENSERCH Board.

  At ENSERCH's regular Board Meeting on March 26, 1996, Mr. Biegler and the ENSERCH Special Committee reported to the ENSERCH Board on the status of the activities of the ENSERCH Special Committee and Morgan Stanley.

  At this same meeting, the ENSERCH Board addressed the issue of its Shareholders Rights Plan due to expire in May. Representatives of Skadden, Arps, Slate, Meagher & Flom discussed with the ENSERCH Board the replacement of the Shareholders Rights Plan with a proposed plan to take effect upon the expiration of the existing rights plan. After discussion, the replacement rights plan was unanimously approved by the ENSERCH Board.

  Following the ENSERCH Board meeting, in a discussion with one of the directors, Mr. Biegler learned that another company had a possible interest in a business combination with ENSERCH. The chairman of the other company subsequently telephoned to request a meeting with Mr. Biegler, which was scheduled for April 9, 1996.

  At a meeting on March 27, 1996, Mr. Biegler advised Mr. Nye of the possible interest by the other company. Mr. Nye reported that he had heard rumors of the other company's interest in ENSERCH and stated that TUC would not look favorably upon a bidding contest. Mr. Nye expressed willingness to devote additional resources to consideration of a possible business combination with ENSERCH.

  ENSERCH retained additional outside counsel to assist it in connection with a possible business combination--Skadden, Arps, Slate, Meagher & Flom; Jackson & Walker, L.L.P.; and King & Spalding. TUC retained S. S. Swiger, a former officer and controller of TUC, to provide further assistance on financial and accounting matters.

  The ENSERCH Special Committee met again on April 4, 1996 with Mr. Biegler and other senior officers of ENSERCH. Mr. Biegler reported on the status of the discussions with TUC and the upcoming meeting with the chairman of the other company. During this period Morgan Stanley and Barr Devlin were discussing valuation of ENSERCH and certain other issues relating to the feasibility of a combination. Between March 27 and April 4, 1996, Mr. Biegler and Mr. Nye spoke several times to discuss facilitating TUC's preliminary due diligence investigation of ENSERCH but did not discuss substantive terms of a transaction.

  On April 4 and 5, 1996, members of management of ENSERCH and TUC met to respond to TUC's questions arising from its preliminary due diligence investigation. The prospects for the various ENSERCH businesses and issues pertinent to each were discussed. At this same time Morgan Stanley and Barr Devlin shared their views on valuation parameters. On April 5, 6 and 8, 1996, Morgan Stanley met with senior ENSERCH management to discuss issues relating to a possible combination with TUC.

  On April 8, 1996, Mr. Biegler and Mr. Nye met to review the status of discussions. Mr. Nye indicated that TUC was considering aggregate valuations of ENSERCH in the range of $1.6 billion to $1.7 billion after a spin-off of EEX.

  On April 9, 1996, Mr. Biegler met with the chairman of the other company. The trends in the electric and gas utility industries were discussed. The other chairman indicated interest in discussing a negotiated business combination with ENSERCH provided EEX was first divested, but presented no offer. Mr. Biegler indicated he was not in a position to provide any information and could make no commitments, but he would respond in due course. Mr. Biegler reported this meeting to the ENSERCH Special Committee and the ENSERCH Board.

  On April 9, 1996, a special meeting of the Board of Directors of TUC regarding the proposed acquisition took place, at which Mr. S.S. Swiger and representatives of Worsham, Forsythe & Wooldridge, L.L.P., Deloitte & Touche Consulting Group and Barr Devlin were present. Items discussed included the strategic benefits of a gas company acquisition, the history and background of ENSERCH, an overview of ENSERCH's businesses, a description of the potential transaction, financial and synergy analyses, evaluations based on a discounted cash flow analysis and market valuation of similar companies, and a range of potential purchase prices. Barr Devlin indicated the range of conversion ratios that would be fair from a financial point of view to TUC and the holders of TUC Common Stock. Mr. Nye later agreed upon a conversion ratio with ENSERCH within the range discussed by Barr Devlin. At such meeting, the Board, by resolution, authorized Mr. J.S. Farrington, the Chairman of TUC, and Mr. Nye to enter into the transaction if a price in the recommended range would be accepted by ENSERCH.

  Morgan Stanley and Barr Devlin continued to discuss various financial matters, including valuation of ENSERCH after a spin-off of EEX, valuation of TUC stock and formulas for determining a conversion ratio. Tax counsel for ENSERCH and TUC discussed various tax issues, including alternative structures to permit a tax-free merger and the conditions for a tax-free spin-off of EEX. Outside counsel for ENSERCH and TUC met to discuss various legal issues and prepare drafts of the necessary agreements.

  On April 11, 1996, the ENSERCH Special Committee met again to review the status of negotiations. Mr. Biegler described the progress of the negotiations and stated his view that a valuation of approximately $1.65 billion to $1.7 billion warranted continued discussion. Outside counsel summarized the proposed agreement and plan of merger and the legal issues under discussion. Outside counsel also briefed the ENSERCH Special Committee on its fiduciary responsibilities and on the process to be followed by the ENSERCH Board in considering the merger. Morgan Stanley presented an analysis of the valuation of ENSERCH for purposes of determining the conversion ratio and updated the Special Committee as to the status of the negotiations and range of values being discussed by Barr Devlin.

  On April 11, 1996, Mr. Biegler and Mr. Nye and their respective counsel met to discuss the break-up fee and stock option, the limits on the collar on the conversion ratio and the application of TUC's representations and warranties at the closing date.

  At a special meeting of the ENSERCH Board on April 11, 1996, Mr. Biegler briefed the ENSERCH Board on the status of the negotiations.

  On April 12, 1996, the ENSERCH Board and senior ENSERCH management again met to continue to review the progress of the negotiations. Mr. Biegler again described the status of the negotiations. Representatives of ENSERCH's outside counsel briefed the ENSERCH Board regarding the directors' fiduciary duties in connection with consideration of the merger and described the terms of the proposed agreements to effect the merger. The principal issues discussed consisted of the conversion ratio, the break-up fees and stock option, the limits on the collar on the conversion ratio, TUC credit support for ENSERCH public debt, the circumstances under which the parties could terminate the Plan of Merger and the treatment of employee benefits for ENSERCH employees and retirees. Counsel also discussed state and federal regulatory considerations and the probable public response to a merger. ENSERCH tax counsel described the tax treatment of the merger and the spin-off of EEX and the related ruling request. In addition, tax counsel confirmed their prior view that it would be advisable to execute definitive agreements with respect to the merger before April 15, 1996 in light of certain proposals of the Administration for tax legislation which might adversely affect the tax treatment of the EEX spin-off if the transaction was not entered into prior to Congress's reconvening on that date. Morgan Stanley provided an evaluation of certain issues relating to the business combination with TUC and presented its study on valuation for purposes of negotiating a conversion ratio. While the meeting was in progress, the ENSERCH Board received a formal proposal from TUC which contemplated a merger preceded by a spin-off of EEX. The proposed conversion ratio for the merger was based on equity value of $7.17 per share of ENSERCH Common Stock. The conversion ratio was subject to a collar which fixed the equity value of TUC's offer at $7.17, unless the price of TUC Common Stock rose or fell by more than 7 1/2% between the date a definitive agreement was signed and the closing of the transaction. The proposal was discussed and areas of uncertainty were identified. The Board determined to defer a response to the proposal pending further clarification. Morgan Stanley was requested to discuss valuation issues and the operation of the collar with representatives of Barr Devlin.

  The ENSERCH Board and senior ENSERCH management met on April 13, 1996, to consider the TUC proposal as clarified by further discussions. Morgan Stanley described the discussions with Barr Devlin. It was generally agreed by the ENSERCH Board that the TUC proposal was not acceptable but was of sufficient interest to merit continued negotiations. The Board also concluded that continuation of present operations by ENSERCH was not the preferred long-term option and the alternative in the best interest of the shareholders was either consummating a transaction with TUC or seeking another business combination. The ENSERCH Board concurred in the Special Committee's view that a negotiated transaction with a selected partner would be most likely to be successfully consummated and that a transaction with TUC presented the highest probability of success. The ENSERCH Board then discussed the outstanding issues that needed to be resolved before a transaction with TUC could go forward. These issues consisted of the conversion ratio, the limits on the collar on the conversion ratio, the break-up fees and the size of the stock option, the duration of TUC's unilateral right to extend the closing date, treatment of employee benefits, the timing of TUC's election of an alternative merger structure, restrictions on EEX operations, fiduciary duty considerations relating to the spin-off of EEX and responding to unsolicited acquisition proposals. The ENSERCH Board directed Mr. Biegler to discuss with Mr. Nye possible modifications of the parties' positions on these matters.

  The meeting recessed in order to permit Mr. Biegler to meet with Mr. Nye. Mr. Biegler returned and reported to the ENSERCH Board that Mr. Nye had agreed on behalf of TUC to modify the proposal to accommodate certain concerns the ENSERCH Board had raised. The conversion ratio was increased to $8.00 per share and the collar was broadened to 10% from 7 1/2%, the break-up fee was reduced, the duration of any unilateral extension of the closing date by TUC was reduced, EEX representations and warranties at closing and restrictions on EEX operations were eliminated, and fiduciary duty considerations were clarified. After reviewing the modifications, on April 13, 1996, Morgan Stanley provided an oral opinion that the Conversion Ratio was fair, from a financial point of view, to the holders of ENSERCH Common Stock. Following the rendering of the Morgan Stanley opinion, the ENSERCH Board discussed the transaction and its benefits to ENSERCH and its shareholders. The principal economic benefit, from the standpoint of the shareholders, was the conversion ratio based on an equity value of $8.00 per share of ENSERCH Common Stock, which constituted a valuation increase of approximately 12% as compared to the initial offer. Considering the ENSERCH Merger and Distribution together, this $8.00 valuation plus the last closing market price of EEX shares represented a premium of approximately 45% over the ENSERCH closing price on April 12, 1996, the day before the meeting (based on the shares then outstanding). In addition, ENSERCH shareholders would participate in a financially stronger company with better prospects for future earnings growth, and have the opportunity to continue equity ownership in EEX. The ENSERCH Board also considered the reasons and factors described in "The Mergers--Reasons for the Mergers" and "The Mergers--Recommendations of the Boards of Directors-- ENSERCH." After these discussions, Mr. Biegler, other members of senior management and representatives of the legal and financial advisers left the meeting, and the remaining members of the ENSERCH Board again reviewed and discussed the proposal and then voted unanimously to approve the merger proposal. Mr. Nye was invited to meet with the ENSERCH Board, which he then did.

  Following the meeting on April 13, 1996 the relevant agreements for the Mergers were executed by ENSERCH and TUC. ENSERCH and TUC executives and employees met over the weekend to develop press releases, communications plans and employee communications packages. On April 14, 1996, Mr. Nye and
Mr. Biegler briefed government officials on the proposed Mergers. On April 15, 1996, the proposed Mergers were publicly announced.

THE PRELIMINARY MERGER AND THE DISTRIBUTION

  In the negotiations between ENSERCH and TUC, TUC informed ENSERCH that it did not wish to engage in a transaction involving the acquisition of the natural gas and oil exploration and production business of EEX. TUC felt that because the risk profile of EEX's business is different from the risk profile offered by TUC, an involvement in EEX's business would not be attractive to TUC investors. Accordingly, ENSERCH determined that, immediately preceding the consummation of the Mergers, ENSERCH would distribute its equity in EEX to the holders of ENSERCH Common Stock on a pro rata basis. The ENSERCH Board believes that the Distribution will preserve for ENSERCH's shareholders ENSERCH's share of the value and the prospects of EEX.

  Prior to the Distribution, EEX is to be merged with and into LSEPO. This step is believed necessary to enable the Distribution to be tax free to ENSERCH and its shareholders. LSEPO operates and maintains, under long-term contracts, a 255 megawatt cogeneration facility located in Sweetwater, Texas, a 62 megawatt cogeneration facility located in Buffalo, New York, and a 160 megawatt cogeneration facility located in Bellingham, Washington. LSEPO is to be the surviving corporation of the Preliminary Merger, in which its name is to be changed to Enserch Exploration, Inc. ("New EEX"). The Preliminary Merger is to be effected pursuant to an agreement and plan of merger to be entered into among EEX, LSEPO and ENSERCH (the "Preliminary Plan of Merger") which is expected to provide that the obligations of EEX and LSEPO to consummate the Preliminary Merger are subject to the satisfaction of certain conditions, including the approval of the Preliminary

Plan of Merger by the shareholders of EEX, the approval of the Plan of Merger by the shareholders of ENSERCH, the dissolution of the direct subsidiaries of ENSERCH that hold the capital stock of LSEPO and EEX, respectively, the absence of any injunction or applicable law or regulation that prevents or prohibits the consummation of the Preliminary Merger, the Distribution or the Mergers, the effectiveness of a registration statement relating to the issuance of shares of New EEX Common Stock in the Preliminary Merger, the approval of the listing on the NYSE of the shares of New EEX Common Stock issuable in the Preliminary Merger upon official notice of issuance, the receipt of all material governmental approvals and the receipt of certain third-party consents.

  Under the TBCA, the approval of the Preliminary Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of EEX Common Stock. ENSERCH is the beneficial owner of approximately 83% of the common stock of EEX and 100% of the common stock of LSEPO, and under the Plan of Merger has an obligation to vote such shares of EEX and LSEPO, or cause such shares to be voted, in favor of the Preliminary Merger.

  After the Preliminary Merger and immediately prior to the Mergers, the shares of New EEX Common Stock held by ENSERCH are to be distributed pro rata to the holders of ENSERCH Common Stock. The Preliminary Merger and the Distribution are components of the Plan of Merger. The Distribution also is conditioned upon (i) the receipt by ENSERCH of a ruling from the IRS that the Distribution will result in no taxable gain or income to ENSERCH or its shareholders and (ii) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution. ENSERCH is not obligated to effect the Distribution if it determines in good faith after the receipt of the written advice of outside counsel that the Distribution would result in a substantive violation of the TBCA relating to corporate distributions or Texas or federal laws relating to fraudulent conveyances.

  The terms of a Note Agreement between ENSERCH and The Prudential Insurance Company of America and certain of its affiliates (the "Prudential Note Agreement") prohibit the Distribution in the absence of the consent of the holders of the 9.06% adjusting rate senior notes of ENSERCH issued thereunder (the "Prudential Notes"). Approximately $59 million in principal amount of Prudential Notes is currently outstanding. ENSERCH expects to obtain the consent of the holders of the Prudential Notes to the Distribution and the other transactions contemplated in the Plan of Merger or to prepay these Notes. The Prudential Notes are prepayable at any time at the full outstanding principal amount plus accrued interest and a yield maintenance premium.

  After the Preliminary Merger, ENSERCH's ownership of New EEX Common Stock will reflect the 105,015,328 shares attributable to its current approximate 83% beneficial interest in EEX and the additional shares attributable to the value of its beneficial interest in LSEPO prior to the Preliminary Merger. At June 30, 1996, there were 69,202,131 shares of ENSERCH Common Stock outstanding; accordingly, at that date, the holders of ENSERCH Common Stock would be entitled to receive in the Distribution approximately 1.5 shares of New EEX Common Stock for each share of ENSERCH Common Stock owned. The actual ratio will depend on the final determination of the number of shares to be received by ENSERCH for its interest in LSEPO and the shares of ENSERCH Common Stock outstanding at the record date for the Distribution. Cash is to be distributed in lieu of fractional shares of New EEX Common Stock. The New EEX Common Stock is to be listed on the NYSE.

  The HSR Act and Premerger Notification Rules promulgated thereunder, require recipients of voting securities or assets in certain acquisitions to submit premerger notification filings with the Department of Justice and Federal Trade Commission and observe certain waiting periods prior to obtaining beneficial ownership of such securities or assets. Shareholders of ENSERCH may be subject to the HSR Act filing and waiting requirements if the total fair market value of their holdings of New EEX Common Stock immediately after the Distribution will exceed $15 million. In determining whether this $15 million threshold will be exceeded, ENSERCH shareholders must aggregate the value of all shares of New EEX Common Stock to be received as an ENSERCH shareholder in the Distribution or as an EEX shareholder in the Preliminary Merger, including all shares of New EEX Common Stock to be received by any parents, subsidiaries, or certain affiliates under common control, and regardless of whether shares of New EEX Common Stock are received solely as an ENSERCH shareholder in the Distribution, or both as an ENSERCH shareholder in the Distribution and as a former EEX shareholder in the Preliminary Merger. Depending on the circumstances, one or more statutory or regulatory exemptions may be available even where ENSERCH shareholders immediately after the Distribution will hold New EEX Common Stock exceeding the $15 million threshold. ENSERCH shareholders should consider carefully, with the advice of legal counsel, whether they might be subject to the HSR Act obligations in connection with their acquisition of shares of New EEX Common Stock in the Distribution or the Preliminary Merger.

REASONS FOR THE MERGERS

The TUC Board believes that the Mergers offer the following significant strategic and financial benefits to TUC, ENSERCH and their respective shareholders, as well as to their employees and customers and to the communities in which they do business:

  . Enhanced Customer Service and Operational Efficiencies. By coordinating and integrating certain operations of TUC's and ENSERCH's utility businesses to take advantage of the companies' overlapping service territories, the Company will be able to provide customers with enhanced service and choice. The Company intends to assist customers in managing their total energy service requirements in the most efficient manner. The Mergers should offer greater convenience to customers who, in most cases, will be able to conduct all of their energy business with one system. In addition, the Company should be able to respond more quickly to distribution interruptions with a combined workforce.

  . Maintenance of Competitive Rates. TUC and ENSERCH should be able to meet the challenges of the increasingly competitive pricing environment in the utilities industry more effectively than either company could on a stand-alone basis. The Mergers should create the opportunity for potential benefits for customers in the form of lower rates over the long term than could be achieved if the companies operated independently and for shareholders in the form of greater financial strength and financial flexibility.

  . Coordination of Diversification Programs. TUC and ENSERCH each have complementary non-utility operations and, as a combined and financially stronger company, should be able to manage and pursue these operations more efficiently and effectively.

  . Better Utilization of Resources. The joint engineering, siting and construction of facilities should reduce costs and minimize environmental disruption.

  . Integration of Corporate and Administrative Functions. TUC and ENSERCH will be able to consolidate certain corporate and administrative functions, thereby eliminating duplicative positions, reducing other nonlabor corporate administrative expenses and limiting or avoiding certain capital expenditures for administrative facilities and information systems. It is anticipated that, as a result of combining staff and other functions, after the Mergers TUC and ENSERCH will be capable of operating with fewer employees than TUC and ENSERCH currently have in the aggregate.
  The ENSERCH Board believes that the Mergers and the Distribution offer significant benefits to ENSERCH and the ENSERCH shareholders.

  . Significant Near Term Increase in Shareholder Value. Depending on the market price of TUC Common Stock at the Effective Time, ENSERCH shareholders will receive between 0.183 and 0.225 shares of Company Common Stock, and approximately 1.5 shares of New EEX Common Stock for each share of ENSERCH Common Stock as a result of the ENSERCH Merger and the Distribution, respectively. See "The Plan of Merger--The Mergers." Based upon outstanding shares and closing prices of TUC Common Stock and the common stock of EEX at the close of business immediately prior to the announcement of the Mergers, the Company Common Stock and New EEX Common Stock to be received as a result of the ENSERCH Merger and the Distribution, respectively, for each share of ENSERCH Common Stock (after the conversion of the common stock of EEX into New EEX Common Stock in the Preliminary Merger) represented a combined value of $23.68, equal to a 45% premium over the closing price of ENSERCH Common Stock on such date. See "The Mergers--The Preliminary Merger and the Distribution."

  . EEX as an Independent Company. Both ENSERCH and EEX management, as a result of their own observations regarding the superior valuations accorded "pure play" investments and from listening to the views of investors and financial advisors, believe that EEX has been undervalued in the financial markets as a result of its majority ownership by ENSERCH. New EEX will have balance sheet resources that should enhance its ability to make acquisitions and to develop its prospects. Through the Distribution, ENSERCH's ownership of EEX will remain with the shareholders of ENSERCH, thereby unlocking the value of EEX for them.

  . Ongoing Participation in the Company. TUC and ENSERCH as a combined enterprise after the Mergers will have greater financial strength and stability than ENSERCH as a stand-alone entity, including greater capital and resources for future investment with which to meet the challenges and take advantage of the opportunities offered by ongoing deregulation of the utilities industry. The Company Common Stock received in the ENSERCH Merger represents enhanced business prospects of the combined enterprise, which are expected to result in increased earning power in the future. If the Company pays dividends on its common stock at the same rate as TUC currently pays on its common stock, former holders of ENSERCH Common Stock will experience a twofold increase in dividend payments after the Mergers.

  . Improved Customer Service. By combining their complementary operations in overlapping service areas, ENSERCH and TUC will be in a position to offer customers improved, more diversified, comprehensive and convenient service.

  . Efficiency of Operations. Integrating operations and consolidating certain corporate and administrative support functions will allow ENSERCH and TUC to achieve greater operational efficiency than they could as separate enterprises and will permit costs to be spread over more customers, products and services. These efficiencies will allow ENSERCH and TUC as a combined entity to maintain competitive rates, both benefitting customers and allowing the enterprise to occupy a strong position in light of industry trends toward increased consolidation and competition.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  TUC. The TUC Board approved the Plan of Merger by the unanimous vote of all the directors present.

  The TUC Board believes that the Mergers will provide strategic and operational opportunities and will enable TUC and its shareholders to participate in a company which, through the pooling of management, work force and technical expertise in both gas and electric utility operations, will be better able to compete in the evolving market for the delivery of energy and services.

  In its deliberation concerning the Plan of Merger, the TUC Board considered TUC's and ENSERCH's respective businesses, operations, assets, management, geographic location and prospects. The TUC Board also considered the respective financial conditions and results of operations of TUC and ENSERCH on historical and prospective bases. Other factors considered by the TUC Board include (i) the market diversification resulting from the combination of TUC's and ENSERCH's existing facilities and expertise in electric and gas utility operations and non-utility businesses; (ii) the presentations of TUC's management, including potential operational and financial synergies anticipated from the Mergers and discussed above under "--Reasons for the Mergers"; (iii) the proposed accounting treatment of the Mergers; (iv) the fact that the Mergers will be tax-free to TUC, ENSERCH and their respective shareholders; (v) the opinion of TUC's financial advisor, Barr Devlin; (vi) the impact of the Distribution on the future operations of ENSERCH and ENSERCH's financial structure following the Distribution; (vii) the impact of regulation under various state and federal laws (as described under "Regulatory Matters"); and (viii) the terms of the Plan of Merger, the Stock Option Agreement, the Distribution

Agreement, the Tax Allocation Agreement and the Employment Agreements. No factor was assigned a greater significance by the TUC Board than any other.

  THE TUC BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE PLAN OF MERGER, BELIEVES THAT THE TERMS OF THE MERGERS ARE ADVISABLE AND FAIR TO THE HOLDERS OF TUC COMMON STOCK AND RECOMMENDS THAT THE HOLDERS OF TUC COMMON STOCK VOTE FOR APPROVAL OF THE PLAN OF MERGER.

  ENSERCH. The ENSERCH Board believes that the Plan of Merger is advisable and in the best interests of ENSERCH, and that the terms of the Mergers are in the best interests of the holders of ENSERCH Common Stock and offer the holders of ENSERCH Common Stock better prospects for the future than would be available if ENSERCH were to remain a stand-alone entity. The ENSERCH Board believes that the ENSERCH Articles Amendment is advisable and in the best interests of ENSERCH and its shareholders as an action that will facilitate the consummation of the Plan of Merger.

  In its deliberations with respect to the Plan of Merger, the ENSERCH Board considered the following factors: (i) the significant near term increase in ENSERCH shareholder value; (ii) ENSERCH's and TUC's respective businesses, operations, assets, management, geographic location and prospects; (iii) combined with the business and operations of TUC, ENSERCH will have greater financial stability and strength than as a stand-alone entity; (iv) current industry, economic, market and regulatory conditions and trends which encourage consolidation to reduce risk and create new business strategies and earnings growth; (v) opportunities for stronger relationships with customers through a multiple product delivery system; (vi) economies from combining the businesses of ENSERCH and TUC; (vii) ENSERCH's and TUC's compatible corporate cultures, shared ties to the communities in their service areas and the likelihood of a favorable public response to the Mergers; (viii) the separation of the gas and oil exploration and production business of EEX from the other businesses of ENSERCH, with resulting increased potential for EEX business and earnings growth and the prospect of an improved market valuation of EEX operating as an independent company; (ix) the likelihood that the Mergers and the Distribution will be tax-free to ENSERCH and its shareholders;
(x) the opinion of ENSERCH's financial advisor, Morgan Stanley, that the ENSERCH Conversion Ratio is fair, from a financial point of view, to the holders of ENSERCH Common Stock; (xi) the ability to successfully consummate the Mergers, including, in particular, the ability to obtain required regulatory approvals; (xii) the terms and conditions of the Plan of Merger, which provide for substantially reciprocal representations, warranties, conditions to closing and rights relating to termination, and, in particular, protect the employee benefits provided to ENSERCH employees and credit ratings support afforded the holders of publicly traded ENSERCH debt, and (xiii) the range of other strategic business alternatives available to ENSERCH, such as equity or convertible debt offerings, acquisitions of complementary pipeline or additional oil and gas assets for cash or stock, and the sale of individual business units. In determining that the terms of the Plan of Merger are fair to holders of ENSERCH Common Stock, the ENSERCH Board considered the above favorable factors as a whole and did not assign specific or relative weights to them. Mr. Biegler abstained from the vote of the ENSERCH Board on the Plan of Merger because of the possibility that he would be employed by the Company following the Mergers. See "The Mergers--Employment Agreements."

  In light of the considerations set forth above and in "The Mergers--Reasons for the Merger," the ENSERCH Board believes that the Mergers and the Distribution present an excellent strategic opportunity for ENSERCH. The ENSERCH Board also believes that, particularly in light of the compatibility of the corporate cultures and shared community ties of ENSERCH and TUC and the likelihood of a favorable public response and regulatory acceptance of the Mergers, TUC is the best partner among likely candidates for a business combination involving ENSERCH.

  THE ENSERCH BOARD, BY A VOTE OF EIGHT OF THE NINE DIRECTORS IN FAVOR AND WITH MR. BIEGLER ABSTAINING, HAS APPROVED AND ADOPTED THE PLAN OF MERGER, BELIEVES THAT THE TERMS OF THE MERGERS ARE IN THE BEST INTERESTS OF THE

HOLDERS OF ENSERCH COMMON STOCK AND RECOMMENDS THAT THE HOLDERS OF ENSERCH COMMON STOCK VOTE FOR APPROVAL OF THE PLAN OF MERGER.

OPINIONS OF FINANCIAL ADVISORS

  TUC. On March 1, 1996, TUC entered into an engagement letter with Barr Devlin pursuant to which Barr Devlin was retained to act as TUC's financial advisor in connection with a potential business combination with ENSERCH. On April 13, 1996, Barr Devlin rendered an oral opinion, and on May 4, 1996 and the date of this Joint Proxy Statement/Prospectus, delivered its written opinions to the TUC Board, to the effect that, on and as of the respective dates of such opinions, and based upon assumptions made, matters considered, and limits of the review, as set forth in the opinions, the TUC Conversion Ratio was and is fair, from a financial point of view, to the holders of TUC Common Stock. A COPY OF THE OPINION OF BARR DEVLIN DATED THE DATE HEREOF IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX III AND IS INCORPORATED HEREIN BY REFERENCE. THE MAY 4, 1996 OPINION IS SUBSTANTIALLY IDENTICAL TO THE OPINION ATTACHED HERETO. TUC SHAREHOLDERS ARE URGED TO READ CAREFULLY THE OPINION DATED THE DATE HEREOF IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW UNDERTAKEN BY BARR DEVLIN.

  In connection with rendering its opinion dated the date of this Joint Proxy Statement/Prospectus, Barr Devlin (i) reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended December 31, 1995 and unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996, for ENSERCH; (ii) reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended December 31, 1995 and unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996, for TUC; (iii) reviewed certain other filings with the SEC and other regulatory authorities made by ENSERCH and TUC during the last three years; (iv) reviewed certain internal information, including financial forecasts, relating to the business, earnings, capital expenditures, cash flow, assets and prospects of ENSERCH as adjusted pro forma to reflect the Distribution ("ENSERCH As Adjusted") furnished to Barr Devlin by ENSERCH; (v) conducted discussions with members of senior management of TUC and ENSERCH concerning their respective businesses, regulatory environments, prospects, strategic objectives and possible operating and administrative synergies which might be realized for the benefit of the Company following the Mergers; (vi) reviewed the historical market prices and trading activity for shares of ENSERCH Common Stock with those of certain publicly traded companies deemed by Barr Devlin to be relevant; (vii) compared the results of operations of ENSERCH As Adjusted with those of certain companies deemed by Barr Devlin to be relevant; (viii) compared the proposed financial terms of the Mergers with the financial terms of certain business combinations deemed by Barr Devlin to be relevant; (ix) analyzed the valuation of shares of ENSERCH Common Stock, after giving effect to the Distribution, using various valuation methodologies deemed by Barr Devlin to be appropriate; (x) considered the pro forma effect of the Mergers on the Company's capitalization, earnings and cash flow; (xi) compared the pro forma effect of the Mergers on the Company's earnings per share with corresponding current and projected values for TUC on a stand-alone basis; (xii) reviewed the Plan of Merger; (xiii) reviewed the Registration Statement, including this Joint Proxy Statement/Prospectus, and (xiv) reviewed such other studies, conducted such other analyses, considered such other financial, economic and market criteria, performed such other investigations and took into account such other matters as Barr Devlin deemed necessary or appropriate for purposes of its opinions.

  In preparing its opinions, Barr Devlin relied, without independent verification, on the accuracy and completeness of all financial and other information publicly available or otherwise furnished or made available to it by TUC and ENSERCH, and upon the assurances of management of TUC and ENSERCH that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of TUC and ENSERCH As Adjusted (including, without limitation, projected cost savings benefits), Barr Devlin relied upon assurances of management of TUC and ENSERCH that such projections were reasonably prepared and reflected the best currently available estimates and judgments of the respective managements of TUC and ENSERCH as to the future financial performance of TUC and ENSERCH As Adjusted, as the case may be, and as to the projected outcomes of legal, regulatory and other contingencies. Barr Devlin was not provided with and did not undertake an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TUC or ENSERCH, nor did Barr Devlin make any physical inspection of the properties or assets of TUC or ENSERCH.

  In arriving at its opinions, Barr Devlin assumed that the Mergers will be tax-free transactions as described in Section 351 of the Code, and the regulations thereunder and that the Distribution shall qualify as a tax-free spin-off within the meaning of Section 355 of the Code. In addition, Barr Devlin has assumed that the TUC Merger will be accounted for as a combination of companies under common control using historical costs in a manner similar to a pooling of interests and the ENSERCH Merger will be accounted for by the purchase method of accounting. Barr Devlin's opinions are based upon general financial, stock market and other conditions and circumstances as they existed and could be evaluated, and the information made available to it, as of the respective dates of the opinions. Barr Devlin's opinions are directed only to the TUC Board and the fairness of the TUC Conversion Ratio from a financial point of view, do not address any other aspect of the Mergers and do not constitute a recommendation to any TUC shareholder as to how such shareholder should vote at the TUC Meeting. Although Barr Devlin evaluated the fairness of the TUC Conversion Ratio from a financial point of view to the holders of TUC Common Stock, the specific TUC Conversion Ratio was determined by TUC and ENSERCH through arm's-length negotiations. TUC did not place any limitations upon Barr Devlin with respect to the procedures followed or factors considered by Barr Devlin in rendering its opinions.

  Barr Devlin has advised TUC that, in its view, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinions, Barr Devlin did not attribute any particular weight to any analysis or factor considered by it, nor did Barr Devlin ascribe a specific range of fair values to TUC; rather, Barr Devlin made its determination as to the fairness of the TUC Conversion Ratio on the basis of qualitative judgments as to the significance and relevance of each of the financial and comparative analyses and factors described below. Accordingly, notwithstanding the separate factors summarized below, Barr Devlin believes that its analyses must be considered as a whole and that considering any portions of these analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. In its analyses, Barr Devlin made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond TUC's and ENSERCH's control. Any estimates in these analyses do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  In connection with rendering its oral opinion dated April 13, 1996, and its written opinions dated May 4, 1996 and the date hereof, and preparing for its participation in meetings with the TUC Board, Barr Devlin performed a variety of financial and comparative analyses and considered a variety of factors of which the material analyses and factors are summarized below. While this summary describes the material analyses performed and factors considered, it does not purport to be a complete description of the analyses performed or factors considered by Barr Devlin. Barr Devlin's opinions are based upon its consideration of the collective results of all such analyses, together with the other factors referred to in its opinions. Because each share of TUC Common Stock is being converted into one share of Company Common Stock, the TUC Conversion Ratio can be compared to the ENSERCH Conversion Ratio in determining the fairness of the Mergers. Subject to the Collar (as defined below), the ENSERCH Conversion Ratio is the quotient obtained by dividing $8.00 by the average TUC Common Stock price during a defined period prior to the Effective Time. In concluding that the TUC Conversion Ratio is fair, from a financial point of view, to the holders of TUC Common Stock and in its discussions with the TUC Board, Barr Devlin noted that $8.00 discussed above was within the range of implied values set forth below under "Discounted Cash Flow Analysis" and "Comparable Transaction Analysis." In connection with its opinion dated the date hereof, Barr Devlin performed certain procedures to update its analyses made for its May 4, 1996 opinion and reviewed with the managements of TUC and ENSERCH the assumptions upon which such analyses were based. The results of such analyses were substantially the same as those for the May 4, 1996 opinion of Barr Devlin.

  Discounted Cash Flow Analysis. To determine the present value of ENSERCH As Adjusted, Barr Devlin prepared and reviewed the results of an unleveraged Discounted Cash Flow ("DCF") analysis for ENSERCH As Adjusted using certain operating and financial projections provided by ENSERCH for the period 1996 through 2000 (the "Projection Period"), as revised by Barr Devlin to reflect certain adjustments it deemed appropriate. To calculate the present value, the projected unleveraged free cash flows (including expected cost savings benefits) for each year during the Projection Period, together with the estimated terminal value of the businesses in the final year of the Projection Period, were discounted to the present. Barr Devlin estimated terminal values for ENSERCH As Adjusted by applying multiples to (i) the projected earnings before interest and taxes ("EBIT") in 2000 and (ii) the projected earnings before interest, taxes, depreciation and amortization ("EBITDA") in 2000. The multiples applied were based on analyses of the corresponding multiples of certain public companies comparable to ENSERCH As Adjusted. For the purposes of these analyses, the terminal multiple ranges used were 10.0x-12.0x with respect to EBIT and 7.0x-8.5x with respect to EBITDA. The cash flow streams and terminal values were then discounted to present value using discount rates that ranged from 7.25% to 7.75%. This analysis produced reference values of $6.33 to $12.01 per share of ENSERCH As Adjusted.

  Comparable Transaction Analysis. Barr Devlin reviewed certain proposed or completed transactions involving mergers and acquisitions with and among natural gas distribution ("Gas"), natural gas pipeline ("Pipeline"), and natural gas marketing and natural gas liquids processing ("Marketing and Processing") companies deemed by Barr Devlin to be comparable to ENSERCH As Adjusted (collectively, the "Comparable Transactions"). The Comparable Transactions involved companies possessing general business, operating and financial characteristics representative of companies in industries in which ENSERCH As Adjusted operates. The Gas Comparable Transactions included Puget Sound Power & Light Company/Washington Energy Company, Atmos Energy Corporation/Greeley Gas Company, Arkla, Inc./Diversified Energies, Inc., Citizens Utilities Company/Louisiana General Services, Inc., Consolidated Natural Gas Company/Virginia Natural Gas, Inc., Southern Union Gas Co./Western Resources, Inc. (Missouri gas operations) and Arkla, Inc./Entex, Inc. The Pipeline Comparable Transactions included The Williams Companies, Inc./Transco Energy Company, Panhandle Eastern Corporation/Associated Natural Gas Corporation, Tejas Gas Corporation/Exxon Corporation (Texas and Louisiana properties), Equitable Resources, Inc./Louisiana Intrastate Gas Corporation, Panhandle Eastern Corporation/Texas Eastern Corporation, Transco Energy Company/Texas Gas Transmission, Arkla, Inc./ Mississippi River Transmission Corporation and Occidental Petroleum Corporation/MidCon Corp. The Marketing and Processing Comparable Transactions included El Paso Natural Gas Company/Eastex Energy Inc., Atlanta Gas Light Company/Sonat Marketing Company, LG&E Energy Corp./Hadson Corporation, Panhandle Eastern Corporation/Associated Natural Gas Corporation, Natural Gas Clearinghouse/Trident NGL Holding, Inc., Red Cedar Gathering Company/WestGas Gathering, Inc., Associated Natural Gas Corporation/Grand Valley Gas Company, NOVA Corporation/Natural Gas Clearinghouse, Eastex Energy Inc./Heath Petra Resources, Inc., Tenneco Inc./EnTrade Corporation, LG&E Energy Corp. & British Gas public limited company/Natural Gas Clearinghouse, DEKALB Energy Company/Natural Gas Clearinghouse and Apache Corporation & Noble Affiliates, Inc./Natural Gas Clearinghouse.

  Barr Devlin calculated the "implied total consideration" (defined as the sum of the implied equity consideration plus the liquidation value of preferred stock, the principal amount of debt, capitalized lease obligations and minority interests, minus cash and option proceeds, if any) for each of the Comparable Transactions as a multiple of each company's respective latest 12-month EBITDA and EBIT. This analysis produced reference values of $2.02 to $11.98 per share of ENSERCH As Adjusted.

  Because the reasons for and circumstances surrounding each of the Comparable Transactions analyzed were diverse and because of the inherent differences between the operations of ENSERCH As Adjusted and the companies in the selected transactions, Barr Devlin believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the Mergers. Barr Devlin believed that an appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning differences between the characteristics of these transactions and the Mergers which would affect the relative values of TUC and ENSERCH As Adjusted.

  Publicly Traded Comparable Company Analysis. Using publicly available information, Barr Devlin compared selected financial information for ENSERCH As Adjusted with corresponding financial information and ratios for a group of Gas, Pipeline, and Marketing and Processing companies deemed by Barr Devlin to be comparable to ENSERCH As Adjusted (collectively, the "Comparable Companies"). The Comparable Companies possessed general business, operating and financial characteristics representative of companies in industries in which ENSERCH As Adjusted operates. The Gas Comparable Companies included Atlanta Gas Light Company, Bay State Gas Company, Brooklyn Union Gas Company, Indiana Energy, Inc., Laclede Gas Company, MCN Corporation, NICOR, Inc., Pacific Enterprises, Peoples Energy Corporation, Piedmont Natural Gas Company, Inc., Washington Gas Light Company and WICOR, Inc. The Pipeline Comparable Companies included Coastal Corporation, El Paso Natural Gas Company, Enron Corporation, NOVA Corporation, Panhandle Eastern Corporation, Sonat, Inc., TransCanada Pipelines Limited, The Williams Companies, Inc. and Valero Energy Corporation. The Marketing and Processing Comparable Companies included Aquila Gas Pipeline Corporation, Cornerstone Natural Gas, Inc., NGC Corporation, Tejas Gas Corporation, Tejas Power Corporation and Western Gas Resources, Inc.

  Barr Devlin determined ranges of multiples for selected financial ratios for the Comparable Companies, including the "aggregate market value" (defined as the sum of the market value of common stock, plus the liquidation value of preferred stock, the principal amount of debt, capitalized lease obligations and minority interests, minus cash and cash equivalents) as a multiple of (i) EBIT for the latest 12-month period ending December 31, 1995 (the "LTM Period") and (ii) EBITDA for the LTM Period. This analysis produced reference values of $0.93 to $5.19 per share of ENSERCH As Adjusted.

  Because of the inherent differences between the operations of ENSERCH As Adjusted and the Comparable Companies, Barr Devlin believed that a purely quantitative comparable company analysis would not be particularly meaningful in the context of the Mergers. Barr Devlin believed that an appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning differences between the characteristics of the Comparable Companies and ENSERCH As Adjusted. Moreover, Barr Devlin observed that comparable company analysis does not reflect the potential incremental value to TUC of a controlling interest in ENSERCH As Adjusted or expected cost savings benefits, among other factors incidental to the Mergers.

  Pro Forma Merger Analysis. Barr Devlin analyzed certain pro forma effects to the shareholders of TUC resulting from the Mergers, based on the TUC Conversion Ratio and the ENSERCH Conversion Ratio, for each year in the Projection Period. This analysis, based on the respective forecasts of the managements of TUC and ENSERCH and assuming retention of a portion of the synergies forecasted, showed modest dilution to holders of TUC Common Stock in earnings per share in the first year after consummation of the Mergers (reflecting certain anticipated one-time costs to be incurred in such year to achieve future cost savings benefits) and essentially no dilution thereafter.

  Barr Devlin was selected as TUC's financial advisor because Barr Devlin and principals of Barr Devlin have a long history of association in the investment banking and electric and gas utility industries. Barr Devlin is a privately held investment banking firm specializing in strategic and merger advisory services to the electric and gas utility industries, the energy industry and selected other industries. In this capacity, Barr Devlin and principals of Barr Devlin have been involved as advisors in numerous transactions and advisory assignments in the electric, gas and energy industries and are constantly engaged in the valuation of businesses and securities in those industries.

  Pursuant to the terms of Barr Devlin's engagement, TUC has agreed to pay Barr Devlin for its services in connection with the Mergers (i) a financial advisory retainer fee of $50,000 per quarter commencing March 1,

1996; (ii) an initial financial advisory progress fee of $2,257,500 payable upon execution of the Plan of Merger; (iii) a second financial advisory progress fee of $967,500 payable upon shareholder approval of the Plan of Merger, and (iv) a transaction fee of $6,450,000 payable upon consummation of the Mergers. All financial advisory retainer fees payable during the term of the engagement, all financial advisory progress fees and an additional $500,000 would be credited against any transaction fee payable to Barr Devlin. TUC has agreed to reimburse Barr Devlin for its out-of-pocket expenses, including fees and expenses of legal counsel and other advisors engaged with the consent of TUC, and to indemnify Barr Devlin against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

  ENSERCH. Morgan Stanley was retained by ENSERCH to act as its financial advisor in connection with the possible sale of all or a portion of the assets or stock of ENSERCH and related matters based upon Morgan Stanley's experience and expertise and prior investment banking relationship and familiarity with ENSERCH. At the April 13, 1996 meeting of the ENSERCH Board, Morgan Stanley rendered to the ENSERCH Board an oral opinion to the effect that, as of such date, the ENSERCH Conversion Ratio was fair from a financial point of view to the holders of ENSERCH Common Stock. Morgan Stanley has rendered a written opinion on the date hereof to the effect that, as of the date hereof and based on certain matters set forth therein, the ENSERCH Conversion Ratio is fair from a financial point of view to the holders of ENSERCH Common Stock.

  THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX IV TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF ENSERCH COMMON STOCK SHOULD READ MORGAN STANLEY'S OPINION CAREFULLY IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE ENSERCH BOARD AND THE FAIRNESS OF THE ENSERCH CONVERSION RATIO FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF ENSERCH COMMON STOCK, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGERS NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF ENSERCH COMMON STOCK AS TO HOW TO VOTE AT THE ENSERCH MEETING. THE SUMMARY OF MORGAN STANLEY'S OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinion, Morgan Stanley: (i) analyzed certain publicly available financial statements and other information of ENSERCH, LSEPO, EEX and TUC; (ii) analyzed certain internal financial statements and other financial and operating data concerning ENSERCH, LSEPO, EEX and TUC prepared by the managements of ENSERCH and TUC; (iii) reviewed certain financial projections prepared by the managements of ENSERCH and TUC, including the ENSERCH 1996 budgeted financial information prepared by ENSERCH management (the "1996 ENSERCH Budget"); (iv) participated in certain due diligence discussions and discussed the past and current operations and financial condition and the prospects of ENSERCH, LSEPO, EEX and TUC with senior executives of ENSERCH and TUC; (v) reviewed the reported prices and trading activity for ENSERCH Common Stock, EEX Common Stock and TUC Common Stock; (vi) compared the financial performance of ENSERCH, EEX and TUC and the prices and trading activity of ENSERCH Common Stock, EEX Common Stock and TUC Common Stock with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) participated in discussions with senior management of ENSERCH and their legal advisors regarding certain regulatory and other legal issues in connection with the Mergers; (ix) discussed with senior management of ENSERCH certain alternative transactions to the Mergers involving certain other third parties; (x) participated in discussions and negotiations among representatives of ENSERCH and TUC and their financial and legal advisors; (xi) considered the terms and certain benefits of the Preliminary Merger and the Distribution; (xii) reviewed the Plan of Merger, the Distribution Agreement and certain related documents; and (xiii) performed such other analyses as Morgan Stanley deemed appropriate.

  In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of ENSERCH,

LSEPO, EEX and TUC. In addition, Morgan Stanley assumed that the Mergers and the Distribution will be consummated in accordance with the terms set forth in the Plan of Merger and the Distribution Agreement, including, among other things, that the Mergers and the Preliminary Merger will be treated as tax-free transactions and the Distribution will qualify as a tax-free spin-off, each pursuant to the Internal Revenue Code of 1986. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of ENSERCH, LSEPO, EEX or TUC, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of ENSERCH or any of its assets, nor did Morgan Stanley negotiate with any of the parties, other than TUC, which expressed interest to Morgan Stanley or ENSERCH in the possible acquisition of ENSERCH or certain of its constituent businesses.

  The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the ENSERCH Board on April 13, 1996 in connection with the preparation of the Morgan Stanley opinion and with its oral presentation to the ENSERCH Board on that date:

  ENSERCH Common Stock Performance. Morgan Stanley's analysis of ENSERCH's Common Stock performance consisted of an historical analysis of closing prices and trading volumes from April 9, 1993 to April 12, 1996. During this period, based on closing prices on the NYSE, ENSERCH Common Stock achieved a high of $22.375 per share and a low of $12.125 per share. ENSERCH Common Stock closed at a price of $16.375 per share on April 12, 1996 (the "ENSERCH Market Price"). EEX Common Stock closed at a price of $10.25 per share on April 12, 1996 (the "EEX Market Price"). Morgan Stanley observed that, based on the EEX Market Price and the fact that holders of ENSERCH Common Stock would receive approximately 1.5 shares of EEX Common Stock via the Distribution, and $8.00 per share of TUC stock as a result of the Mergers, the implied value received by the holders of ENSERCH Common Stock as a result of the contemplated Distribution and Mergers was approximately $23.68 per share, which represented a 45% premium to the ENSERCH Market Price.

  TUC Common Stock Performance. Morgan Stanley's analysis of TUC Common Stock performance consisted of an historical analysis of closing prices and trading volumes from April 9, 1993 to April 12, 1996. During this period, based on closing prices on the NYSE, TUC Common Stock achieved a high of $48.25 per share and a low of $29.75 per share. TUC Common Stock closed at a price of $39.625 on April 12, 1996 (the "TUC Market Price").

  Comparable Company Analysis. Comparable company analysis examines a company's trading performance relative to a group of publicly traded peers. Morgan Stanley analyzed the trading performance of ENSERCH and three groups of companies in the natural gas pipeline and GPM, natural gas distribution, and independent power plant sectors (the "ENSERCH Comparable Companies"). Companies in the natural gas pipeline and GPM group included: Western Gas Resources, Inc.; KN Energy, Inc.; Tejas Gas Corporation; NGC Corporation; Aquila Gas Pipeline Corporation and USX-Delhi Group (collectively the "ENSERCH Natural Gas Pipeline and GPM Comparable Companies"). Companies in the natural gas distribution group included: Washington Gas Light Company; Brooklyn Union Gas Company; Indiana Energy, Inc.; Northwest Natural Gas Company; Atlanta Gas Light Company; NICOR, Inc. and Piedmont Natural Gas, Inc. (collectively the "ENSERCH Natural Gas Distribution Comparable Companies"). Companies in the independent power plant group included: AES Corporation; California Energy Co.; Destec Energy, Inc.; Enron Global Power & Pipelines LLC; Kenetech Corporation; Trigen Energy Corporation; and Sithe Energies, Inc. (collectively the "ENSERCH Independent Power Plant Comparable Companies"). Morgan Stanley also analyzed the trading performance of TUC and a group of companies in the electric utilities sector (the "TUC Comparable Companies"). Companies in the TUC Comparable Companies group included: Carolina Power & Light Company; Central and South West Corporation; Houston Industries Inc.; PacifiCorp; The Southern Company and Wisconsin Energy Corporation. The ENSERCH Comparable Companies and the TUC Comparable Companies (collectively, the "Comparable Companies") were selected based on general business, operating and financial characteristics representative of companies in industries in which ENSERCH and TUC, respectively, operate. Historical financial information used in connection with the ratios provided below with respect to the Comparable Companies is as of the most recent financial statements publicly available for each company. Market information used in calculating the ratios below is as of April 4, 1996 with respect to the ENSERCH Comparable Companies and April 9, 1996 with respect to the TUC Comparable Companies.

  Morgan Stanley analyzed the relative performance and value for ENSERCH and TUC by comparing certain market trading statistics for ENSERCH and TUC with the ENSERCH Comparable Companies and the TUC Comparable Companies, respectively. Among the market trading information considered in the analysis was asset value to earnings before interest and taxes ("EBIT") and asset value to earnings before interest, taxes, depreciation and amortization ("EBITDA"), actual and estimates for calendar years 1995 and 1996, respectively. The median ratios of asset value to EBIT for calendar year 1995 for the ENSERCH Gas Gathering and Processing Comparable Companies, ENSERCH Gas Distribution Comparable Companies, ENSERCH Independent Power Plant Comparable Companies, and TUC Comparable Companies were 15.0x, 10.3x, 13.1x and 10.6x, respectively. The median ratios of asset value to EBITDA for calendar year 1995 for the ENSERCH Gas Gathering and Processing Comparable Companies, ENSERCH Gas Distribution Comparable Companies, ENSERCH Independent Power Plant Comparable Companies, and TUC Comparable Companies were 9.5x, 6.9x, 10.2x and 7.0x, respectively.

  Using the financial information and the 1996 ENSERCH Budget provided by management of ENSERCH, Morgan Stanley derived an implied equity value range for ENSERCH upon application of the financial multiples from the ENSERCH Comparable Companies (after adjusting for the Distribution, which is contemplated to be completed prior to the Mergers). This analysis indicated that the implied equity value of ENSERCH was from $135.3 million to $322.8 million and the equity value per fully-diluted common equivalent share of ENSERCH outstanding was from $1.89 per share to $4.52 per share. Using public financial information and forecasts for TUC, Morgan Stanley derived an implied equity value range for TUC upon application of the financial multiples from the TUC Comparable Companies. This analysis indicated that the implied equity value of TUC was from $8,376.8 million to $10,393.0 million and the equity value per fully-diluted common equivalent share of TUC outstanding was from $37.09 per share to $46.02 per share.

  No company utilized in the comparable companies analysis as a comparison is identical to ENSERCH or TUC. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ENSERCH or TUC such as the impact of competition on the business of ENSERCH or TUC and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of ENSERCH or TUC, or the industry or the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

  Comparable Transaction Analysis. Using publicly available information, Morgan Stanley performed an analysis of selected transactions (collectively the "ENSERCH Comparable Transactions") involving certain natural gas pipeline and GPM companies (collectively the "Natural Gas Pipeline and GPM Comparable Transactions") and natural gas distribution companies (collectively the "Natural Gas Distribution Comparable Transactions"). Morgan Stanley compared certain financial and market statistics, including multiples of asset value to twelve months trailing EBIT and EBITDA, equity value to book value and premium to market price one month prior to announcement of a transaction for the ENSERCH Comparable Transactions. The Natural Gas Pipeline and GPM Comparable Transactions comparison included the following transactions (acquiree/acquiror): Seagull Energy Corporation/Tejas Power Corporation; Eastex Energy Inc./El Paso Natural Gas Company; Hadson Corporation/LG&E Energy; Associated Natural Gas Company/Panhandle Eastern Pipeline Corporation; Trident NGL/Natural Gas Clearinghouse; American Oil & Gas/KN Energy Inc.; Trident NGL/Occidental Petroleum Corporation and certain other private market transactions. The Natural Gas Distribution Comparable Transactions comparison included the following transactions (acquiree/acquiror): Western Resources Inc./Southern Union Company; Greeley Gas Company/Atmos Energy Corporation; Wisconsin Southern Gas Company Inc./Wisconsin Energy Corporation; Arkla Gas Distribution/UtiliCorp United Inc.; Northern Indiana

Fuel & Light Company/NIPSCO Industries Inc.; Union Energy Corp./Westcoast Energy Corp.; Citizens Utility/UtiliCorp United; Southern Union Company/Citizens Utility; Northern Carolina Natural Gas Company/Sonat Inc. For the ENSERCH Comparable Transactions the analysis showed a range of multiples of equity value to book value of 1.0 to 3.0x, a range of twelve months trailing multiples of 8.2x to 30.5x EBIT and 3.7x to 14.6x EBITDA and a 9.5% to 56.3% premium to the price one month prior to announcement of the transaction.

  Using the financial information and the 1996 ENSERCH Budget provided by management of ENSERCH, Morgan Stanley derived an implied equity value range for ENSERCH upon application of the financial multiples from the ENSERCH Comparable Transactions (after adjusting for the Distribution, which is contemplated to be completed prior to the Mergers). This analysis indicated that the implied equity value of ENSERCH was from $330.7 million to $727.4 million and the equity value per fully-diluted common equivalent share of ENSERCH Common Stock outstanding was from $4.63 per share to $10.18 per share.

  No transaction utilized in the comparable transaction analysis is identical to the Mergers. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ENSERCH or TUC, such as the impact of competition on the business of ENSERCH and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of ENSERCH or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

  Discounted Cash Flow Analysis. Morgan Stanley conducted a discounted cash flow analysis of ENSERCH for the fiscal years 1996 through 2000 to estimate the present value of the stand-alone unleveraged free cash flows that ENSERCH is expected to generate if ENSERCH performs in accordance with scenarios based upon certain financial forecasts. The discounted cash flow analysis for ENSERCH was based upon the 1996 ENSERCH Budget and certain discussions with the management of ENSERCH. Unleveraged free cash flows of ENSERCH were calculated as net income plus depreciation and amortization plus deferred taxes plus minority interest plus other noncash expenses plus after-tax net interest expense less capital expenditures less investment in working capital. Morgan Stanley calculated terminal values for ENSERCH by applying a range of multiples of EBITDA ("Terminal EBITDA Multiple Methodology") to the EBITDA in fiscal 2000 from 6.5x to 8.5x representing estimated trading ranges of long-term EBITDA multiples. The unleveraged free cash flow streams and terminal values were then discounted to the present using a range of discount rates from 9.0% to 10.0%. The discount rate ranges were selected based upon a weighted average cost of capital analysis of ENSERCH. Using the financial information and forecasts provided by management of ENSERCH, Morgan Stanley derived an implied equity value range for ENSERCH (after adjusting for the Distribution contemplated prior to the completion of the Mergers). This analysis indicated that the implied equity value of ENSERCH was from $310 million to $719 million and the equity value per fully-diluted common equivalent share of ENSERCH outstanding was from $4.34 per share to $10.06 per share.

  Dividend Discount Model Analysis. Morgan Stanley performed a dividend discount analysis of TUC for the fiscal years 1996 through 2000 which calculates the present value per share of the estimated future stream of a company's dividends based upon certain research analysts' dividend projections. The projected TUC dividends per share ("DPS") growth through to the year 2000 were analyzed using a range of perpetual growth rates from 4.5% to 5.5% and a range of discount rates from 10.0% to 11.0%. The discount rate ranges were selected based upon a weighted average cost of capital analysis of TUC. Using this public financial information and forecasts for TUC, Morgan Stanley derived an implied equity value range for TUC ranging from $8,380.1 million to $9,429.5 million and an implied equity value per fully-diluted common equivalent share outstanding ranging from $37.11 per share to $41.75 per share.

  Pro Forma Analysis of the Mergers. Morgan Stanley analyzed the pro forma impact of the Mergers on the ownership of TUC Common Stock. Based on public information available at April 11, 1996, assuming TUC is required to issue approximately 14.6 million shares of TUC Common Stock to holders of ENSERCH Common

Stock, the former holders of ENSERCH Common Stock will own approximately 6% of the issued and outstanding TUC Common Stock following the Mergers.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of ENSERCH or TUC.

  In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ENSERCH or TUC. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the ENSERCH Conversion Ratio from a financial point of view to the holders of shares of ENSERCH Common Stock and were provided to the ENSERCH Board in connection with the delivery of Morgan Stanley's written opinion dated as of the date of this Joint Proxy Statement/Prospectus. The analyses do not purport to be appraisals or to reflect the prices at which ENSERCH or TUC might actually be sold. Because such estimates are inherently subject to uncertainty, none of ENSERCH, TUC, Morgan Stanley or any other person assumes responsibility for their accuracy. In addition, as described above, Morgan Stanley's opinion and presentation to the ENSERCH Board was one of many factors taken into consideration by the ENSERCH Board in making its determination to approve the Plan of Merger. Consequently, the Morgan Stanley analysis described above should not be viewed as determinative of the opinions of the Boards of ENSERCH or TUC with respect to the value of ENSERCH and TUC or whether such Boards would have been willing to agree to a different ENSERCH Conversion Ratio.

  The ENSERCH Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and financial advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in securities of ENSERCH or TUC. In the past, Morgan Stanley and its affiliates have provided financial advisory services to ENSERCH and TUC and have received customary fees for the rendering of these services.

  Pursuant to a letter agreement dated as of March 13, 1996, ENSERCH has agreed to pay Morgan Stanley (i) an advisory fee estimated to be between $250,000 and $500,000 in the event the Mergers are not consummated and, (ii) if the Mergers are consummated, a total fee estimated to be approximately $11,400,000 (against which any previously paid fees would be credited). In addition to the foregoing compensation, ENSERCH has agreed to reimburse Morgan Stanley for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Morgan Stanley for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

CONFLICTS OF INTEREST OF CERTAIN PERSONS IN THE MERGERS

  In considering the recommendations of the TUC Board and the ENSERCH Board with respect to the Plan of Merger, shareholders should be aware that certain members of ENSERCH management have certain interests in the Mergers in addition to the interests of shareholders of ENSERCH generally. The ENSERCH Board was aware of these interests and considered them, among other matters, in approving the Plan of Merger.

  Employment Agreements. At the time that the ENSERCH Board approved the Plan of Merger, it was aware of the likelihood that certain members of the senior management of ENSERCH would enter into employment agreements with TUC or subsidiaries of TUC. Since the execution of the Plan of Merger, Messrs. Biegler and Satterwhite have entered into employment agreements with TUC, and TU Services has entered into an employment agreement with M.E. Rescoe, which will become effective only if the Mergers are consummated. See "The Mergers-- Employment Agreements." The Employment Agreements with Messrs. Biegler, Satterwhite and Rescoe will become effective only at the Effective Time. The Employment Agreements are described in greater detail under "--Employment Agreements" below.

  Change-in-Control Agreements and Other Arrangements. Under change-in-control agreements entered into by ENSERCH with 32 key employees, certain benefits will become payable to such employees if their employment is terminated following the approval of the Plan of Merger by the shareholders of ENSERCH. Under certain incentive plans of ENSERCH, options held by employees of ENSERCH vested and the forfeiture provisions with respect to shares of restricted stock held by officers and directors lapsed upon the approval by the ENSERCH Board of the Plan of Merger and forfeiture provisions with respect to ENSERCH's annual award in May 1996 to nonemployee directors of shares of restricted stock will lapse upon the approval of the Plan of Merger by the shareholders of ENSERCH. Upon approval of the Plan of Merger by the shareholders of ENSERCH, outstanding ENSERCH stock options will become nonforfeitable. See "The Mergers--Change-in-Control Agreements and Other Arrangements."

  Indemnification. Pursuant to the Plan of Merger, to the fullest extent not prohibited by law, the Company has agreed that for a period of six years after the Effective Time all rights to indemnification existing as of the Effective Time in favor of the current and former directors, officers and employees of ENSERCH and its subsidiaries as provided for in their respective Articles of Incorporation and Bylaws will continue in full force and effect. After the Effective Time, the Company will consent to the establishment by ENSERCH and its subsidiaries of such additional indemnification arrangements in favor of their respective directors and officers as may be necessary so that they will have the benefit of the maximum indemnification arrangements available to the directors and officers of the Company for all events or actions occurring subsequent to the Effective Time. Moreover, for a period of six years after the Effective Time, the Company will cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by ENSERCH and its subsidiaries, to the extent such liability insurance can be maintained annually at a cost of not greater than 200% of the current aggregate premiums for the policies maintained by ENSERCH and its subsidiaries for its directors' and officers' liability insurance; provided that the Company may substitute therefor equivalent policies with respect to matters occurring prior to the Effective Time; and provided further that if such insurance cannot be so maintained or obtained, the Company will maintain or obtain as much of such insurance for ENSERCH and its subsidiaries as can be so obtained or maintained at a cost equal to 200% of the current annual premiums of ENSERCH and its subsidiaries for their respective directors' and officers' liability insurance.

CERTAIN ARRANGEMENTS REGARDING MANAGEMENT FOLLOWING THE MERGERS

  At the Effective Time, the composition of the Company Board will be identical to the composition of the TUC Board immediately prior to the Effective Time. Following consummation of the Mergers, Mr. Biegler and Mr. Satterwhite will become officers of TUC reporting directly to the Chief Executive of TUC, and Mr. Rescoe will become an officer of Texas Utilities Services Inc. ("TU Services") reporting directly to the Chief Executive of TU Services.

EMPLOYMENT AGREEMENTS

  TUC has entered into employment agreements with Messrs. Biegler and Satterwhite pursuant to which they will each become an officer of TUC. TU Services has entered into an employment agreement with Mr. Rescoe pursuant to which he will become an officer of TU Services. Each of these employment agreements are expressly conditioned upon the closing of the Mergers, and will become effective at the Effective Time. The employment agreements will each have a term of two years and will provide for a minimum annual salary--$600,000 in the case of Mr. Biegler, $282,000 in the case of Mr. Satterwhite and $280,000 in the case of Mr. Rescoe. The employment agreements will also provide for participation in all incentive compensation, employee benefit, and fringe benefit programs for which they are eligible by virtue of their employment; provided that they will be entitled to receive a minimum amount of incentive compensation for the calendar year 1997 equal to $330,000 in the case of Mr. Biegler, $112,800 in the case of Mr. Satterwhite and $112,000 in the case of Mr. Rescoe. The employment agreements specify that the employees will be entitled to participate in the retirement plan sponsored by TUC and provide that the benefit to which they will be entitled by virtue of such participation following the Mergers will not be less than the benefit to which they would have been entitled had they continued to participate in the retirement plan adopted for ENSERCH employees following the Mergers.

  The employment agreements of Messrs. Satterwhite and Rescoe also provide for the payment of retention bonus payments in the amount of $141,000 in the case of Mr. Satterwhite and $140,000 in the case of Mr. Rescoe upon the attainment of six months of continuous employment following the Mergers, and an additional cash bonus equal to $282,000 in the case of Mr. Satterwhite and $280,000 in the case of Mr. Rescoe upon attainment of eighteen months of continuous employment following the Mergers. The bonus payments will not become payable in the event that (i) the employee voluntarily terminates his employment prior to the thirteenth month following the closing of the Mergers in the case of Mr. Rescoe and the particular bonus payment date in the case of Mr. Satterwhite, or (ii) the employee is terminated for cause. In the event the employee dies or his employment ceases due to his total disability (i.e., the employee's incapacity to perform all of his normal duties of employment on a full-time basis for more than six months due to physical or mental illness), the employee will be entitled to a pro rata part of the retention bonus payment proportional to the employee's service after the Mergers through the date of death or the first date the employee ceased performing services due to his disability, to the amount of service required to fully earn the applicable retention bonus payment.

  In the event that Mr. Biegler, Mr. Satterwhite or Mr. Rescoe is terminated without "cause" during the term of his employment agreement, or terminates his employment for "good reason" during such term, he will be entitled to receive his accrued and unpaid salary through the date of the termination, as well as any benefits, including severance benefits, normally provided by TUC and its subsidiaries to their officers under circumstances similar to such termination, and, in the case of Messrs. Satterwhite and Rescoe, the retention bonus payments. For purposes of the employment agreements, termination for cause means (i) an act or acts of dishonesty or material violation of an employment policy by, or at the direction of, the employee; (ii) willful failure or refusal of the employee to perform services as properly required by his employer; (iii) any action or failure to act on the part of the employee which is intended to result in injury to the assets, business or prospects of his employer; or (iv) the employee's conviction of a felony. Good reason is defined in the employment agreements to include an adverse change in the employee's status or position, a reduction in the employee's salary or benefits, or the failure by a successor company to assume the obligations under the employment agreements.

  Any employment agreements in effect at TUC at the Effective Time will be assigned to, and assumed by, the Company, without any change in the terms thereof.

RETENTION BONUS ARRANGEMENTS

  Effective upon the closing of the Mergers, ENSERCH has entered into retention bonus arrangements with eleven key employees of ENSERCH, each of whom are expected to retain positions with ENSERCH following the Mergers, including the following executive officers of ENSERCH: G.R. Bryan, M.T. Hunter, D.R. Long, and R.B. Williams. Under each of these arrangements, ENSERCH will pay the employee a cash bonus equal to a percentage of the employee's current annual salary (typically 50%) upon the employee's attainment of six months of continuous employment following the Mergers, and an additional cash bonus equal to a percentage of the employee's current annual salary (typically 100%) upon the employee's attainment of eighteen months of continuous employment following the Mergers. The bonus payments will not become payable in the event that, on or prior to the particular bonus payment date, the employee (i) terminates employment; (ii) dies or becomes disabled; or (iii) is terminated for cause. For purposes of the retention bonus arrangements, termination for cause means (i) an act or acts of dishonesty or material violation of an employment policy by, or at the direction of, the employee; (ii) willful failure or refusal of the employee to perform services as properly required by TUC or ENSERCH; (iii) any action or failure to act on the part of the employee which is intended to result in injury to the assets, business or prospects of TUC or ENSERCH; or (iv) the employee's conviction of a felony. The aggregate amount of the retention bonus payments which may become payable under these arrangements to all of the applicable employees is $2,929,750.

CHANGE-IN-CONTROL AGREEMENTS AND OTHER ARRANGEMENTS

  ENSERCH has entered into change-in-control agreements with 32 key employees, including the seven executive officers of ENSERCH: D.W. Biegler, G.R. Bryan, M.T. Hunter, D.R. Long, M.E. Rescoe, W.T. Satterwhite and R.B. Williams.

  The approval by the holders of ENSERCH Common Stock of the Plan of Merger will constitute a "change in control" pursuant to the change-in-control agreements. The agreements generally provide for the payment of benefits to the employee if within a certain time of a change in control such employee's employment is terminated, except in the case of (i) death or retirement (other than early retirement initiated by ENSERCH) of the employee, (ii) termination by ENSERCH for cause or as a result of disability, or (iii) termination by the employee other than for "good reason," defined to include an adverse change in the employee's status or position, a reduction in the employee's salary or benefits, or the failure by a successor company to assume the obligations under the change-in-control agreement. The change-in-control agreements of three executive officers (Messrs. Biegler, Rescoe and Satterwhite) and one other officer also provide for the payment of benefits in the event of a voluntary termination of employment by the employee during the period from the thirteenth through the eighteenth month following a change in control. See "-- Employment Agreements."

  The benefit payable by ENSERCH in the event of a qualifying termination following a change in control is a lump sum amount equal to the sum of (i) the employee's accrued base salary, earned vacation time and benefits or awards under benefit plans to the date of termination, (ii) the amount of the employee's highest target bonus in the year in which the termination occurs or in either of the two preceding years pro rated based on the number of days elapsed in the year to the date of termination, (iii) an amount equal to a multiple of the employee's "annual compensation" (but not in excess of the annual compensation that would be earned up to normal retirement), and (iv) the value of unexercised stock options that the employee, by giving notice to ENSERCH, chooses not to retain. For purposes of clause (iii) in the preceding sentence, the applicable multiple is three for each of the executive officers and either three, two or one for each other employee. "Annual compensation" for purposes of clause (iii) above is defined to include the individual's base pay plus target bonus for the executive officers and for certain, but not all, of the other employees; while for the remaining officers and employees annual compensation means base pay.

  In the event of a qualifying termination following a change in control, the change-in-control agreements further provide for (i) a gross-up if the benefits payable are taxed under section 4999 of the Code, (ii) the continuation of insurance programs until the earlier of three years after the date of termination or the employee's normal retirement date, (iii) in the case of employees not participating in the ENSERCH Retirement Income Restoration Plan, a lump sum payment corresponding to payments that would have been received under the ENSERCH Retirement Plan if such employee were to complete two additional years of service, (iv) for employees not vested under the ENSERCH Retirement Plan, the lump sum value of any payment such employee would have received at his or her normal retirement date from the ENSERCH Retirement Plan if such employee were fully vested and assuming two additional years of service, and (v) the assignment of club memberships.

  Three executive officers of ENSERCH, Messrs. Biegler, Satterwhite and Rescoe, have agreed with ENSERCH to the modification of their respective change-in-control agreements pursuant to which, upon the satisfaction of all conditions prerequisite to the Merger, and prior to the Effective Time, ENSERCH will pay each of these individuals a lump sum cash payment in the amount of $2,790,000 in the case of Mr. Biegler, $789,600 in the case of Mr. Satterwhite, and $784,000 in the case of Mr. Rescoe in lieu of
(i) their respective rights to receive such payment in the event the change-in-control agreement payment provisions are subsequently activated; and (ii) their respective rights to receive any of the other benefits under the change-in-control agreements in the event of a voluntary termination by them during the period from the thirteenth through eighteenth month following a change in control. ENSERCH has also agreed to pay Mr. Biegler a bonus in the amount of $900,000 prior to the Effective Time conditioned upon his continued employment with ENSERCH to the Effective Time. The payments made to Messrs. Biegler, Satterwhite and Rescoe and the modification of their change-in-control agreements will be treated as payments under their existing change-in-control agreements entitling them to any tax gross-up payments as therein provided. ENSERCH will make any necessary changes to its Executive Deferred Compensation Plan so that Messrs. Biegler, Satterwhite and Rescoe may defer all of the payments made under the modification to their change-in-control agreements under such Plan. Except for the foregoing modifications, the terms of the change-in-control agreements of these employees will remain in effect following the Mergers. If the employment of the other ENSERCH executive officers had been terminated as of June 30, 1996 under circumstances giving rise to an entitlement to benefits under the change-in-control agreements, the value of their multiple of annual compensation and prorated bonus would have been as follows: G.R. Bryan--$1,425,000; M.T. Hunter--$1,425,000; D.R. Long--
$704,000; and R.B. Williams--$520,000. The Special Compensation Plan has been canceled by the Board of Directors effective immediately prior to the consummation of the Mergers and the payment of deferred compensation payable thereunder at retirement will be accelerated and result in a payment of compensation by ENSERCH to Mr. Biegler of $900,000 and payment of compensation to three other participants (who are not executive officers), each in the amount of 150% of base salary. Under the provisions of the 1996 Performance Incentive Plan of ENSERCH, the 1996 target bonus levels for plan participants became payable upon adoption of the Plan of Merger by the ENSERCH Board. Payments to ENSERCH executive officers arising out of such provisions were as follows: D.W. Biegler--$338,652; G.R. Bryan--$153,932; M.J. Hunter --$153,932;
D.R. Long--$65,678; M.E. Rescoe--$114,936; W.T. Satterwhite--$115,757; and
R.B. Williams--$133,578.

  In accordance with the provisions of the ENSERCH 1991 Stock Incentive Plan (the "1991 Plan"), upon the adoption of the Plan of Merger by the ENSERCH Board, all then-outstanding unvested stock options awarded under the 1991 Plan automatically became vested and, upon the approval of the Plan of Merger by the shareholders of ENSERCH, each outstanding option will not be subject to forfeiture for any reason, including the termination of the employment of the holder, prior to the scheduled expiration of the option. Also in accordance with the provisions of the 1991 Plan, upon the adoption of the Plan of Merger by the ENSERCH Board, the restrictions on all then-outstanding shares of restricted stock awarded under the 1991 Plan (including shares awarded to nonemployee directors) lapsed, with the result that all such shares of ENSERCH Common Stock became nonforfeitable and immediately transferable. Subsequent to the approval by the ENSERCH Board of the Plan of Merger, the automatic annual award of restricted stock to the nonemployee directors of ENSERCH was made pursuant to the terms of the 1991 Plan, in accordance with which each nonemployee director received an award of 1,301 shares of restricted stock. The restrictions on these shares will lapse upon the approval of the Plan of Merger by the shareholders of ENSERCH.

  Under the terms of the ENSERCH Management Incentive Plan (the "Management Plan"), upon the approval of the Plan of Merger by the shareholders of ENSERCH, the remaining 2,421 unvested stock options held by five employees that have been granted pursuant to the Management Plan will become automatically vested and each outstanding stock option under the Management Plan will not be subject to forfeiture for any reason before the expiration of one year from the date on which such option first becomes exercisable.

  In accordance with the provisions of the ENSERCH 1981 Stock Option Plan (the "1981 Plan") each outstanding option, all of which had previously vested, upon the approval of the Plan of Merger by the shareholders of ENSERCH, will not be subject to forfeiture for any reason, including the termination of the employment of the holder, prior to the scheduled expiration date of the option.

  The aggregate number of options the vesting of which has so been accelerated and the aggregate number of shares of restricted stock as to which the restrictions have lapsed held by the executive officers of ENSERCH are as follows: D.W. Biegler--78,750 options and 72,000 shares of restricted stock; G.R. Bryan--33,375 options and 30,200 shares of restricted stock; M.T. Hunter--39,000 options and 20,000 shares of restricted stock; D.R. Long-- 14,013 options and 5,000 shares of restricted stock; M.E. Rescoe--35,000 options and 19,000 shares of restricted stock; W.T Satterwhite--20,625 options and 14,700 shares of restricted stock; and R.B. Williams--31,500 options and 22,100 shares of restricted stock.

  At the Effective Time of the Mergers, each option which remains outstanding under the 1981 Plan, the 1991 Plan and the Management Plan will be converted to an option to purchase shares of TUC Common Stock having equivalent value.

  Messrs. Biegler, Rescoe and Satterwhite, who are also officers of EEX, were previously granted 25,000 shares, 6,000 shares and 5,000 shares, respectively, of restricted EEX Common Stock under the EEX 1994 Stock Incentive Plan (the "EEX Plan"). Under provisions of the EEX Plan, the restrictions on those shares will be lifted at the time the EEX Board of Directors approves the Preliminary Merger. In addition, under change-in-control provisions in the EEX Plan, all unvested options granted under the EEX Plan will become fully exercisable upon approval of the Preliminary Merger by the shareholders of EEX. Messrs. Biegler, Long, Rescoe and Satterwhite hold 31,250 options, 3,438 options, 14,000 options and 6,875 options, respectively, that would be affected.

  Following the Mergers, non-employee directors of ENSERCH may elect to receive in a discounted lump sum any fees deferred through the ENSERCH Corporation Deferred Compensation Plan for Directors and other deferred compensation that have been funded through a trust.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain United States federal income tax consequences applicable to United States Holders (as defined below) of TUC stock and ENSERCH stock. This summary is based upon the provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial decisions, and current administrative rulings, all of which are subject to change. This discussion addresses only United States Holders who hold TUC stock or ENSERCH stock as capital assets. For this purpose, a "United States Holder" is any beneficial owner of ENSERCH stock or TUC stock that is (i) a United States citizen or resident, (ii) a corporation, partnership, or other entity created or organized under the laws of the United States or any state thereof, or (iii) any estate or trust subject to United States federal income tax on its income, regardless of its source.

  This summary is based upon the qualification of the Distribution as a tax-free spin-off pursuant to section 355 of the Code and the Mergers as tax-free transactions as described in section 351 of the Code. Consummation of the Mergers is conditioned upon (i) a favorable ruling from the Internal Revenue Service that the Distribution will qualify as a tax-free spin-off under section 355 of the Code such that no taxable gain or income will result to ENSERCH or the holders of ENSERCH Common Stock as a result of the Distribution, and (ii) the receipt of opinions of King & Spalding, special tax counsel to ENSERCH, and Reid & Priest LLP, special tax counsel to TUC, to the effect that the Mergers will be treated as tax-free transactions as described in section 351 of the Code. Any ruling or opinions will be based upon certain assumptions and upon representations by the management of TUC and ENSERCH, which if incorrect or untrue in any respect may undermine the ability of TUC and ENSERCH to rely on such rulings or opinions. In the event that the rulings or opinions could not be relied upon, the tax consequences of the Distribution and the Mergers would be substantially different from those described below. ENSERCH and TUC are not aware of any facts or circumstances which would cause any such representation or assumption to be incorrect or untrue in any material respect. Nevertheless, if both the Distribution and the ENSERCH Merger were held to be taxable, ENSERCH would be taxable on the Distribution and its shareholders would be subject to tax on the Distribution and the exchange pursuant to the ENSERCH Merger, which tax could be material (subject to the indemnity obligations of New EEX under the Tax Allocation Agreement).

  Tax Consequences of the Distribution to United States Holders of ENSERCH Common Stock. A United States Holder of ENSERCH Common Stock who receives New EEX Common Stock in the Distribution will recognize no gain or loss upon the Distribution, and no amount will be included in the income of such Holder upon the Distribution, except that gain will be recognized to the extent that cash is received in lieu of fractional shares. Accordingly, (i) the aggregate tax basis of the New EEX Common Stock and the ENSERCH Common Stock in the hands of each Holder of ENSERCH Common Stock immediately after the Distribution will be the same as the aggregate basis of the ENSERCH Common Stock held by such Holder immediately prior to the Distribution (reduced by any basis allocable to a fractional share interest in New EEX Common Stock for which cash is received), and will be allocated between the New EEX Common Stock and the ENSERCH Common Stock in proportion to the fair market value of each, and (ii) the holding period of the New EEX Common Stock received by each holder of ENSERCH Common Stock pursuant to the Distribution will include the holding period of the ENSERCH Common Stock held by such common shareholder. A United States Holder of ENSERCH Common Stock who receives cash in lieu of a fractional share of New EEX Common Stock will recognize gain in an amount equal to the excess of the amount of cash received (plus the Holder's share of selling expenses, if any, which expenses may be deductible) over the United States Holder's ratable portion of the tax basis of the New EEX Common Stock which is allocated to such fractional share.

  Tax Consequences of the ENSERCH Merger to United States Holders of ENSERCH Common Stock. A United States Holder of ENSERCH Common Stock whose shares are exchanged and converted into Company Common Stock pursuant to the ENSERCH Merger will recognize no gain or loss as a result of the exchange and conversion, except that gain will be recognized to the extent that cash is received in lieu of fractional shares. Accordingly, (i) the aggregate tax basis of the Company Common Stock received by such United States Holder will be equal to the aggregate tax basis of the ENSERCH Common Stock surrendered therefor (reduced by any basis allocable to a fractional share interest in Company Common Stock for which cash is received), and (ii) the holding period of the Company Common Stock will include the holding period of the ENSERCH Common Stock surrendered. A United States Holder of ENSERCH Common Stock who receives cash in lieu of a fractional share of Company Common Stock will recognize gain in an amount equal to the excess of the amount of cash received (plus the Holder's share of selling expenses, if any, which expenses may be deductible) over the United States Holder's ratable portion of the tax basis of the ENSERCH Common Stock surrendered which is allocated to such fractional share. Such gain will be capital gain and will be long-term capital gain if the United States Holder has owned the ENSERCH Common Stock for more than one year.

  Each issued and outstanding share of ENSERCH Common Stock is accompanied by ENSERCH Rights. The ENSERCH Rights will be extinguished in the ENSERCH Merger. The extinguishment of the ENSERCH Rights will not be treated as a taxable event to the United States Holder of such stock.

  Tax Consequences to United States Holders of ENSERCH Preferred Stock. United States Holders of ENSERCH Preferred Stock will not receive anything in the Distribution. United States Holders of ENSERCH Preferred Stock will remain holders of such stock and will not receive Company stock in the ENSERCH Merger. Accordingly, United States Holders of ENSERCH Preferred Stock will not recognize gain or loss with respect to such stock as a result of the Distribution or the ENSERCH Merger.

  Tax Consequences of the TUC Merger to United States Holders of TUC Common Stock. A United States Holder of TUC Common Stock whose shares are deemed exchanged and converted into Company Common Stock pursuant to the TUC Merger will recognize no gain or loss as a result of the conversion. Accordingly,
(i) the aggregate tax basis of the Company Common Stock received by such United States Holder will be equal to the aggregate tax basis of the TUC Common Stock surrendered therefor, and (ii) the holding period of the Company Common Stock will include the holding period of the TUC Common Stock surrendered.

  Tax Consequences to ENSERCH, TUC and the Company. None of ENSERCH, TUC or the Company will recognize any material gain or loss as a result of the Distribution or the Mergers. The consolidated group of which TUC will have been the common parent prior to the Mergers for federal income tax purposes will survive the Mergers, and the corporations which are members of the consolidated group of which ENSERCH will have been the common parent prior to the Mergers for federal income tax purposes (other than the Distribution Subsidiaries) will become members of the TUC consolidated group of which the Company will, after the Mergers, be the common parent for federal income tax purposes.

  Code Section 382 Limitations. In general, section 382 of the Code imposes limitations on the future use of net operating losses ("NOLs") by a corporation which has sustained a fifty percentage point change in the ownership of its stock within a three year period. As a result of the ENSERCH Merger, ENSERCH will have an ownership change within the meaning of section 382 of the Code. As a result, after the ENSERCH Merger ENSERCH's ability to use its NOLs generated prior to the ENSERCH Merger will be limited.

  Ancillary Transactions. In conjunction with the ENSERCH Merger, nonqualified employee stock options to buy shares of ENSERCH Common Stock will be converted into options to purchase Company Common Stock having an equivalent value. This conversion will not be considered a taxable event to any holder of such options.

  The 6 3/8% convertible subordinated debentures due 2002 issued by ENSERCH (the "ENSERCH Convertible Debentures") which are currently convertible into ENSERCH Common Stock will, after the Mergers, be made convertible into Company Common Stock. A holder of an ENSERCH Convertible Debenture who converts such Debenture into Company Common Stock subsequent to the Mergers will recognize gain or loss to the extent of the difference between the fair market value of the Company Common Stock received and the holder's adjusted basis in the ENSERCH Convertible Debenture converted. In addition, under certain final Treasury Regulations effective as of September 24, 1996, it is likely that the change in the conversion feature of the ENSERCH Convertible Debentures would be treated as a significant modification of the debt instrument which results in a "deemed" taxable exchange of the old debenture for a new debenture. The holders of ENSERCH Convertible Debentures should consult with their tax advisors as to the specific tax consequences of the Mergers to them.

  THE ABOVE FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE MERGERS. THE DISCUSSION ALSO DOES NOT ADDRESS THE TAX CONSEQUENCES OF THE RECEIPT OF TUC STOCK OR ENSERCH STOCK BY A PERSON AS COMPENSATION UNDER THE APPLICABLE TAX LAWS. ALL HOLDERS OF TUC AND ENSERCH STOCK ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS.

ACCOUNTING TREATMENT

  The TUC Merger will be accounted for by the Company as a combination of companies under common control using historical costs in a manner similar to a pooling of interests, and the ENSERCH Merger will be accounted for by the Company as a "purchase" for financial accounting purposes in accordance with generally accepted accounting principles. The purchase price (i.e., the consideration) will be allocated based on the fair value of the ENSERCH assets acquired and liabilities assumed. Such allocations will be made based upon valuations and other studies that have not been finalized as of the date hereof. The excess of the purchase price in the ENSERCH Merger over the amounts so allocated will be allocated to goodwill.

NO DISSENTERS' RIGHTS

  Under the TBCA, dissenters' rights are not available to holders of shares of
(i) TUC Common Stock in connection with the matters to be acted upon at the TUC Meeting or (ii) ENSERCH Common Stock in connection with the matters to be acted upon at the ENSERCH Meeting.

DIVIDEND POLICY

  The Company will be a legal entity, separate and distinct from its various subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dividends and other distributions from its operating subsidiaries, borrowings and sales of equity. The rights of the Company, and consequently its shareholders, to participate in any distribution of the assets of any of its subsidiaries will be subject to the prior claims of creditors and preferred shareholders of each subsidiary, except to the extent that claims of the Company in its capacity as a creditor are recognized.

  The Company does not expect that the regulatory and contractual restrictions applicable to the Company or its subsidiaries will significantly affect the operations of the Company or its ability to pay appropriate dividends on the Company Common Stock following the Mergers. Subject to these restrictions, the Company presently intends to pay quarterly dividends on the Company Common Stock following the Mergers at a rate no less than the current rate being paid on TUC Common Stock, although future dividends on the Company Common Stock will depend upon future financial results and requirements, and there can be no assurances as to any future dividends.

STOCK EXCHANGE LISTING OF COMPANY COMMON STOCK

  The Company will apply for the listing on the NYSE of Company Common Stock issuable in the Mergers and in connection with the Conversion. Approval of the listing on the NYSE of the shares of Company Common Stock issuable in the Mergers, upon official notice of issuance, is a condition precedent to the consummation of the Mergers. The Company may also apply for listings on other exchanges. If TUC and ENSERCH continue to meet the requirements of the NYSE and the Chicago Stock Exchange, and with respect to TUC, the Pacific Stock Exchange, TUC Common Stock and ENSERCH Common Stock, respectively, will continue to be listed on those exchanges until the Effective Time. Each series of ENSERCH Preferred Stock will continue to be listed on all stock exchanges on which it currently is listed, provided that ENSERCH continues to meet the requirements of those exchanges.

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of Company Common Stock received by TUC and ENSERCH shareholders in the Mergers will be freely transferable, except that shares of Company Common Stock received by persons who are deemed to be "affiliates" (as defined under the Securities Act) of TUC or ENSERCH prior to or upon consummation of the respective Mergers may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 or after registration in the case of such persons who become affiliates of the Company upon consummation of the Mergers) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of TUC, ENSERCH or the Company generally include individuals or entities which control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. The Plan of Merger requires TUC and ENSERCH to use their best efforts to cause each of their respective affiliates to execute a written agreement to the effect that the affiliate will not offer or sell or otherwise dispose of any shares of Company Common Stock issued to the affiliate in or pursuant to the applicable Merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

                              REGULATORY MATTERS

  Set forth below is a summary, based on advice of counsel for TUC and ENSERCH, of the regulatory requirements affecting the Mergers. Failure to obtain any necessary regulatory approval or any adverse conditions that are imposed with respect to any necessary regulatory approval may affect the consummation of the Mergers.

ANTITRUST CONSIDERATIONS

  The HSR Act and the rules and regulations thereunder provide that certain transactions (including the Mergers) may not be consummated until certain information has been submitted to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC"), and the specified HSR Act waiting period requirements have been satisfied. TUC and ENSERCH submitted respective Premerger Notifications pursuant to the HSR Act on July 1, 1996. On July 30, 1996, TUC and ENSERCH each received a request for additional information regarding the Mergers from the Antitrust Division, and the Mergers may not be consummated until 20 days after both TUC and ENSERCH have substantially complied will all such requests. The expiration or earlier termination of the HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the Mergers on antitrust grounds. Neither TUC nor ENSERCH believes that the Mergers will violate federal antitrust laws. If the Mergers are not consummated within 12 months after the expiration or earlier termination of the applicable HSR Act waiting period, TUC and ENSERCH must submit new information to the Antitrust Division and the FTC, and a new HSR Act waiting period must expire or be earlier terminated before the Mergers can be consummated.

TAX MATTERS

  Spin-off Ruling. Under the Plan of Merger, the consummation of the Mergers is conditioned upon the consummation of the Distribution, which is itself conditioned upon the receipt of a ruling from the IRS reasonably satisfactory to ENSERCH and TUC to the effect that the Distribution will result in no taxable gain or income to ENSERCH or to its shareholders. On June 12, 1996, ENSERCH submitted a request for a ruling from the IRS that, among other things, the Distribution will qualify as a tax-free spin-off under section 355 of the Code for federal income tax purposes and that, for federal income tax purposes, (a) no gain or loss will be recognized by, and no amount will be included in the income of, the holders of ENSERCH Common stock upon the Distribution, (b) no gain or loss will be recognized by ENSERCH upon the Distribution, (c) the aggregate basis of the New EEX Common Stock and the ENSERCH Common Stock in the hands of each holder of ENSERCH Common Stock immediately after the Distribution will be the same as the aggregate basis of the ENSERCH Common Stock held by such holder immediately prior to the Distribution, and will be allocated between the New EEX Common Stock and the ENSERCH Common Stock in proportion to the fair market value of each, and (d) the holding period of the New EEX Common Stock received by each holder of ENSERCH Common Stock pursuant to the Distribution will include the holding period of the ENSERCH Common Stock held by such common shareholder, provided that such stock is held as a capital asset on the date of the Distribution. The ruling will not address U.S. state or local or non-U.S. tax consequences of the Distribution or the tax consequences of any other transactions. The ruling will be based on certain factual representations and assumptions which if incorrect or untrue in any material respect may invalidate the ruling.

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

  The Company is required to obtain SEC approval under Section 9(a)(2) of the 1935 Act in connection with the Mergers. Section 9(a)(2) of the 1935 Act requires an entity owning, directly or indirectly, 5% or more of the voting securities of a public utility company (as defined in the 1935 Act) to obtain the approval of the SEC prior to acquiring a direct or indirect interest in 5% or more of the voting securities of a second public utility company. In the Mergers, the Company will acquire all of the outstanding voting securities of TUC which holds all of the outstanding voting securities of TU Electric and SESCO, each of which is a public utility company for purposes of the 1935 Act, as well as all of the outstanding voting securities of ENSERCH, also a public utility company for purposes of the 1935 Act. An application for approval of the Mergers and an order confirming that following consummation of the Mergers the Company will be a holding company (as defined in the 1935 Act) exempt from all provisions of the 1935 Act except Section 9(a)(2) thereof, will be filed by the Company.

  Under the applicable standards of the 1935 Act, the SEC is directed to approve the proposed Mergers unless it finds that (i) the Mergers would tend towards detrimental interlocking relations or a detrimental concentration of control, (ii) the consideration to be paid in connection with the Mergers is not reasonable, (iii) the Mergers would unduly complicate the capital structure of the applicant's holding company system or would be detrimental to the proper functioning of the applicant's holding company system or (iv) the Mergers would violate applicable state law. To approve the proposed Mergers, the SEC must also find that the Mergers would tend towards the development of an integrated public utility system and would otherwise conform to the 1935 Act's integration and corporate simplification standards.

TEXAS RAILROAD COMMISSION REVIEW

  The Texas Railroad Commission (the "Railroad Commission"), which has jurisdiction over gas utilities in the State of Texas, has indicated that it has no opposition to the ENSERCH Merger, that it will rely on existing authority and resources to protect the public interest and ratepayers subject to its jurisdiction, including ratepayers who are customers of ENSERCH, and that there is no hindrance under Texas natural gas utility regulatory law to consummation of the ENSERCH Merger.

OTHER REGULATORY MATTERS

  TU Electric holds various Nuclear Regulatory Commission ("NRC") licenses authorizing TU Electric to own and operate the Comanche Peak nuclear generating facility. The Atomic Energy Act provides that no NRC license may be transferred, assigned, or in any manner disposed of directly or indirectly, through transfer of control of any license to any person unless the NRC consents to the transfer. While TU Electric does not believe that the Mergers involve a transfer of control of TU Electric's licenses, TU Electric has notified the NRC of the Mergers and will obtain NRC consent, if required, in connection with the Mergers. If NRC consent is required, TU Electric believes that, under applicable NRC precedents and practice, such consent can be obtained in a timely manner and on satisfactory terms. TUC and ENSERCH have agreed in the Plan of Merger to use all commercially reasonable efforts to obtain regulatory approvals, but there can be no assurance as to when or if such approvals will be obtained or that such approvals will be obtained on terms or conditions that do not have a material adverse effect on the business, operations, properties, assets, condition, prospects or results of the Company following the Mergers.

                              THE PLAN OF MERGER

  The following is a brief summary of the material provisions of the Plan of Merger, a copy of which is attached as Annex I and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Plan of Merger.

THE MERGERS

  The Plan of Merger provides that, following the approval of the Plan of Merger by the holders of TUC Common Stock and ENSERCH Common Stock and the satisfaction or waiver of the other conditions to the Mergers, including obtaining the requisite regulatory approvals, each of two wholly owned subsidiaries of the Company will be merged with and into TUC and ENSERCH, respectively, as the result of which TUC and ENSERCH will become wholly owned subsidiaries of the Company.

  If the Plan of Merger is approved by the holders of TUC Common Stock and ENSERCH Common Stock, and the other conditions to the Mergers are satisfied or waived, the closing of the Mergers will take place on the second business day immediately following the date on which the last of the conditions referred to below under "The Plan of Merger--Conditions to the Mergers" is fulfilled or waived, or at such other time and date and place as TUC and ENSERCH shall mutually agree.

  Pursuant to the Plan of Merger, immediately prior to the closing of the ENSERCH Merger, EEX is to be merged with and into LSEPO in the Preliminary Merger in which LSEPO is to change its name to Enserch Exploration, Inc. ENSERCH is to subsequently distribute its entire interest in New EEX to its shareholders of record as of a date to be fixed by the ENSERCH Board, which is expected to be shortly prior to the Effective Time but after the effective time of the Preliminary Merger.

  Articles of Merger complying with the requirements of the TBCA shall be executed by TUC and TUC Merger Corp. as well as ENSERCH and ENSERCH Merger Corp., and filed with the Secretary of State of Texas as soon as practicable following the closing of the Mergers. The Mergers shall become effective at such time as the Secretary of State of Texas, upon such filing of the Articles of Merger, issues certificates of merger with respect to the Mergers.

  Consummation of the Mergers. At the Effective Time, pursuant to the Plan of
Merger:

  . Each issued and outstanding share of TUC Common Stock (except shares owned by TUC or ENSERCH or any of their respective subsidiaries, which will be cancelled and cease to exist) will be converted into one share of Company Common Stock.

  . Each issued and outstanding share of ENSERCH Common Stock (and the accompanying ENSERCH Right) (except shares owned by ENSERCH or TUC or any of their respective subsidiaries, which will be canceled and cease to exist) will be converted into such fraction of a share of Company Common Stock as is equal to the quotient obtained by dividing $8.00 by the Average TUC Price, provided that notwithstanding the actual Average TUC Price, the Average TUC Price will not be deemed to be less than $35.625 or more than $43.625 (the "Collar"). As a result of the Collar, if the actual Average TUC Price is greater than or equal to $43.625, the ENSERCH Conversion Ratio will be fixed at 0.183, and if the actual Average TUC Price is less than or equal to $35.625, the ENSERCH Conversion Ratio will be fixed at 0.225. To the extent that the actual Average TUC Price is between $35.625 and $43.625, the ENSERCH Conversion Ratio will equal a number between 0.183 and 0.225.

  . Each issued and outstanding share of each series of ENSERCH Preferred Stock shall be unchanged in and shall remain outstanding after the Mergers.

  . Each issued and outstanding ENSERCH Convertible Debenture shall remain outstanding after the Mergers. ENSERCH will take such action as may be necessary so that, after the consummation of the Mergers, the ENSERCH Convertible Debentures shall be convertible in accordance with their terms only for Company Common Stock and the Company will authorize and reserve for issuance, or otherwise provide, a sufficient number of shares of Company Common Stock for delivery upon such conversion of the then-outstanding ENSERCH Convertible Debentures. Moreover, the conversion price for the ENSERCH Convertible Debentures will be adjusted, effective as of the record date for the Distribution, by multiplying the conversion price in effect immediately prior to the Effective Time by a fraction, the numerator of which is the average of the daily closing prices of ENSERCH Common Stock for the 30 consecutive business days commencing 45 business days before the record date for the Distribution minus the fair market value (as determined by the Board of Directors) of the New EEX Common Stock being distributed, and the denominator of which is the average of the daily closing prices of ENSERCH Common Stock for the 30 consecutive business days commencing 45 business days before the record date for the Distribution. The issuance of shares of Company Common Stock into which the ENSERCH Convertible Debentures may be converted is being registered under the Securities Act pursuant to the Registration Statement.

  . Each share of capital stock of the Company that is issued and outstanding immediately prior to the Mergers shall be canceled, and no consideration shall be delivered in exchange therefore.

  Based on the capitalization of TUC and ENSERCH and the Conversion Ratios, calculated as of April 12, 1996, holders of TUC Common Stock and ENSERCH Common Stock would have held approximately 94.3% and 5.7%, respectively, of the aggregate number of shares of Company Common Stock that would have been outstanding if the Mergers had been consummated as of such date.

  No certificates or scrip representing fractional shares of Company Common Stock will be issued upon the delivery for exchange of certificates of ENSERCH Common Stock, and such fractional shares will not entitle the owner thereof to vote or to any rights of a holder of Company Common Stock. As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (i) the number of full shares of Company Common Stock delivered to the Exchange Agent by the Company based on the ENSERCH Conversion Ratio over (ii) the aggregate number of full shares of Company Common Stock to be distributed to holders of ENSERCH Common Stock (the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of ENSERCH Common Stock, will sell the Excess Shares at then prevailing prices on the NYSE through one or more member firms of the NYSE in round lots to the extent practicable. The Company will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of such net proceeds from the sale of the Excess Shares to which each holder of ENSERCH Common Stock is entitled, if any.

  Certificates representing TUC Common Stock at the Effective Time will be deemed to represent an equal number of shares of Company Common Stock and there will be no need for the holders of TUC Common Stock to exchange their certificates. As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of ENSERCH Common Stock (collectively, the "Certificates") that were converted (collectively, the "Converted Shares") into shares of Company Common Stock, as described above, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificate shall pass, only upon actual delivery of such Certificate to the Exchange Agent) and (ii) instructions for effecting the surrender of Certificates in exchange for certificates representing Company Common Stock and cash in lieu of fractional shares, if any, and (iii) instructions concerning enrollment in the Company's Dividend Reinvestment and Common Stock Purchase Plan.

  SHAREHOLDERS OF TUC SHOULD NOT SEND IN THEIR CERTIFICATES. SHAREHOLDERS OF ENSERCH SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS FROM THE EXCHANGE AGENT.

  Upon surrender of a Certificate to the Exchange Agent (or to such other agent or agents as may be appointed by agreement of TUC and ENSERCH), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Company Common Stock that such holder has the right to receive under the Plan of Merger. Until surrendered, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Company Common Stock and cash in lieu of any fractional shares of Company Common Stock.

  No dividends or other distributions declared or made after the Effective Time with respect to shares of Company Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be made to any such holder, until such Certificate shall be surrendered. After such surrender, subject to applicable law, there will be paid to such holder, without interest, the unpaid dividends and distributions and any cash payment in lieu of a fractional share, to which such holder is entitled.

REPRESENTATIONS AND WARRANTIES

  The Plan of Merger contains customary representations and warranties by each of TUC and ENSERCH relating to (i) their respective organization and qualification, the organization and qualification of their respective subsidiaries and similar corporate matters; (ii) the businesses of their respective subsidiaries and joint ventures, including the capital structure of such subsidiaries; (iii) their respective capital structures; (iv) authorization, execution, delivery, performance and enforceability of the Plan of Merger and the Stock Option Agreement and related matters; (v) required regulatory and statutory approvals; (vi) compliance with applicable laws and agreements; (vii) their reports and financial statements filed with governmental authorities and the accuracy of information contained therein;
(viii) the absence of material adverse changes and undisclosed liabilities;
(ix) the absence of any litigation matters, pending or threatened, likely to have a TUC Material Adverse Effect (as defined in the Plan of Merger) or an ENSERCH Material Adverse Effect (as defined in the Plan of Merger), as the case may be; (x) the accuracy of information supplied thereby for use in the Registration Statement, of which this Joint Proxy Statement/Prospectus forms a part, filed by the Company in connection with the issuance of shares of Company Common Stock; (xi) the filing of all required Tax Returns (as defined in the Plan of Merger) and the absence of any claims, assessments, audits or proceedings for any alleged deficiency in tax; (xii) employee matters relating to the Employee Retirement Income Security Act of 1974, as amended; (xiii) with respect to ENSERCH only, compliance with all applicable labor and employment laws and related matters; (xiv) compliance with applicable environmental, health and safety laws, the absence of which is likely to have a TUC Material Adverse Effect or an ENSERCH Material Adverse Effect, as the case may be; (xv) the utility regulatory status of TUC and ENSERCH and their respective subsidiaries; (xvi) the votes of the shareholders of TUC and the shareholders of ENSERCH required to approve the Plan of Merger; (xvii) the receipt by TUC of a fairness opinion of Barr Devlin and by ENSERCH of a fairness opinion of Morgan Stanley; (xviii) the existence of material insurance policies that are valid and enforceable; (xix) ownership of the other's common stock; and (xx) with respect to TUC only, the absence of any NRC Action (as defined in the Plan of Merger) under the Atomic Energy Act which is likely to have a TUC Material Adverse Effect.

CERTAIN COVENANTS

  ENSERCH and TUC have agreed that pending the consummation of the Mergers or the termination of the Plan of Merger, except as permitted under the Plan of Merger or as otherwise consented to in writing by the other, each will and will cause each of its subsidiaries (other than, with respect to ENSERCH, the Distribution Subsidiaries) to: conduct its business in the ordinary course substantially as previously conducted and use commercially reasonable efforts to preserve specified arrangements and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees; (ii) in the case of ENSERCH and its subsidiaries only, not declare or pay any dividends or make other distributions in respect of any of their capital stock other than to ENSERCH and its subsidiaries other than (a) stated dividends on ENSERCH Preferred Stock, (b) regular quarterly dividends on ENSERCH Common

Stock with usual record and payment dates not, during any calendar year, in excess of $.05 per quarter and (c) in order to consummate the Distribution in accordance with the terms thereof; in the case of ENSERCH and its subsidiaries only, not effect certain changes in their capital stock; in the case of ENSERCH and its subsidiaries only, not redeem, repurchase or otherwise acquire any shares of their capital stock, other than (a) as permitted by the respective terms of any series of ENSERCH Preferred Stock, (b) in connection with a refunding of ENSERCH Preferred Stock, with lower-cost funds, (c) intercompany acquisitions or (d) in connection with employee benefit and dividend reinvestment plans as in effect on the date of the Plan of Merger in the ordinary course of the operations of such plans; in the case of ENSERCH and its subsidiaries only, not issue any shares of capital stock or any securities convertible or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, except for (a) issuances of capital stock upon the conversion of the ENSERCH Convertible Debentures, (b) the issuances of common stock or other securities by ENSERCH pursuant to the ENSERCH Corporation 1976 Management Incentive Program, the ENSERCH Corporation 1981 Stock Option Plan, the ENSERCH Corporation 1991 Stock Incentive Plan and the ENSERCH Corporation Employee Stock Purchase and Savings Plan, in each case in the ordinary course in accordance with their present terms or (c) issuances by a wholly owned subsidiary of its capital stock to a parent; in the case of ENSERCH only, not amend its Articles of Incorporation or Bylaws in any way adverse to TUC; in the case of ENSERCH and its subsidiaries only, not acquire or agree to acquire any substantial equity interest in or substantial portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof, except as contemplated by the ENSERCH 1996 Budget (as defined in the Plan of Merger) and the ENSERCH 1997 Budget (as defined in the Plan of Merger); in the case of ENSERCH and its subsidiaries only, not make any capital expenditures, except for normal extensions to or replacements of properties in the ordinary course of business consistent with prior practice and as contemplated in the ENSERCH 1996 Budget and the ENSERCH 1997 Budget; in the case of ENSERCH and its subsidiaries only, not dispose of material assets except in the ordinary course of business consistent with past practice and as contemplated in the ENSERCH 1996 Budget and the ENSERCH 1997 Budget and except for property leased by EEX; in the case of ENSERCH and its subsidiaries only, not sell, lease, license or otherwise transfer to any of the Distribution Subsidiaries any assets that are material to ENSERCH and its subsidiaries (other than the Distribution Subsidiaries) taken as a whole; in the case of ENSERCH and its subsidiaries only, not incur or guarantee any indebtedness, other than (a) short-term indebtedness in the ordinary course of business consistent with past practice, (b) long-term indebtedness to refinance existing indebtedness at stated maturity or with lower-cost of funds, (c) additional long-term indebtedness aggregating not more than $125 million or (d) in connection with the refunding of preferred stock; (xii) in the case of ENSERCH and its subsidiaries only, except as required by law, not enter into, adopt or amend or increase the amount of or accelerate the payment or vesting of any benefit or amount payable under any employee benefit plan or other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by ENSERCH or any of its subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of ENSERCH or any of its subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to ENSERCH or any of its subsidiaries or in the case of ENSERCH and its subsidiaries only, not enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or similar arrangements with any director, officer or other employee, other than in the ordinary course of business consistent with past practice; (xiii) not engage in any activities that would cause a change in its status under the 1935 Act, or in any activities that, in the case of ENSERCH, would cause ENSERCH to become a "holding company" under the 1935 Act or in the case of TUC, would cause TUC to lose its exemption from registration as a "holding company" under the 1935 Act; (xiv) not make any changes in its accounting methods other than required by law or in accordance with GAAP; (xv) not take any action that would adversely affect the status of the Mergers as tax-free transactions under section 351 of the Code; (xvi) maintain with financially responsible insurance companies (or through self-insurance not inconsistent with past practices) insurance in such amounts and against such risks and losses as are customary for companies engaged in the electric or gas utility industry and other businesses of it and its subsidiaries; (xvii) confer with representatives of the other party, promptly notify the other party of significant changes in its business, advise the other party of any change or event that has had or, to the knowledge of such party, would reasonably likely have a TUC Material Adverse Effect or an ENSERCH Material Adverse Effect, and consult prior to making any governmental filings in connection with the Plan of Merger and the transactions contemplated thereby, and promptly after each such filing provide the other with a copy thereof; (xviii) not make any filing to change its or any of its utility subsidiaries' rates on file with any governmental authority that could have a material adverse effect on the benefits associated with the Mergers;
(xix) use commercially reasonable efforts to obtain certain third-party consents to the Mergers; (xx) not take any action which would likely jeopardize the qualification of outstanding revenue bonds issued for the benefit of TUC or ENSERCH, as the case may be, as "exempt facility bonds" or as tax-exempt industrial development bonds under section 103(b)(4) of the Internal Revenue Code of 1954, as amended prior to the Tax Reform Act of 1986;
(xxi) use commercially reasonable efforts to maintain in effect all existing permits pursuant to which such party operates; (xxii) not use any non-public information obtained from the other in connection with any solicitation, inquiry, proposal, arrangement, understanding or agreement with any person relating to the provision of electric or gas utility service by such party to commercial and industrial customers in the other party's service territory; (xxiii) with respect to TUC only, not engage in any material repurchase at a premium, recapitalization, restructuring or reorganization with respect to its capital stock, including by way of extraordinary dividend or distribution, or amend any material term or provision of the TUC Common Stock; (xxiv) with respect to TUC and its subsidiaries only, not acquire or agree to acquire a substantial portion of the assets of or equity in any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition would (a) impose any material delay in the obtaining of or significantly increase the risk of not obtaining any consent or approval of any governmental authority necessary to consummate the Mergers or the expiration or termination of any applicable waiting period, (b) significantly increase the risk of any governmental authority entering an order prohibiting the consummation of the Mergers, or (c) significantly increase the risk of not being able to remove any such order on appeal or otherwise; and (xxv) with respect to TUC and its subsidiaries only, not take or fail to take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the Mergers.

  The Plan of Merger provides for the creation by TUC and ENSERCH of a special transition management task force (the "Task Force") comprised of representatives from each of the primary business functions of each company. The functions of the Task Force will include (i) serving as a conduit for the flow of information between the companies pending the Mergers, (ii) reviewing and evaluating proposed exceptions to the restrictions on the conduct of business pending the Mergers, (iii) developing regulatory plans and proposals, corporate organizational management plans, workforce combination proposals and
(iv) such other matters as ENSERCH and TUC deem appropriate.

NO SOLICITATION OF TRANSACTIONS

  The Plan of Merger provides that neither TUC nor ENSERCH will, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal that constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below), or, in the event of any unsolicited Takeover Proposal, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal. Under the Plan of Merger, TUC and ENSERCH must notify the other orally and in writing of any such inquiries, offers or proposals within 24 hours of the receipt thereof and shall give the other 10 days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal.

  Notwithstanding the foregoing, unless the approval of the Plan of Merger by the holders of TUC Common Stock or ENSERCH Common Stock shall have been obtained, TUC or ENSERCH, respectively, may, to the extent that the Board of Directors of such party determines in good faith with the written advice of outside counsel that a failure to do so could reasonably be expected to result in a breach of its fiduciary duties under applicable law, participate in discussions or negotiations with, furnish information to, and afford access to the properties, books and records of such party to any person in connection with a possible Takeover Proposal with respect to such party by such person.

  As used above, "Takeover Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving TUC, ENSERCH or any of their respective material subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, TUC, ENSERCH or any of their respective material subsidiaries, other than pursuant to the transactions contemplated by the Plan of Merger.

INDEMNIFICATION

  The Plan of Merger requires that for a period of six years after the Effective Time, the Company shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by ENSERCH and its subsidiaries to the extent such liability insurance can be maintained annually at a cost to the Company not greater than 200% of the current aggregate annual premiums for the policies currently maintained by ENSERCH and its subsidiaries for their directors' and officers' liability insurance; provided that the Company may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to the Effective Time; and provided further, that if such insurance cannot be so maintained or obtained at such cost, the Company shall maintain or obtain as much of such insurance for ENSERCH and its subsidiaries as can be so maintained or obtained at a cost equal to 200% of the respective current annual premiums of ENSERCH and its subsidiaries for their directors' and officers' liability insurance. The Plan of Merger also provides that to the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification existing at the Effective Time in favor of the current and former directors, officers and employees of ENSERCH and its subsidiaries, as provided in their respective Articles of Incorporation and Bylaws, shall continue in full force and effect for a period of six years from the Effective Time. After the Effective Time, the Company will consent to the establishment by ENSERCH and its subsidiaries of such additional indemnification agreements in favor of their respective directors and officers as may be necessary so that they will have the benefit of the maximum indemnification arrangement available to the officers and directors of the Company for events or actions occurring subsequent to the Effective Time. It is presently anticipated that at or after the Effective Time, the Company will adopt indemnification arrangements in favor of its directors, officers and employees identical to those in effect at TUC immediately prior to the Effective Time, with modifications to reflect the Mergers as the Company may deem appropriate.

EMPLOYEE BENEFIT MATTERS

  The Plan of Merger provides that, from and after April 13, 1996, the date of the Plan of Merger, no further awards (other than formula awards required by the terms of the plan), will be made under any stock option plan, stock bonus plan or any similar plan of ENSERCH under which delivery of ENSERCH Common Stock is required to be used for purposes of the payment of benefits, grant of awards or exercise of options (each a "Stock Plan"). It is also presently anticipated that, at or after the Effective Time, the Company will adopt or assume all of the benefit plans in effect at TUC immediately prior to the Effective Time, with modifications consistent with the Plan of Merger to reflect the Mergers as the Company may deem appropriate. Following the closing of the Mergers, the Company will cause ENSERCH to maintain the level of benefits provided to the employees and all former employees of ENSERCH and its subsidiaries that were in effect as of April 13, 1996 (other than benefits under any Stock Plan) until the Company shall provide benefits to such employees and former employees on a basis consistent with the provision of benefits provided otherwise to other employees and former employees within the Company system.

ENSERCH NOTES

  The Plan of Merger provides that ENSERCH will use its reasonable best efforts to maintain, and that the Company will take such actions as are necessary to meet the quantitative parameters necessary for ENSERCH to maintain, the credit ratings issued by two Nationally Recognized Statistical Rating Organizations (as defined in Rule 15c-3 of the Exchange Act) (the "NSROs") of the ENSERCH Convertible Debentures and certain outstanding notes issued by ENSERCH at or above their respective levels as of April 13, 1996.

CONDITIONS TO THE MERGERS

  The respective obligations of TUC and ENSERCH to effect the Mergers are subject to the following conditions: (i) the approval of the Plan of Merger by the respective holders of TUC Common Stock and ENSERCH Common Stock shall have been obtained; (ii) no temporary restraining order, preliminary or permanent injunction or other order by any federal or state court shall be in effect that prevents the consummation of the Mergers, and the Mergers and the transactions contemplated by the Plan of Merger shall not have been prohibited under any applicable federal or state law or regulation; (iii) the Registration Statement shall have become effective and shall not be the subject of a stop order suspending such effectiveness; (iv) the shares of Company Common Stock issuable in connection with the Mergers shall have been approved for listing on the NYSE, upon official notice of issuance; (v) all required material governmental approvals shall have been received and such approvals shall not impose terms or conditions that would have, or would be reasonably likely to have, a material adverse effect on the business, operations, properties, described assets, condition (financial or otherwise), prospects or results of operations of TUC and its subsidiaries, taken as a whole, or ENSERCH, as the case may be (see "Regulatory Matters"); (vi) the Distribution shall have become effective in accordance with the terms of the Distribution Agreement, the Tax Allocation Agreement and the Tax Assurance Agreement shall have become effective in accordance with their respective terms, the Internal Revenue Service shall have issued and not revoked a ruling reasonably satisfactory to ENSERCH and TUC to the effect that the Distribution will result in no taxable gain to ENSERCH or its shareholders and TUC shall have received a reasonably satisfactory representation of ENSERCH that no material tax liability will be incurred by ENSERCH as a result of the Distribution notwithstanding the tax free nature of the Distribution; (vii) the agreements and covenants required to be performed by TUC and ENSERCH, respectively, under the Plan of Merger at or prior to the Effective Time shall have been performed in all material respects; (viii) the representations and warranties of TUC and ENSERCH, respectively, shall have been true and correct in all material respects, as of the date of the Plan of Merger and the Closing Date; (ix) TUC or ENSERCH, as the case may be, shall have received officers' certificates from the other stating that the conditions set forth in the Plan of Merger to the obligations of TUC or ENSERCH, as the case may be, to consummate the Mergers have, to such officers' knowledge, been satisfied; (x) no TUC Material Adverse Effect or ENSERCH Material Adverse Effect, as the case may be, shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a TUC Material Adverse Effect or an ENSERCH Material Adverse Effect, as the case may be; (xi) each of TUC and ENSERCH shall have received from their respective special tax counsel opinions to the effect that the Mergers will be tax-free transactions under section 351 of the Code and that (in the case of TUC) TUC and its shareholders and (in the case of ENSERCH) ENSERCH and its shareholders whose shares are converted into shares of Company Common Stock will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Mergers; and (xii) the other party shall have received certain material third-party consents.

TERMINATION; TERMINATION FEES AND EXPENSES

  The Plan of Merger may be terminated under certain circumstances listed below. Where indicated, termination will result in the payment by one party to the other, as liquidated damages, of either or both (i) out-of-pocket expenses and fees incurred by the other in connection with the Mergers and the transactions contemplated by the Plan of Merger in an amount of up to $15 million ("Out-of-Pocket Expenses") and (ii) a termination fee equal to $42.5 million less Out-of-Pocket Expenses (the "Termination Fee"). The circumstances under which the Mergers can be terminated are (i) by mutual written consent of the Board of Directors of TUC and ENSERCH (no payment); (ii) by either ENSERCH or TUC if the Mergers are not consummated by March 31, 1997; provided, however, that such termination date shall be extended to September 30, 1997, if all conditions to closing the Mergers, other than the receipt of certain regulatory approvals and the tax ruling on the Distribution, shall have been satisfied by March 31, 1997 (no payment); (iii) by either TUC or ENSERCH if the requisite approval of the Plan of Merger by TUC's or ENSERCH's shareholders shall not have been obtained at a duly held meeting of shareholders (payment of the Termination Fee by TUC or ENSERCH only if prior to the meeting it was the target of a business combination proposal made by a third party that as of the time of the meeting has not been rejected by the target and withdrawn by the third party; otherwise no payment); (iv) by either TUC or ENSERCH if any state or federal law or court order prohibits the Mergers (no payment); (v) by either TUC or ENSERCH, if there has been a material breach of any representation or warranty contained in the Plan of Merger, or any material breach of any covenant or agreement by the other party, as the case may be, and such breach is not cured within 20 days after receipt of notice by the other party (payment by the breaching party of Out-of-Pocket Expenses; provided that if the breach is willful, the non-breaching party shall also be entitled to pursue and recover any additional damages it is entitled to receive at law or in equity, and payment by either party of the Termination Fee if the breach involves the failure of that party to take required actions necessary to obtain shareholder approval when there has been a business combination proposal made by a third party with respect to that party that at the time of termination has not been rejected by that party and withdrawn by the third party); (vi) by either ENSERCH or TUC if the Board of Directors of the other party, as the case may be, shall withdraw or adversely modify its approval or recommendation of the Mergers (payment by the party withdrawing or adversely modifying its approval or recommendations of Out-of-Pocket Expenses, and payment by such party of the Termination Fee if the withdrawal or the modification occurs while there is a business combination proposal by a third party with respect to the party withdrawing or adversely modifying its recommendation that at the time of termination has not been rejected by such party and its Board and withdrawn by the third party); or (vii) by either party, under certain circumstances, as a result of a third-party tender offer or business combination proposal which such party's Board of Directors determines in good faith that their fiduciary duties requires be accepted, after the other party has first been given an opportunity to make adjustments in the terms of the Plan of Merger so as to enable the Mergers to proceed (payment of the Termination Fee by the party accepting such proposal).

  The amount payable by TUC and its affiliates to ENSERCH pursuant to the termination provisions may not exceed $42.5 million in the aggregate. The amount payable by ENSERCH and its affiliates to TUC pursuant to the termination provisions, when added to the amount payable by ENSERCH under the Stock Option Agreement if TUC on the termination date were to exercise its right to require ENSERCH to repurchase the Option, may not exceed $42.5 million in the aggregate (the "Termination Date Option Value"). See "The Stock Option Agreement--General--Repurchases". If the sum of the Out-of-Pocket Expenses, the Termination Fee and the Termination Date Option Value exceeds $42.5 million, the Out-of-Pocket Expenses will be paid in full, and the Termination Fee and the Termination Date Option Value generally will be reduced in equal amounts. In the event of a reduction in the Termination Date Option Value, the number of shares of ENSERCH Common Stock issuable upon the exercise of the Option will be correspondingly reduced.

EXPENSES

  Except as set forth above, all costs and expenses incurred in connection with the Plan of Merger and the transactions contemplated thereby will be paid by the party incurring such expenses, except that those expenses incurred in connection with printing this Joint Proxy Statement/Prospectus, as well as the filing relating hereto, will be shared equally by TUC and ENSERCH.

AMENDMENT AND WAIVER

  The Plan of Merger may be amended by the TUC Board or the ENSERCH Board at any time before or after its approval by TUC's and ENSERCH's shareholders and prior to the Effective Time, but after any such approval no amendment may be made which alters or changes (i) the amount or kind of shares to be received or exchanged for or on conversion of any class or series of capital stock of TUC or ENSERCH in the Mergers, or (ii) any of the terms and conditions of the Plan of Merger if such alteration or change, alone or in the aggregate, would materially and adversely affect the rights of the holders of TUC Common Stock or ENSERCH Common Stock.

  At any time prior to the Effective Time, to the extent permitted by applicable law, a party may (i) extend the time for performance of any obligations or other acts by the other party, (ii) waive inaccuracies in the representations and warranties contained in the Plan of Merger or any document delivered pursuant thereto or (iii) waive compliance with the agreements or conditions of the other party, including conditions to the other party's obligation to consummate the Mergers.

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

                          THE STOCK OPTION AGREEMENT

  The following is a brief summary of the material terms of the Stock Option Agreement, a copy of which is attached as Annex II and which is incorporated herein by reference. This summary is qualified in its entirety by reference to the Stock Option Agreement.

  The Stock Option Agreement is intended to increase the likelihood that the Mergers will be consummated by discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in, or otherwise effecting a business combination with, ENSERCH, or from considering or proposing such a transaction, even if such persons were otherwise prepared to offer to pay consideration to shareholders of ENSERCH which had a higher value than the consideration to be received per share of ENSERCH Common Stock pursuant to the Plan of Merger.

GENERAL

  Concurrently with entering into the Plan of Merger, ENSERCH and TUC entered into the Stock Option Agreement pursuant to which ENSERCH granted TUC an irrevocable option to purchase up to 3,363,570 shares of ENSERCH Common Stock (subject to adjustment for changes in capitalization) representing 4.9% of the number of shares of ENSERCH Common Stock outstanding on March 31, 1996, at an exercise price of $16.375 per share, which is equal to the Fair Market Value (as defined in the Stock Option Agreement) of a share of ENSERCH Common Stock as of April 12, 1996, the business day immediately preceding the date on which the Stock Option Agreement was executed. The Option becomes exercisable only after the Plan of Merger becomes terminable by TUC under circumstances where TUC is entitled to receive a termination fee under the Plan of Merger (see "The Plan of Merger--Termination; Termination Fees and Expenses) but without regard to whether the Plan of Merger is actually terminated or whether a business combination is actually closed with a third party (a "Trigger Event"). In no event, however, will ENSERCH be required to issue shares upon exercise of such Option unless all required regulatory approvals for the issuance of such shares are obtained, all waiting periods under the HSR Act applicable to such issuance are approved or have been terminated and, unless waived by TUC, such shares (and, unless waived by ENSERCH, any shares issued by TUC in payment of the exercise price thereof) have been approved for listing on the NYSE upon official notice of issuance.

  The Option will terminate upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Plan of Merger other than due to a Trigger Event and (iii) 180 days following any termination of the Plan of Merger upon or during the continuance of a Trigger Event (or if, at the expiration of such 180-day period, such Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event later than September 30, 1997).

  The number of shares of ENSERCH Common Stock issuable upon the exercise of the Option is subject to reduction to the extent that the sum of the Out-of-Pocket Expense and the Termination Fee payable by ENSERCH to TUC, combined with the Termination Date Option Value, exceeds $42.5 million. See "The Plan of Merger--Termination; Termination Fees and Expenses."

  Repurchases. At any time during which the Option is exercisable, the Stock Option Agreement entitles TUC to require ENSERCH to repurchase from TUC all or any portion of the Option (or if the Option has been exercised, to repurchase from TUC all or any portion of the acquired shares). The amount that ENSERCH is required to pay to TUC for the repurchase of the Option is (i) the difference between (a) the Market/Offer Price (as defined in the Stock Option Agreement) for shares of ENSERCH Common Stock as of the date TUC gives notice of its intent to exercise its rights to have such Option repurchased and (b) the exercise price for the Option multiplied by (ii) the number of shares of ENSERCH Common Stock purchasable pursuant to such Option (or the portion thereof with respect to which TUC is exercising such rights). The amount that ENSERCH is required to pay to TUC for the repurchase of the shares issued upon exercise of the Option is (i) the exercise price paid by TUC for such shares plus the difference between the Offer Price (as defined in the Stock Option Agreement)

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

and the exercise price paid by TUC for such shares, multiplied by (ii) the number of such shares to be repurchased. In the event that the price would subject the repurchase of the Option or any shares of ENSERCH Common Stock issued upon the exercise thereof to a vote of the ENSERCH shareholders, TUC may reduce the purchase price to an amount which would not require shareholder approval. Notwithstanding the foregoing, the amount payable by ENSERCH and its affiliates pursuant to the provisions described above under "--Termination; Termination Fees and Expenses," when added to the amount payable upon a repurchase of the Option and for the shares issued upon exercise of the Option, may not exceed $42.5 million in the aggregate.

  Purchase With Option Holder's Shares; Call. The Stock Option Agreement entitles TUC to pay for the shares of ENSERCH Common Stock issuable upon the exercise of the Option with shares of TUC Common Stock, and thereafter, at any time or from time to time prior to March 31, 1997 (extendible under certain circumstances to September 30, 1997), to require ENSERCH to resell such shares of TUC Common Stock to it. The payment of the exercise price in shares of TUC Common Stock is subject to the receipt by ENSERCH of any regulatory approvals that are necessary for ENSERCH to own such shares. The value attributed to shares of TUC Common Stock used to purchase shares upon exercise of the Option is the Fair Market Value of such shares as of the date immediately preceding the date on which notice of such exercise is delivered to ENSERCH. The price at which ENSERCH may be required to sell back to TUC shares of TUC Common Stock used to purchase shares on exercise of the Option is the value attributed to such shares for such purchase plus interest on such amount at the rate of 8.75% per annum (from the date of the delivery of such shares to ENSERCH through the date of such repurchase) less any dividends paid or declared and payable thereon.

  Voting. Each party to the Stock Option Agreement has agreed to vote, prior to the fifth anniversary of the entry into the Stock Option Agreement (the "Expiration Date"), any shares of capital stock of the other party acquired by such party pursuant to the Stock Option Agreement or otherwise beneficially owned by such party, on each matter submitted to a vote of shareholders of such other party, for and against such matter in the same proportion as the vote of all other shareholders of such other party is voted for and against such matter.

  Restrictions on Transfer. The Stock Option Agreement provides that, prior to the Expiration Date, neither TUC nor ENSERCH will, directly or indirectly, sell assign, pledge or otherwise dispose of or transfer any of the shares of ENSERCH Common Stock or TUC Common Stock that it acquires pursuant to the Stock Option Agreement (the "Option Shares"), except as otherwise provided in the Stock Option Agreement. The Stock Option Agreement also provides that, following the termination of the Plan of Merger, a holder of any Option Shares may sell such shares pursuant to a tender or exchange offer approved or recommended, or otherwise determined to be fair and in the best interests of the shareholders, by a majority of the Board of Directors of the issuer of such shares. In addition, subsequent to the termination of the Plan of Merger, a holder of any Option Shares has the right to require the issuer of such shares to register the Option Shares under the Securities Act for sale in a public offering, unless the issuer of such shares elects to repurchase them at their then Fair Market Value.

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

                       RELATIONSHIPS BETWEEN THE PARTIES

PRIOR TO THE MERGERS

  TUC/ENSERCH/The Company. Texas Utilities Fuel Company ("TUFCO"), a TUC subsidiary, purchases natural gas from ENSERCH under an agreement expiring at the end of 2007. This agreement provides for the payment of specified profit margins based on 20 Bcf of gas per year with adjustments for purchases above or below that level. TUFCO also has a gas transportation agreement with ENSERCH and makes spot purchases of natural gas from an ENSERCH subsidiary. These transactions resulted in revenues to ENSERCH in 1995 and for the first six months of 1996 of approximately $68 million and $30 million, respectively.

  Additional transactions between TUC and its subsidiaries and ENSERCH and its subsidiaries include: ordinary purchases of electricity by ENSERCH from TU Electric, purchases by TUC of gas from ENSERCH's gas distribution utility; purchase by TU Electric of electricity generated by a 255-megawatt cogeneration plant owned by a limited partnership, in which an ENSERCH affiliate owns a 1% general partnership interest; joint ownership, together with a third party, and the payment of expenses related to a north Texas pipeline operated by TUFCO. These additional transactions, in the aggregate, are not material to either company from a financial standpoint.

  The Company's outstanding capital stock is owned equally by TUC and ENSERCH.

  ENSERCH/EEX. ENSERCH beneficially owns approximately 83% of the outstanding EEX Common Stock, and after the Preliminary Merger is expected to own a slightly greater percentage of the New EEX Common Stock, enabling it to elect all directors of EEX and New EEX, respectively. Until consummation of the Distribution, through its ability to elect all directors of EEX, ENSERCH will continue to have the ability to control all matters relating to the management of EEX, the issuance of EEX Common Stock and other securities of EEX and the payment of dividends on the EEX Common Stock. ENSERCH also has the ability to control EEX's drilling, development, capital, operating and acquisition expenditure plans. In addition, ENSERCH has effective control over the outcome of all matters upon which EEX shareholders vote, including the approval of the Preliminary Merger. Certain of EEX's directors and officers are also directors or officers of ENSERCH or its other subsidiaries.

FOLLOWING THE MERGERS

  TUC/ENSERCH/The Company. Following consummation of the Mergers, TUC and ENSERCH will be wholly owned subsidiaries of the Company and the Company will have the ability to effect the management of TUC and ENSERCH. Pursuant to the terms of the Plan of Merger, the Company has agreed to take such actions as are necessary to meet the quantitative parameters necessary for ENSERCH to maintain the credit ratings issued by two NSROs of certain notes issued by ENSERCH at or above their respective levels as of April 13, 1996. See "The Plan of Merger--ENSERCH Notes."

  ENSERCH/New EEX. Following consummation of the Distribution, ENSERCH will continue to have certain contractual relationships with, and performance bond and guarantee obligations with respect to, New EEX and, as a result, following consummation of the Mergers, the Company will indirectly have such relationships and obligations. The Distribution Agreement will establish certain transitional and other arrangements deemed necessary in connection with the Distribution, and, to deal with various tax issues arising in connection with and after the Distribution, New EEX is to enter into a Tax Allocation Agreement and a Tax Assurance Agreement with ENSERCH. Set forth below is a summary of certain of the principal provisions of the Distribution Agreement, the Tax Allocation Agreement and the Tax Assurance Agreement and a discussion of the performance bond and guarantee obligations of ENSERCH. Such description does not purport to be complete and is qualified in its entirety by reference to such agreements.

  Distribution Agreement. As a condition to the consummation of the Mergers and after the Preliminary Merger, New EEX, the Company and ENSERCH are to enter into the Distribution Agreement, which is to set forth the intention of the parties to separate the operations of New EEX from ENSERCH and its remaining subsidiaries (the "ENSERCH Companies") after the Distribution and to establish certain arrangements between New EEX and ENSERCH deemed necessary in order to deal with various business, legal and regulatory issues following the Distribution. Under the Distribution Agreement, (i) existing contracts would continue in accordance with their terms until amendment or termination as provided therein or as otherwise may occur without violation thereof, (ii) services that have historically been provided by the ENSERCH Companies would be subject to continuation, revision or termination in the discretion of the respective parties, and (iii) performance bond obligations and guaranties executed by any of the ENSERCH Companies would continue in effect to the extent the terms thereof are applicable and enforceable, until amended, modified or terminated in conformity with the terms thereof.

  The Distribution Agreement is expected to provide also that each of ENSERCH and New EEX will agree to indemnify the other and its affiliates and their respective directors, officers and employees from and against certain losses, including losses arising out of (i) breaches of the provisions of the Distribution Agreement and (ii) certain misstatements or omissions, or alleged misstatements or omissions, in certain filings under the securities laws. The Distribution Agreement allocates to ENSERCH responsibility for the payment of fees and expenses incurred by the parties in connection with the Distribution.

  Tax Allocation Agreement. Under the Plan of Merger, each party's obligation to proceed with the Plan of Merger is conditioned upon the party's having entered into a Tax Allocation Agreement which is to provide that the allocation of tax liabilities as between EEX and ENSERCH as in effect prior to the Distribution will be honored in all material respects for periods up to and including the effective time of the Distribution, with the EEX obligations having been assumed by New EEX pursuant to the Preliminary Merger. Such agreement is to further provide for the payment of taxes, the preparation of returns, the allocation of refunds and the handling of audits and tax controversies in relation to tax periods of the ENSERCH group of companies ending with the Distribution. In addition, pursuant to such agreement, New EEX and ENSERCH agree to indemnify one another for liabilities for taxes that result to any person and which arise from the Distribution in accordance with proportionate shares in the amount of 36% for ENSERCH and 64% for New EEX, respectively, except that (i) New EEX will indemnify ENSERCH against any such tax liabilities that result from a breach by New EEX of the Tax Assurance Agreement (as described below) and (ii) ENSERCH will indemnify New EEX against any such tax liabilities that result from specified actions by ENSERCH. For periods subsequent to the Distribution, New EEX will no longer be a member of the ENSERCH consolidated group. Tax liabilities of New EEX in respect of such subsequent periods are not subject to such agreement.

  Tax Assurance Agreement. Under the Distribution Agreement, New EEX has agreed to enter into a Tax Assurance Agreement which contains covenants intended to protect the tax-free status of the Distribution. In general and subject to certain exceptions, the Tax Assurance Agreement would require that New EEX (i) for two years after the Distribution, own and utilize at least 50% of the fair market value of its properties, determined both with reference to New EEX only and to New EEX and its subsidiaries on a consolidated basis, at the time of the Distribution and continue directly to own and operate the business that LSEPO operated immediately prior to the Preliminary Merger, and
(ii) for six months after the Distribution, not authorize, facilitate or effect any transaction involving the acquisition by any person of outstanding New EEX Common Stock, the issuance of shares of New EEX Common Stock (other than the grant of certain stock options and the sale of certain convertible debt) or the repurchase of New EEX stock, unless in each case, in the aggregate or cumulatively, the shares of New EEX Common Stock acquired, issued or repurchased does not exceed 3.0% of the number of shares of New EEX Common Stock outstanding immediately prior to the Distribution.

  Performance Bond and Guarantee Obligations. ENSERCH has obligations under guarantees and indemnity arrangements with respect to 39 performance bonds issued on behalf of EEX and its subsidiaries, which obligations of ENSERCH total approximately $9.4 million.


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

  Major Contracts. EEX sells its gas and oil under long- and short-term contracts. In 1995, Enserch Energy Services, Inc. ("EES"), the ENSERCH natural-gas marketing subsidiary, was EEX's largest gas customer, purchasing gas under two long-term variable-priced contracts. In addition, Lone Star Gas Company, a division of ENSERCH, purchases gas from EEX under a fixed price service contract expiring in 1997. In 1995, EES, Lone Star Gas Company and other affiliates of ENSERCH purchased approximately 54% of EEX's natural gas volumes for an aggregate of $86,718,000.

                        THE ENSERCH ARTICLES AMENDMENT

  The information contained in this Joint Proxy Statement/Prospectus with respect to the proposed amendment to the ENSERCH Articles is qualified in its entirety by reference to the text of the Articles of Amendment attached hereto as Annex X and incorporated herein by reference.

  At the ENSERCH Meeting, the holders of ENSERCH Common Stock will be asked to consider and vote on a proposal to approve the ENSERCH Articles Amendment, which would amend the ENSERCH Articles to change the par value of the ENSERCH Common Stock from $4.45 per share to $.01 per share. If the ENSERCH Articles Amendment is approved by the holders of ENSERCH Common Stock, the Articles of Amendment will be filed with, and the ENSERCH Articles Amendment will become effective upon the issuance of a certificate of amendment by, the Secretary of State of Texas, whereupon the ENSERCH Articles, as so amended by the Articles of Amendment, will thereafter be the ENSERCH Articles.

  Approval of the ENSERCH Articles Amendment is not a condition to the consummation of the Mergers pursuant to the terms of the Plan of Merger. The ENSERCH Board expects to be able to effect the Distribution whether or not the ENSERCH Articles Amendment is approved by shareholders at the ENSERCH Meeting.

  In the Distribution, all of the shares of New EEX Common Stock held by ENSERCH will be distributed as a dividend to the holders of ENSERCH Common Stock. See "The Mergers--The Preliminary Merger and the Distribution." Under the ENSERCH Articles, dividends may be paid upon the ENSERCH Common Stock out of any assets of ENSERCH available therefor. Under the TBCA, a distribution may not be made if the amount of the distribution exceeds the surplus of the corporation. The TBCA defines surplus as the excess of the net assets (total assets less total liabilities) of a corporation over its stated capital. Under the TBCA, the computation of surplus is not required to be based on financial statements of the corporation prepared in accordance with generally accepted accounting principals. Instead, fair value can be computed on the basis of a fair valuation of a corporation's assets and liabilities or information from any other method that is reasonable under the circumstances. The stated capital of a corporation generally is equal to the number of issued shares multiplied by the par value per share.

  ENSERCH expects to satisfy the requirements of the TBCA with respect to the Distribution on the basis of the fair value of its assets and liabilities. However, by decreasing the par value of the ENSERCH Common Stock, the ENSERCH Articles Amendment will have the effect of decreasing the stated capital of ENSERCH, thereby increasing the surplus and, correspondingly, the amount of assets legally available for distribution to the holders of ENSERCH Common Stock. The ENSERCH Board believes that the ENSERCH Articles Amendment will provide greater assurance that the Distribution can be effected in compliance with the TBCA.

  It is the intention of ENSERCH, if the ENSERCH Articles Amendment is approved, to effect the amendment of the ENSERCH Articles contemplated thereby regardless of whether the Distribution and the Mergers are consummated. The effect of the ENSERCH Articles Amendment under such circumstances will be to permit the ENSERCH Board at any time or from time to time to declare and pay a cash dividend or other distribution to shareholders in a single transaction or a series of transactions of an amount that would not be permitted in the absence of the ENSERCH Article Amendment.

  THE ENSERCH BOARD HAS APPROVED THE ENSERCH ARTICLES AMENDMENT AND RECOMMENDS THAT THE HOLDERS OF ENSERCH COMMON STOCK VOTE FOR APPROVAL OF THE ENSERCH ARTICLES AMENDMENT.

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

                     DESCRIPTION OF COMPANY CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company, as of the Effective Time of the Mergers, will consist of 500,000,000 shares of Common Stock, without par value, and 50,000,000 shares of preference stock, $25 par value per share ("Company Preference Stock"). The description of the material aspects of the Company capital stock set forth herein does not purport to be complete and is qualified in its entirety by reference to the Company Restated Articles of Incorporation and Bylaws, as well as by applicable statutory or other law. Upon issuance and delivery of the shares of Company Common Stock offered hereby, such shares will be fully paid and nonassessable.

COMPANY COMMON STOCK

  Voting. Each holder of Company Common Stock will be entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders and to cumulate such votes in all elections of directors.

  Dividends. The holders of Company Common Stock will be entitled to receive dividends when and as declared by the Company Board, subject to any rights of holders of any preference stock of the Company. The Company's ability to pay dividends depends primarily upon the ability of its subsidiaries to pay dividends or otherwise transfer funds to it. The articles of incorporation, certain mortgages and other agreements, as supplemented, of TU Electric, SESCO and Texas Utilities Australia Pty. Ltd., TUC's electric utility subsidiaries, contain provisions which under certain conditions, will restrict the ability of these subsidiaries of TUC to transfer funds to TUC in the form of cash dividends, which could likewise restrict the amount of funds TUC could transfer to the Company. Similar restrictions may arise under certain financings and the Restated Articles of Incorporation of ENSERCH. Provisions in the Company Restated Articles of Incorporation also will preclude the payment of dividends on Company Common Stock if there is any arrearage in the payment of dividends on the Company Preference Stock.

  Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of its Common Stock will be entitled to receive the remaining assets after payment to the holders of Company Preference Stock of the preferential amounts to which they are entitled.

  Preemptive Rights. Holders of Company Common Stock will not be entitled, as a matter of right, to subscribe for, purchase or receive any new or additional issue of Company capital stock or securities convertible to capital stock of the Company.

  Listing and Transfer Agent. The Company Common Stock will be listed on the NYSE, and may be listed on other stock exchanges. The transfer agent and registrar for the Company Common Stock will be Texas Utilities Shareholder Services, Dallas, Texas, through a subsidiary of TUC.

COMPANY PREFERENCE STOCK

  The holders of Company Preference Stock will not be accorded voting rights, except that, when dividends thereon are in default in an amount equivalent to four full quarterly dividends, the holders of the preference stock will be entitled to vote for the election of one-third of the Company Board or two directors, whichever is greater, and, when dividends are in default in an amount equivalent to eight full quarterly dividends, to vote for the election of the smallest number of directors necessary so that a majority of the full Company Board shall have been elected by the holders of Company Preference Stock. The Company must also secure the approval of the holders of two-thirds of the outstanding shares of Company Preference Stock prior to effecting various changes in its capital structure. The Company Board will be authorized to divide any preference stock issued by the Company into series and, within the limitations set forth in the Company Restated Articles of Incorporation or prescribed by law, to fix and determine the relative rights and preferences of the shares of any series so established. Such rights and preferences include the maximum number of shares in a series, preferences as to dividends and upon liquidation, dividend rates, redemption prices and terms, sinking fund provisions, conversion rights, restrictions on the creation of indebtedness of the Company or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series and any other rights or preferences in which the TBCA permits variations between different series of preferred stock. There will not be any Company Preference Stock outstanding at the Effective Time of the Mergers.

                     DESCRIPTION OF NEW EEX CAPITAL STOCK

GENERAL

  The authorized capital stock of New EEX, as of the time of the Distribution, will consist of 400,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, of no par value. The description of the material aspects of the New EEX capital stock set forth herein does not purport to be complete and is qualified in its entirety by reference to (i) the Restated Articles of LSEPO and the Bylaws of LSEPO, which will become respectively the articles of incorporation and bylaws of New EEX in the Preliminary Merger (the "New EEX Articles" and "New EEX Bylaws", respectively) and which are Annexes hereto, and (ii) applicable statutory and other law.

NEW EEX COMMON STOCK

  Voting. Each holder of New EEX Common Stock will be entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders of New EEX, except as otherwise provided by the TBCA or as set forth in the resolutions adopted by the Board of Directors establishing any series of preferred stock.

  Dividends. Holders of New EEX Common Stock will be entitled to receive dividends when and as declared by the Board of Directors of New EEX (the "New EEX Board"), subject to the preferential rights, if any, of the holders of preferred stock of New EEX.

  Liquidation. Upon voluntary or involuntary liquidation of New EEX, the holders of New EEX Common Stock will be entitled to receive the remainder of the properties and assets of New EEX, subject to the preferential rights, if any, of the holders of preferred stock of New EEX.

  Preemptive Rights. The Articles of Incorporation of New EEX will provide that no shareholder of New EEX shall, by reason of holding shares of any class or series, have any preemptive or preferential rights to purchase or subscribe to shares of any class or series of New EEX.

  Listing and Transfer Agent. New EEX Common Stock will be listed on the NYSE under the symbol "EEX." The transfer agent and registrar for the New EEX Common Stock will be Harris Trust Company of New York.

NEW EEX PREFERRED STOCK

  The Articles of Incorporation of New EEX will provide that New EEX Preferred Stock may be issued in one or more series as the New EEX Board may from time to time determine. The New EEX Common Stock will be subject and subordinate to the rights (including voting rights), privileges and preferences of any series of New EEX Preferred Stock to the extent set forth in the resolutions of the New EEX Board establishing such series. The New EEX Board may establish series of New EEX Preferred Stock by fixing and determining the designations, preferences, rights, limitations and relative rights of the shares of the series, subject to and within the limitations of the TBCA and the New EEX Articles. At the time of the Distribution, there will be no shares of preferred stock of New EEX outstanding, although 1,000,000 shares of $200 Series A Junior Participating Preferred Stock have been reserved for issuance upon the exercise of rights which will attach to the New EEX Common Stock pursuant to the New EEX Rights Plan (as defined below).

                       COMPARISON OF SHAREHOLDER RIGHTS

  If the Mergers are consummated, the holders of TUC and ENSERCH Common Stock will become holders of Company Common Stock, and their rights as holders of Company Common Stock will be governed by the Company's Restated Articles of Incorporation (the "Company Articles") and Bylaws rather than TUC's Restated Articles of Incorporation and Bylaws or ENSERCH's Restated Articles of Incorporation (the "ENSERCH Articles") and Bylaws. If the Distribution is consummated, the holders of ENSERCH Common Stock will also become holders of New EEX Common Stock, with their rights as holders of New EEX Common Stock being governed by the New EEX Articles and Bylaws. The Company and TUC are both Texas corporations and the Company will adopt Restated Articles of Incorporation and Bylaws that are identical to those of TUC. As a result, there will be no change in the rights of TUC's shareholders following consummation of the Mergers, except as set forth below under "--Voting Power." Because each of the Company, New EEX and ENSERCH is incorporated under the TBCA, the consummation of the Mergers will not affect the rights of ENSERCH shareholders to the extent such rights are determined by state law. The material differences between the rights of holders of Company Common Stock, New EEX Common Stock and ENSERCH Common Stock will be based on differences between the respective articles of incorporation and bylaws of the Company, New EEX and ENSERCH as described below. The summary of the material differences between the rights of shareholders does not purport to be an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the full text of the Company Articles and Bylaws filed as exhibits to the Registration Statement.

  Voting Power. If the Mergers and the Distribution are consummated, based on the number of shares outstanding as of April 12, 1996, holders of TUC Common Stock would hold approximately 225,841,037 of the approximately 239,571,542 aggregate number of shares of Company Common Stock and holders of ENSERCH Common Stock would hold approximately 13,730,505 of the approximately 239,571,542 aggregate number of shares of Company Common Stock and approximately 83% of the approximately 126,714,000 aggregate number of shares of New EEX Common Stock to be outstanding at the Effective Time. Following the Mergers, TUC and ENSERCH shareholders will therefore not possess the same relative voting power on matters put to a vote of shareholders of the Company as they possessed with respect to matters put to a vote of shareholders of TUC or ENSERCH, respectively, prior to the Mergers.

  Cumulative Voting. Cumulative voting is expressly prohibited under the ENSERCH Articles and will be expressly prohibited under the New EEX Articles.

  Pursuant to Article VII of the Company Articles, in all elections for directors every shareholder entitled to vote shall have the right to vote the number of shares owned by the shareholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of his shares shall equal, or to distribute them on the same principle among as many candidates as he shall think fit. Any shareholder who intends to cumulate his votes shall give written notice of such intention to the Secretary of the Company on or before the day preceding the election at which such shareholder intends to cumulate his votes.

  Voting. Holders of ENSERCH Common Stock are entitled to one vote for each share held on matters submitted generally to a vote of shareholders of ENSERCH.

  At all meetings of Company shareholders, each shareholder entitled to vote is entitled to one vote for each share of stock held by him and recorded in his name on the record date of the meeting.

  Each outstanding share of New EEX Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except as otherwise provided by the TBCA or as set forth in the resolutions adopted by the New EEX Board establishing any series of preferred stock.

  Special Shareholder Meetings, Shareholder Action Without a Meeting. The ENSERCH Articles and Bylaws provide that the holders of not less than one-tenth of all the shares entitled to vote at shareholders meetings may call a special meeting of shareholders of ENSERCH. The Company Bylaws provide that special meetings of shareholders may be called by the Chairman of the Board, President or Board of Directors of the Company or by the holders of not less than ten percent of all the outstanding shares of the Company capital stock entitled to vote at the meeting. Pursuant to the New EEX Articles, subject to such rights to call special meetings of shareholders as may be granted to the holders of preferred stock of New EEX, special meetings of shareholders may be called only by the Chairman of the New EEX Board, by the President, by a vote of not less than a majority of the Continuing Directors (as defined below) or at the request of the holders of not less than 50% of the outstanding shares entitled to vote at the meeting. Under the New EEX Articles (i) a "Continuing Director" is a director who is not an affiliate or associate of a Related Person (as defined below) and was an EEX director prior to the time that the Related Person became such and any successor director who is recommended by a majority of the Continuing Directors and is not affiliated with a Related Person, and (ii) "Related Person" is any person or group that is the beneficial owner of not less than 10% of the outstanding voting stock.

  Under the TBCA, any action to be taken by shareholders may be taken without a meeting only if all of the shareholders entitled to vote on the matter consent to the action in writing, unless the Articles of Incorporation provide otherwise. Neither the Company Articles nor the ENSERCH Articles have any such provision. Under the New EEX Articles, any action required or permitted to be taken by the shareholders of New EEX must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

  Board of Directors. Under the ENSERCH Articles, the number of directors constituting the ENSERCH Board is nine, subject to increase or decrease as provided in the ENSERCH Bylaws, provided that in no event shall there be less than three directors. The ENSERCH Bylaws provide that the ENSERCH Board shall consist of not less than six directors, with the exact number to be fixed from time to time by resolution adopted by the ENSERCH Board. There are currently nine directors. The directors are elected at the annual meeting of shareholders.

  The Company Bylaws provide for a board of 10 directors, all of whom are elected annually. The Company Bylaws may be amended by the shareholders to increase or decrease the number of directors.

  The New EEX Articles provide that the number of directors of New EEX shall be fixed from time to time by the New EEX Board by the affirmative vote of not less than a majority of the Continuing Directors, but shall not be less than three, subject to such rights to elect additional directors under such circumstances as may be granted to holders of New EEX Preferred Stock. The New EEX Articles further provide that directors shall be elected by the affirmative vote of holders of a majority of the outstanding shares entitled to vote in the election of directors. Subject to the rights to elect directors under special circumstances that may be granted to holders of Preferred Stock, directorships resulting from an increase in the number of directors and any vacancies on the New EEX Board may be filled solely by the affirmative vote of the majority of the Continuing Directors even though less than a quorum.

  Removal of Directors. Under the ENSERCH Articles, any director may be removed from office by a vote of the holders of shares representing a majority of the votes entitled to be cast by the shares of the class or classes of stock by which his successor would be elected. The ENSERCH Articles further provide that a special meeting of the holders of shares of such class or classes may be called by a majority vote of the ENSERCH Board for the purpose of removing a director, and that the President of ENSERCH shall, in any event, within ten days after delivery to ENSERCH at its principal office of a request to such effect signed by the holders of shares representing at least 5% of the votes entitled to be cast by the outstanding shares of ENSERCH Preferred Stock or 25% of the votes entitled to be cast by the outstanding shares of ENSERCH Voting Preference Stock and Common Stock combined, as the case may be, call a special meeting of the holders of the shares of such class or classes for such purpose to be held within 40 days after the delivery of such request. The ENSERCH Bylaws provide that any director may be removed either for or without cause at any special meeting of shareholders by the affirmative vote of the holders of record of a majority of the shares present in person or by proxy at such meeting and entitled to vote for such removal, if notice of the intention to act upon such matter shall have been given in the notice calling for such meeting.

  The Company Articles provide for the removal of directors, with or without cause, by a vote of the holders of a majority of the shares entitled to vote at an election of directors given at a special meeting called for the purpose of considering such action.

  Under the New EEX Articles, any director may be removed from office either for or without cause only by the affirmative vote of the holders of not less than a majority of the shares entitled to vote in the election of directors.

  Shareholder Proposals, Nomination of Directors by Shareholders. The ENSERCH Bylaws and the New EEX Bylaws provide that for business to be properly brought by a shareholder before an annual meeting of shareholders, the shareholder must have given timely notice in writing thereof to the respective corporate secretary by delivery to, or mailing and receipt at, the principal executive offices of the corporation not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 65 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the fifteenth day following the day on which such notice or the date of the annual meeting was mailed or public disclosure was made.

  The ENSERCH Bylaws and the New EEX Bylaws allow shareholders to nominate persons for election to the board of directors. Such nominations must be made by timely notice in writing to the corporate secretary by delivery to, or mailing and receipt at, the principal executive offices of the corporation not less than 50 days nor more than 75 days prior to the meeting; provided, however, that if less than 65 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the fifteenth day following the day on which such notice or the date of the annual meeting was mailed or public disclosure was made.

  The Company Articles and Bylaws do not address shareholder proposals for business items at Company shareholders meetings or shareholder nominations of candidates for election of Company directors.

  Amendments to Articles of Incorporation. Under the Company Articles, amendments to the Company Articles may be made pursuant to the affirmative vote, in person or by proxy, of the holders of a majority in aggregate number of the shares of stock of the Company then outstanding and entitled to vote, except in cases where a different vote or consent is required by statute or by the Company Articles.

  The ENSERCH Articles and the New EEX Articles do not generally address the manner in which they may be amended. Under the TBCA, unless otherwise specified in the articles of incorporation, an amendment to the articles of incorporation requires an affirmative vote by the holders of at least two-thirds of the outstanding shares entitled to vote, unless any class or series is entitled to vote as a class, in which case a proposed amendment requires an affirmative vote of the holders of at least two-thirds of the shares within each such class or series and of the holders of at least two-thirds of the total outstanding shares entitled to vote on the amendment.

  The Company Articles provide that as long as any shares of Company Preference Stock are outstanding, the Company shall not without the authorization of the holders of not less than two-thirds of the outstanding shares of Preference Stock, voting as a class, (i) create, authorize or issue any class of stock ranking prior to the Preference Stock in respect to dividends or liquidation rights, (ii) create, authorize or issue any obligation or security convertible into, or any warrants, rights or options to purchase or subscribe to, any stock ranking prior to the Preference Stock in respect to dividends or liquidation rights, or (iii) materially alter the provisions relative to the Preference Stock, or any series thereof, which would change the express terms and provisions of such stock.

  The ENSERCH Articles provide that so long as any shares of ENSERCH Preferred Stock are outstanding, ENSERCH shall not, without the affirmative vote at a meeting of the holders of shares representing at least two-thirds of the votes entitled to be cast with respect to the shares of Preferred Stock outstanding on the record date for such meeting, adopt an amendment to the ENSERCH Articles if such amendment would (i) authorize or create, or increase the authorized amount of, any class of stock which is entitled to dividends or assets in priority to or on a parity with the Preferred Stock, (ii) increase the authorized number of shares of Preferred Stock, or (iii) change any of the rights or preferences of the then outstanding Preferred Stock or any series thereof.

  Pursuant to Article Eleven of the New EEX Articles, the provisions of the New EEX Articles relating to the New EEX Board, the limitation of shareholder actions taken by written consent, the calling of special meetings, the amendment of the New EEX Bylaws and the "fair price" provision (as described below) may be amended only by the affirmative vote of the holders of at least 75% of the aggregate voting power of the outstanding capital stock of New EEX entitled to vote for the election of directors. Amendments to Article Eleven of the New EEX Articles and to the "fair price" provisions require, in addition, the affirmative vote of the holders of not less than 50% of the aggregate voting power of the outstanding capital stock of New EEX, excluding the vote of any shares owned by a Related Person (such 50% voting requirement shall not be applicable if the amendment is approved by the affirmative vote of the holders of not less than 90% of such voting stock).

  Amendments to Bylaws. The ENSERCH Articles and Bylaws provide that the power to alter, amend or repeal the bylaws or to adopt new bylaws shall be vested in the ENSERCH Board; provided, however, that any Bylaw or amendment thereto adopted by the ENSERCH Board may be altered, amended or repealed, or a new Bylaw in lieu thereof may be adopted, by vote of the shareholders entitled to vote for the election of directors. The New EEX Articles provide that the power to alter, amend or repeal the Bylaws or adopt new Bylaws shall be vested in, and shall require the approval of, the affirmative vote of not less than a majority of the Continuing Directors; provided, however, that any Bylaw or amendment thereto adopted by the New EEX Board may be altered, amended, suspended or repealed by a 66 2/3% vote of the shareholders entitled to vote in the election of directors. No provision of the ENSERCH or New EEX Bylaws which has been altered, amended or adopted by shareholder vote may be altered, amended or repealed, or a new Bylaw in lieu thereof be adopted, by vote of the board of directors until two years shall have expired since such action by shareholder vote.

  Pursuant to Article XIII of the Company Articles and Section 23 of the Company Bylaws, the Company Bylaws may be altered, changed or amended as provided by statute, or at any meeting of the Company Board by affirmative vote of a majority of all of the directors if notice of the proposed change has been delivered or mailed to the directors at least ten days before the meeting; provided, however, that the Company Board shall not make or alter any provision of the Company Bylaws fixing their number, qualifications, classification, or term of office.

  Exculpation and Indemnification of Directors. The ENSERCH Bylaws provide that ENSERCH shall indemnify any person who (i) is or was a director, officer, employee or agent of ENSERCH or (ii) while a director, officer, employee or agent of ENSERCH, its divisions or subsidiaries, is or was serving at the request of ENSERCH, pursuant to a resolution adopted by the ENSERCH Board, as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or enterprise, to the fullest extent that a corporation may or is required to grant indemnification to a director under the TBCA. ENSERCH, pursuant to a resolution adopted by the ENSERCH Board, may indemnify any such persons to such further extent as permitted by law. The ENSERCH Articles provide that no director shall be liable to ENSERCH or its shareholders for monetary damages for an act or omission in such director's capacity as a director, except that there is no such limitation on the liability of a director for (i) a breach of the director's duty of loyalty to ENSERCH or its shareholders, (ii) an act or omission not in good faith or that involves substantial misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of the director is expressly provided for by statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend.

  The Company Articles provide that the Company will indemnify any former, present or future director, officer or employee of the Company, or any person who may have served at its request as a director, officer or

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

employee of another corporation, or any former, present or future director, officer or employee of the Company who shall have served or shall be serving as an administrator, agent or fiduciary for the Company or for another corporation at the request of the Company for all expenses and liabilities incurred or imposed on such person in connection with the defense of any action, suit or proceeding that such person may be involved in by reason of being or having been such director, officer or employee, except with respect to matters as to which such person shall be adjudged liable because such person did not act in good faith, or because of dishonesty or conflict of interest in the performance of duty. The Company Articles also provide that a director shall not be liable to the Company or its shareholders for monetary damages for any act or omission in the capacity as a director, except for (i) a breach of the duty of loyalty, (ii) an act or omission not in good faith constituting a breach of duty or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit, or (iv) an act or omission for which liability is provided by statute.

  The New EEX Articles provide that, to the fullest extent permitted by law, a director shall not be liable to the corporation or its shareholders for monetary damages for any act or omission in his capacity as a director. The New EEX Bylaws provide that the corporation shall indemnify, and advance or reimburse reasonable expenses incurred by, any person who (i) is or was a director, officer, employee or agent of the corporation, or (ii) while a director, officer, employee or agent of the corporation, its divisions or subsidiaries, is or was serving at the request of the corporation pursuant to a resolution adopted by the New EEX Board as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent that a corporation may or is required to grant indemnification to a director under the TBCA.

  The Company will enter into indemnification agreements with its directors and certain officers with respect to various liabilities, in accordance with the provisions of the TBCA in the same form and to the same extent as such agreements presently exist with the TUC directors and certain of its officers. ENSERCH has not entered into any such indemnification agreements with its directors and officers.

  Common Stock Purchase Rights. ENSERCH, pursuant to the ENSERCH Rights Agreement, has distributed one ENSERCH Right for each outstanding share of ENSERCH Common Stock to all shareholders of record at the close of business on May 5, 1996. Each ENSERCH Right entitles the holder, among other things, upon
(i) the occurrence of certain events, to purchase from ENSERCH a unit consisting of one two-hundredths of a share of ENSERCH $200 Voting Preference Stock, Series C, without par value, at a purchase price of $60 per one two-hundredths of a share, subject to adjustment, and (ii) the occurrence of certain further events, to receive ENSERCH Common Stock (or, in certain circumstances, other consideration) having a value equal to two times the exercise price of the ENSERCH Right. The ENSERCH Rights will become exercisable upon the earlier of (i) ten days following a public announcement that a person or group of affiliated persons has acquired, or obtained the rights to acquire, beneficial ownership of 15% or more of the outstanding shares of ENSERCH Common Stock, or (ii) ten business days following the commencement of a tender offer that would result in a person or a group beneficially owning 15% or more of the outstanding shares of ENSERCH Common Stock. The ENSERCH Rights Agreement will be amended so that the ENSERCH Rights will not be triggered by the Mergers.

  Neither TUC nor the Company has adopted a shareholder rights plan. At the effective time of the Preliminary Merger, a shareholder rights plan previously adopted by LSEPO will be applicable to the New EEX Common Stock and rights under that plan, which will become the New EEX shareholder rights plan (the "New EEX Rights Plan"), will attach to all shares of New EEX Common Stock, including the shares distributed to ENSERCH shareholders in the Distribution. Each New EEX right will entitle the holder, among other things, upon (i) the occurrence of certain events to purchase from New EEX a unit consisting of one-two-hundredth of a share of New EEX $200 Series A Junior Participating Preferred Stock, without par value, at a purchase price of $45 per one-two-hundredths of a share, subject to adjustments, and (ii) the occurrence of certain further events to receive New EEX Common Stock or, in certain circumstances, other consideration (having the value equal to two times the exercise price of the New EEX right). The New EEX rights will become exercisable on the earlier of (i) ten days following a public announcement that a person or group of affiliated persons has acquired, or obtained the rights to acquire, beneficial ownership of 18% or more of the outstanding shares of New EEX Common Stock, or (ii) ten business days following the commencement of a tender offer that would result in a person or group beneficially owning 18% or more of the outstanding shares of New EEX Common Stock. The New EEX rights will not be triggered by the receipt of shares of New EEX Common Stock in the Distribution so long as the holder does not acquire any additional shares of EEX Common Stock.

  Fair Price Provision. The New EEX Articles also contain a "fair price" provision that applies to certain business combination transactions involving a Related Person. The "fair price" provision requires the affirmative vote of the holders of (i) at least 80% of the voting stock of New EEX and (ii) at least 50% of the voting stock of New EEX not beneficially owned by the Related Person, to approve certain transactions between the Related Person and New EEX or its subsidiaries, including any merger, consolidation or share exchange, any sale, lease, exchange, pledge or other disposition of assets of New EEX or its subsidiaries having a fair market value of at least $5 million, any transfer or issuance of securities of New EEX or any of its subsidiaries, any adoption of a plan or proposal by New EEX of voluntary liquidation or dissolution of New EEX, certain reclassifications of securities or recapitalizations of New EEX or certain other transactions, in each case involving the Related Person. This voting requirement will not apply to certain transactions, including (a) any merger or consolidation within one year of the person being a Related Person where the cash or fair market value of property to be received by the holders of New EEX capital stock is not less than the highest price per share paid by the Related Person in acquiring any of its holdings, or (b) any transaction approved by New EEX's continuing directors (as defined in the New EEX Articles). This provision could have the effect of delaying or preventing a change in control of New EEX in a transaction or series of transactions that did not satisfy the "fair price" criteria.

  Neither the Company Articles nor the ENSERCH Articles contain a similar "fair price" provision.

                 PRO FORMA FINANCIAL INFORMATION OF THE COMPANY

  For financial reporting purposes, the Company will succeed to the business of TUC and the ENSERCH Business to be Merged. The TUC Merger will be accounted for as a combination of companies under common control using historical costs in a manner similar to a pooling of interests, and the ENSERCH Merger will be treated as a purchase for accounting purposes. The ENSERCH assets acquired and liabilities assumed will be recorded at their fair value.

  The following unaudited pro forma financial statements give effect to the Distribution and Mergers. The unaudited condensed pro forma balance sheet as of June 30, 1996 is presented as if the Distribution and Mergers had occurred on that date. The unaudited pro forma statements of income for the year ended December 31, 1995 and the six months ended June 30, 1996 assume that the Distribution and Mergers occurred at the beginning of each period presented.

  The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of TUC and ENSERCH and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of TUC and ENSERCH incorporated by reference herein and "Pro Forma Financial Information of ENSERCH Business to be Merged" included elsewhere herein. The unaudited pro forma statements of income are not necessarily indicative of the financial results that would have occurred had the above-described events been consummated on the indicated dates, nor are they necessarily indicative of future financial results. Results for interim periods do not necessarily indicate results for the full year.

                                  THE COMPANY

                  UNAUDITED CONDENSED PRO FORMA BALANCE SHEET

                                 JUNE 30, 1996

                                        ENSERCH
                                        BUSINESS
                           HISTORICAL    TO BE                       PRO FORMA
                               TUC     MERGED(A)  ADJUSTMENTS         COMPANY
                           ----------- ---------- -----------       -----------
                                           (IN THOUSANDS)
UTILITY PLANT
  In service (net of
   accumulated
   depreciation)
   Electric............... $18,427,653 $      --   $                $18,427,653
   Gas....................         --   1,027,570                     1,027,570
                           ----------- ----------  ---------        -----------
    Utility plant in serv-
     ice--net.............  18,427,653  1,027,570                    19,455,223
  Construction work in
   progress...............     274,776     26,890                       301,666
  Nuclear fuel (net of
   accumulated
   amortization)..........     274,697        --                        274,697
  Held for future use.....      25,065        --                         25,065
                           ----------- ----------  ---------        -----------
    Utility plant less
     accumulated
     depreciation and
     amortization.........  19,002,191  1,054,460                    20,056,651
  Less reserve for
   regulatory
   disallowances..........   1,308,460        --                      1,308,460
                           ----------- ----------  ---------        -----------
    Net utility plant.....  17,693,731  1,054,460                    18,748,191
                           ----------- ----------  ---------        -----------
INVESTMENTS
  Non-utility property....     427,560     65,768                       493,328
  Other...................     704,002    116,674     (8,992)(c)      1,492,848
                                                     681,164 (d)(g)
                           ----------- ----------  ---------        -----------
    Total investments.....   1,131,562    182,442    672,172          1,986,176
                           ----------- ----------  ---------        -----------
CURRENT ASSETS
  Cash in banks...........      13,930     14,439      8,479 (e)         36,848
  Special deposits........       4,835        --                          4,835
  Accounts receivable--
   net....................     489,599    181,201     (7,567)(f)        663,233
  Inventories--at average
   cost...................
  Materials and supplies..     199,982      6,299                       206,281
  Fuel stock..............      74,622        --                         74,622
  Gas stored underground..      42,497     93,906                       136,403
  Other...................     138,967     99,353                       238,320
                           ----------- ----------  ---------        -----------
    Total current assets..     964,432    395,198        912          1,360,542
                           ----------- ----------  ---------        -----------
DEFERRED DEBITS
  Unamortized regulatory
   assets.................   1,856,328      1,310                     1,857,638
  Other...................      84,496     25,061         46 (f)        109,603
                           ----------- ----------  ---------        -----------
    Total deferred deb-
     its..................   1,940,824     26,371         46          1,967,241
  Less reserve for
   regulatory
   disallowances..........      72,685        --                         72,685
                           ----------- ----------  ---------        -----------
    Net deferred debits...   1,868,139     26,371         46          1,894,556
                           ----------- ----------  ---------        -----------
    Total assets.......... $21,657,864 $1,658,471  $ 673,130        $23,989,465
                           =========== ==========  =========        ===========

See notes

                                  THE COMPANY

                  UNAUDITED CONDENSED PRO FORMA BALANCE SHEET

                                 JUNE 30, 1996

                                           ENSERCH
                                           BUSINESS
                              HISTORICAL    TO BE                     PRO FORMA
                                  TUC     MERGED(A)   ADJUSTMENTS      COMPANY
                              ----------- ----------  -----------    -----------
                                              (IN THOUSANDS)
CAPITALIZATION
  TUC common stock........... $ 4,784,571 $      --    $552,400 (e)  $ 5,332,121
                                                         (4,850)(b)
  ENSERCH common equity
   (after Distribution)......         --     (49,590)    49,590 (d)          --
  Retained earnings..........   1,006,037        --                    1,006,037
  Cumulative currency
   translation adjustment....      37,228        --                       37,228
                              ----------- ----------   --------      -----------
    Total common equity......   5,827,836    (49,590)   597,140        6,375,386
  Preferred stock
    Not subject to mandatory
     redemption..............     489,695    175,000                     664,695
    Subject to mandatory
     redemption..............     250,796        --                      250,796
  TU Electric obligated,
   mandatorily redeemable,
   preferred securities of
   trusts....................     381,679        --                      381,679
  Long-term debt, less
   amounts due currently.....   8,971,681    816,889     (4,323)(c)    9,784,247
                              ----------- ----------   --------      -----------
    Total capitalization.....  15,921,687    942,299    592,817       17,456,803
                              ----------- ----------   --------      -----------
CURRENT LIABILITIES
  Notes payable
    Commercial paper.........     291,000    209,500                     500,500
    Banks....................      11,813        --                       11,813
  Long-term debt due
   currently.................     517,179     16,875                     534,054
  Accounts payable...........     355,052    163,856     (7,521)(f)      511,387
  Dividends declared.........     125,626      2,856                     128,482
  Taxes accrued..............     182,037     12,232                     194,269
  Interest accrued...........     178,446     19,779                     198,225
  Other......................     212,767    125,568     28,900 (b)      367,235
                              ----------- ----------   --------      -----------
    Total current
     liabilities.............   1,873,920    550,666     21,379        2,445,965
                              ----------- ----------   --------      -----------
DEFERRED CREDITS AND OTHER
 NONCURRENT LIABILITIES
  Accumulated deferred
   federal income taxes......   2,732,302    (22,748)   (20,537)(d)    2,705,488
                                                         16,471 (c)
  Unamortized federal
   investment tax credits....     601,414      3,372                     604,786
  Other......................     528,541    184,882     63,000 (c)      776,423
                              ----------- ----------   --------      -----------
    Total deferred credits
     and other noncurrent
     liabilities.............   3,862,257    165,506     58,934        4,086,697
                              ----------- ----------   --------      -----------
    Total capitalization and
     liabilities............. $21,657,864 $1,658,471   $673,130      $23,989,465
                              =========== ==========   ========      ===========

See notes

                                  THE COMPANY

                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1996

                                           ENSERCH
                                          BUSINESS
                              HISTORICAL    TO BE                   PRO FORMA
                                 TUC      MERGED(A)  ADJUSTMENTS    COMPANY(G)
                              ----------  ---------  -----------    ----------
                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES
  Electric..................  $3,155,213  $    --     $             $3,155,213
  Gas.......................         --    533,123                     533,123
  Other.....................         --    468,408                     468,408
  Less intercompany
   revenues.................         --     (9,857)    (29,673)(f)     (39,530)
                              ----------  --------    --------      ----------
    Total operating
     revenues...............   3,155,213   991,674     (29,673)      4,117,214
                              ----------  --------    --------      ----------
OPERATING EXPENSES
  Electric fuel and
   purchased power..........   1,036,451       --      (32,467)(f)   1,003,984
  Gas purchased for resale..         --    696,125       3,867 (f)     699,992
  Operation.................     441,445   150,980      (1,073)(f)     591,352
  Maintenance...............     157,689    11,609                     169,298
  Depreciation and
   amortization.............     307,753    27,031       8,515 (d)     343,299
  Taxes other than income...     261,890    39,934                     301,824
                              ----------  --------    --------      ----------
    Total operating
     expenses...............   2,205,228   925,679     (21,158)      3,109,749
                              ----------  --------    --------      ----------
OPERATING INCOME (LOSS).....     949,985    65,995      (8,515)      1,007,465
OTHER INCOME (DEDUCTIONS)--
 NET........................        (792)   (2,766)                     (3,558)
                              ----------  --------    --------      ----------
TOTAL INCOME (LOSS).........     949,193    63,229      (8,515)      1,003,907
                              ----------  --------    --------      ----------
INTEREST AND OTHER CHARGES
  Interest..................     416,824    36,970         955 (h)     454,749
  Allowance for borrowed
   funds used
   during construction......      (6,537)      (29)                     (6,566)
  TU Electric obligated,
   mandatorily redeemable,
   preferred securities of
   trusts distributions.....      16,499       --                       16,499
  Preferred stock dividends
   of subsidiaries..........      27,725     5,576                      33,301
                              ----------  --------    --------      ----------
    Total interest and other
     charges................     454,511    42,517         955         497,983
                              ----------  --------    --------      ----------
INCOME (LOSS) BEFORE INCOME
 TAXES......................     494,682    20,712      (9,470)        505,924
INCOME TAXES (BENEFIT)......     165,651     9,866        (334)(i)     175,183
                              ----------  --------    --------      ----------
CONSOLIDATED NET INCOME
 (LOSS).....................  $  329,031  $ 10,846    $ (9,136)     $  330,741
                              ==========  ========    ========      ==========
Average shares of common
 stock outstanding..........     225,717    68,875                     239,658 (j)
                              ==========  ========                  ==========
Earnings per share of common
 stock......................  $     1.46  $    .16                  $     1.38
                              ==========  ========                  ==========

See notes

                                  THE COMPANY

                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

                                         ENSERCH
                                         BUSINESS
                            HISTORICAL    TO BE                    PRO FORMA
                               TUC      MERGED(A)   ADJUSTMENTS    COMPANY(G)
                            ----------  ----------  -----------    ----------
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES
  Electric................  $5,638,688  $      --    $             $5,638,688
  Gas.....................         --      947,144                    947,144
  Other...................         --      853,892                    853,892
  Less intercompany
   revenues...............         --       (9,968)    (68,061)(f)    (78,029)
                            ----------  ----------   ---------     ----------
    Total operating
     revenues.............   5,638,688   1,791,068     (68,061)     7,361,695
                            ----------  ----------   ---------     ----------
OPERATING EXPENSES
  Electric fuel and
   purchased power........   1,640,990         --      (67,460)(f)  1,573,530
  Gas purchased for
   resale.................         --    1,260,191       3,868 (f)  1,264,059
  Operation...............     819,633     282,889      (4,469)(f)  1,098,053
  Maintenance.............     290,011      25,137                    315,148
  Depreciation and
   amortization...........     563,819      48,872      17,029 (d)    629,720
  Taxes other than
   income.................     536,608      68,894                    605,502
                            ----------  ----------   ---------     ----------
    Total operating
     expenses.............   3,851,061   1,685,983     (51,032)     5,486,012
                            ----------  ----------   ---------     ----------
OPERATING INCOME (LOSS)...   1,787,627     105,085     (17,029)     1,875,683
OTHER INCOME
 (DEDUCTIONS)--NET........      24,583      (1,501)                    23,082
                            ----------  ----------   ---------     ----------
TOTAL INCOME (LOSS).......   1,812,210     103,584     (17,029)     1,898,765
                            ----------  ----------   ---------     ----------
INTEREST AND OTHER CHARGES
  Interest................     706,182      71,614       1,910 (h)    779,706
  Allowance for borrowed
   funds used during
   construction...........     (15,327)       (234)                   (15,561)
  Impairment of assets....   1,233,320         --                   1,233,320
  TU Electric obligated,
   mandatorily redeemable,
   preferred securities of
   trusts distributions...       1,801         --                       1,801
  Preferred stock
   dividends of
   subsidiaries...........      84,914      11,690                     96,604
                            ----------  ----------   ---------     ----------
    Total interest and
     other charges........   2,010,890      83,070       1,910      2,095,870
                            ----------  ----------   ---------     ----------
INCOME (LOSS) BEFORE
 INCOME TAXES.............    (198,680)     20,514     (18,939)      (197,105)
INCOME TAXES (BENEFIT)....     (60,035)     11,214        (669)(i)    (49,490)
                            ----------  ----------   ---------     ----------
CONSOLIDATED NET INCOME
 (LOSS)...................  $ (138,645) $    9,300   $ (18,270)    $ (147,615)
                            ==========  ==========   =========     ==========
Average shares of common
 stock outstanding........     225,841      68,323                    239,782(j)
                            ==========  ==========                 ==========
Earnings (loss) per share
 of common stock..........  $     (.61) $      .14                 $     (.62)
                            ==========  ==========                 ==========

See notes

                                  THE COMPANY

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(a) The ENSERCH historical financial statements have been adjusted to reflect the Distribution. See "Pro Forma Financial Information of ENSERCH Business to be Merged" included elsewhere herein. Certain amounts have been reclassified to conform to the Company's financial statement presentation.

(b) Represents estimated costs associated with the Mergers. Includes estimated expenses of $4.9 million to be incurred by TUC for legal, accounting, printing and similar expenses, which will be charged directly to shareholders' equity, and $7.3 million for financial advisory and other payments as a result of the Mergers. An additional $16.7 million of costs are expected to be incurred by ENSERCH prior to the Mergers, including $15.3 million for financial advisory, legal, accounting, printing and similar expenses and $1.4 million for costs associated with the Distribution. Does not include cash payments for executive contracts and other benefits, severance and out placement costs for employees that may be terminated as a result of the Mergers.

(c) Reflects estimated effects of identified acquisition adjustments, as shown below, resulting from application of the purchase method of accounting to record assets acquired and liabilities assumed at fair value as of the date of the Unaudited Condensed Pro Forma Balance Sheet.

                                                                (IN THOUSANDS)
   Adjust ENSERCH long-term debt to fair value.................    $ (4,323)
   Recognize ENSERCH liabilities for retiree benefits, includ-
    ing pensions and other postretirement benefits.............      63,000
   Write off tax credit carryforwards expected to expire prior to utilization due to limitations resulting from the Merg-
    ers........................................................      16,471
   Write off "goodwill" associated with companies previously
    acquired by ENSERCH........................................       8,992
                                                                   --------
     Estimated adjustments to fair value.......................    $ 84,140
                                                                   ========

(d) Reflects the excess of cost over the fair value assigned to net assets acquired, which is to be amortized over 40 years. The excess amount is summarized below:

                                                                (IN THOUSANDS)
   Company Common Stock to be issued (see Note e)..............   $ 552,400
   Estimated Costs of Mergers and Distribution (see Note b)....      24,050
   Estimated acquisition adjustments (see Note c)..............      84,140
   Estimated proceeds from issuance of ENSERCH Common Stock
    prior to closing (see Note e)..............................      (8,479)
   Deferred tax effect of estimated acquisition adjustments....     (20,537)
                                                                  ---------
                                                                    631,574
   Net asset deficiency of ENSERCH Business to be Merged, be-
    fore expenses of Mergers and Distribution..................      49,590
                                                                  ---------
   Excess of cost over the fair value assigned to net assets
    acquired...................................................   $ 681,164
                                                                  =========
   Annual amortization over 40 years...........................   $  17,029
                                                                  =========

                                  THE COMPANY

(e) ENSERCH Common Stock to be converted into Company Common Stock:

                                                                    PROCEEDS OF
                                                            SHARES  NEW ISSUES
                                                           -------- -----------
                                                              (IN THOUSANDS)
   ENSERCH Common Stock outstanding at June 30, 1996.....  69,202.1
                                                           --------
   ENSERCH Common Stock issued in connection with the
    exercise of stock options under the Stock Option Plan
    through August 7, 1996...............................     178.9   $3,027
   Sales of ENSERCH Common Stock to the Employee Stock
    Purchase Plan through August 7, 1996.................       6.1      136
   "In the money" stock options expiring prior to
    December 31, 1996 and assumed to be exercised prior
    to closing...........................................     316.2    5,316
                                                           --------   ------
     Subtotal............................................     501.2   $8,479
                                                           --------   ------
   Pro forma ENSERCH Common Stock outstanding............  69,703.3
   Assumed ENSERCH Conversion Ratio......................        .2
                                                           --------
   Company shares to be issued...........................  13,940.7
   Per share value of Company Common Stock...............  $ 39.625
                                                           --------
   Value of Company Common Stock to be issued............  $552,400
                                                           ========

  The actual number of shares to be issued upon conversion of the ENSERCH Common Stock in the ENSERCH Merger will be determined by reference to the ENSERCH Conversion Ratio and the actual number of shares of ENSERCH Common Stock issued and outstanding immediately prior to the effective date of the ENSERCH Merger. The per share value of Company Common Stock to be issued is the closing price of TUC Common Stock on the last trading date before the Plan of Merger was executed.

(f) Elimination of transactions between TUC and ENSERCH Business to be Merged.

(g) A final determination of the required purchase accounting adjustments cannot be made at this time, and the earnings results will vary from the pro forma earnings shown.

  Estimated costs to be incurred by TUC and ENSERCH as a result of the Mergers and Distribution have been excluded from the Unaudited Pro Forma Statements of Income. The pro forma statements of income do not reflect significant operating efficiencies and annual cost savings the Company expects to achieve as a result of the Mergers. Potential cost savings are expected from eliminating duplicative functions and further re-engineering operations and business practices of the combined companies.

  As a result of the Mergers, the Company is expected to incur certain nonrecurring, indirect expenses within the first twelve months after the Mergers that are not reflected in the pro forma statements.

(h) Represents amortization of the adjustment of ENSERCH long-term debt to fair value (see Note c).

(i) Reflects taxes on pro forma adjustment "h" at the statutory tax rate.

(j) Represents historical average shares of TUC Common Stock outstanding plus the pro forma number of shares of Company Common Stock to be issued upon conversion of the ENSERCH Common Stock in the ENSERCH Merger (see note e).

                        PRO FORMA FINANCIAL INFORMATION
                       OF ENSERCH BUSINESS TO BE MERGED

  The following unaudited pro forma financial statements give effect to the proposed Distribution. The unaudited condensed pro forma balance sheet as of June 30, 1996 is presented as if the Distribution had occurred on that date. The unaudited pro forma statements of income for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996 reflect the reclassification of the operating results of New EEX and the distribution adjustments to "income (loss) from discontinued operations" and the subsequent Distribution as if it had occurred at the beginning of each period presented. In the unaudited pro forma statements of income, the income
(loss) from discontinued operations has been removed in order to present the results of operations of the ENSERCH Business to be Merged.

  The unaudited pro forma financial statements are based on the assumptions set forth in the accompanying notes and should be read in conjunction with the historical financial statements of ENSERCH and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of ENSERCH incorporated by reference herein. The unaudited pro forma statements of income are not necessarily indicative of the financial results that would have occurred had the Distribution been consummated on the indicated dates, nor are they necessarily indicative of future financial results. Results for interim periods do not necessarily indicate results for the full year.

                         ENSERCH BUSINESS TO BE MERGED

                  UNAUDITED CONDENSED PRO FORMA BALANCE SHEET

                                 JUNE 30, 1996

                                              DISTRIBUTION           ENSERCH
                            HISTORICAL ---------------------------   BUSINESS
                             ENSERCH   NEW EEX(A)   ADJUSTMENTS(B) TO BE MERGED
                            ---------- -----------  -------------- ------------
                                              (IN THOUSANDS)
ASSETS
Current Assets
  Cash and equivalents....  $   16,312 $    (1,873)   $     --      $   14,439
  Accounts receivable.....     212,741     (89,259)      46,376        169,858
  Gas stored underground..      93,906         --           --          93,906
  Other...................     127,746     (14,482)       3,741        117,005
                            ---------- -----------    ---------     ----------
    Total current assets..     450,705    (105,614)      50,117        395,208
Investments...............     109,561         --        (1,879)       107,682
Property, Plant and
 Equipment--Net...........   2,781,799  (1,696,125)      34,554      1,120,228
Other Assets..............      58,242     (26,063)       3,174         35,353
                            ---------- -----------    ---------     ----------
    Total.................  $3,400,307 $(1,827,802)   $  85,966     $1,658,471
                            ========== ===========    =========     ==========
LIABILITIES AND SHAREHOLD-
 ERS' EQUITY
Current Liabilities
  Commercial paper and
   other short-term
   borrowings.............  $  209,500 $       --     $     --      $  209,500
  Current portion of
   senior long-term debt..      16,875         --           --          16,875
  Accounts payable........     229,061     (91,769)      26,564        163,856
  Accrued interest........      19,779         --           --          19,779
  Liabilities for
   discontinued
   operations.............      34,761         --           --          34,761
  Other...................     123,273     (22,301)       4,923        105,895
                            ---------- -----------    ---------     ----------
    Total current
     liabilities..........     633,249    (114,070)      31,487        550,666
Senior Long-term Debt.....     948,139    (222,000)         --         726,139
Convertible Subordinated
 Debentures...............      90,750         --           --          90,750
Deferred Income Taxes.....     286,214    (276,194)     (29,396)       (19,376)
Other Liabilities.........     216,506    (124,027)      92,403        184,882
Mandatorily Redeemable
 Preferred Securities of
 Subsidiary of EEX........     150,000    (150,000)         --             --
Minority Interest in
 Subsidiaries.............     157,682         --      (157,682)           --
Adjustable Rate Preferred
 Stock....................     175,000         --           --         175,000
Common Shareholders'
 Equity (Deficiency)......     742,767    (941,511)     149,154        (49,590)
                            ---------- -----------    ---------     ----------
    Total.................  $3,400,307 $(1,827,802)   $  85,966     $1,658,471
                            ========== ===========    =========     ==========

See notes

                         ENSERCH BUSINESS TO BE MERGED

                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1996

                                                                           WITH EEX
                                                                             AS A        REMOVE      ENSERCH
                          HISTORICAL  RECLASSIFICATION OF E&P TO         DISCONTINUED DISCONTINUED BUSINESS TO
                           ENSERCH      DISCONTINUED OPERATIONS           OPERATION    OPERATIONS   BE MERGED
                          ----------  --------------------------------   ------------ ------------ -----------
                                      NEW EEX(A)       ADJUSTMENTS(C)
                                      --------------   ---------------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
 Natural gas and oil
  exploration and
  production............  $  160,347  $     (160,347)     $        --      $    --      $   --      $    --
 Natural gas pipeline &
  GPM...................     569,216             --                --       569,216         --       569,216
 Natural gas
  distribution..........     503,268             --                --       503,268         --       503,268
 Power and other........      17,253          (5,993)            2,676       13,936         --        13,936
 Less intercompany
  revenues..............    (156,286)            --             61,540      (94,746)        --       (94,746)
                          ----------  --------------      ------------     --------     -------     --------
 Total..................   1,093,798        (166,340)           64,216      991,674         --       991,674
                          ----------  --------------      ------------     --------     -------     --------
Costs and Expenses
 Gas purchase...........     633,813             (75)           62,387      696,125         --       696,125
 Operating expenses.....     227,085         (65,569)            1,073      162,589         --       162,589
 Depreciation and
  amortization..........      95,206         (68,039)             (136)      27,031         --        27,031
 Taxes other than
  income................      52,227         (12,293)              --        39,934         --        39,934
                          ----------  --------------      ------------     --------     -------     --------
 Total..................   1,008,331        (145,976)           63,324      925,679         --       925,679
                          ----------  --------------      ------------     --------     -------     --------
Operating Income........      85,467         (20,364)              892       65,995         --        65,995
Other Income (Expense)--
 Net....................      (2,650)           (116)              --        (2,766)        --        (2,766)
Interest and Other
 Financing Costs........     (46,261)         12,029            (2,709)     (36,941)        --       (36,941)
                          ----------  --------------      ------------     --------     -------     --------
Income (Loss) before
 Income Taxes and
 Minority Interest......      36,556          (8,451)           (1,817)      26,288         --        26,288
Income Taxes (Benefit)..      12,590          (2,912)              188        9,866         --         9,866
Minority Interest.......         890             --               (890)         --          --           --
                          ----------  --------------      ------------     --------     -------     --------
Income (Loss) from
 Continuing Operations..      23,076          (5,539)           (1,115)      16,422         --        16,422
Income (Loss) from
 Discontinued Operations
 Exploration and
 production.............         --            5,539             1,115        6,654      (6,654)         --
                          ----------  --------------      ------------     --------     -------     --------
Net Income (Loss).......      23,076             --                --        23,076      (6,654)      16,422
Provision for Dividends
 on Preferred Stock.....       5,576             --                --         5,576         --         5,576
                          ----------  --------------      ------------     --------     -------     --------
Earnings (Loss)
 Applicable to Common
 Stock..................  $   17,500  $          --       $        --      $ 17,500     $(6,654)    $ 10,846
                          ==========  ==============      ============     ========     =======     ========
Per Share of Common
 Stock
 Income (loss) from
  continuing operations
  after provision for
  preferred dividends...  $     0.25  $        (0.08)     $      (0.01)    $   0.16     $   --      $   0.16
 Discontinued
  operations............         --             0.08              0.01         0.09       (0.09)         --
                          ----------  --------------      ------------     --------     -------     --------
 Earnings (loss)
  applicable to common
  stock.................  $     0.25  $          --       $        --      $   0.25     $ (0.09)    $   0.16
                          ==========  ==============      ============     ========     =======     ========
Average common and
 dilutive common
 equivalent shares
 outstanding............      68,875                                                                  68,875
                          ==========                                                                ========

See notes

                         ENSERCH BUSINESS TO BE MERGED

                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1995

                                                                           WITH EEX
                                                                             AS A        REMOVE      ENSERCH
                          HISTORICAL  RECLASSIFICATION OF E&P TO         DISCONTINUED DISCONTINUED BUSINESS TO
                           ENSERCH      DISCONTINUED OPERATIONS           OPERATION    OPERATIONS   BE MERGED
                          ----------  --------------------------------   ------------ ------------ -----------
                                      NEW EEX(A)       ADJUSTMENTS(C)
                                      --------------   ---------------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
 Natural gas and oil
  exploration and
  production............  $  220,851  $     (220,851)     $        --     $      --      $  --     $      --
 Natural gas pipeline &
  GPM...................     996,451             --                --        996,451        --        996,451
 Natural gas
  distribution..........     887,465             --                --        887,465        --        887,465
 Power and other........      39,817         (16,507)            8,812        32,122        --         32,122
 Less intercompany
  revenues..............    (213,344)            --             88,374      (124,970)       --       (124,970)
                          ----------  --------------      ------------    ----------     ------    ----------
 Total..................   1,931,240        (237,358)           97,186     1,791,068        --      1,791,068
                          ----------  --------------      ------------    ----------     ------    ----------
Costs and Expenses
 Gas purchase...........   1,170,732             --             89,459     1,260,191        --      1,260,191
 Operating expenses.....     405,580        (104,695)            7,141       308,026        --        308,026
 Depreciation and
  amortization..........     168,262        (116,628)           (2,762)       48,872        --         48,872
 Taxes other than
  income................      88,937         (19,939)             (104)       68,894        --         68,894
                          ----------  --------------      ------------    ----------     ------    ----------
 Total..................   1,833,511        (241,262)           93,734     1,685,983        --      1,685,983
                          ----------  --------------      ------------    ----------     ------    ----------
Operating Income........      97,729           3,904             3,452       105,085        --        105,085
Other Income (Expense)--
 Net....................      (1,033)           (161)             (307)       (1,501)       --         (1,501)
Interest and Other
 Financing Costs........     (83,324)         13,695            (1,751)      (71,380)       --        (71,380)
                          ----------  --------------      ------------    ----------     ------    ----------
Income before Income
 Taxes and Minority
 Interest...............      13,372          17,438             1,394        32,204        --         32,204
Income Taxes............         921           6,306             3,987        11,214        --         11,214
Minority Interest.......        (602)            --                602           --         --            --
                          ----------  --------------      ------------    ----------     ------    ----------
Income (Loss) from
 Continuing Operations..      13,053          11,132            (3,195)       20,990        --         20,990
Income (Loss) from
 Discontinued Operations
 Exploration and
 production.............         --          (11,132)            3,195        (7,937)     7,937           --
                          ----------  --------------      ------------    ----------     ------    ----------
Net Income..............      13,053             --                --         13,053      7,937        20,990
Provision for Dividends
 on Preferred Stock.....      11,690             --                --         11,690        --         11,690
                          ----------  --------------      ------------    ----------     ------    ----------
Earnings Applicable to
 Common Stock...........  $    1,363  $          --       $        --     $    1,363     $7,937    $    9,300
                          ==========  ==============      ============    ==========     ======    ==========
Per Share of Common
 Stock
 Income (loss) from
  continuing operations
  after provision for
  preferred dividends...  $      .02  $          .16      $       (.04)   $      .14     $  --     $      .14
 Discontinued
  operations............         --             (.16)              .04          (.12)       .12           --
                          ----------  --------------      ------------    ----------     ------    ----------
 Earnings applicable to
  common stock..........  $      .02  $          --       $        --     $      .02     $  .12    $      .14
                          ==========  ==============      ============    ==========     ======    ==========
Average common and
 dilutive common
 equivalent shares
 outstanding............      68,323                                                                   68,323
                          ==========                                                               ==========

See notes

                         ENSERCH BUSINESS TO BE MERGED

                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1994

                                      RECLASSIFICATION OF E&P TO         WITH EEX
                                        DISCONTINUED OPERATIONS            AS A        REMOVE      ENSERCH
                          HISTORICAL  -------------------------------  DISCONTINUED DISCONTINUED BUSINESS TO
                           ENSERCH    NEW EEX(A)      ADJUSTMENTS(C)    OPERATION    OPERATIONS   BE MERGED
                          ----------  -------------   ---------------  ------------ ------------ -----------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
 Natural gas and oil
  exploration and
  production............  $  179,140  $    (179,140)     $        --    $      --    $     --    $      --
 Natural gas pipeline &
  GPM...................   1,235,763            --                --     1,235,763         --     1,235,763
 Natural gas
  distribution..........     874,707            --                --       874,707         --       874,707
 Power and other........      45,499        (12,726)             (479)      32,294         --        32,294
 Less intercompany
  revenues..............    (239,601)           --            111,404     (128,197)        --      (128,197)
                          ----------  -------------      ------------   ----------   ---------   ----------
 Total..................   2,095,508       (191,866)          110,925    2,014,567         --     2,014,567
                          ----------  -------------      ------------   ----------   ---------   ----------
Costs and Expenses
 Gas purchase...........   1,432,301           (148)          112,332    1,544,485         --     1,544,485
 Operating expenses.....     366,512        (71,136)             (312)     295,064         --       295,064
 Depreciation and
  amortization..........     126,979        (73,280)           (6,326)      47,373         --        47,373
 Taxes other than
  income................      81,070        (13,870)              --        67,200         --        67,200
                          ----------  -------------      ------------   ----------   ---------   ----------
 Total..................   2,006,862       (158,434)          105,694    1,954,122         --     1,954,122
                          ----------  -------------      ------------   ----------   ---------   ----------
Operating Income........      88,646        (33,432)            5,231       60,445         --        60,445
Other Income (Expense)--
 Net....................      (6,048)           314               488       (5,246)        --        (5,246)
Interest and Other
 Financing Costs........     (69,310)        20,248           (20,470)     (69,532)        --       (69,532)
                          ----------  -------------      ------------   ----------   ---------   ----------
Income (Loss) before
 Income Taxes and
 Minority Interest......      13,288        (12,870)          (14,751)     (14,333)        --       (14,333)
Income Taxes (Benefit)..     (68,737)        (4,580)           64,773       (8,544)        --        (8,544)
Minority Interest.......         573            --               (573)         --          --           --
                          ----------  -------------      ------------   ----------   ---------   ----------
Income (Loss) from
 Continuing Operations..      81,452         (8,290)          (78,951)      (5,789)        --        (5,789)
Income (Loss) from
 Discontinued Operations
 Engineering and
  construction..........      20,642            --                --        20,642     (20,642)         --
 Exploration and
  production............         --           8,290            78,951       87,241     (87,241)         --
                          ----------  -------------      ------------   ----------   ---------   ----------
Net Income (Loss).......     102,094            --                --       102,094    (107,883)      (5,789)
Provision for Dividends
 on Preferred Stock.....      11,619            --                --        11,619         --        11,619
                          ----------  -------------      ------------   ----------   ---------   ----------
Earnings (Loss)
 Applicable to Common
 Stock..................  $   90,475  $         --       $        --    $   90,475   $(107,883)  $  (17,408)
                          ==========  =============      ============   ==========   =========   ==========
Per Share of Common
 Stock
 Income (loss) from
  continuing operations
  after provision for
  preferred dividends...  $     1.03  $        (.13)     $      (1.16)  $     (.26)  $     --    $     (.26)
 Discontinued
  operations............         .30            .13              1.16         1.59       (1.59)         --
                          ----------  -------------      ------------   ----------   ---------   ----------
 Earnings (loss)
  applicable to common
  stock.................  $     1.33  $         --       $        --    $     1.33   $   (1.59)  $     (.26)
                          ==========  =============      ============   ==========   =========   ==========
Average common and
 dilutive common
 equivalent shares
 outstanding............      68,049                                                                 68,049
                          ==========                                                             ==========

See notes

                         ENSERCH BUSINESS TO BE MERGED

                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1993

                                      RECLASSIFICATION OF E&P TO         WITH EEX
                                        DISCONTINUED OPERATIONS            AS A        REMOVE      ENSERCH
                          HISTORICAL  -------------------------------  DISCONTINUED DISCONTINUED BUSINESS TO  ---
                           ENSERCH    NEW EEX(A)      ADJUSTMENTS(C)    OPERATION    OPERATIONS   BE MERGED
                          ----------  -------------   ---------------  ------------ ------------ -----------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues
 Natural gas and oil
  exploration and
  production............  $  189,796  $    (189,796)     $        --    $      --     $    --    $      --
 Natural gas pipeline &
  GPM...................     907,969            --                --       907,969         --       907,969
 Natural gas
  distribution..........     967,876            --                --       967,876         --       967,876
 Power and other........      48,635        (10,662)              479       38,452         --        38,452
 Less intercompany
  revenues..............    (235,374)           --            111,674     (123,700)        --      (123,700)
                          ----------  -------------      ------------   ----------    --------   ----------
 Total..................   1,878,902       (200,458)          112,153    1,790,597         --     1,790,597
                          ----------  -------------      ------------   ----------    --------   ----------
Costs and Expenses
 Gas purchase...........   1,160,416           (443)          112,316    1,272,289         --     1,272,289
 Operating expenses.....     420,272        (77,941)          (42,563)     299,768         --       299,768
 Depreciation and
  amortization..........     144,326        (88,614)          (12,068)      43,644         --        43,644
 Taxes other than
  income................      85,651        (16,451)              --        69,200         --        69,200
                          ----------  -------------      ------------   ----------    --------   ----------
 Total..................   1,810,665       (183,449)           57,685    1,684,901         --     1,684,901
                          ----------  -------------      ------------   ----------    --------   ----------
Operating Income........      68,237        (17,009)           54,468      105,696         --       105,696
Other Income (Expense)--
 Net....................         116            --              5,844        5,960         --         5,960
Interest and Other
 Financing Costs........     (77,720)        28,543           (24,492)     (73,669)        --       (73,669)
                          ----------  -------------      ------------   ----------    --------   ----------
Income (Loss) before
 Income Taxes and
 Minority Interest......      (9,367)        11,534            35,820       37,987         --        37,987
Income Taxes............       6,636          3,932             5,159       15,727         --        15,727
Minority Interest.......          34            --                (34)         --          --           --
                          ----------  -------------      ------------   ----------    --------   ----------
Income (Loss) from
 Continuing Operations..     (16,037)         7,602            30,695       22,260         --        22,260
Income (Loss) from
 Discontinued Operations
 Engineering and
  construction..........      75,418            --                --        75,418     (75,418)         --
 Exploration and
  production............         --          (7,602)          (30,695)     (38,297)     38,297          --
                          ----------  -------------      ------------   ----------    --------   ----------
Net Income (Loss).......      59,381            --                --        59,381     (37,121)      22,260
Provision for Dividends
 on Preferred Stock.....      12,663            --                --        12,663         --        12,663
                          ----------  -------------      ------------   ----------    --------   ----------
Earnings (Loss)
 Applicable to Common
 Stock..................  $   46,718  $         --       $        --    $   46,718    $(37,121)  $    9,597
                          ==========  =============      ============   ==========    ========   ==========
Per Share of Common
 Stock
 Income (loss) from
  continuing operations
  after provision for
  preferred dividends...  $     (.42) $         .11      $        .45   $      .14    $    --    $      .14
 Discontinued
  operations............        1.11           (.11)             (.45)         .55        (.55)         --
                          ----------  -------------      ------------   ----------    --------   ----------
 Earnings (loss)
  applicable to common
  stock.................  $      .69  $         --       $        --    $      .69    $   (.55)  $      .14
                          ==========  =============      ============   ==========    ========   ==========
Average common and
 dilutive common
 equivalent shares
 outstanding............      67,802                                                                 67,802
                          ==========                                                             ==========

See notes

                         ENSERCH BUSINESS TO BE MERGED

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(a) Reflects the removal of the assets and liabilities of New EEX and the reclassification of New EEX's operating results to income (loss) from discontinued operations. Certain amounts have been reclassified to conform to ENSERCH's financial statement presentation.

(b)Adjustments are summarized as follows:

                               RESTORE    CLASSIFICATION    PROPERTY       INVESTMENT   ELIMINATE
                             INTERCOMPANY AND REPORTING     SUB-LEASE        BASIS      MINORITY
                             BALANCES(1)  DIFFERENCES(2) TRANSACTIONS(3) DIFFERENCES(4) INTEREST     TOTAL
                             ------------ -------------- --------------- -------------- ---------  ---------
                                                             (IN THOUSANDS)
   ASSETS
   Accounts Receivable.....    $22,338       $   --          $24,038        $    --     $     --   $  46,376
   Other Current Assets....        --          3,741             --              --           --       3,741
   Investments.............        --         (1,941)            --               62          --      (1,879)
   Property, Plant and
    Equipment-- Net........        --            --           64,784         (30,230)         --      34,554
   Other Assets............        453         1,942             779             --           --       3,174
                               -------       -------         -------        --------    ---------  ---------
    Total Assets...........    $22,791       $ 3,742         $89,601        $(30,168)   $     --   $  85,966
                               =======       =======         =======        ========    =========  =========
   LIABILITIES AND
    SHAREHOLDERS' EQUITY
   Accounts Payable........    $21,435       $   --          $ 5,129        $    --     $     --   $  26,564
   Other Current
    Liabilities............        903           159           3,861             --           --       4,923
   Deferred Income Taxes...        --          3,387          (3,993)        (28,790)         --     (29,396)
   Other Liabilities.......        453           --           91,935            (260)         275     92,403
   Minority Interest in
    Subsidiaries...........        --            --              --              --      (157,682)  (157,682)
   Common Shareholders'
    Equity.................        --            196          (7,331)         (1,118)     157,407    149,154
                               -------       -------         -------        --------    ---------  ---------
    Total Liabilities......    $22,791       $ 3,742         $89,601        $(30,168)   $     --   $  85,966
                               =======       =======         =======        ========    =========  =========

  --------
  (1) Restore intercompany balances between ENSERCH and New EEX eliminated in ENSERCH consolidation.
  (2) Classification and reporting period differences between ENSERCH consolidation and separate financial statements of New EEX.
  (3) Effects of property sub-lease transactions between ENSERCH and New EEX.
  (4) Differences in ENSERCH's carrying value for its investment in New EEX and New EEX's carrying value of such assets.
(c) Reflects the restoration of intercompany transactions between ENSERCH and New EEX eliminated in ENSERCH consolidation and adjustments for classification differences between ENSERCH consolidation and separate financial statements of New EEX. Also reflects the after-tax effects on income of discontinued operations of differences in amounts reported by New EEX and amounts reported for the discontinued business by ENSERCH in its consolidated financial statements, as detailed in the following table:

                                                                         SIX
                                                                        MONTHS
                                           YEAR ENDED DECEMBER 31,      ENDED
                                           --------------------------  JUNE 30,
                                             1993     1994     1995      1996
                                           --------  -------  -------  --------
                                                    (IN THOUSANDS)
   Amortization of costs capitalized by
    ENSERCH not incurred by EEX..........  $ (5,826) $(4,112) $(4,544)  $  (14)
   Litigation judgment against ENSERCH...   (30,766)    (485)     --       --
   Effects of property sub-lease transac-
    tions................................       --       --     2,279    1,128
   Reduction of deferred income taxes as-
    sociated with the reorganization of
    partnerships to form EEX.............       --    70,000      --       --
   1% increase in the statutory federal
    income tax rate on corporations......    (7,504)     --       --       --
   Interest on debt assumed by ENSERCH
    Companies in connection with the re-
    organization of partnerships to form
    EEX in 1994..........................    16,136   13,597      --       --
   Activities not conducted through EEX
    and other............................    (2,765)      44    4,545      891
   Eliminate minority interest...........        30      (93)     915     (890)
                                           --------  -------  -------   ------
    Total adjustments to net income......  $(30,695) $78,951  $ 3,195   $1,115
                                           ========  =======  =======   ======

           SELECTED INFORMATION CONCERNING TUC, ENSERCH AND NEW EEX

  The following is a brief description of TUC, ENSERCH and New EEX and their respective businesses. This information does not purport to be complete. For information which is complete in all material respects, reference is made to the additional information contained in the TUC 1995 Form 10-K, TUC 1996 Forms 10-Q, ENSERCH 1995 Form 10-K, ENSERCH 1996 Forms 10-Q, EEX 1995 Form 10-K and EEX 1996 Forms 10-Q which are incorporated herein by reference. See "Incorporation by Reference."

BUSINESS OF TUC

  TUC is a holding company which owns all of the outstanding common stock of TU Electric, the principal subsidiary of TUC, SESCO and Texas Utilities Australia Pty. Ltd. ("TU Australia"). TUC also has seven other wholly owned subsidiaries which perform specialized functions within the Texas Utilities Company system. TUC and its subsidiaries are referred to herein as the "System Companies." References herein to TU Electric include its financing subsidiaries, TU Electric Capital I, TU Electric Capital II and TU Electric Capital III.

  TU Electric is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electric energy wholly within the State of Texas. TU Electric's service area is located in the north central, eastern and western parts of Texas, with a population estimated at 5,820,000--about one-third of the population of Texas. Electric service is provided in 91 counties and 372 incorporated municipalities, including Dallas, Fort Worth, Arlington, Irving, Plano, Waco, Mesquite, Grand Prairie, Wichita Falls, Odessa, Midland, Carrollton, Tyler, Richardson and Killeen. The area is a diversified commercial and industrial center with substantial banking, insurance, communications, electronics, aerospace, petrochemical and specialized steel manufacturing, and automotive and aircraft assembly. The territory served includes major portions of the oil and gas fields in the Permian Basin and East Texas, as well as substantial farming and ranching sections of the State. It also includes the Dallas Fort Worth International Airport and the Alliance Airport.

  TU Australia owns all of the common stock of Eastern Energy, a major Australian electricity distribution company. Eastern Energy is engaged in the purchase, distribution and sale of electric energy to approximately 475,000 customers in a service area in Australia extending from the outer eastern suburbs of the Melbourne metropolitan area to the eastern coastal areas of Victoria and the New South Wales border to the north. Eastern Energy generates no electric energy.

  SESCO is engaged in the purchase, transmission, distribution and sale of electric energy in ten counties in the eastern and central parts of Texas with a population estimated at 125,000. SESCO generates no electric energy.

  TUC holds no franchises other than its corporate franchise. TU Electric, SESCO and TU Australia possess all of the necessary franchises, licenses and certificates required to enable them to conduct their respective businesses.

  Texas Utilities Fuel Company owns a natural gas pipeline system, acquires, stores and delivers fuel gas and provides other fuel services at cost for the generation of electric energy by TU Electric.

  Texas Utilities Mining Company owns, leases and operates fuel production facilities for the surface mining and recovery of lignite at cost for the generation of electric energy by TU Electric.

  TU Services provides financial, accounting, information technology, customer services, procurement, personnel and other administrative services at cost to the System Companies. TU Services acts as transfer agent, registrar and dividend paying agent with respect to the TUC Common Stock and the preferred stock and preferred securities of TU Electric, and as agent for participants under TUC's Automatic Dividend Reinvestment and Common Stock Purchase Plan.

  Texas Utilities Properties Inc. owns, leases and manages real and personal properties, primarily TUC's corporate headquarters.

  Texas Utilities Communications Inc. was organized to provide access to advanced telecommunications technology, primarily for the System Companies' expected expansion of the energy services business.

  Basic Resources Inc. was organized for the purpose of developing natural resources, primarily energy sources and other business opportunities.

  Chaco Energy Company was organized to own and operate facilities for the acquisition, production, sale and delivery of coal and other fuels, and currently leases extensive coal reserves.

  Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of TUC, as well as additional information, including executive compensation, securities ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to Items 10, 11, 12 and 13 of the TUC 1995 Form 10-K (which incorporates portions of TUC's definitive Proxy Statement for its Annual Meeting of Shareholders held on May 17, 1996).

BUSINESS OF ENSERCH

  ENSERCH is an integrated company focused on natural gas. It is the successor to a company organized in 1909 for the purpose of providing natural gas service to north Texas. ENSERCH's operations, after the Preliminary Merger and the Distribution, will include the following:

    Natural Gas Pipeline and Gathering, Processing and Marketing
  (GPM). Owning and operating interconnected natural gas transmission lines, underground storage reservoirs, compressor stations and related properties, all within Texas; gathering and processing natural gas to remove impurities and extract liquid hydrocarbons for sale; and the wholesale and retail marketing of natural gas in several areas of the United States. (Lone Star Pipeline Company, a division of ENSERCH, Enserch Processing Company, a division of ENSERCH, Enserch Processing, Inc., Enserch Energy Services, Inc., and related operations.)

    Natural Gas Distribution. Owning and operating some 550 local gas utility distribution systems in Texas. (Lone Star Gas Company, a division of ENSERCH, and related operations.)

    Power and Other. Developing, financing and operating electric-power generating plants and cogeneration facilities and operating thermal energy plants for large building complexes, such as universities and medical centers. (Enserch Development Corporation, Lone Star Energy Company and related operations.)

 Natural Gas Pipeline and GPM

  ENSERCH's pipeline and GPM business is comprised of the partially rate-regulated business of Lone Star Pipeline Company ("LSP"), the nonregulated gathering and gas processing operations of Enserch Processing Company ("EPC") and the nonregulated gas marketing operations of Enserch Energy Services, Inc. ("EES").

  LSP owns and operates interconnected natural gas transmission lines, underground gas storage reservoirs, compressor stations and related properties, all within Texas. Through these facilities, it transports natural gas to the distribution systems of Lone Star Gas Company ("LSG"). Rates for these services are regulated by the Railroad Commission. LSP also transports natural gas for affiliates other than LSG and third-party shippers. LSP's transmission system is connected to the major gas hubs at Waha in West Texas, Katy in South Texas and Carthage in East Texas.

  For the year ended December 31, 1995, 23% of total LSP throughput represented volumes transported to LSG for ultimate sale to residential and commercial customers, 38% represented volumes transported for ultimate destination to competitive on-system industrial and power-generation markets and 39% represented volumes transported for destination to off-system markets.

  ENSERCH holds a 50% interest in a partnership named Gulf Coast Natural Gas Company, which operates a transmission system in the Texas Gulf Coast area that transports and sells natural gas primarily to industrial and nonaffiliated pipeline customers.

 Gathering and Processing

  ENSERCH's operations for the processing of natural gas for the recovery of natural gas liquids ("NGL") are conducted by EPC. EPC uses cryogenic and mechanical refrigeration processes at its NGL extraction facilities. The mixed NGL stream, containing the heavier hydrocarbons ethane, propane, butane and natural gasoline, is pumped via pipeline to Mt. Belvieu, Texas. The remaining natural gas, primarily methane, leaves the NGL plants in gas transmission lines for transportation to end-use customers.

 Gas Marketing

  EES is a marketer of natural gas and natural gas services to both the domestic wholesale and retail markets, primarily in the northeast, midwest and west coast. EES marketing activities typically consist of (i) contracting to purchase specific volumes of gas from producers, pipelines and other suppliers at various points of receipt to be supplied over a specific period of time,
(ii) aggregating gas supplies and arranging for the transportation of these gas supplies and (iii) negotiating to sell specific volumes of gas over a specified period of time to local distribution companies and other end users.

  The marketing activities of EES involve price commitments into the future and, therefore, give rise to market risk, which represents the potential loss that can be caused by a change in the market value of a particular commitment. To manage these market risks, EES enters into a variety of transactions, including forward contracts principally involving physical delivery of natural gas and derivative financial instruments, including swaps, options, futures and other contractual arrangements.

 Natural Gas Distribution

  LSG owns and operates natural gas distribution systems and related properties. Through these facilities, its purchases, distributes and sells natural gas to over 1.3 million residential, commercial, industrial and electric-generation customers in approximately 550 cities and towns, including the 11-county Dallas/Fort Worth Metroplex. LSG also transports natural gas within its distribution system as market opportunities require.

  For the year ended December 31, 1995, sales to residential and commercial customers accounted for 88% of LSG's total gas sales revenues and 84% of natural gas volumes sold. Sales to industrial and electric-generation customers accounted for the remainder.

  LSG's gas supply consists of contracts for the purchase of dedicated specific reserves, contracts with other pipeline companies in the form of service agreements that are not related to specific reserves or fields, and gas in storage. The total gas supply as of January 1, 1996, was 754 Bcf, which is approximately five times LSG's purchases during 1995. Of this total, 197 Bcf are dedicated reserves and 32 Bcf are working gas in storage. Management has calculated that 525 Bcf, including 197 Bcf under one agreement, are committed to LSG under service agreements. In 1995, about 86% of LSG's gas requirement was purchased from some 264 independent producers and nonaffiliated pipeline companies, one of which supplied approximately 12% of total requirements. The remaining 14% of LSG's requirement was supplied by affiliates.

  LSG is wholly intrastate in character and performs its distribution operations in the State of Texas subject to regulation by the Railroad Commission and municipalities in Texas. The Railroad Commission regulates the charge for the transportation of gas by LSP to LSG's distribution systems for sale to LSG's residential and industrial consumers. The Railroad Commission has original jurisdiction over rates charged to customers for gas delivered outside incorporated cities and towns (environs rates). Rates within incorporated cities and towns in Texas are subject to the original jurisdiction of the local city council with appellate review by the Railroad Commission.

  ENSERCH operates in the compressed natural gas market through the Alternative Fuels Division of Lone Star Energy Company ("LSEC") and two natural gas vehicle affiliates, Fleet Star of Texas, L.C. ("Fleet Star") and TRANSTAR Technologies, L.C. ("TRANSTAR") that are both 50% owned by LSEC. Fleet Star and FinaStar, a partnership between Fleet Star and Fina Oil and Chemical, had 14 public natural gas fuel stations in commercial operation at December 31, 1995. TRANSTAR provides turnkey natural gas vehicle conversions and other related services and performed over 1,200 vehicular natural gas conversions in 1995, compared with 500 conversions in 1994.

  In South America, LSG is providing its distribution expertise to develop a new infrastructure in support of gas systems being constructed to service Santiago, Chile, and surrounding communities. Additionally, newly passed legislation in Mexico provided a basis for partial ownership of gas pipeline transmission and distribution systems by foreign companies. Based upon its geographic proximity to the existing U.S.-based, natural gas reserves, ENSERCH's affiliates are examining the economic potential to be gained by participating in the developing natural gas infrastructure in Mexico.

 Power

  Enserch Development Corporation ("EDC") develops business opportunities primarily in the areas of independent power, including cogeneration. EDC evaluates the risks and rewards for these potential ventures; selects for development those ventures with the highest potential of success; implements and controls development of each venture; and brings together all the resources required to develop, finance, construct, operate and manage the selected ventures. EDC's efforts are currently focused on international projects, with decreased emphasis on projects in the United States.

  EDC has completed the development of three cogeneration plants, including a 255-megawatt ("MW") plant in Sweetwater, Texas, that began operation in 1989, a 62-MW natural gas-fired cogeneration facility in Buffalo, New York, that was completed in 1992 and a 160-MW plant in Bellingham, Washington, that began commercial operation in 1993. The electricity produced at the Sweetwater plant is purchased by TU Electric, and thermal energy is sold to United States Gypsum Company under a long-term agreement. A subsidiary of EDC is the managing general partner of the plant's owner, EEX and EES provide gas to the plant, and LSP transports the gas. The Buffalo plant supplies electricity to Niagara Mohawk Company and thermal energy to Outokumpu American Brass, Inc. The electricity produced at the Bellingham plant is sold under a long-term power sales agreement with Puget Sound Power & Light Company, and thermal energy in the form of steam and hot water is sold to Georgia-Pacific Corporation.

  At the end of 1995, EDC had two international projects in the construction and drilling phase. Construction of a 36-MW coal-fired cogeneration facility in the Zhejiang Province of the People's Republic of China, in which EDC has a 70% interest, began in the fourth quarter of 1995. The plant is expected to be completed in 1998. Electricity will be sold to the Shaoxing Administration of Power Utilization, and steam will be sold to several industrial users in the area. The second project, in which EDC will have a 15% interest, is a 300 to 400-MW geothermal power plant in Java, Indonesia. Drilling for geothermal resource will continue throughout 1996, and construction of the power-generation facility is scheduled to begin in 1997. Electricity from the plant will be sold to the Indonesian electric utility, PT PLN (PERSERO).

  ENSERCH owns and/or operates four central thermal energy plants providing heating and cooling to various institutional customers in Texas under arrangements which expire in 1996 and 1997. ENSERCH is actively pursuing new contracts to operate the plants after the existing agreements expire. The expiration of these agreements will not have a significant impact on ENSERCH.

  Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of ENSERCH, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to Items 10, 11, 12 and 13 of the ENSERCH 1995 Form 10-K (which incorporate portions of ENSERCH's definitive Proxy Statement for its Annual Meeting of Shareholders held on May 14, 1996).

BUSINESS OF NEW EEX

  New EEX will be the surviving corporation in the Preliminary Merger, in which EEX will merge with and into LSEPO.

 LSEPO

  LSEPO operates and maintains, under long term contracts, a 255 megawatt cogeneration facility located in Sweetwater, Texas, a 62 megawatt cogeneration facility located in Buffalo, New York, and a 160 megawatt cogeneration facility located in Bellingham, Washington. See "--Business of ENSERCH-- Power." LSEPO is a wholly owned subsidiary of ENSERCH.

 EEX

  EEX has been engaged in the exploration for and the development, production and sale of natural gas and crude oil since 1918. EEX is one of the largest independent exploration and production companies in the United States, with a reserve base of 1,792 Bcfe at January 1, 1996, as estimated by DeGolyer and MacNaughton ("D&M") independent petroleum consultants. Approximately 75% of these reserves consist of natural gas. EEX has grown through exploration, development and acquisition activities concentrated in major production basins located offshore in the Gulf of Mexico and onshore in East Texas, North Central Texas and the U.S. Gulf Coast.

  On June 8, 1995, EEX acquired all of the capital stock of DALEN Corporation ("DALEN"), an independent gas and oil company engaged in the exploration for and the development and production of natural gas and crude oil (the "DALEN Acquisition"). Through the DALEN Acquisition, EEX acquired proved reserves totaling 397 Bcfe at June 30, 1995, and other assets for cash of $340 million and assumed DALEN's bank debt of $115 million. The DALEN Acquisition was initially funded through EEX's borrowings. DALEN's activities were oriented primarily toward natural gas and were concentrated in selected major production regions, including the Gulf Coast, the Gulf of Mexico, the Mid-Continent and the Rocky Mountains. Substantially all of the Rocky Mountain assets (which includes approximately 150 Bcfe of reserves) have since been sold.

  EEX sells its gas and oil under long and short-term contracts. In 1995, Enserch Energy Services, Inc. ("EES"), the ENSERCH natural-gas marketing subsidiary, was EEX's largest gas customer, purchasing gas under two long-term variable-priced contracts. A division of ENSERCH, Lone Star Gas Company, purchases gas under a long-term fixed-priced service contract. In 1995, approximately 10% of EEX's natural-gas volumes was sold to Lone Star Gas Company. The continuing maturity of gas markets is causing an evolution in the gas marketing efforts of EEX. Unbundling of services by interstate pipelines, deregulation efforts of many state regulatory bodies and the explosion of financial instruments tied to gas markets have radically altered marketing opportunities for producers. EEX believes that it can achieve the greatest economic benefit from using the services of gas marketing organizations rather than having its own large staff, while maintaining a core staff to ensure market prices are being received.

  Oil sales contracts are for one year or less, and prices generally are based upon field posted prices.

  EEX may utilize future contracts, commodity price swaps and other financial instruments to reduce exposure of EEX's gas and oil production to price volatility.

  EEX's domestic activities are focused in four regions: the Gulf of Mexico; East Texas; North Central Texas; and the Gulf Coast Region of Texas, Louisiana, Mississippi and Alabama. The following table sets forth estimated net proved reserves of EEX by region, as estimated by D&M, at January 1, 1996:

                                                               OIL AND
                                                       NATURAL   GAS
                                                         GAS   LIQUIDS   TOTAL
          REGION                                        (BCF)  (MMBBLS) (BCFE)
          ------                                       ------- -------- -------
   Gulf of Mexico.....................................   127.6   36.4     346.0
   East Texas.........................................   846.6    7.7     892.8
   North Central Texas and other......................   248.9   18.1     357.5
   Gulf Coast.........................................   139.7    4.3     165.5
                                                       -------   ----   -------
     Total Domestic................................... 1,362.8   66.5   1,761.8
   International......................................     --     5.0      30.0
                                                       -------   ----   -------
     Total............................................ 1,362.8   71.5   1,791.8
                                                       =======   ====   =======

  Developed and undeveloped lease acreage as of December 31, 1995, are set forth below:

                                             DEVELOPED ACRES  UNDEVELOPED ACRES
                                             --------------- -------------------
                                              GROSS  NET(1)    GROSS    NET(1)
                                             ------- ------- --------- ---------
   Domestic
     Offshore............................... 141,842  40,329   755,240   416,272
     Onshore................................ 535,294 337,790 1,541,826   901,017
                                             ------- ------- --------- ---------
       Total................................ 677,136 378,119 2,297,066 1,317,289
   International............................     --      --  2,489,567   618,637
                                             ------- ------- --------- ---------
       Total................................ 677,136 378,119 4,786,633 1,935,926
                                             ======= ======= ========= =========

- --------
(1) Represents the proportionate interest of EEX in the gross acres under lease.

  Information regarding the names, ages, positions and business backgrounds of the executive officers of EEX, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions is incorporated by reference to Items 10, 11, 12 and 13 of the EEX 1995 Form 10-K (which incorporates portions of EEX's definitive Proxy Statement for its Annual Meeting of Shareholders held on May 14, 1996).

                MANAGEMENT AND OPERATIONS FOLLOWING THE MERGERS

   Management. At the Effective Time, the Company Board will consist of the then-current members of the TUC Board and will have six committees as follows: an executive committee, an audit committee, an organization and compensation committee, a finance committee, a nominating committee and a nuclear committee. The members of TUC's management will become members of the Company's management, holding the same position and on the same terms as in effect at TUC on the Effective Date. Mr. Nye will continue as President and Chief Executive Officer of the Company; and Mr. Biegler will become an officer of TUC reporting directly to the Chief Executive, will continue as President and Chief Executive Officer of ENSERCH and will have an employment agreement with the Company following the Mergers. In addition, Mr. Satterwhite will become an officer of the Company following the Mergers. See "The Mergers-- Employment Agreements."

   Operations of the Company. The Company, TUC and ENSERCH will each maintain their corporate offices in Dallas, Texas and will collectively continue their operations essentially as conducted prior to the Mergers. Following the Mergers, the Company presently intends to pay dividends on its Common Stock at the current rate of $2.00 per annum being paid on TUC Common Stock, subject to evaluation from time to time by the Company Board based on the Company's results of operations, financial condition, capital requirements and other relevant considerations. However, no assurance can be given that such dividend rate will be in effect or will remain unchanged, and the Company reserves the right to increase or decrease the dividend on its Common Stock as may be required by law or contract, or as may be determined by the Company Board, in its discretion, to be advisable. For a description of certain restrictions on the Company's ability to pay dividends on its Common Stock, see "Description of Company Capital Stock."

                                    EXPERTS

  The consolidated financial statements and the related financial statement schedule included in the TUC 1995 Form 10-K, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in such TUC 1995 Form 10-K, and have been incorporated by reference herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

  With respect to the unaudited condensed consolidated interim financial information included in the TUC 1996 Forms 10-Q, which is incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. As stated in their reports included in the TUC 1996 Forms 10-Q, incorporated herein by reference, Deloitte & Touche LLP did not audit and they do not express an opinion on that condensed consolidated interim financial information. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on such unaudited condensed consolidated interim financial information because such reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

  The consolidated financial statements included in the ENSERCH 1995 Form 10-K, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in such ENSERCH 1995 Form 10-K, and have been incorporated by reference herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

  With respect to the unaudited condensed consolidated interim financial information included in the ENSERCH 1996 Forms 10-Q incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the ENSERCH 1996 Forms 10-Q, they did not audit and they do not express an opinion on such interim financial information. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on such unaudited condensed consolidated interim financial information because such reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

  The financial statements of LSEPO included in the ENSERCH September 1996 Form 8-K and incorporated herein by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing therein, and have been incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements included in the EEX 1995 Form 10-K, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in such EEX 1995 Form 10-K, and have been incorporated by reference herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

  With respect to the unaudited interim financial information included in the EEX 1996 Forms 10-Q incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the EEX 1996 Forms 10-Q, they did not audit and they do not express an opinion on that interim financial information. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on such unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

  The audited consolidated financial statements of DALEN and its subsidiaries included in the EEX 1995 Form 8-K incorporated herein by reference, to the extent and for the period indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in method of accounting for income taxes as of January 1, 1993 as discussed in Note 2 to the DALEN Financial Statements incorporated herein.

  The estimates of the reserves of gas and oil of EEX made by DeGolyer and MacNaughton, independent petroleum consultants, have been incorporated herein by reference in reliance upon such estimates given upon such firm's authority as experts with respect to the matters contained herein.

                                 LEGAL MATTERS

  Worsham, Forsythe & Wooldridge, L.L.P., Dallas, Texas will pass on the legality of the shares of Company Common Stock issued in the Mergers on behalf of the Company. Certain United States federal income taxation matters in connection with the Distribution and the Mergers will be passed upon by Reid & Priest LLP, special tax counsel to TUC, and by King & Spalding, special tax counsel to ENSERCH.

                             SHAREHOLDER PROPOSALS

  If the Mergers are not consummated before the Annual Meeting of Shareholders of TUC to be held in 1997, any holder of TUC Common Stock who wishes to present a proposal for inclusion in the proxy statement for such Annual Meeting must comply with the rules and regulations then in effect. Under the terms of current SEC rules and the TUC Restated Articles of Incorporation and Bylaws, any such proposal must be received by TUC no later than December 3, 1996. Proposals should be sent to the Secretary of TUC.

  If the Mergers are not consummated before the Annual Meeting of Shareholders of ENSERCH to be held in 1997, any holder of ENSERCH Common Stock who wishes to present a proposal for inclusion in the proxy statement for such Annual Meeting must comply with the rules and regulations then in effect. Under current SEC rules, any such proposal must be received by ENSERCH no later than November 28, 1996. Proposals should be sent to the Corporate Secretary of ENSERCH.

                                                                        ANNEX I

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of April 13, 1996 (this "Agreement"), by and among ENSERCH Corporation, a corporation formed under the laws of the State of Texas ("ENSERCH"), Texas Utilities Company, a corporation formed under the laws of the State of Texas ("TUC") and TUC Holding Company (formerly named TXB, Inc.), a corporation formed under the laws of the State of Texas (the "Company"), 50% of whose outstanding capital stock is owned by TUC and 50% of whose outstanding capital stock is owned by ENSERCH.

  WHEREAS, TUC and ENSERCH have determined to engage in a strategic business combination;

  WHEREAS, TUC, ENSERCH, the Company and TXA, Inc., a wholly owned subsidiary of TUC formed under the laws of the State of Texas ("TXA"), entered into an Agreement and Plan of Merger dated as of April 13, 1996 (the "Original Agreement") and ENSERCH and TUC entered into the ENSERCH Stock Option Agreement, dated as of April 13, 1996 (the "ENSERCH Option");

  WHEREAS, by this Agreement, the parties hereto wish to amend and restate the Original Agreement;

  WHEREAS, to effect the strategic business combination, the respective Boards of Directors of ENSERCH and TUC have approved the merger of two wholly owned, newly formed subsidiaries of the Company with and into TUC and ENSERCH, respectively, whereby TUC and ENSERCH will become wholly owned subsidiaries of the Company, all pursuant to the terms and conditions set forth in this Agreement (such transactions are referred to herein individually as the TUC Merger and the ENSERCH Merger (as defined in Section 2.3), respectively and collectively as the "Mergers");

  WHEREAS, it is a condition to the Mergers that the Preliminary Merger (as hereinafter defined) shall have occurred, and the stock of Lone Star Energy Plant Operations, Inc., a Texas corporation ("LSEPO"), an indirect wholly owned subsidiary of ENSERCH, shall have been distributed to the shareholders of ENSERCH prior to the Mergers (the "Distribution"), in accordance with the terms of the distribution agreement to be entered into among ENSERCH, LSEPO, Enserch Exploration, Inc., an approximately 83% owned Subsidiary of ENSERCH ("EEX"), and the Company substantially in the form attached hereto as Exhibit A (the "Distribution Agreement"); and

  WHEREAS, for federal income tax purposes, it is intended that (a) the Mergers will be tax-free under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and (b) the Distribution shall qualify as a tax-free spin-off within the meaning of
Section 355 of the Code.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                              Certain Definitions

  As used in this Agreement, the following terms shall have the following meanings:

  "Articles of Merger" shall have the meanings set forth in Section 2.4.

  "Barr Devlin" shall have the meaning set forth in Section 6.14.

  "Business Combination" shall have the meaning set forth in Section 10.1(e).

  "Certificates" shall have the meaning set forth in Section 3.2(b).

  "Closing" and "Closing Date" shall have the meaning set forth in Section
4.1.

  "Company Common Stock" shall have the meaning set forth in Section 3.1(b).

  "Confidentiality Agreement" shall have the meaning set forth in Section
7.20.

  "Converted Shares" shall have the meaning set forth in Section 3.2(b).

  "Disclosure Schedules" shall mean the ENSERCH Disclosure Schedule and the TUC Disclosure Schedule, collectively.

  "Distribution Subsidiaries" shall mean EEX and LSEPO and their respective Subsidiaries and Joint Ventures.

  "Due Diligence Period" shall have the meaning set forth in Section 8.6.

  "Effective Time" shall have the meaning set forth in Section 2.2.

  "ENSERCH Benefit Plan" shall have the meaning set forth in Section
5.10(a)(ii).

  "ENSERCH 1996 Budget" shall have the meaning set forth in Section 7.5.

  "ENSERCH 1997 Budget" shall have the meaning set forth in Section 7.5.

  "ENSERCH Common Stock" shall mean the common stock, par value $4.45 per share, of ENSERCH.

  "ENSERCH Conversion Ratio" shall have the meaning set forth in Section
3.1(b).

  "ENSERCH Convertible Debentures" shall mean the issued and outstanding 6 3/8% Convertible Subordinated Debentures Due 2002 issued by ENSERCH.

  "ENSERCH Disclosure Schedule" shall have the meaning set forth in Section 8.6(a)(ii).

  "ENSERCH ERISA Affiliate" shall have the meaning set forth in Section 5.10(a)(i)(D).

  "ENSERCH Financial Statements" shall have the meaning set forth in Section 5.5(d).

  "ENSERCH Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of ENSERCH and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement; provided that an ENSERCH Material Adverse Effect shall not include any adverse effect resulting from a failure to obtain the consent of the holders of the ENSERCH Notes to the transactions contemplated by this Agreement.

  "ENSERCH Merger" shall have the meaning set forth in Section 2.3(b).

  "ENSERCH Merger Corp." shall have the meaning set forth in Section 2.1(a).

  "ENSERCH Notes" shall mean: (i) the issued and outstanding 8% Notes Due 1997, 8 7/8% Notes Due 2001, 7% Notes Due 1999, 6 3/8% Notes Due 2004, 7 1/8%
Notes Due 2005 issued by ENSERCH under the Indenture, dated as of February 15, 1992 between ENSERCH and The First National Bank of Chicago, as Trustee; (ii) the ENSERCH Convertible Debentures; and (iii) the 9.06% Adjusting Rate Senior Notes issued by ENSERCH pursuant to the Note Agreement, dated as of January 12, 1990, between ENSERCH and the Prudential Insurance Company of America, Pruco Life Insurance Company, Prudential Property and Casualty Insurance Company, and Prudential Reinsurance Company.

  "ENSERCH Pension Benefit Plans" shall have the meaning set forth in Section 5.10(a)(i)(D).

  "ENSERCH Preferred Stock" shall mean the (i) adjustable rate cumulative preferred stock, series E ("Series E Preferred Stock"), and (ii) adjustable rate cumulative preferred stock, series F ("Series F Preferred Stock"), of ENSERCH.

  "ENSERCH Required Consents" shall have the meaning set forth in Section 5.4(b)(iii).

  "ENSERCH Required Statutory Approvals" shall have the meaning set forth in
Section 5.4(c).

  "ENSERCH Rights" shall mean all of the outstanding rights to purchase ENSERCH Common Stock pursuant to the Rights Agreement dated as of March 26, 1996.

  "ENSERCH SEC Reports" shall have the meaning set forth in Section 5.5(b).

  "ENSERCH Shareholders' Approval" shall have the meaning set forth in Section 5.13.

  "ENSERCH Special Meeting" shall have the meaning set forth in Section
8.4(a)(i).

  "ENSERCH Trust" shall have the meaning set forth in Section 3.2(d)(iii).

  "Environmental Claims" shall mean, with respect to any person, (A) any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation in writing by or from any person or entity (including any Governmental Authority), or (B) any oral information provided by a Governmental Authority that written action of the type described in the foregoing clause is in process, which (in case of either (A) or (B)) alleges potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from
(a) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by ENSERCH or any of its Subsidiaries or Joint Ventures (for purposes of Section 5.11) or by TUC or any of its Subsidiaries or Joint Ventures (for purposes of Section 6.11), (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

  "Environmental Laws" shall mean all federal, state and local laws, rules, regulations and guidances relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

  "Environmental Permits" shall have the meaning set forth in Section 5.11(b).

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Excess Shares" shall have the meaning set forth in Section 3.2(d)(ii).

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Exchange Agent" shall have the meaning set forth in Section 3.2(a).

  "FERC" shall mean the Federal Energy Regulatory Commission.

  "Final Order" shall mean action by the relevant regulatory authority (or in the case of the Texas Railroad Commission Review, satisfaction of any one of
(i) through (v) of the definition thereof) that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and as to which all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending).

  "GAAP" shall mean generally accepted accounting principles.

  "Governmental Authority" shall mean any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign.

  "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which ENSERCH or any of its Subsidiaries or Joint Ventures operates (for purposes of Section 5.11) or in which TUC or any of its Subsidiaries or Joint Ventures operates (for purposes of Section 6.11).

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Joint Proxy Statement" shall have the meaning set forth in Section
5.8(a)(ii).

  "Joint Proxy/Registration Statement" shall have the meaning set forth in
Section 8.2(a)(i).

  "Joint Venture" shall mean, with respect to any person, any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its Subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity.

  "Merger Subsidiaries" shall have the meaning set forth in Section 2.1.

  "Morgan Stanley" shall have the meaning set forth in Section 5.14.

  "1935 Act" shall mean the Public Utility Holding Company Act of 1935, as amended.

  "NRC Actions" shall have the meanings set forth in Section 6.17.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "Option Value" shall have the meaning set forth in Section 10.3(d).

  "Out-of-Pocket Expenses" shall have the meaning set forth in Section
10.3(a).

  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

  "Power Act" shall mean the Federal Power Act.

  "Preliminary Merger" shall have the meaning set forth in Section 8.15(a).

  "Registration Statement" shall have the meaning set forth in Section
5.8(a)(i).

  "Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, subsurface, surface water, groundwater or property.

  "Representatives" shall have the meaning set forth in Section 8.1.

  "SEC" shall mean the Securities and Exchange Commission.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Stock Plan" shall have the meaning set forth in Section 8.10.

  "Subsidiary" shall mean, with respect to any person, any corporation or other entity (including partnerships and other business associations) in which a person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity.

  "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving ENSERCH, TUC or any of their respective material Subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, ENSERCH, TUC or any of their respective material Subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

  "Target Party" shall have the meaning set forth in Section 10.3(b)(ii).

  "Task Force" shall have the meaning set forth in Section 8.12(a).

  "Tax Allocation Agreement" shall have the meaning set forth in Section
8.15(b).

  "Tax Assurance Agreement" shall have the meaning set forth in Section
8.15(b).

  "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes, charges, fees, levies or other assessments, and any expenses incurred in connection with the determination, settlement or litigation of any liability for any of the foregoing.

  "Tax Return" shall mean any report, return or other information required to be supplied to a governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes ENSERCH or any of its Subsidiaries on the one hand, or TUC or any of its Subsidiaries on the other hand.

  "Texas Law" shall mean the Texas Business Corporation Act.

  "Texas Railroad Commission Review" shall mean any one of the following with regard to the Merger: (i) a Final Order by the Texas Railroad Commission finding that the Transaction is in the public interest; (ii) a Final Order declining jurisdiction over the transaction by the Texas Railroad Commission;
(iii) a determination by the Texas Railroad Commission that an Investigation associated with the Merger is not necessary; (iv) the issuance of a letter by the Texas Railroad Commission stating that, at a minimum, it does not oppose the Merger or (v) the taking of no action to docket or otherwise consider the Merger by the Texas Railroad Commission by the time that all approvals set forth in Section 9.1 (e) have been obtained.

  "TUC Benefit Plan" shall mean any "employee pension benefit plan" or "employee welfare benefit plan" as defined in ERISA, of TUC.

  "TUC Common Stock" shall mean the common stock, without par value, of TUC.

  "TUC Conversion Ratio" shall have the meaning set forth in Section 3.1(b).

  "TUC Disclosure Schedule" shall have the meaning set forth in Section
8.6(a)(i).

  "TUC Financial Statements" shall have the meaning set forth in Section
6.5(d).

  "TUC Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of TUC and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement.

  "TUC Merger" shall have the meaning set forth in Section 2.3(a).

  "TUC Merger Corp." shall have the meaning set forth in Section 2.1(a).

  "TUC Pension Benefit Plan" shall have the meaning set forth in Section 6.10.

  "TUC Required Consents" shall have the meaning set forth in Section
6.4(b)(iii).

  "TUC Required Statutory Approvals" shall have the meaning set forth in
Section 6.4(c).

  "TUC SEC Reports" shall have the meaning set forth in Section 6.5(b).

  "TUC Shareholders' Approval" shall have the meaning set forth in Section
6.13.

  "TUC Special Meeting" shall have the meaning set forth in Section 8.4(b)(i).

  "Violation" shall have the meaning set forth in Section 5.4(b).

                                  ARTICLE II

                                  The Mergers

  Section 2.1 Formation of Merger Subsidiaries. To effectuate the transactions contemplated herein, prior to the TUC Special Meeting and the ENSERCH Special Meeting (each as defined below), the Company shall cause the following corporations to be organized:

  (a) TUC Merger Corp., a transitory corporation organized under the laws of the State of Texas ("TUC Merger Corp."), the articles of incorporation and bylaws of which shall be in such forms as shall be determined by TUC with the consent of ENSERCH, which consent shall not be unreasonably withheld, and the authorized capital stock of which shall initially consist of 1000 shares of common stock, without par value, which shall be issued to the Company at a price of $1.00 per share.

  (b) ENSERCH Merger Corp., a transitory corporation organized under the laws of the State of Texas ("ENSERCH Merger Corp."; TUC Merger Corp. and ENSERCH Merger Corp., collectively, the "Merger Subsidiaries"), the articles of incorporation and bylaws of which shall be in such forms as shall be determined by ENSERCH with the consent of TUC, which consent shall not be unreasonably withheld, and the authorized capital stock of which shall initially consist of 1,000 shares of common stock, par value $0.01 per share, which shall be issued to the Company at a price of $1.00 per share.

  Section 2.2 Certain Other Actions. In connection with the organization of the Merger Subsidiaries, as soon as practicable following the creation of the Merger Subsidiaries, the Company shall: (a) designate the respective directors and officers of the Merger Subsidiaries; (b) cause the directors and officers of the Merger Subsidiaries to take such steps as may be necessary or appropriate to complete the organization of the Merger Subsidiaries; (c) adopt (as sole shareholder of each of the Merger Subsidiaries) this Agreement; (d) cause this Agreement to be approved, and to be executed and delivered, by each Merger Subsidiary; and (e) cause each Merger Subsidiary to perform its obligations under this Agreement.

  Section 2.3 The Mergers. This Agreement shall constitute a plan of merger for purposes of Article 5.01 et seq. of the Texas Law with respect to TUC, ENSERCH and the Company and, upon approval of this Agreement by the Merger Subsidiaries, this Agreement shall also constitute a plan of merger for such purposes with respect to the Merger Subsidiaries and each of the Merger Subsidiaries shall be deemed to be a party hereto. Upon the terms and subject to the conditions of this Agreement:

  (a) TUC Merger Corp. shall be merged with and into TUC (the "TUC Merger") in accordance with Sections 5.01 and 5.03 of the Texas Law. The separate corporate existence of TUC Merger Corp. shall thereupon cease, and TUC shall be the surviving corporation in the TUC Merger and shall continue its corporate existence under the laws of the State of Texas. As a result of the TUC Merger, TUC shall become a Subsidiary of the Company.

  (b) ENSERCH Merger Corp. shall be merged with and into ENSERCH (the "ENSERCH Merger") in accordance with Sections 5.01 and 5.03 of the Texas Law. The separate corporate existence of ENSERCH Merger Corp. shall thereupon cease, and ENSERCH shall be the surviving corporation in the ENSERCH Merger and shall continue its existence under the laws of the State of Texas. As a result of the ENSERCH Merger, ENSERCH shall become a Subsidiary of the Company.

  Section 2.4 Effective Time of the Mergers. The parties acknowledge that it is their mutual desire and intent to consummate the Mergers as soon as practicable after the date hereof. Accordingly, the parties shall use all reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions specified in Article IX and otherwise to effect the consummation of the Mergers as soon as practicable. Subject to the terms hereof, as soon as practicable after all of the conditions set forth in
Article IX shall have been satisfied or waived, the parties hereto will cause the Mergers to be consummated by the filing with the Secretary of State of the State of Texas, in accordance with the Texas Law, of articles of merger (the "Articles of Merger") for the TUC Merger and the ENSERCH Merger, respectively, in such form as is required by, and executed in accordance with, the relevant provisions of applicable law. The Mergers shall both become effective simultaneously and at the time (the "Effective Time") that the Secretary of State of the State of Texas shall, upon such filing of the Articles of Merger, issue a certificate of merger in respect of each of the Mergers.

  Section 2.5 Articles of Incorporation. The Articles of Incorporation of TUC as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of TUC following the Effective Time, until duly amended, except that Article I of such Articles shall be deemed to be amended at the Effective Time to read as follows: "The name of the Corporation is Texas Energy Industries, Inc." The Articles of Incorporation of ENSERCH as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of ENSERCH following the Effective Time, until duly amended. At or prior to the Effective Time, the Company shall adopt Articles of Incorporation identical to the Articles of Incorporation of TUC, pursuant to which the name of the Company will become "Texas Utilities Company".

  Section 2.6 Bylaws. The Bylaws of TUC as in effect immediately prior to the Effective Time shall be the Bylaws of TUC following the Effective Time, until duly amended. The Bylaws of ENSERCH as in effect immediately prior to the Effective Time shall be the Bylaws of ENSERCH following the Effective Time, until duly amended. At or prior to the Effective Time, the Company shall adopt Bylaws identical to the Bylaws of TUC, which shall be the Bylaws of the Company following the Effective Time, until duly amended.

  Section 2.7 Effects of Mergers. The Mergers shall have the effects set forth in Section 5.06 of the Texas Law.

                                  ARTICLE III

                             Conversion of Shares

  Section 3.1 Effect of Mergers on Capital Stock. At the Effective Time, by virtue of the Mergers and without any action on the part of any holder of any capital stock of ENSERCH, TUC, the Company, TUC Merger Corp. or ENSERCH Merger
Corp.:

  (a) Cancellation of Certain Common Stock. Each share of TUC Common Stock and ENSERCH Common Stock (and the accompanying ENSERCH Rights), if any, that is owned by TUC or ENSERCH or any Subsidiary of TUC or ENSERCH or held in treasury by ENSERCH or TUC shall be canceled and cease to exist.

  (b) Conversion of TUC Common Stock and ENSERCH Common Stock. Each issued and outstanding share of TUC Common Stock (other than shares of TUC Common Stock canceled pursuant to Section 3.1(a)) shall be converted into one share (the "TUC Conversion Ratio") of duly authorized, validly issued, fully paid and nonassessable common stock, without par value, of the Company ("Company Common Stock"). Each issued and outstanding share of ENSERCH Common Stock (other than shares of ENSERCH Common Stock canceled pursuant to Section 3.1(a)), together with any outstanding ENSERCH Rights with respect thereto, shall be converted into such number of share(s) or fraction of a share (rounded to the nearest 1/1000th) (the "ENSERCH Conversion Ratio") of duly authorized, validly issued, fully paid and nonassessable Company Common Stock equal to the quotient obtained by dividing $8.00 by the average of the closing sales prices of TUC Common Stock as reported on the New York Stock Exchange-Consolidated Transactions Tape on each of the 15 consecutive trading days preceding the fifth trading day prior to the Effective Time (the "Average TUC Price"), provided that notwithstanding the actual Average TUC Price, the Average TUC Price shall be deemed to be not less than $35 5/8 nor more than $43 5/8. Upon such conversion, all such shares of ENSERCH Common Stock (and the accompanying ENSERCH Rights) shall be canceled and cease to exist, and the holder of a certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive the number of whole shares of Company Common Stock to be issued in consideration therefor and any cash in lieu of fractional shares of Company Common Stock upon the surrender of such certificate in accordance with Section 3.2. At the Effective Time, certificates representing shares of TUC Common Stock will represent shares of Company Common Stock without any further action by the holders thereof.

  (c) ENSERCH Preferred Stock Unchanged. Each share of ENSERCH Preferred Stock outstanding at the Effective Time shall be unchanged in and shall remain outstanding after the Mergers.

  (d) ENSERCH Convertible Debentures. Each outstanding ENSERCH Convertible Debenture shall remain outstanding following the Mergers. ENSERCH shall take such action as may be necessary so that, after the Effective Time, the ENSERCH Convertible Debentures shall be convertible in accordance with their terms only for Company Common Stock. Prior to the Effective Time, the Company shall authorize and reserve for issuance, or otherwise provide, a sufficient number of shares of Company Common Stock for delivery upon such conversion of the ENSERCH Convertible Debentures outstanding as of the Effective Time.

  (e) Cancellation of Company Capital Stock. Each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time shall be canceled and no consideration shall be delivered in exchange therefor.

  (f) Treatment of Common Stock of Merger Subsidiaries. Each issued and outstanding share of common stock, without par value, of TUC Merger Corp. shall be converted into one fully paid and nonassessable share of TUC Common Stock and the stated capital of TUC Merger Corp. at the Effective Time shall become the stated capital of TUC. Each issued and outstanding share of common stock, par value $0.01 per share, of ENSERCH Merger Corp. shall be converted into one fully paid and nonassessable share of ENSERCH Common Stock.

  Section 3.2 Exchange of Certificates.

  (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, the Company shall deposit with a bank or trust company mutually agreeable to ENSERCH and TUC (the "Exchange Agent") certificates representing shares of Company Common Stock required to effect the conversions referred to in Section 3.1(b).

  (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of ENSERCH Common Stock (the "Certificates") that were converted (collectively, the "Converted Shares") into shares of Company Common Stock pursuant to Section 3.1(b), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificate shall pass, only upon actual delivery of such Certificate to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of Company Common Stock. Upon surrender of a Certificate to the Exchange Agent (or to such other agent or agents as may be appointed by agreement of TUC and ENSERCH), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Company Common Stock that such holder has the right to receive pursuant to the provisions of this Article III. In the event of a transfer of ownership of Converted Shares that is not registered in the transfer records of ENSERCH, a certificate representing the proper number of shares of Company Common Stock may be issued to the transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of (x) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (y) such bond, security or indemnity as the Company or the Exchange Agent may reasonably require, and (z) any other documentation necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder a certificate representing the number of shares of Company Common Stock into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Company Common Stock and cash in lieu of any fractional shares of Company Common Stock as contemplated by this Section 3.2.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be made to any such holder pursuant to Section 3.2(d), until the holder of record of such Certificate shall surrender such Certificate as contemplated by Section 3.2(b). Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender or as soon thereafter as may be practicable, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to
Section 3.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole number of shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole number of shares of Company Common Stock.

  (d) No Fractional Securities.

    (i) No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company.

    (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Company Common Stock over (y) the aggregate number of whole shares of Company Common Stock, to be issued to the holders of ENSERCH Common Stock pursuant to Section 3.1, such excess being herein called the "Excess Shares." As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of ENSERCH Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided in paragraph (iii) of this Section 3.2(d).

    (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of ENSERCH Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of ENSERCH Common Stock (the "ENSERCH Trust"). The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the ENSERCH Trust to which each holder of ENSERCH Common Stock is entitled.

    (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of ENSERCH Common Stock in lieu of any fractional share interests, the Exchange Agent shall distribute such amounts to such holders of ENSERCH Common Stock in accordance with this
  Section 3.2.

  (e) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of both TUC and ENSERCH shall be closed (other than with respect to the ENSERCH Preferred Stock) and no transfer of any TUC Common Stock or ENSERCH Common Stock shall thereafter be made. If after the Effective Time any certificates evidencing shares of TUC Common Stock or ENSERCH Common Stock are presented to the Company transfer agent for registration of transfer, they shall be canceled and exchanged for certificates representing the number of whole shares of Company Common Stock and the cash amount, if any, determined in accordance with this Article III.

  (f) Termination of Duties of Exchange Agent. Any certificates representing Company Common Stock deposited with the Exchange Agent pursuant to Section 3.2(a) and not exchanged within one year after the Effective Time pursuant to this Section 3.2 shall be returned by the Exchange Agent to the Company, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Company, whereupon any holder of unsurrendered Certificates shall look as a general unsecured creditor only to the Company for payment of any funds to which such holder may be entitled, subject to applicable law. The Company shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Section 3.3 Adjustments to Prevent Dilution. Subject to the requirements of
Article VII hereof, in the event that prior to the Effective Time there is a change in the number of issued and outstanding shares of TUC Common Stock or shares of ENSERCH Common Stock convertible or exchangeable into Company Common Stock in the Mergers as a result of a reclassification, subdivision, recapitalization, combination, exchange, stock split (including reverse stock split), stock dividend or distribution or other similar transaction, the ENSERCH Conversion Ratio or the TUC Conversion Ratio, as the case may be, shall be equitably adjusted to eliminate the effects of such event.

                                  ARTICLE IV

                                  The Closing

  Section 4.1 Closing. The closing of the Mergers (the "Closing") shall take place at the offices of Worsham, Forsythe & Wooldridge, L.L.P., 1601 Bryan Street, 30th Floor, Dallas, Texas 75201 at 10:00 a.m., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article IX is fulfilled or waived, or at such other time and date and place as ENSERCH and TUC shall mutually agree (the "Closing Date").

                                   ARTICLE V

                   Representations and Warranties of Enserch

  ENSERCH represents and warrants to TUC as follows:

  Section 5.1 Organization and Qualification. ENSERCH is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and each of ENSERCH's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of ENSERCH and its Subsidiaries has all requisite corporate power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than such failures which, when taken together with all other such failures, will not have an ENSERCH Material Adverse Effect.

  Section 5.2 Subsidiaries.

  (a) Section 5.2 of the ENSERCH Disclosure Schedule sets forth a list as of the date hereof of all Subsidiaries and Joint Ventures (with the exception of EEX Joint Ventures involving oil and gas operating agreements) of ENSERCH, including the name of each such entity and the state or jurisdiction of its incorporation.

  (b) Except as set forth in Section 5.2 of the ENSERCH Disclosure Schedule, none of the entities listed in such Section 5.2 is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) (A) of the 1935 Act, respectively.

  (c) Except as set forth in Section 5.2 of the ENSERCH Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Subsidiary of ENSERCH are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by ENSERCH free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

  Section 5.3 Capitalization.

  (a) As of the date hereof, the authorized capital stock of ENSERCH consists of 100,000,000 shares of common stock, 2,000,000 shares of preferred stock and 2,000,000 shares of voting preference stock.

  (b) As of the close of business on March 31, 1996, (i) 68,644,284 shares of ENSERCH Common Stock, (ii) 100,000 shares of ENSERCH Series E Preferred Stock,
(iii) 75,000 shares of ENSERCH Series F Preferred Stock and (iv) no shares of voting preference stock of ENSERCH were issued and outstanding.

  (c) All of the issued and outstanding shares of the capital stock of ENSERCH are validly issued, fully paid, nonassessable and free of preemptive rights.

  (d) Except for the ENSERCH Option, the ENSERCH Convertible Debentures, the ENSERCH Rights and as set forth in Section 5.3(a) of the ENSERCH Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating ENSERCH to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of ENSERCH or obligating ENSERCH to grant, extend or enter into any such agreement or commitment.

  Section 5.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

  (a) Authority.

    (i) ENSERCH has all requisite power and authority to enter into this Agreement and, subject to the ENSERCH Shareholders' Approval and the ENSERCH Required Statutory Approvals, to consummate the transactions contemplated hereby.

    (ii) The execution and delivery of this Agreement and, subject to obtaining the ENSERCH Shareholders' Approval, the consummation by ENSERCH of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ENSERCH.

    (iii) This Agreement has been duly and validly executed and delivered by ENSERCH and, assuming the due authorization, execution and delivery hereof by TUC, TXA and the Company, constitutes a valid and binding obligation of ENSERCH, enforceable against ENSERCH in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

    (iv) The ENSERCH Option has been duly and validly executed and delivered by ENSERCH and, assuming the due authorization, execution and delivery thereof by TUC, constitutes a valid and binding obligation of ENSERCH, enforceable against ENSERCH in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

  (b) Non-Contravention. Except as set forth in Section 5.4(b) of the ENSERCH Disclosure Schedule, the execution and delivery of this Agreement and the ENSERCH Option by ENSERCH do not, and the consummation of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of, ENSERCH or any of its Subsidiaries or, to the knowledge of ENSERCH, any of its Joint Ventures, under any provisions of

    (i) the articles of incorporation, bylaws or similar governing documents of ENSERCH or any of its Subsidiaries or Joint Ventures,

    (ii) subject to obtaining the ENSERCH Required Statutory Approvals and the receipt of the ENSERCH Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to ENSERCH or any of its Subsidiaries or Joint Ventures or any of their respective properties or assets, or

    (iii) subject to obtaining the third-party consents or other approvals set forth in Section 5.4(b) of the ENSERCH Disclosure Schedule (the "ENSERCH Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which ENSERCH or any of its Subsidiaries or Joint Ventures is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not, in the aggregate, reasonably likely have an ENSERCH Material Adverse Effect.

  (c) Statutory Approvals. Except as set forth in Section 5.4(c) of the ENSERCH Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by ENSERCH or the consummation by ENSERCH of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably likely have an ENSERCH Material Adverse Effect (the "ENSERCH Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such ENSERCH Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

  (d) Compliance.

    (i) Except as set forth in Section 5.4(d) or 5.11 of the ENSERCH Disclosure Schedule or as disclosed in the ENSERCH SEC Reports, neither ENSERCH nor any of its Subsidiaries nor, to the knowledge of ENSERCH, any of its Joint Ventures is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations that do not have, and, would not reasonably likely have, an ENSERCH Material Adverse Effect.

    (ii) Except as set forth in Section 5.4(d) or 5.11 of the ENSERCH Disclosure Schedule, ENSERCH, its Subsidiaries and, to the knowledge of ENSERCH, its Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted, except those the failure to obtain which would not reasonably likely have an ENSERCH Material Adverse Effect.

  Section 5.5 Reports and Financial Statements.

  (a) Since January 1, 1991, the filings required to be made by ENSERCH and its Subsidiaries under the Securities Act, the Exchange Act or under Texas laws and regulations administered by the Texas Railroad Commission have been filed with the SEC or the Texas Railroad Commission, respectively, as required by each such law or regulation, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and ENSERCH and its Subsidiaries have complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

  (b) ENSERCH has made available to TUC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by ENSERCH or any of its Subsidiaries with the SEC since January 1, 1991 (such documents as filed, and any and all amendments thereto, the "ENSERCH SEC Reports").

  (c) The ENSERCH SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and all forms, reports or other documents filed by ENSERCH with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.

  (d) The audited consolidated financial statements and unaudited interim financial statements of ENSERCH included in the ENSERCH SEC Reports (collectively, the "ENSERCH Financial Statements") have been prepared, and the audited consolidated financial statements and unaudited interim financial statements of ENSERCH included in all forms, reports, or other documents filed by ENSERCH with the SEC after the date hereof will be prepared, in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of ENSERCH as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

  (e) True, accurate and complete copies of the Articles of Incorporation and Bylaws of ENSERCH, as in effect on the date hereof, have been delivered to TUC.

  Section 5.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

  (a) Except as set forth in the ENSERCH SEC Reports or Section 5.6 of the ENSERCH Disclosure Schedule, from December 31, 1995 through the date hereof ENSERCH and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists that would reasonably likely have, an ENSERCH Material Adverse Effect.

  (b) Neither ENSERCH nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies (i) that are accrued or reserved against in the consolidated financial statements of ENSERCH or reflected in the notes thereto for the year ended December 31, 1995, or (ii) that were incurred after December 31, 1995 in the ordinary course of business and would not reasonably likely have an ENSERCH Material Adverse Effect.

  Section 5.7 Litigation. Except as set forth in the ENSERCH SEC Reports or as set forth in Section 5.7 or 5.11 of the ENSERCH Disclosure Schedule, there are no claims, suits, actions or proceedings, pending or, to the knowledge of ENSERCH, threatened, nor are there, to the knowledge of ENSERCH, any investigations or reviews pending or threatened against, relating to or affecting ENSERCH or any of its Subsidiaries or Joint Ventures, or judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to ENSERCH or any of its Subsidiaries or Joint Ventures, that would reasonably likely have an ENSERCH Material Adverse Effect.

  Section 5.8 Registration Statement and Joint Proxy Statement.

  (a) None of the information supplied or to be supplied by or on behalf of ENSERCH for inclusion or incorporation by reference in

    (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of capital stock of the Company in the Mergers (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact with respect to ENSERCH or its Subsidiaries required to be stated therein or necessary to make the statements therein with respect to ENSERCH or its Subsidiaries not misleading, and

    (ii) the joint proxy statement in definitive form relating to the meetings of the shareholders of TUC and ENSERCH, respectively, to be held in connection with the Mergers and the prospectus relating to the Company capital stock to be issued in the Mergers (the "Joint Proxy Statement") will, at the date mailed to such shareholders and, as the same may be amended or supplemented, at the time of such meetings, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  (b) Each of the Registration Statement and the Joint Proxy Statement, as of such respective dates, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 5.9 Tax Matters.

  (a) Except as set forth in Section 5.9(a) of the ENSERCH Disclosure Schedule, ENSERCH and each of its Subsidiaries has filed (i) within the time and in the manner prescribed by law, all required income Tax Returns, Texas franchise Tax Returns and other Tax Returns calculated on or with reference to income, profits, earnings or gross receipts and all other Tax Returns required to be filed that would report a material amount of Tax, (ii) paid all Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law except for those being contested in good faith and for which adequate reserves have been established, and (iii) paid all Taxes otherwise required to be paid.

  (b) Except as set forth in Section 5.9(b) of the ENSERCH Disclosure Schedule, as of the date hereof there are no claims, assessments, audits or administrative or court proceedings pending against ENSERCH or any of its Subsidiaries for any alleged deficiency in Tax, and none of ENSERCH or any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

  (c) ENSERCH has established adequate accruals for Taxes and for any liability for deferred Taxes in the ENSERCH Financial Statements in accordance with GAAP.

  Section 5.10 Employee Matters; ERISA.

  (a) Benefit Plans.

    (i) Section 5.10(a) of the ENSERCH Disclosure Schedule contains a true and complete list, as of the date hereof, of:

      (A) each "employee benefit plan" within the meaning of Section 3(3) of ERISA that has been adopted, approved, or implemented by ENSERCH or any of its Subsidiaries or any ENSERCH ERISA Affiliate (including any such plan that has been terminated before the date hereof, if ENSERCH or any of its Subsidiaries could have statutory or contractual liability with respect to the plan on or after the date hereof); and each similar plan, program, policy, or arrangement maintained for non-employee directors or other non-employees who have provided services to ENSERCH or any of its Subsidiaries;

      (B) each plan, program, policy, or arrangement not listed in (A) above that provides for bonuses, profit-sharing, incentive compensation, deferred compensation, equity-based compensation (including stock options, restricted stock, stock appreciation rights, performance units, and dividend equivalents), holiday pay, vacation pay, severance pay, sick pay, disability benefits, dependent care benefits, flexible benefits (including any cafeteria plan governed by Section 125 of the Code), paid or unpaid leave (including sick leave, parental leave, military leave, and bereavement leave), tuition assistance, relocation or any similar type of benefits, that has been adopted, approved, or implemented by ENSERCH or any of its Subsidiaries (including any such plan, program, policy, or arrangement that has been terminated before the date hereof, if ENSERCH or any of its Subsidiaries could have statutory or contractual liability with respect to the arrangement on or after the date hereof);

      (C) each employment contract, severance contract, parachute agreement, or other personal service contract or arrangement with or covering a current or former officer or director of ENSERCH or any of its Subsidiaries; and any other employment contracts, severance contracts, parachute agreements, or personal service contracts or arrangements covering current or former employees or independent contractors with respect to which (individually or in the aggregate) ENSERCH or any of its Subsidiaries is reasonably likely to have liability on or after the date hereof that could give rise to an ENSERCH Material Adverse Effect; and

      (D) each "employee pension benefit plan" (within the meaning of ERISA
    Section 3(2)) subject to Title IV of ERISA or the minimum funding requirements of ERISA Section 302 (whether or not included in (A) above) maintained or contributed to by ENSERCH or any entity required to be aggregated therewith pursuant to Code Section 414(b) or (c) (an "ENSERCH ERISA Affiliate") at any time during the six calendar year period immediately preceding the date hereof (collectively, the "ENSERCH Pension Benefit Plans").

    (ii) For purposes of this Agreement, "ENSERCH Benefit Plan" shall mean each benefit plan, program, policy, contract and arrangement described in subsections (i)(A), (B) and (C) above (whether or not terminated).

    (iii) With respect to each ENSERCH Benefit Plan and ENSERCH Pension Benefit Plan, Section 5.10(a) of the ENSERCH Disclosure schedule fully and accurately identifies the source or sources of benefit payments under the plan (including, where applicable, the identity of any trust (whether or not a grantor trust), insurance contract, custodial account, agency agreement, or other arrangement that holds the assets of, or serves as a funding vehicle or source of benefits for, such ENSERCH Benefit Plan or ENSERCH Pension Benefit Plan.

  (b) Contributions. Except with respect to those exceptions in existence as of the date hereof and set forth in Section 5.10(b) of the ENSERCH Disclosure Schedule, all material contributions and other material payments required to have been made by ENSERCH or any of its Subsidiaries or any ENSERCH ERISA Affiliate pursuant to any ENSERCH Benefit Plan or ENSERCH Pension Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the ENSERCH Financial Statements.

  (c) Qualification; Compliance. Except as set forth in Section 5.10(c) of the ENSERCH Disclosure Schedule:

    (i) Each ENSERCH Benefit Plan and ENSERCH Pension Benefit Plan that is intended to be "qualified" within the meaning of Code Section 401(a) currently meets all material requirements under the Code and has received a favorable determination letter from the IRS to such effect, or application for such a determination has been made prior to the expiration of the applicable remedial amendment period and ENSERCH agrees to make such plan amendments as the IRS may require in order to issue a favorable determination letter.

    (ii) ENSERCH and each of its Subsidiaries are in compliance with, and each ENSERCH Benefit Plan and ENSERCH Pension Benefit Plan is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code, except for violations that would not be reasonably likely to have an ENSERCH Material Adverse Effect.

    (iii) To the knowledge of ENSERCH, no individual or entity has engaged in any transaction with respect to any ENSERCH Benefit Plan or any ENSERCH Pension Benefit Plan as a result of which any such plan, ENSERCH or any of its Subsidiaries could reasonably expect to be subject to liability pursuant to ERISA Section 409 or Section 502, or subject to an excise tax pursuant to Code Section 4975, which would in either case be reasonably likely to have an ENSERCH Material Adverse Effect.

    (iv) To the knowledge of ENSERCH,

      (A) no ENSERCH Benefit Plan or ENSERCH Pension Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the Internal Revenue Service, the Department of Labor, or any other federal, state, or local governmental entity, and

      (B) no ENSERCH Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of any governmental entity (including, without limitation, the Internal Revenue Service's Voluntary Compliance Resolution Program or Walk-in Closing Agreement Program, or the Department of Labor's Delinquent Filer Voluntary Compliance Program).

  (d) Liabilities. Except as set forth in Section 5.10(d) of the ENSERCH Disclosure Schedule, with respect to the ENSERCH Pension Benefit Plans, individually and in the aggregate, no termination or partial termination of any ENSERCH Pension Benefit Plan or other event has occurred, and, to the knowledge of ENSERCH, there exists no condition or set of circumstances, that could subject ENSERCH, any of its Subsidiaries or any ENSERCH ERISA Affiliate to any liability arising under the Code, ERISA, or any other applicable law (including, without limitation, any liability to or under any such plan or to the PBGC, or under any indemnity agreement to which ENSERCH, any of its Subsidiaries, or any ENSERCH ERISA Affiliate is a party, which liability would be reasonably likely to have an ENSERCH Material Adverse Effect (excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for PBGC insurance premiums payable in the ordinary course).

  (e) Welfare Plans. Except as set forth in Section 5.10(e) of the ENSERCH Disclosure Schedule, no ENSERCH Benefit Plan that is a "welfare plan" (within the meaning of ERISA Section 3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA Section 601).

  (f) Documents Made Available. ENSERCH has made available to TUC a true and correct copy of each collective bargaining agreement to which ENSERCH is a party or under which ENSERCH has obligations; and, with respect to each ENSERCH Benefit Plan and each ENSERCH Pension Benefit Plan, ENSERCH has made available to TUC a true and correct copy of each of the following, as applicable:

    (i) the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description,

    (ii) annual reports or Code Section 6039D information returns (IRS Form 5500 Series), including financial statements for the last three years,

    (iii) each related trust agreement, insurance contract, service provider contract or investment management agreement (including all amendments to each such document),

    (iv) the most recent IRS determination letter with respect to the qualified status under Code Section 401(a) of such plan, and

    (v) actuarial reports or valuations for the last three years.

  (g) Payments Resulting From Mergers. Other than as set forth in Section 5.10(g) of the ENSERCH Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any

    (i) payment (whether of severance pay or otherwise) becoming due from TUC or ENSERCH or any of its Subsidiaries to any current or former officer or director thereof or to the trustee under any "rabbi trust" or other funding arrangement,

    (ii) benefit under any ENSERCH Benefit Plan being established or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement, or

    (iii) payment (whether of severance pay or otherwise) becoming due from TUC or ENSERCH or any of its Subsidiaries to any current or former employee of ENSERCH below the level of officer which such payments aggregated for such employees and former employees as a group would be reasonably likely to have an ENSERCH Material Adverse Effect.

  (h) Funded Status of Plans. Except as set forth in Section 5.10(h) of the ENSERCH Disclosure Schedule, (i) each ENSERCH Pension Benefit Plan has assets that, as of the date hereof, have a fair market value equal to or exceeding the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof, based on the actuarial methods, tables and assumptions theretofore utilized by such plan's actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof, and (ii) no ENSERCH Pension Benefit Plan has incurred any "accumulated funding deficiency" (within the meaning of ERISA Section 302).

  (i) Multiemployer Plans.

    (i) Except as set forth in Section 5.10(i) of the ENSERCH Disclosure Schedule, no ENSERCH Benefit Plan is or was a "multiemployer plan" (within the meaning of ERISA Section 4001(a)(3)), a multiple employer plan described in Code Section 413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA Section 3(40)); and none of ENSERCH, any Subsidiary thereof or any ENSERCH ERISA Affiliate has been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement.

    (ii) With respect to any ENSERCH Benefit Plan or ENSERCH Pension Benefit Plan that is listed in Section 5.10(i) of the ENSERCH Disclosure Schedule as a multiemployer plan, none of ENSERCH, any Subsidiary thereof or any ENSERCH ERISA Affiliate has made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are defined in ERISA Sections 4203 and 4205, therefrom at any time during the six calendar year period immediately preceding the date of this Agreement and the transactions contemplated by this Agreement will not, in and of themselves, give rise to such a "complete withdrawal" or "partial withdrawal."

  (j) Modification or Termination of Plans. Except as set forth in Section 5.10(j) of the ENSERCH Disclosure Schedule or as permitted under Section 7.10:

    (i) neither ENSERCH nor any Subsidiary of ENSERCH is subject to any legal, contractual, equitable or other obligation to establish as of any date any employee benefit plan of any nature, including without limitation any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice; and

    (ii) ENSERCH or one or more of its Subsidiaries or any ENSERCH ERISA Affiliate have the right to, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend any ENSERCH Benefit Plan or ENSERCH Pension Benefit Plan (or its participation in any such ENSERCH Benefit Plan or ENSERCH Pension Benefit Plan) at any time sponsored, maintained or contributed to by ENSERCH or any of its Subsidiaries or any ENSERCH ERISA Affiliate, effective as of any date before, on or after the Effective Time except to the extent that any retroactive amendment would be prohibited by ERISA Section 204(g) or would adversely affect a vested accrued benefit or a previously granted award under any such Plan not subject to ERISA Section 204(g).

  (k) Reportable Events; Claims. Except as set forth in Section 5.10(k) of the ENSERCH Disclosure Schedule:

    (i) no event constituting a "reportable event" (within the meaning of ERISA Section 4043(c)), for which the 30-day notice requirement or penalty has not been waived by the PBGC, has occurred with respect to any ENSERCH Pension Benefit Plan, and

    (ii) no liability, claim, action or litigation has been made, commenced or, to the knowledge of ENSERCH, threatened, by or against ENSERCH or any of its Subsidiaries or any ENSERCH ERISA Affiliate with respect to any ENSERCH Benefit Plan or any ENSERCH Pension Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course) that would reasonably likely have an ENSERCH Material Adverse Effect.

  (l) Labor Agreements. Except as set forth in the ENSERCH SEC Reports or as set forth in Section 5.10(l) of the ENSERCH Disclosure Schedule:

    (i) neither ENSERCH nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization. There is no current union representation question involving employees of ENSERCH or any of its Subsidiaries, nor does ENSERCH or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

    (ii) there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against ENSERCH or any of its Subsidiaries pending, or to the knowledge of ENSERCH or any of its Subsidiaries, threatened, that has, or would be reasonably likely to have, an ENSERCH Material Adverse Effect;

    (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against ENSERCH or any of its Subsidiaries pending, or to the knowledge of ENSERCH or any of its Subsidiaries, threatened, that has, or would be reasonably likely to have, an ENSERCH Material Adverse Effect;

    (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the knowledge of ENSERCH or any of its Subsidiaries, threatened, against or involving ENSERCH or any of its Subsidiaries that has, or would be reasonably likely to have, an ENSERCH Material Adverse Effect;

    (v) ENSERCH and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and would not be reasonably likely to have, an ENSERCH Material Adverse Effect; and

    (vi) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of ENSERCH or any of its Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of ENSERCH or any of its Subsidiaries is or may be entitled to claim indemnification from ENSERCH or any of its Subsidiaries pursuant to their respective articles of incorporation or by-laws, as provided in the indemnification agreements listed on Section 5.10(l) of the ENSERCH Disclosure Schedule or pursuant to applicable Texas or other law that has, or would be reasonably likely to have, an ENSERCH Material Adverse Effect.

  Section 5.11 Environmental Protection.

  (a) Compliance.

    (i) Except as set forth in the ENSERCH SEC Reports or in Section 5.11(a) of the ENSERCH Disclosure Schedule, ENSERCH and each of its Subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be so in compliance would not reasonably likely have an ENSERCH Material Adverse Effect.

    (ii) Except as set forth in the ENSERCH SEC Reports or in Section 5.11(a) of the ENSERCH Disclosure Schedule, neither ENSERCH nor any of it Subsidiaries has received any written communication from any person or Governmental Authority that alleges that ENSERCH or any of its Subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be so in compliance would not reasonably likely have an ENSERCH Material Adverse Effect.

  (b) Environmental Permits. Except as set forth in the ENSERCH SEC Reports or in Section 5.11(b) of the ENSERCH Disclosure Schedule, ENSERCH and each of its Subsidiaries has obtained or applied for all environmental, health and safety permits and authorizations (collectively, "Environmental Permits") necessary for the construction of their facilities and the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed, is pending and agency approval is expected to be obtained, and ENSERCH and its Subsidiaries are in compliance with all terms and conditions of all such Environmental Permits and are not required to make any expenditure in order to obtain or renew any Environmental Permits, except where the failure to obtain or be in compliance with such Environmental Permits and the requirement to make such expenditures would not reasonably likely have an ENSERCH Material Adverse Effect.

  (c) Environmental Claims. Except as set forth in the ENSERCH SEC Reports or
Section 5.11(c) of the ENSERCH Disclosure Schedule, there is no Environmental Claim (as hereinafter defined) pending, or to the knowledge of ENSERCH and its Subsidiaries, threatened

    (i) against ENSERCH or any of its Subsidiaries or Joint Ventures,

    (ii) against any person or entity whose liability for any Environmental Claim ENSERCH or any of its Subsidiaries or Joint Ventures has or may have retained or assumed either contractually or by operation of law, or

    (iii) against any real or personal property or operations that ENSERCH or any of its Subsidiaries or Joint Ventures owns, leases or manages, in whole or in part, that, if adversely determined, would be reasonably likely to have an ENSERCH Material Adverse Effect.

  (d) Releases. Except as set forth in the ENSERCH SEC Reports or Section 5.11(c) or 5.11(d) of the ENSERCH Disclosure Schedule, ENSERCH has no knowledge of any Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against ENSERCH or any Subsidiaries or Joint Ventures of ENSERCH, or against any person or entity whose liability for any Environmental Claim ENSERCH or any Subsidiaries or Joint Ventures of ENSERCH has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not reasonably likely have an ENSERCH Material Adverse Effect.

  (e) Predecessors. Except as set forth in Section 5.11(e) of the ENSERCH Disclosure Schedule, ENSERCH has no knowledge, with respect to any predecessor of ENSERCH or any Subsidiary or Joint Venture of ENSERCH, of any Environmental Claims pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claims that would have, or that would reasonably likely have, an ENSERCH Material Adverse Effect.

  (f) Disclosure. ENSERCH has disclosed to TUC all material facts that ENSERCH reasonably believes form the basis of an ENSERCH Material Adverse Effect arising from the cost of pollution control equipment currently required or known to be required in the future, current remediation costs or remediation costs known to be required in the future, or any other environmental matter affecting ENSERCH or its Subsidiaries that would have, or that would reasonably likely have, an ENSERCH Material Adverse Effect.

  Section 5.12 Regulation as a Utility.

  (a) ENSERCH is regulated as a gas utility in the State of Texas and in no other state. No subsidiary company or affiliate of ENSERCH is subject to regulation as a gas utility or a public utility in the State of Texas.

  (b) Except as set forth in Section 5.12 of the ENSERCH Disclosure Schedule, neither ENSERCH nor any subsidiary company or affiliate of ENSERCH is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or by any foreign country.

  (c) As used in this Section 5.12 and in Section 6.12, the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in the 1935 Act.

  Section 5.13 Vote Required. The approval of this Agreement by the holders of at least two-thirds of the outstanding shares of ENSERCH Common Stock (the "ENSERCH Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of ENSERCH required to approve this Agreement, the Mergers and the other transactions contemplated hereby.

  Section 5.14 Opinion of Financial Advisor. ENSERCH has received the oral opinion of Morgan Stanley & Co. ("Morgan Stanley"), on the date hereof, to the effect that, as of the date hereof, the ENSERCH Conversion Ratio is fair from a financial point of view to the holders of ENSERCH Common Stock.

  Section 5.15 Insurance. Except as set forth in Section 5.15 of the ENSERCH Disclosure Schedule, ENSERCH and each of its Subsidiaries (since its acquisition) is, and has been continuously since January 1, 1991, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by ENSERCH and its Subsidiaries during such time period. Except as set forth in Section 5.15 of the ENSERCH Disclosure Schedule, neither ENSERCH nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of ENSERCH and its Subsidiaries are valid and enforceable policies.

  Section 5.16 Ownership of TUC Common Stock. ENSERCH does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of TUC Common Stock.

                                  ARTICLE VI

                     Representations and Warranties of TUC

  TUC represents and warrants to ENSERCH as follows:

  Section 6.1 Organization and Qualification. TUC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and each of TUC's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of TUC and its Subsidiaries has all requisite corporate power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than such failures which, when taken together with all other such failures, will not have a TUC Material Adverse Effect.

  Section 6.2 Subsidiaries.

  (a) Section 6.2 of the TUC Disclosure Schedule sets forth a description as of the date hereof of all Subsidiaries and Joint Ventures of TUC, including the name of each such entity, the state or jurisdiction of its incorporation, a brief description of the principal line or lines of business conducted by each such entity and TUC's interest therein.

  (b) Except as set forth in Section 6.2 of the TUC Disclosure Schedule, none of the entities listed in Section 6.2 is a "public utility company", a "holding company", a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11)(A) of the 1935 Act, respectively.

  (c) Except as set forth in Section 6.2 of the TUC Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Subsidiary of TUC are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by TUC free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement commitment.

  Section 6.3 Capitalization.

  (a) As of the date hereof, the authorized capital stock of TUC consists of 500,000,000 shares of TUC Common Stock and 50,000,000 shares of TUC serial preference stock, par value $25 per share.

  (b) As of the close of business on March 18, 1996, (i) 225,841,037 shares of TUC Common Stock, and (ii) no shares of TUC serial preference stock, par value $25 per share, were issued and outstanding.

  (c) All of the issued and outstanding shares of the capital stock of TUC are validly issued, fully paid, nonassessable and free of preemptive rights.

  (d) Except as set forth in Section 6.3(a) of the TUC Disclosure Schedule, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating TUC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of TUC or obligating TUC to grant, extend or enter into any such agreement or commitment.

  Section 6.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

  (a) Authority.

    (i) TUC has all requisite power and authority to enter into this Agreement and, subject to the TUC Shareholders' Approval and the TUC Required Statutory Approvals, to consummate the transactions contemplated hereby.

    (ii) The execution and delivery of this Agreement and, subject to obtaining the TUC Shareholders' Approval, the consummation by TUC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TUC.

    (iii) This Agreement has been duly and validly executed and delivered by TUC and, assuming the due authorization, execution and delivery hereof by ENSERCH, TXA and the Company constitutes the valid and binding obligation of TUC, enforceable against TUC in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

    (iv) The ENSERCH Option has been duly and validly executed and delivered by TUC and, assuming the due authorization, execution and delivery thereof by ENSERCH, constitutes a valid and binding obligation of TUC, enforceable against TUC in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

  (b) Non-Contravention. Except as set forth in Section 6.4(b) of the TUC Disclosure Schedule, the execution and delivery of this Agreement and the ENSERCH Option by TUC do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation by TUC or any of its Subsidiaries or, to the knowledge of TUC, any of its Joint Ventures, under any provisions of

    (i) the articles of incorporation, bylaws or similar governing documents of TUC or any of its Subsidiaries or Joint Ventures,

    (ii) subject to obtaining the TUC Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to TUC or any of its Subsidiaries or Joint Ventures or any of their respective properties or assets, or

    (iii) subject to obtaining the third-party consents or other approvals set forth in Section 6.4(b) of the TUC Disclosure Schedule (the "TUC Required Consents"), any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which TUC or any of its Subsidiaries or Joint Ventures is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations as would not, in the aggregate, reasonably likely have a TUC Material Adverse Effect.

  (c) Statutory Approvals. Except as set forth in Section 6.4(c) of the TUC Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by TUC or the consummation by TUC of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably likely have a TUC Material Adverse Effect (the "TUC Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such TUC Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

  (d) Compliance.

    (i) Except as set forth in Section 6.4(d) of the TUC Disclosure Schedule or as disclosed in the TUC SEC Reports, neither TUC nor any of its Subsidiaries nor, to the knowledge of TUC, any of its Joint Ventures, is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations that do not have, and, would not reasonably likely have, a TUC Material Adverse Effect.

    (ii) Except as set forth in Section 6.4(d) of the TUC Disclosure Schedule, TUC, its Subsidiaries and, to the knowledge of TUC, its Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted, except those the failure to obtain which would not reasonably likely have a TUC Material Adverse Effect.

  Section 6.5 Reports and Financial Statements.

  (a) Since January 1, 1991, the filings required to be made by TUC and its Subsidiaries under the Securities Act, the Exchange Act, applicable Texas laws and regulations administered by the Public Utility Commission of Texas and the Texas Railroad Commission, or the 1935 Act have been filed with the SEC, the Texas Public Utility Commission, the Texas Railroad Commission or the Nuclear Regulatory Commission, respectively, as required by each such law or regulation, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and TUC and its Subsidiaries have complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

  (b) TUC has made available to ENSERCH a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by TUC with the SEC since January 1, 1991 (such documents as filed, and any and all amendments thereto, the "TUC SEC Reports").

  (c) The TUC SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and all forms, reports or other documents filed by TUC with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (d) The audited consolidated financial statements and unaudited interim financial statements of TUC included in the TUC SEC Reports (collectively, the "TUC Financial Statements") have been prepared, and the audited consolidated financial statements and unaudited interim financial statements of TUC as included in all forms, reports or other documents filed with the SEC after the date hereof will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of TUC as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

  (e) True, accurate and complete copies of the Articles of Incorporation and Bylaws of TUC, as in effect on the date hereof, have been delivered to ENSERCH.

  Section 6.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

  (a) Except as set forth in the TUC SEC Reports or Section 6.6 of the TUC Disclosure Schedule, from December 31, 1995 through the date hereof TUC and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists that would reasonably likely have, a TUC Material Adverse Effect.

  (b) Neither TUC nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of TUC or reflected in the notes thereto for the year ended December 31, 1995, or that were incurred after December 31, 1995 in the ordinary course of business and would not reasonably likely have a TUC Material Adverse Effect.

  Section 6.7 Litigation. Except as set forth in the TUC SEC Reports or as set forth in Section 6.7 of the TUC Disclosure Schedule, there are no claims, suits, actions or proceedings, pending or, to the knowledge of TUC, threatened, nor are there, to the knowledge of TUC, any investigations or reviews pending or threatened against, relating to or affecting TUC or any of its Subsidiaries or Joint Ventures, or judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to TUC or any of its Subsidiaries or Joint Ventures, that would have, or would reasonably likely have, a TUC Material Adverse Effect.

  Section 6.8 Registration Statement and Joint Proxy Statement.

  (a) None of the information supplied or to be supplied by or on behalf of TUC for inclusion or incorporation by reference in

    (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and

    (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is mailed to the shareholders of TUC and ENSERCH and, as the same may be amended or supplemented, at the time of the meetings of such shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact with respect to TUC or its Subsidiaries necessary in order to make the statements therein with respect to TUC or its Subsidiaries, in light of the circumstances under which they are made, not misleading.

  (b) Each of the Registration Statement and the Joint Proxy Statement, as of such respective dates, will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

  Section 6.9 Tax Matters.

  (a) Except as set forth on Schedule 6.9(a) of the TUC Disclosure Schedule, TUC and each of its Subsidiaries has filed (i) within the time and in the manner prescribed by law, all required income Tax Returns, Texas franchise Tax Returns and other Tax Returns calculated on or with reference to income, profits, earnings or gross receipts and all other Tax Returns required to be filed that would report a material amount of Tax, (ii) paid all Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law except for those being contested in good faith and for which adequate reserves have been established, and (iii) paid all Taxes otherwise required to be paid.

  (b) Except as set forth on Schedule 6.9(b) of the TUC Disclosure Schedule, as of the date hereof there are no claims, assessments, audits or administrative or court proceedings pending against TUC or any of its Subsidiaries for any alleged deficiency in Tax, and none of TUC or any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

  (c) TUC has established adequate accruals for Taxes and for any liability for deferred Taxes in the TUC Financial Statements in accordance with GAAP.

  Section 6.10 Employee Matters; ERISA.

  Except as disclosed in the TUC SEC Reports or Section 6.10 of the TUC Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably expected to result in a TUC Material Adverse Effect:

  (a) Each TUC Benefit Plan that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA and is intended to be "qualified" within the meaning of Code Section 401(a) ("TUC Pension Benefit Plan") and each trust under each such TUC Pension Benefit Plan which is intended to be exempt from federal income taxation under Code Section 501, has received a favorable determination letter from the IRS to such effect, or is the subject of a previously submitted and currently pending application for an IRS determination. TUC has operated each TUC Benefit Plan in material compliance with all applicable laws, rules and final regulations governing such plans, including ERISA and the Code.

  (b) All material contributions required to have been made to the TUC Benefit Plans prior to the date hereof have been made. As of the date hereof, each TUC Pension Benefit Plan which is subject to the funding requirements of Code
Section 412 has assets that have a fair market value equal to or exceeding the present value of the accrued benefit obligations thereunder on a termination basis, based on the actuarial methods, tables and assumptions theretofore utilized by such plan's actuary in preparing such plan's most recently prepared actuarial valuation report.

  (c) TUC has not incurred any liability to the PBGC (other than liability for insurance premium payments payable thereto).

  (d) Except as set forth in Section 6.10(d) of the TUC Disclosure Schedule,
(i) no "Reportable Event," as defined in ERISA, has occurred with respect to any of the TUC Benefit Plans for which the 30-day notice requirement or penalty has not been waived by the PBGC; (ii) there are no pending claims (other than routine claims for benefits or claims pursuant to domestic relations orders) or lawsuits which have been asserted or instituted against the assets of any of the trusts under the Plans by present or former participants, their present or former spouses, their beneficiaries, the Department of Labor, the Internal Revenue Service or any other party; and
(iii) TUC has not engaged in any prohibited transactions with respect to any TUC Benefit Plan, any or all of which would reasonably likely have a TUC Material Adverse Effect.

  Section 6.11 Environmental Matters. Except as disclosed in the TUC SEC Reports and except as would not, individually or in the aggregate, be reasonably expected to result in a TUC Material Adverse Effect, (i) TUC and its Subsidiaries are in compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits, (ii) there are no Environmental Claims against the Company or any of its Subsidiaries, and (iii) no Hazardous Materials have been released, discharged or disposed of on any of the properties owned or occupied by TUC or its Subsidiaries in any manner or quantity which requires investigation, assessment, monitoring, remediation or cleanup under currently applicable Environmental Laws.

  Section 6.12 Regulation as a Utility.

  (a) TUC is a public utility holding company as defined in the 1935 Act exempt from all provisions of the 1935 Act, except section 9(a)(2), by order of the SEC pursuant to section 3(a)(1) of the 1935 Act. Texas Utilities

Electric Company, a Subsidiary of TUC, is regulated as a public utility in the State of Texas and in no other state and Texas Utilities Fuel Company, a Subsidiary of TUC, is regulated as a gas utility in the State of Texas and in no other state. Neither TUC nor any other subsidiary company or affiliate of TUC is regulated as a public utility or a gas utility in the State of Texas.

  (b) Except as set forth in Section 6.12 of the TUC Disclosure Schedule, neither TUC nor any subsidiary company or affiliate of TUC is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or by any foreign country.

  Section 6.13 Vote Required. The approval of this Agreement by the holders of at least two-thirds of the outstanding shares of TUC Common Stock (the "TUC Shareholders' Approval") is the only vote of holders of any class or series of the capital stock of TUC required to approve this Agreement, the Mergers and the other transactions contemplated hereby.

  Section 6.14 Opinion of Financial Advisor. TUC has received the oral opinion of Barr Devlin & Co. Incorporated ("Barr Devlin"), on the date hereof, to the effect that, as of the date hereof, the TUC Conversion Ratio is fair to the holders of TUC Common Stock.

  Section 6.15 Insurance.

  (a) Except as set forth in Section 6.15 of the TUC Disclosure Schedule, TUC and each of its Subsidiaries is, and has been continuously since January 1, 1991, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by TUC and its Subsidiaries during such time period.

  (b) Except as set forth in Section 6.15 of the TUC Disclosure Schedule, neither TUC nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof.

  (c) All material insurance policies of TUC and its Subsidiaries are valid and enforceable policies.

  Section 6.16 Ownership of ENSERCH Common Stock. TUC does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of ENSERCH Common Stock.

  Section 6.17 NRC Actions. Except as set forth in Section 6.17 of the TUC Disclosure Schedule, TUC is not in violation of, is not under investigation with respect to, has not been given notice of or been charged with any actual or potential violation of, and is not the subject of any ongoing proceeding, inquiry, special inspection, diagnostic evaluation or other Nuclear Regulatory Commission action (including rulemakings of general application that may affect the conduct of TUC's business regarding the Comanche Peak Nuclear Power Plant) of which TUC has actual knowledge under the Atomic Energy Act, any applicable regulations thereunder or the terms and conditions of any license granted to TUC regarding the Comanche Peak Nuclear Power Plant (collectively, "NRC Actions"), which NRC Actions would have, or TUC reasonably believes would reasonably likely have, a TUC Material Adverse Effect.

                                  ARTICLE VII

                    Conduct of Business Pending the Mergers

  After the date hereof and prior to the Effective Time or earlier termination of this Agreement, ENSERCH shall, and shall cause its Subsidiaries to, and TUC shall, and shall cause its Subsidiaries to, comply with the provisions of this
Article VII to the extent applicable to each of them, provided however, that the provisions of this Article VII shall not apply to the Distribution Subsidiaries and ENSERCH shall not be obligated to cause the Distribution Subsidiaries to comply with the obligations of this Article VII.

  Section 7.1 Ordinary Course of Business. ENSERCH shall, and shall cause its Subsidiaries to, and TUC shall, and shall cause its Subsidiaries to, conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve their respective business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers, distributors and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees.

  Section 7.2 Dividends. ENSERCH shall not, nor shall it permit any of its Subsidiaries to:

  (a) declare or pay any dividends or make other distributions in respect of any of their capital stock other than to ENSERCH or its Subsidiaries and other than

    (i) stated dividends on the respective series of ENSERCH Preferred Stock,

    (ii) regular quarterly dividends on the ENSERCH Common Stock with usual record and payment dates not, during any calendar year, in excess of $.05 per share per quarter, and

    (iii) as provided for in Article VIII hereof to consummate the transactions contemplated hereby;

  (b) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or

  (c) redeem, repurchase or otherwise acquire any shares of their capital stock, other than

    (i) redemptions, purchases or acquisitions permitted by the respective terms of any series of preferred stock,

    (ii) in connection with refunding of preferred stock with preferred stock or debt at a lower cost of funds,

    (iii) intercompany acquisitions of capital stock, or

    (iv) in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans.

  Section 7.3 Issuance of Securities. ENSERCH shall not, and shall not permit any of its Subsidiaries to, issue, agree to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities except for:

  (a) the issuance of capital stock upon the conversion of the ENSERCH Convertible Debentures,

  (b) the issuance of common stock or other securities by ENSERCH pursuant to the plans and arrangements listed in Section 7.3 of the ENSERCH Disclosure Schedule, in each case in the ordinary course of the operation of such plans and arrangements in accordance with their current terms, or

  (c) issuances by a wholly owned Subsidiary of its capital stock to a direct or indirect parent.

  Section 7.4 Charter Documents. ENSERCH shall not amend or propose to amend its articles of incorporation or bylaws in any way adverse to TUC, except to the extent that any document setting forth the terms of a series of preferred stock permitted to be issued in accordance with this Article VII constitutes an amendment to the articles of incorporation.

  Section 7.5 No Acquisitions. ENSERCH shall not, nor shall it permit any of its Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation, by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, except as contemplated in the 1996 capital spending and investment budget for ENSERCH and its Subsidiaries of $134 million (the "ENSERCH 1996 Budget") or as contemplated in the 1997 capital spending and investment budget for ENSERCH and its Subsidiaries, which budget shall be of a similar nature as the ENSERCH 1996 Budget, the amount of which budget shall be approved with the consent of TUC, which consent shall not unreasonably be withheld (the "ENSERCH 1997 Budget"). TUC acknowledges that ENSERCH is negotiating for the acquisition of a 10% interest in a joint venture that will construct a gas distribution system in Santiago, Chile, and agrees that it will not unreasonably withhold its consent to such acquisition.

  Section 7.6 Capital Expenditures. Except as required by law, ENSERCH shall not, nor shall it permit any of its Subsidiaries to, make any capital expenditures, except for normal extensions to or replacements of properties in the ordinary course of business consistent with prior practice and those contemplated in the ENSERCH 1996 Budget or in the ENSERCH 1997 Budget.

  Section 7.7 No Dispositions. ENSERCH shall not, nor shall it permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of any assets that are material, except for normal extensions to or replacements of properties in the ordinary course of business consistent with prior practice and those contemplated in the ENSERCH 1996 Budget or in the ENSERCH 1997 Budget and except for property subleased by EEX.

  Section 7.8 Transfer of Assets to the Distribution Subsidiaries. Except as otherwise consented to in writing by TUC, ENSERCH will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer to any of the Distribution Subsidiaries any assets that are material, in the aggregate, to ENSERCH and its Subsidiaries (other than the Distribution Subsidiaries) taken as a whole. TUC acknowledges that ENSERCH is considering the sale of ENSERCH Development Corporation and agrees that it will not unreasonably withhold its consent to such sale.

  Section 7.9 Indebtedness. ENSERCH shall not, nor shall it permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities), except for:

  (a) short-term indebtedness in the ordinary course of business consistent with past practice,

  (b) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds,

  (c) additional long-term indebtedness aggregating not more than $125 million, or

  (d) indebtedness in connection with the refunding of preferred stock as permitted in Section 7.2.

  Section 7.10 Compensation, Benefits. Except as set forth in Section 7.10 of the ENSERCH Disclosure Schedule, as may be required by applicable law or as contemplated by this Agreement, ENSERCH shall not, nor shall it permit any of its Subsidiaries to, enter into, adopt or amend or increase the amount of or accelerate the payment or vesting of any benefit or amount payable under any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by ENSERCH or any of its Subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of ENSERCH or any of its Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to ENSERCH or any of its Subsidiaries, or enter into or amend any employment, severance, or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice.

  Section 7.11 1935 Act. Except as required or contemplated by this Agreement:

  (a) ENSERCH shall not, nor shall ENSERCH permit any of its Subsidiaries to, engage in any activities that cause it to become a "holding company" under the 1935 Act;

   b) TUC shall not, nor shall TUC permit any of its Subsidiaries to, engage in any activities that cause it to lose its exemption from registration as a "holding company" under the 1935 Act; and

  (c) no party shall, nor shall any party permit any of its Subsidiaries to, engage in any activities that would require the approval of the SEC under
Section 9(a)(2) of the 1935 Act, except for the transactions contemplated by this Agreement.

  Section 7.12 Accounting. No party shall, nor shall any party permit any of its Subsidiaries to, make any changes in its or their accounting methods, except as required by law, rule, regulation or GAAP.

  Section 7.13 Tax-Free Status. No party shall, nor shall any party permit any of its Subsidiaries to, take any actions that would, or would be reasonably likely to, adversely affect the status of the Mergers as tax-free under
Section 351 of the Code.

  Section 7.14 Insurance. ENSERCH shall, and shall cause its Subsidiaries to, and TUC shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party's past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in the same industry and such other businesses as conducted by such party and its Subsidiaries.

  Section 7.15 Cooperation, Notification. Each of ENSERCH and TUC shall and shall cause its Subsidiaries (directly or acting through its parent company representative) to:

  (a) confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational matters and the general status of its ongoing operations,

  (b) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or otherwise), prospects or results of operations,

  (c) advise the other party of any change or event that has had or, to the knowledge of such party, would reasonably likely have an ENSERCH Material Adverse Effect or a TUC Material Adverse Effect, and

  (d) consult with each other prior to making any filings with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby, and promptly after each such filing provide the other with a copy thereof.

  Section 7.16 Rate Matters.

  (a) Except as set forth in Section 7.16 of the ENSERCH Disclosure Schedule, ENSERCH shall not make, or permit any Subsidiary to make, any filing to change its rates on file with any Governmental Authority that could have a material adverse effect on the benefits associated with the business combination provided herein.

  (b) Except as set forth in Section 7.16 of the TUC Disclosure Schedule, TUC shall not make, or permit any Subsidiary to make, any filing to change its rates on file with any Governmental Authority that could have a material adverse effect on the benefits associated with the business combination provided herein.

  Section 7.17 Third-Party Consents. Each of ENSERCH and TUC shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all ENSERCH Required Consents or TUC Required Consents, as the case may be. Each party shall promptly notify the other party of any failure or prospective failure to obtain any such consents and, if requested by the other party, shall provide to the other party copies of all ENSERCH Required Consents or TUC Required Consents, as the case may be, obtained by such party.

  Section 7.18 Tax-Exempt Status. No party shall, nor shall any party permit any Subsidiary to, take any action that would likely jeopardize the exclusion from gross income, for purposes of federal income taxation, of the interest on the outstanding revenue bonds issued for the benefit of ENSERCH or TUC, as the case may be, which qualify on the date hereof under Code Section 142(a) as "exempt facility bonds" or as tax-exempt industrial development bonds under
Section 103(b)(4) of the Internal Revenue Code of 1954, as amended prior to the Tax Reform Act of 1986.

  Section 7.19 Permits. Each of ENSERCH and TUC shall use commercially reasonable efforts to maintain in effect all existing material permits pursuant to which such party operates.

  Section 7.20 Certain Information Relating to Customers. Without limiting the application of the Confidentiality Agreement, dated April 1, 1996, between ENSERCH and TUC (the "Confidentiality Agreement") no party shall, nor shall any party permit any of its Subsidiaries to, use any Information (as defined in the Confidentiality Agreement) in connection with any solicitation, inquiry, proposal, arrangement, understanding or agreement with any person relating to the provision of electric or gas utility service by ENSERCH or any of its Subsidiaries, on the one hand, or TUC or any of its Subsidiaries, on the other hand, to commercial and industrial customers in the service territory of the other party.

  Section 7.21 Certain Restrictions in Respect of TUC.

  (a) Dividends; Changes in Stock. TUC shall not (i) engage in any material repurchase at a premium, recapitalization, restructuring or reorganization with respect to its capital stock, including, without limitation, by way of any extraordinary dividends on or other extraordinary distributions in respect of any of its capital stock, or (ii) amend any material term or provision of the TUC Common Stock.

  (b) Material Acquisitions. TUC shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Mergers or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Mergers or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise.

  (c) Other Actions. TUC shall not, and shall not permit any of its Subsidiaries to, take or fail to take any other action which would reasonably be expected to prevent or materially impede, interfere with or delay the Mergers.

                                 ARTICLE VIII

                             Additional Agreements

  Section 8.1 Access to Information.

  (a) Upon reasonable notice, each of ENSERCH and TUC shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors, consultants and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, each shall, and shall cause its Subsidiaries to, furnish promptly to the other:

    (i) a copy of each report, schedule and other document filed by it or any of its Subsidiaries with the SEC and any other document pertaining to the transactions contemplated hereby filed with any Governmental Authority that is not filed as an exhibit to an SEC filing or described in an SEC filing, and

    (ii) all information concerning itself, its Subsidiaries, directors, officers and shareholders and such matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement.

  (b) Without limiting the application of the Confidentiality Agreement, all documents and information furnished pursuant to Section 8.1(a) (ii) shall be subject to the Confidentiality Agreement.

  Section 8.2 Joint Proxy Statement and Registration Statement.

  (a) Preparation and Filing.

    (i) As promptly as reasonably practicable after the date hereof, the parties shall prepare and file with the SEC the Registration Statement and the Joint Proxy Statement (together the "Joint Proxy/Registration Statement").

    (ii) The parties shall take such actions as may be reasonably required to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing.

    (iii) The parties shall also take such action as may be reasonably required to cause the shares of Company Common Stock issuable in connection with the Mergers to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that none of the Company, ENSERCH or TUC shall be required to register or qualify as a foreign corporation or to take any other action that would subject it to general service of process in any jurisdiction in which it will not, following the Mergers, be so subject.

    (iv) Each of the parties shall furnish all information concerning itself that is required or customary for inclusion in the Joint Proxy/Registration Statement.

    (v) No representation, warranty, covenant or agreement contained in this Agreement is made by any party hereto with respect to information supplied by any other party hereto for inclusion in the Joint Proxy/Registration Statement.

    (vi) The Joint Proxy/Registration Statement shall comply as to form in all material respects with the Securities Act, the Exchange Act and the rules and regulations thereunder.

    (vii) The parties shall take such action as may be reasonably required to cause the shares of Company Common Stock issuable in the Mergers to be approved for listing on the NYSE.

  (b) Letter of TUC's Accountants. Following receipt by Deloitte & Touche, L.L.P., TUC's independent auditors, of an appropriate request from ENSERCH pursuant to SAS No. 72, TUC shall use best efforts to cause to be delivered to ENSERCH a letter of Deloitte & Touche, L.L.P., dated a date within two business days before the effective date of the Registration Statement, and addressed to ENSERCH, in form and substance reasonably satisfactory to ENSERCH and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

  (c) Letter of ENSERCH's Accountants. Following receipt by Deloitte & Touche, L.L.P., ENSERCH's independent auditors, of an appropriate request from TUC pursuant to SAS No. 72, ENSERCH shall use best efforts to cause to be delivered to TUC a letter of Deloitte & Touche, L.L.P., dated a date within two business days before the effective date of the Registration Statement, and addressed to TUC, in form and substance reasonably satisfactory to TUC and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

  (d) Fairness Opinions. It shall be a condition to the mailing of the Joint Proxy Statement to the shareholders of ENSERCH and TUC and to the obligation of the Company to request effectiveness of the Registration Statement that (i) ENSERCH shall have received an opinion from Morgan Stanley, dated the date of the Joint Proxy Statement, to the effect that, as of the date thereof, the ENSERCH Conversion Ratio is fair from a financial point of view to the holders of ENSERCH Common Stock, and (ii) TUC shall have received an opinion from Barr Devlin, dated the date of the Joint Proxy Statement, to the effect that, as of the date thereof, the TUC Conversion Ratio is fair from a financial point of view to the holders of TUC Common Stock.

  Section 8.3 Regulatory Matters.

  (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the HSR Act, and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby, and shall respond promptly to any requests for additional information made by either of such agencies.

  (b) Tax Ruling. TUC and ENSERCH each hereby agree to cooperate with the other party and to use its best efforts to file a request as soon as practicable, and in no event later than 60 days after the date hereof, to obtain the tax ruling contemplated by Section 9.1(g).

  (c) Other Regulatory Approvals.

    (i) Each party hereto shall cooperate and use its best efforts promptly to prepare and file all necessary permits, consents, approvals and authorizations of all Governmental Authorities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the TUC Required Statutory Approvals, the ENSERCH Required Statutory Approvals, and the Texas Railroad Commission Review except to the extent that TUC, in its sole discretion, waives the requirement of the Texas Railroad Commission Review. Further, regarding the Texas Railroad Commission Review, it is agreed that the parties will, within 30 days of execution of this Agreement, report the transaction to the Texas Railroad Commission and jointly request that the Texas Railroad Commission enter an order determining that this transaction is in the public interest.

    (ii) ENSERCH shall have the right to review and approve in advance all characterizations of the information relating to ENSERCH, on the one hand, and TUC shall have the right to review and approve in advance all characterizations of the information relating to TUC, on the other hand, in either case, which appear in any filing made in connection with the transactions contemplated by this Agreement or the Mergers.

    (iii) TUC and ENSERCH shall each consult with the other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Authorities.

  Section 8.4 Shareholder Approval.

  (a) Approval of ENSERCH Shareholders. ENSERCH shall, as promptly as reasonably practicable after the date hereof

    (i) take all steps reasonably necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "ENSERCH Special Meeting") for the purpose of securing the ENSERCH Shareholders' Approval,

    (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and its Articles of Incorporation and Bylaws,

    (iii) recommend to its shareholders the approval of the ENSERCH Merger, this Agreement and the transactions contemplated hereby, and

    (iv) cooperate and consult with TUC with respect to each of the foregoing matters, provided that nothing contained in this Section 8.4(a) shall require the Board of Directors of ENSERCH to take any action or refrain from taking any action that such Board determines in good faith with written advice of counsel could reasonably be expected to result in a breach of its fiduciary duties under applicable law.

  (b) Approval of TUC Shareholders. TUC shall, as promptly as reasonably practicable after the date hereof

    (i) take all steps reasonably necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (the "TUC Special Meeting") for the purpose of securing the TUC Shareholders' Approval,

    (ii) distribute to its shareholders the Joint Proxy Statement in accordance with applicable federal and state law and its Articles of Incorporation and Bylaws,

    (iii) recommend to its shareholders the approval of the TUC Merger, this Agreement and the transactions contemplated hereby, and

    (iv) cooperate and consult with ENSERCH with respect to each of the foregoing matters, provided that nothing contained in this Section 8.4(b) shall require the Board of Directors of TUC to take any action or refrain from taking any action that such Board determines in good faith with written advice of counsel could reasonably be expected to result in a breach of its fiduciary duties under applicable law.

  (c) It shall be a condition to the obligation of TUC to hold the TUC Special Meeting that the opinion of Barr Devlin referred to in Section 8.2(d)(ii) shall not have been withdrawn, and it shall be a condition to the obligation of ENSERCH to hold the ENSERCH Special Meeting that the opinion of Morgan Stanley referred to in Section 8.2(d)(i) shall not have been withdrawn.

  Section 8.5 Directors' and Officers' Indemnification.

  (a) Indemnification. To the fullest extent not prohibited by law, the Company agrees that for a period of six (6) years after the Effective Time, all rights to indemnification existing as of the Effective Time in favor of the current and former directors, officers and employees of ENSERCH and its Subsidiaries (at the Effective Time) (each an "Indemnified Party") as provided for in their respective Articles of Incorporation or Bylaws shall continue in full force and effect. After the Effective Time, the Company will consent to the establishment by ENSERCH and its Subsidiaries of such additional indemnification arrangements in favor of ENSERCH's and its Subsidiaries' directors and officers as may be necessary so that they will have the benefit of the maximum indemnification arrangements available to the directors and officers of the Company and TUC for all events or actions occurring subsequent to the Effective Time.

  (b) Insurance. For a period of six (6) years after the Effective Time, the Company shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by ENSERCH and its Subsidiaries (at the Effective Time) provided that the Company may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to the Effective Time to the extent such liability insurance can be maintained annually at a cost to the Company not greater than 200 percent of the current aggregate annual premiums for the policies currently maintained by ENSERCH and its Subsidiaries for its directors' and officers' liability insurance; provided, further, that if such insurance cannot be so maintained or obtained at such cost, the Company shall maintain or obtain as much of such insurance for ENSERCH and its Subsidiaries as can be so maintained or obtained at a cost equal to 200 percent of the current annual premium for directors' and officers' liability insurance.

  (c) Successors. In the event that the Company, ENSERCH or any of its Subsidiaries or any of their respective successors or assigns

    (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or

    (ii) transfers all or substantially all of its properties and assets to any person,

then and in each such case, proper provision shall be made so that such successors and assigns shall assume the obligations set forth in this Section 8.5.

  (d) The provisions of this Section 8.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

  Section 8.6  Disclosure Schedules.

  (a) On or prior to the date of this Agreement, TUC shall have delivered to ENSERCH Section 6.4(c) of the TUC Disclosure Schedule and ENSERCH shall have delivered to TUC Section 5.4(c) of the ENSERCH Disclosure Schedule.

  (b) Within seven days following the date of this Agreement, (i) TUC shall deliver to ENSERCH all schedules required to be delivered by it in connection with this Agreement (the "TUC Disclosure Schedule") other than Section 6.4(c) of the TUC Disclosure Schedule and (ii) ENSERCH shall deliver to TUC all schedules required to be delivered by it in connection with this Agreement (the "ENSERCH Disclosure Schedule,") other than Section 5.4(c) of the ENSERCH Disclosure Schedule and for a period of 21 days following the date of execution of this Agreement (the "Due Diligence Period"), each of TUC and ENSERCH shall provide to the other party and its Representatives access pursuant to Section 8.1 in order for the other party to complete its due diligence investigation of the party providing access pursuant to Section 8.1. Either TUC or ENSERCH may terminate this Agreement during the Due Diligence Period in the manner contemplated by Section 10.1(i) (in the case of a termination by TUC) or Section 10.1(j) (in the case of a termination by ENSERCH): provided, however, that it is expressly understood and agreed that if neither TUC nor ENSERCH terminates this Agreement pursuant to and in accordance with the provisions of Sections 10.1(i) or 10.1(j), as the case may be, then TUC may not thereafter assert a failure of the condition set forth in Sections 9.2(b) or (d) or terminate this Agreement pursuant to Section 10.1(h)(i) and ENSERCH may not thereafter assert a failure of the condition set forth in Sections 9.3(b) or (d) or terminate this Agreement pursuant to
Section 10.1(g)(i), based on any information uncovered by it or provided to it during the Due Diligence Period.

  (c) The Disclosure Schedules, when so delivered, shall constitute an integral part of this Agreement and shall modify or otherwise affect the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules.

  (d) Any and all statements, representations warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date of this Agreement.

  (e) Without limiting the application of the Confidentiality Agreement, the parties shall use their best efforts to keep the Disclosure Schedules confidential.

  Section 8.7 Public Announcements. TUC and ENSERCH shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement prior to consultation with the other party, however, each party recognizes the other party's obligations imposed by law or any applicable national securities exchange, and will endeavor to accommodate such obligations.

  Section 8.8 Rule 145 Affiliates. ENSERCH and TUC shall each identify in a letter to the other all persons who are, at the Closing Date, "affiliates" of such party as such term is used in Rule 145 under the Securities Act. ENSERCH and TUC shall use their reasonable efforts to cause their respective affiliates to deliver to the Company on or prior to the Closing Date a written agreement to the effect that:

    (i) any future disposition by such person of any Company Common Stock such person receives as the result of the Mergers will be accomplished in accordance with Rule 145(d) under the Securities Act; and

    (ii) such person agrees that appropriate legends shall be placed upon the certificates evidencing ownership of the Company Common Stock that such person receives as a result of the Mergers.

  Section 8.9 Employment Agreement Consultation. ENSERCH and TUC shall consult with each other prior to entering into, or amending, any individual employment or severance agreements after the date hereof as contemplated or permitted in accordance with Section 7.10. Each of ENSERCH and TUC shall promptly furnish to the other, upon reasonable request by the other, detailed information, together with underlying documentation, with respect to all such existing or proposed individual employment or severance agreements or amendments thereto.

  Section 8.10 Stock Option and Bonus Plans.

  The following provisions shall apply to each stock option plan, stock bonus plan and similar plans of ENSERCH under which the delivery of ENSERCH Common Stock is required to be used for purposes of the payment of benefits, grant of awards or exercise of options (each a "Stock Plan", and all of which are described in Section 8.10 of the ENSERCH Disclosure Section):

  (a) (i) ENSERCH shall take such action as may be necessary so that from and after the date hereof, no further grants of stock, options, or other rights shall be made under any Stock Plan, and after the Effective Time, outstanding options to purchase shares of ENSERCH Common Stock shall be exercisable to purchase a number of shares of Company Common Stock as may be determined by applying the ENSERCH Conversion Ratio set forth in Article III hereof; and

    (ii) the Company shall

      (A) to the extent required under applicable SEC rules, take all corporate action necessary or appropriate to obtain shareholder approval at an annual meeting selected by the Company with respect to such Stock Plan to the extent such approval is required to enable such Stock Plan to comply with Rule 16b-3 promulgated under the Exchange Act,

      (B) reserve for issuance under such Stock Plan or otherwise provide a sufficient number of shares of Company Common Stock for delivery upon exercise of options under such Stock Plan which are outstanding on the date hereof, and

      (C) as soon as practicable after the Effective Time, file one or more registration statements under the Securities Act with respect to the shares of Company Common Stock issuable upon the exercise of currently outstanding options under such Stock Plan to the extent such filing is required under applicable law and use its best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectuses contained therein or related thereto) so long as such options remain outstanding.

  (b) To the extent that the change in any Stock Plan from options exercisable in ENSERCH Common Stock to options exercisable in Company Common Stock does not adequately reflect the economic effect of the fluctuations in the value of EEX Common Stock, the Company will appropriately adjust the terms of such Stock Plan in an equitable manner which does not impair the value of the rights of the option holder or result in neither a net financial benefit nor detriment to the Company.

  Section 8.11 No Solicitations.

  (a) No party hereto shall, and each such party shall cause its Subsidiaries not to, permit any of its Representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any Takeover Proposal, or, in the event of any unsolicited Takeover Proposal, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal.

  (b) ENSERCH and TUC shall notify the other orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it) within 24 hours of the receipt thereof and shall give the other ten days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal.

  (c) Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal.

  (d) Notwithstanding anything in this Section 8.11 to the contrary, unless the ENSERCH Shareholders' Approval has been obtained ENSERCH may, and unless the TUC Shareholders' Approval has been obtained, TUC may, to the extent that the Board of Directors of such party determines in good faith with the written advice of outside counsel that a failure to do so could reasonably be expected to result in a breach of its fiduciary duties under applicable law, participate in discussions or negotiations with, furnish information to, and afford access to the properties, books and records of such party and its Subsidiaries to any person in connection with a possible Takeover Proposal with respect to such party by such person.

  Section 8.12 Transition Management.

  (a) As promptly as practicable after the date hereof, TUC and ENSERCH shall create a special transition management task force (the "Task Force") that shall be comprised of representatives from each of the primary business functions of each company.

  (b) The functions of the Task Force shall include (i) to serve as a conduit for the flow of information and documents between the companies and their Subsidiaries as contemplated by Section 7.15, (ii) to review and evaluate proposed exceptions to the restrictions on the conduct of business pending the Mergers set forth in Article VII, and (iii) development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals, and such other matters as they deem appropriate.

  (c) From time to time, the Task Force shall report its findings to the Chief Executive Officers of ENSERCH and TUC, each of whom shall report on such matters as he shall deem appropriate to his respective board.

  Section 8.13 Expenses. Subject to Section 10.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally by TUC and ENSERCH.

  Section 8.14 Employee Benefit Matters. Following the Closing, the Company shall cause ENSERCH to maintain the level of benefits provided to the employees and all former employees of ENSERCH and its Subsidiaries that is in effect as of the date hereof (other than benefits under any Stock Plan) until the Company shall provide benefits to such employees and former employees on a basis consistent with the provision of benefits provided otherwise to other employees and former employees within the Company system.

  Section 8.15 Other Agreements.

  (a) Distribution. Prior to the Closing, ENSERCH will take all action necessary to effect the Distribution pursuant to the terms of the Distribution Agreement, including, without limitation, entering into the Distribution

Agreement and voting its shares of LSEPO and EEX in favor of the merger of EEX with and into LSEPO (the "Preliminary Merger") and the other transactions contemplated by the Distribution Agreement. ENSERCH shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Distribution, unless ENSERCH determines in good faith after receipt of written advice of outside counsel that the Distribution would result in a substantive violation of applicable Texas law relating to corporate distributions and Texas and federal laws relating to fraudulent conveyances or transfers.

  (b) Tax Agreements. Prior to the Closing Time, ENSERCH and LSEPO will enter into the Tax Allocation Agreement substantially in the form attached hereto as Exhibit B (the "Tax Allocation Agreement") and the Tax Assurance Agreement substantially in the form attached hereto as Exhibit C (the "Tax Assurance Agreement"), in each case with such amendments as consented to in writing by TUC.

  (c) ENSERCH Notes. TUC and ENSERCH each hereby agree to cooperate with the other party and ENSERCH will use its reasonable best efforts to maintain, and TUC or the Company, as the case may be, shall take such actions as are necessary to meet, the quantitative parameters necessary for ENSERCH to maintain the rating issued by two Nationally Recognized Statistical Rating Organizations (as defined in Rule 15c-3 of the Exchange Act) of the ENSERCH Notes at or above their present level.

  Section 8.16 Covenant to Satisfy Conditions.

  (a) Each of the Company, ENSERCH and TUC shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement.

  (b) Subject to the terms and conditions hereof, and taking into account the circumstances and giving due weight to the materiality of the matter involved or the action required, the Company, ENSERCH and TUC shall each use its best efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Mergers and the other transactions contemplated hereby (subject to the ENSERCH Shareholders' Approval and the TUC Shareholders' Approval), including fully cooperating with the other in obtaining the ENSERCH Required Statutory Approvals, the TUC Required Statutory Approvals and all other approvals and authorizations of any Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby.

  (c) TUC and ENSERCH shall cause the Company, and the Company shall cause TUC Merger Corp. and ENSERCH Merger Corp., to comply with their respective obligations under this Agreement. TUC and ENSERCH shall cause the Company to issue shares of Company Common Stock in connection with the Mergers that are validly issued, fully paid, nonassessable and free of preemptive rights.

                                  ARTICLE IX

                                  Conditions

  Section 9.1 Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers or cause the Mergers to be effected shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to
Section 10.5:

  (a) Shareholder Approval. The TUC Shareholders' Approval and the ENSERCH Shareholders' Approval shall have been obtained.

  (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of either Merger shall have been issued and continue in effect, and either Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

  (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

  (d) Listing of Shares. The shares of Company Common Stock issuable in the Mergers pursuant to Article III shall have been approved for listing on the NYSE upon official notice of issuance.

  (e) Statutory Approvals. The TUC Required Statutory Approvals, the ENSERCH Required Statutory Approvals, and the Texas Railroad Commission Review, unless waived by TUC in accordance with the provisions of Section 8.3(c)(i), and any clearance under the HSR Act or matters related thereto shall have been obtained at or prior to the Effective Time, any such approvals (or in the case of the Texas Railroad Commission Review, the satisfaction of any one of (i) through (v) of the definition thereof) shall have become or resulted in Final Orders at or prior to the Effective Time, and no such Final Order shall impose terms or conditions that would have, or would be reasonably likely to have, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of ENSERCH and its Subsidiaries taken as a whole (in the case of the obligation of TUC to effect the TUC Merger or to cause ENSERCH Merger Corp. to effect the ENSERCH Merger) or of TUC and its Subsidiaries taken as a whole and determined as if the Mergers had taken place (in the case of the obligation of ENSERCH to effect the ENSERCH Merger or to cause TUC Merger Corp. to effect the TUC Merger).

  (f) Consummation of the Distribution. The Preliminary Merger shall have been completed and the Distribution shall have become effective in accordance with the terms of the Distribution Agreement and each of the agreements contemplated thereby.

  (g) Tax Ruling. (i) The Internal Revenue Service shall have issued and not revoked a ruling (the "Ruling") reasonably satisfactory to ENSERCH and TUC to the effect that the Distribution will result in no taxable gain to ENSERCH or its shareholders. Reasonable satisfaction shall include the right to receive a reasonably satisfactory opinion of counsel on the transaction upon which the Ruling is contingent.

    (ii) TUC shall have received a reasonably satisfactory representation of ENSERCH that no material tax liability will be incurred by ENSERCH as a result of the Distribution notwithstanding the tax-free nature of the Distribution.

  (h) Tax Agreements. The Tax Allocation Agreement and the Tax Assurance Agreement shall have become effective in accordance with their terms.

  Section 9.2 Conditions to Obligation of ENSERCH to Effect the Mergers. The obligation of ENSERCH to effect the Mergers or cause the Mergers to be effected shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by ENSERCH in writing pursuant to Section 10.5:

  (a) Performance of Obligations of TUC. TUC shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

  (b) Representations and Warranties. The representations and warranties of TUC set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

  (c) Closing Certificates. ENSERCH shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of TUC, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in Sections 9.2(a) and (b) have been satisfied.

  (d) TUC Material Adverse Effect. No TUC Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a TUC Material Adverse Effect.

  (e) Tax Opinion. ENSERCH shall have received an opinion of counsel, in form and substance satisfactory to ENSERCH, dated the Closing Date, which opinion may be based on appropriate representations of ENSERCH and TUC, in form and substance reasonably satisfactory to such counsel, to the effect that the Mergers will be tax-free transactions described in Code Section 351 and that ENSERCH and the shareholders of ENSERCH who exchange their shares solely for stock of the Company will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Mergers.

  (f) TUC Required Consents. The TUC Required Consents shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in a TUC Material Adverse Effect.

  Section 9.3 Conditions to Obligation of TUC to Effect the Mergers. The obligation of TUC to effect the Mergers or cause the Mergers to be effected shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by TUC in writing pursuant to Section 10.5:

  (a) Performance of Obligations of ENSERCH. ENSERCH shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

  (b) Representations and Warranties. The representations and warranties of ENSERCH set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

  (c) Closing Certificates. TUC shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of ENSERCH, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in Sections 9.3(a) and (b) have been satisfied.

  (d) ENSERCH Material Adverse Effect. No ENSERCH Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, an ENSERCH Material Adverse Effect, provided that for purposes of this Section 9.3(d), the Distribution Subsidiaries shall not be taken into account in determining an ENSERCH Material Adverse Effect.

  (e) Tax Opinion. TUC shall have received an opinion of counsel, in form and substance satisfactory to TUC, dated the Closing Date, which opinion may be based on appropriate representations of ENSERCH and TUC, in form and substance reasonably satisfactory to such counsel, to the effect that the Mergers will be tax-free transactions as described in Code Section 351 and that TUC will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Mergers.

  (f) ENSERCH Required Consents. The ENSERCH Required Consents shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in an ENSERCH Material Adverse Effect, provided, however, that for purposes of this Section 9.3(f), the consent of the holders of the ENSERCH Notes shall not constitute an ENSERCH Required Consent.

                                   ARTICLE X

                       Termination, Amendment and Waiver

  Section 10.1 Termination. This Agreement may be terminated and the Mergers abandoned at any time prior to the Closing Date, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

  (a) by mutual written consent of the Boards of Directors of TUC and ENSERCH;

  (b) by ENSERCH or TUC, by written notice to the other, if the Effective Time shall not have occurred on or before March 31, 1997; provided, however, that such date shall automatically be changed to September 30, 1997 if, on March 31, 1997:

    (i) the conditions set forth in Sections 9.1(e) and (g) have not been satisfied or waived;

    (ii) the other conditions to the consummation of the transactions contemplated hereby are then capable of being satisfied; and

    (iii) any approvals required by Sections 9.1(e) and (g) that have not yet been obtained are being pursued with diligence; provided, further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the termination date;

  (c) by ENSERCH or TUC, by written notice to the other party if the ENSERCH Shareholders' Approval shall not have been obtained at a duly held ENSERCH Special Meeting, including any adjournments thereof; or if the TUC Shareholders' Approval shall not have been obtained at a duly held TUC Special Meeting, including any adjournments thereof;

  (d) by ENSERCH or TUC, if any state or federal law, order, rule or regulation is adopted or issued, that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting either of the Mergers, or by ENSERCH or TUC, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting either of the Mergers, and such order, judgment or decree shall have become final and nonappealable;

  (e) by ENSERCH, upon two days' prior notice to TUC, if, as a result of a tender offer or any written offer or proposal with respect to a merger, sale of a material portion of its assets or other business combination (each, a "Business Combination"), in each case by a party other than TUC or any of its affiliates (provided, however, that the Distribution pursuant to the Distribution Agreement and related transactions shall not be deemed to be a Business Combination), the Board of Directors of ENSERCH determines in good faith that the fiduciary obligations of such directors under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that

    (i) the Board of Directors of ENSERCH shall have been advised in writing by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or such written offer or proposal, and

    (ii) prior to any such termination, ENSERCH shall, and shall cause its respective financial and legal advisors to, negotiate with TUC to make such adjustments in the terms and conditions of this Agreement as would enable ENSERCH to proceed with the transactions contemplated herein;

  (f) by TUC, upon two days' prior notice to ENSERCH, if, as a result of a tender offer or any written offer or proposal with respect to a Business Combination, in each case by a party other than ENSERCH or any of its affiliates, the Board of Directors of TUC determines in good faith that the fiduciary obligations of such directors under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that

    (i) the Board of Directors of TUC shall have been advised in writing by outside counsel that, notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or such written offer or proposal, and

    (ii) prior to any such termination, TUC shall, and shall cause its respective financial and legal advisors to, negotiate with ENSERCH to make such adjustments in the terms and conditions of this Agreement as would enable TUC to proceed with the transactions contemplated herein;

  (g) by ENSERCH, by written notice to TUC, if

    (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of TUC hereunder, and such breach shall not have been remedied within twenty (20) days after receipt by TUC of notice in writing from ENSERCH, specifying the nature of such breach and requesting that it be remedied, or

    (ii) the Board of Directors of TUC shall withdraw or modify in any manner materially adverse to ENSERCH its approval or recommendation of this Agreement or the Mergers or resolve to take such action;

  (h) by TUC, by written notice to ENSERCH, if

    (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of ENSERCH hereunder, and such breach shall not have been remedied within twenty (20) days after receipt by ENSERCH of notice in writing from TUC, specifying the nature of such breach and requesting that it be remedied, or

    (ii) the Board of Directors of ENSERCH shall withdraw or modify in any manner materially adverse to TUC its approval or recommendation of this Agreement or the Mergers or resolve to take such action;

  (i) by TUC by written notice (which notice shall specify TUC's reasons in reasonable detail) delivered to ENSERCH prior to 5:00 p.m. on May 4, 1996, if
(A) TUC in the due diligence investigation contemplated by Section 8.6 shall uncover, or the ENSERCH Disclosure Schedules delivered to TUC subsequent to the date of this Agreement shall disclose, information that, as of the date of this Agreement, has not been previously disclosed in an ENSERCH SEC Report or that has not previously been disclosed by ENSERCH or any of its Representatives to TUC and (B) such information in the aggregate reflects a material adverse change in the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of ENSERCH and its Subsidiaries taken as a whole, as compared to the information that was disclosed in an ENSERCH SEC Report or by ENSERCH or any of its Representatives to TUC prior to the date of this Agreement; or

  (j) by ENSERCH by written notice (which notice shall specify ENSERCH's reasons in reasonable detail) delivered to TUC prior to 5:00 p.m. on May 4, 1996, if (A) ENSERCH in the due diligence investigation contemplated by
Section 8.6 shall uncover, or the TUC Disclosure Schedules delivered to ENSERCH subsequent to the date of this Agreement shall disclose, information that, as of the date of this Agreement, has not been previously disclosed in a TUC SEC Report or that has not previously been disclosed by TUC or any of its Representatives to ENSERCH and (B) such information in the aggregate reflects a material adverse change in the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of TUC and its Subsidiaries taken as a whole, as compared to the information that was disclosed in a TUC SEC Report or by TUC or any of its Representatives to ENSERCH prior to the date of this Agreement.

  Section 10.2 Effect of Termination. In the event of termination of this Agreement by either TUC or ENSERCH pursuant to Section 10.1, there shall be no liability on the part of either TUC or ENSERCH or their respective officers or directors hereunder, except that

    (a) Section 7.20, Section 8.1(b), Section 8.6(d), Section 8.13, Section
  10.3 and Section 11.2 shall survive and

    (b) no such termination shall relieve any party from liability by reason of any willful breach of any agreement, representation, warranty or covenant contained in this Agreement.

  Section 10.3 Certain Damages, Payments and Expenses.

  (a) Damages Payable Upon Termination for Breach or Withdrawal of
Approval. If this Agreement is terminated pursuant to Sections 10.1(g)(i) or
(ii) or Sections 10.1(h)(i) or (ii) (breach of representation, warranty, covenant or agreement or withdrawal of board recommendation), then the breaching party or party whose board has withdrawn its recommendation shall promptly (but not later than five business days after receipt of notice that the amount is due from the other party) pay to the other party, as liquidated damages, an amount in cash equal to the of out-of-pocket expenses and fees incurred by the other party arising out of, in connection with or related to the Mergers or the transactions contemplated by this Agreement not in excess of $15 million ("Out-of-Pocket Expenses"), provided, however, that if this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to the amount of Out-of-Pocket Expenses set forth above, be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

  (b) Other Termination Payments.

    (i) If this Agreement is terminated

      (A) pursuant to Sections 10.1(e) or 10.1(f) (fiduciary out),

      (B) pursuant to Section 10.1(c) (failure to obtain shareholder approval), following a failure of the shareholders of TUC to grant the necessary approval described in Section 6.13 or a failure of the shareholders of ENSERCH to grant the necessary approval described in
    Section 5.13,

      (C) as a result of a material breach of Section 8.4 (approval of shareholders), or

      (D) pursuant to Section 10.1(g)(ii) or Section 10.1(h)(ii) (board withdrawal of approval)

  and

    (ii) with respect to any termination referred to in clause (i)(A), (C) or
  (D) above, at the time of such termination (or, in the case of any termination referred to in clause (i)(B) above, prior to the TUC Special Meeting or the ENSERCH Special Meeting, as the case may be), there shall have been a third-party tender offer for shares of, or a third-party offer or proposal with respect to a Business Combination involving ENSERCH or TUC (as the case may be, the "Target Party") or the affiliates thereof which, at the time of such termination (or of the meeting of TUC's shareholders or the meeting of ENSERCH's shareholders, as the case may be) shall not have been (x) rejected by the Target Party and its Board of Directors and (y) withdrawn by the third-party, then Target Party shall pay the other party a termination fee equal to the difference between $42.5 million and the Out-of-Pocket Expenses incurred by the other party.

  (c) Expenses.

    (i) The parties agree that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

    (ii) If one party fails to promptly pay to the other any amounts due under this Section 10.3, such defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee was required to be paid.

  (d) Limitation of Fees. Notwithstanding anything herein to the contrary, (i) the aggregate amount payable by TUC and its affiliates pursuant to Section 10.3(a) and Section 10.3(b) shall not exceed $42.5 million and (ii) the aggregate payable by ENSERCH and its affiliates pursuant to Section 10.3(a),
Section 10.3(b) and the terms of the ENSERCH Stock Option Agreement shall not exceed $42.5 million. For purposes of this Section 10.3(d), the amount payable pursuant to the terms of the ENSERCH Option shall be the amount that would be paid pursuant to Section 7 (a) thereof determined as if TUC had exercised the "put" of the entire ENSERCH Option on the Termination Date ("Option Value"). If the sum of the aggregate amount payable by ENSERCH and its affiliates pursuant to Sections 10.3(a) and (b) and the Option Value exceeds $42.5 million, (i) TUC's Out of Pocket Expenses shall be paid in full and the amount payable pursuant to Section 10.3(b) and the Option Value shall be reduced in equal amounts so that such aggregate amount shall be equal to $42.5 million (provided, however, that the Option Value shall not be reduced below the Option Value which would result if the number of shares covered by the ENSERCH Option was 10,000 shares and, in such case, the amount payable pursuant to
Section 10.3(b) shall be reduced by the amount otherwise allocable to the Option Value) and (ii) and the number of shares purchasable upon the exercise of the ENSERCH Option shall be correspondingly reduced as provided in the ENSERCH Option Agreement.

  Section 10.4 Amendment.

  (a) This Agreement may be amended by the parties hereto pursuant to action of their respective Boards of Directors, at any time before or after approval hereof by the shareholders of ENSERCH or TUC and prior to the Effective Time, but after such approvals, no such amendment shall

    (i) alter or change the amount or kind of shares, to be received or exchanged for or on conversion of any class or series of capital stock of either corporation as provided under Article II, or

    (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of TUC Common Stock, Company Common Stock or the ENSERCH Common Stock.

  (b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 10.5 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of such party.

                                  ARTICLE XI

                              General Provisions

  Section 11.1 Non-Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements in this Agreement shall not survive the Mergers, except the covenants and agreements contained in this Section 11.1 and in Article III (Conversion of Shares),
Section 8.1(b) (Access to Information), Section 8.5 (Directors' and Officers Indemnification), Section 8.10 (Incentive, Stock and Other Plans), Section
8.14 (Employee Benefit Matters), Section 8.15(c) (ENSERCH Notes), Section 10.3 (Certain Damages, Payments and Expenses) and Section 11.7 (Parties In Interest), each of which shall survive in accordance with its terms.

  Section 11.2 Brokers.

  (a) TUC represents and warrants that, except for Barr Devlin, no broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TUC.

  (b) ENSERCH represents and warrants that, except for Morgan Stanley, no broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ENSERCH.

  Section 11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five (5) days after being mailed by registered or certified mail (return receipt requested) to the parties, in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

  (i) if to TUC or the Company:

    Texas Utilities Company
    1601 Bryan Street
    Dallas, Texas 75201
    Attn: Erle Nye, President and Chief Executive
    Fax: (214) 812-4600

    with a copy to:

    Worsham, Forsythe & Wooldridge, L.L.P.
    1601 Bryan St., 30th Floor
    Dallas, Texas 75201
    Attention: Robert A. Wooldridge, Esq.
    Fax: (214) 880-0011

    and

    LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    125 West 55th Street
    New York, N.Y. 10019
    Attention: Douglas W. Hawes, Esq.
    Fax: (212) 424-8500

  (ii) if to ENSERCH:

    ENSERCH Corporation
    300 South St. Paul
    Dallas, Texas 75201-5598
    Attention: William T. Satterwhite, Esq.
              Senior Vice-President and General Counsel
    Fax: (214) 573-3430

    with a copy to:

    Covington & Burling
    1201 Pennsylvania Avenue, N.W.
    Washington, D.C.
    Attention: David N. Brown, Esq.
    Fax: (202) 662-6291

  Section 11.4 Miscellaneous.

  (a) This Agreement, including the documents and instruments referred to herein, (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, (ii) shall not be assigned by operation of law or otherwise, and (iii) shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of laws statutes, rules or principles.

  (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties hereto shall negotiate in good faith to replace any provision of this Agreement so held invalid or unenforceable with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.

  Section 11.5 Interpretation. When reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit of this Agreement, as the case may be, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense.

  Section 11.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  Section 11.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties and their heirs and representatives as set forth in
Section 8.5, nothing in this Agreement, express or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 11.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 11.9 Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by any other party hereto in order to consummate the Mergers in accordance with the terms hereof.

  Section 11.10 Release of TXA, Inc. TXA, Inc. is hereby released from all obligations and liabilities under the Original Agreement.

  In Witness Whereof, ENSERCH, TUC, TXA and TUC Holding Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Enserch Corporation

                                                   /s/ David W. Biegler
                                          By: _________________________________
                                            Name:David W. Biegler
                                            Title:Chairman and President,
                                            Chief Executive Officer

                                          Texas Utilities Company

                                                       /s/ Erle Nye
                                          By: _________________________________
                                            Name:Erle Nye
                                            Title:President and Chief
                                            Executive

                                          TUC Holding Company (formerly TXB,
                                           Inc)

                                                   /s/ H. Jarrell Gibbs
                                          By: _________________________________
                                            Name:H. Jarrell Gibbs
                                            Title:President

                                          TXA, Inc.

                                                   /s/ H. Jarrell Gibbs
                                          By: _________________________________
                                            Name:H. Jarrell Gibbs
                                            Title:President

                                                           EXHIBIT A TO ANNEX I

                      AGREEMENT AND PLAN OF DISTRIBUTION

  AGREEMENT AND PLAN OF DISTRIBUTION, dated as of      , 1996 ("Agreement"),
among ENSERCH Corporation, a Texas corporation ("ENSERCH"), Enserch Exploration, Inc., a Texas corporation and an approximately 83% owned subsidiary of ENSERCH ("EEX"), Lone Star Energy Plant Operations, Inc., a Texas corporation and an indirect wholly owned subsidiary of ENSERCH ("LSEPO"), and TUC Holding Company, a Texas corporation 50% of whose outstanding capital stock is owned by Texas Utilities Company, a Texas corporation ("TUC") and 50% of whose outstanding capital stock is owned by ENSERCH ("Holding Company").

                                   RECITALS

  WHEREAS, ENSERCH, TUC, Holding Company and TXA, Inc., a wholly owned subsidiary of TUC, have entered into an Amended and Restated Agreement and Plan of Merger, dated as of April 13, 1996 (the "Merger Agreement"), providing for the merger of a wholly owned subsidiary of Holding Company with and into TUC and the merger of a separate wholly owned subsidiary of Holding Company with and into ENSERCH (together, the "Mergers");

  WHEREAS, it is a condition to the Mergers that EEX will merge with and into LSEPO in a reorganization described in Section 368(a) of the Internal Revenue Code in which LSEPO is to be the surviving corporation and is to change its name to Enserch Exploration, Inc. ("New EEX") (the "Preliminary Merger");

  WHEREAS, as a further condition to the Mergers, immediately prior to the Effective Time (as defined in Section 2.2 of the Merger Agreement) of the Mergers, subject to the satisfaction or waiver of the conditions set forth in
Article VI of this Agreement, the Board of Directors of ENSERCH expects to make a distribution (the "Distribution") in accordance with Article 2.38 of the Texas Business Corporation Act (the "TBCA") to the holders of Common Stock of ENSERCH, par value $4.45 per share (the "ENSERCH Common Stock"), on a pro rata basis, of all of the outstanding shares of Common Stock, par value $.01 per share, of New EEX (the "New EEX Common Stock") then owned by ENSERCH.

  WHEREAS, the purpose of the Distribution is to make possible the Mergers by divesting ENSERCH of all of its shares of New EEX Common Stock; and

  WHEREAS, this Agreement sets forth or provides for certain agreements among ENSERCH, Holding Company, EEX and LSEPO in consideration of the separation of the ownership of New EEX.

  NOW, THEREFORE, in consideration of the premises, and of the respective representations, warranties, covenants and agreements set forth herein the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  Definitions

  Section 1.1 Definitions.

  (a) Terms Defined by Reference to Merger Agreement. The following terms are defined in the Merger Agreement and are used herein with the same meaning:

    Environmental Claims
    Exchange Act
    Governmental Authority
    Material Contract
    Securities Act

                                     I-A-1

  (b) As used in this Agreement, the following terms shall have the following meanings:

  "Affiliate" means any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" or "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise. Without limiting the generality of the foregoing, a Subsidiary of a Person is an Affiliate of that Person.

  "Damages" shall have the meaning set forth in Section 7.1(a).

  "Distribution Effective Time" shall have the meaning set forth in Section
2.5.

  "Documents" shall have the meaning set forth in Section 7.1(a).

  "EEX Companies" means EEX and its Subsidiaries.

  "ENSERCH Companies" shall mean ENSERCH and its Subsidiaries (other than EEX Companies and LSEPO).

  "Holding Company Parties" means Holding Company and ENSERCH together.

  "Indemnified Party" shall have the meaning set forth in Section 7.3(a).

  "Indemnifying Party" shall have the meaning set forth in Section 7.3(a).

  "Insurance Program" shall have the meaning set forth in Section 2.3(e)(i).

  "Merger Parties" means EEX Companies and LSEPO.

  "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, company, institution, entity, party, or Governmental Authority.

  "Proxy/Registration Statement" shall have the meaning set forth in Section
6.4.

  "Record Date" shall have the meaning set forth in Section 2.4 hereof.

  "SEC" means Securities and Exchange Commission.

  "Subsidiary" of a Person means a Person of which more than fifty percent of the outstanding equity interests with ordinary voting power are owned, directly or through one or more intermediaries, by the first Person.

  "Tax Allocation Agreement" shall have the meaning set forth in Section 3.1.

  "Tax Assurance Agreement" shall have the meaning set forth in Section 3.1.

  "Third Party Claim" shall have the meaning set forth in Section 7.3(a).

  "Transfer Agent" shall mean Harris Trust Company of New York, transfer agent for ENSERCH Common Stock, which has been appointed by ENSERCH to distribute the New EEX Common Stock in the Distribution.

                                     I-A-2

                                  ARTICLE II

                           Mechanics of Distribution

  Section 2.1 Terms of Preliminary Merger.

  The Preliminary Merger will be effected pursuant to the terms of an agreement and plan of merger to be entered into among EEX and LSEPO in accordance with the terms hereof and the TBCA.

  Section 2.2 Allocation of Assets and Liabilities.

  When the Preliminary Merger takes effect under the TBCA, all of the assets and liabilities of the Merger Parties shall be allocated to and vested in New EEX as the surviving corporation of the Preliminary Merger.

  Section 2.3 Transition Matters.

  It is the intention of the parties to separate the operations of the ENSERCH Companies and the Merger Parties as of the Distribution Effective Time. To this end, the ENSERCH Companies and the Merger Parties will take all commercially reasonable steps to effectuate such separation, including the termination of all contractual obligations, services, guarantees and other financial accommodations between the parties in accordance with the terms thereof unless the continuation of such arrangements are approved by Holding Company. Until such separation is effectuated, the parties agree as follows:

  (a) Contracts

  Contracts in existence between any of the Merger Parties and any of the ENSERCH Companies at the Distribution Effective Time will continue in accordance with their terms, subject to amendment or termination to the extent provided therein or as otherwise may occur in accordance with their terms.

  (b) Services

  Services to the Merger Parties as have historically been provided by the ENSERCH Companies to the Merger Parties shall be subject to continuation, revision or termination in the discretion of each of the applicable ENSERCH Companies and Merger Parties.

  (c) Guaranties

  Surety and performance bonds and other guaranties executed by any of the ENSERCH Companies on behalf of any of the Merger Parties shall continue in effect to the extent the terms thereof are applicable and enforceable and may otherwise be amended, modified or terminated in the discretion of each of the ENSERCH Companies and the Merger Parties.

  (d) Employee Benefit Plans

  Employee benefit plans sponsored by any of the ENSERCH Companies shall be amended, to the extent necessary, to provide for the transfer of plan assets and liabilities with respect to transferred participants from such plans to similar plans to be adopted by the Merger Parties. Nothing in this Agreement shall be construed to affect the right of the Merger Parties to modify, amend or terminate any employee benefit plan adopted by the Merger Parties.

  (e) Insurance Claims

    (i) Insurance. ENSERCH has maintained an insurance program which includes coverage for EEX and LSEPO, their respective Subsidiaries and predecessor companies and their respective officers, directors, employees and agents ("Insurance Program"). At the Distribution Effective Time, ENSERCH shall assign to New EEX all rights to payments for claims covered by the Insurance Program insofar as such payments relate to periods prior to the Distribution Effective Time. Without the prior written consent of New EEX, both prior to and after the Distribution Effective Time, ENSERCH will take no action that could adversely

                                     I-A-3
  affect the coverage provided by the Insurance Program nor will ENSERCH fail to act with knowledge that such failure could adversely affect the coverage provided by the Insurance Program. New EEX shall be responsible for acquiring such insurance coverage as it deems necessary for periods after the Distribution Effective Time. ENSERCH shall cooperate with EEX in an orderly transfer of responsibility for acquiring such insurance.

    (ii) Claims. New EEX shall be solely responsible for administering claims arising under the Insurance Program. If a claim is reasonably anticipated to involve liability in an amount greater than $250,000 or if such claim is litigated, New EEX shall notify ENSERCH in writing of such claim or litigation.

    (iii) Additional Premiums. Premiums for portions of the Insurance Program are adjusted after the termination of the policy period. If an adjustment is required, New EEX will promptly reimburse ENSERCH for any additional premiums which result from EEX, LSEPO and their Subsidiaries and predecessor companies being covered under the Insurance Program and ENSERCH shall promptly pay New EEX any return premium which results from EEX, LSEPO and their Subsidiaries and predecessor companies being covered under the Insurance Program.

  Section 2.4 Mechanics of Distribution.

  The Distribution shall be effected by the distribution to holders of record of ENSERCH Common Stock, as of the close of the stock transfer books on the record date designated by or pursuant to the authorization of the Board of Directors of ENSERCH (the "Record Date"), of certificates representing the number of shares of New EEX Common Stock owned by ENSERCH at the Distribution Effective Time divided by the number of shares of ENSERCH Common Stock outstanding at the Record Date. No certificate or scrip representing fractional shares of New EEX Common Stock shall be issued as part of Distribution and in lieu of receiving fractional shares, each holder of ENSERCH Common Stock who would otherwise be entitled to receive a fractional share of New EEX Common Stock pursuant to the Distribution will receive cash for such fractional share. ENSERCH shall instruct the Transfer Agent to determine the number of whole shares and fractional shares of New EEX Common Stock allocable to each holder of record of ENSERCH Common Stock on the Record Date, to aggregate all such fractional shares into whole shares and to sell the whole shares obtained thereby in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests and to distribute to each such holder such holder's ratable share of the total proceeds of such sale, after making appropriate deductions of the amount required for Federal tax withholding purposes and after deducting any applicable transfer taxes. ENSERCH shall bear the costs of commissions incurred in connection with such sales.

  Section 2.5 Timing of Distribution.

  Prior to the Distribution Effective Time, subject to the satisfaction or waiver of the conditions set forth in Article VI, the Board of Directors of ENSERCH shall formally declare the Distribution and pay it by delivery of certificates for New EEX Common Stock to the Transfer Agent for delivery to the holders entitled thereto. The Distribution shall be deemed to be effective upon notification by ENSERCH to the Transfer Agent that the Distribution has been declared and that the Transfer Agent is authorized to proceed with the distribution of New EEX Common Stock, which notification ENSERCH agrees to deliver promptly following such declarations (the "Distribution Effective Time").

                                  ARTICLE III

                                Tax Agreements

  Section 3.1 Tax Matters.

  Prior to the Distribution Effective Time, the parties hereto shall execute and deliver (1) an Agreement relating to past and future tax sharing and certain issues associated therewith substantially in the form attached to the Merger Agreement as Exhibit B (the "Tax Allocation Agreement") and (ii) an Agreement containing covenants intended to protect the tax-free status of the Distribution substantially in the form attached to the Merger Agreement as Exhibit C (the "Tax Assurance Agreement").

                                     I-A-4

                                  ARTICLE IV

                        Representations and Warranties

  Section 4.1 Representations and Warranties of ENSERCH.

  ENSERCH represents and warrants to the Merger Parties as follows:

  (a) Organization

  ENSERCH is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

  (b) Authority

  ENSERCH has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of ENSERCH. This Agreement has been duly executed and delivered by ENSERCH and constitutes a legal, valid and binding obligation of ENSERCH enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

  (c) No Conflict

  The execution, delivery and performance by ENSERCH of this Agreement will not contravene, violate, result in a breach of or constitute a default under
(i) any provision of applicable law or of the articles of incorporation or by-laws of ENSERCH, (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ENSERCH or any of its properties or assets, or (iii) any Material Contract to which ENSERCH is a party or by which ENSERCH or any of its properties is bound.

  (d) Approvals

  No consent, approval order, authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the making or performance by ENSERCH of this Agreement, subject to compliance with applicable securities laws.

  Section 4.2 Representations and Warranties of LSEPO.

  LSEPO represents and warrants to ENSERCH and Holding Company as follows:

  (a) Organization

  LSEPO is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

  (b) Authority

  LSEPO has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of LSEPO. This Agreement has been duly executed and delivered by LSEPO and constitutes a legal, valid and binding obligation of LSEPO enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors'

                                     I-A-5
rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

  (c) No Conflict

  The execution, delivery and performance by LSEPO of this Agreement will not contravene, violate, result in a breach of or constitute a default under (i) any provision of applicable law or of the articles of incorporation or by-laws of LSEPO or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LSEPO or any of its properties or assets, or (iii) any Material Contract to which LSEPO is a party or by which LSEPO or any of its properties is bound.

  (d) Approvals

  No consent, approval order, authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the making or performance by LSEPO of this Agreement, subject to compliance with applicable securities laws.

  Section 4.3 Representations and Warranties of EEX.

  EEX represents and warrants to ENSERCH and Holding Company as follows:

  (a) Organization

  EEX is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

  (b) Authority

  EEX has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of EEX, subject to shareholder approval. This Agreement has been duly executed and delivered by EEX and constitutes a legal, valid and binding obligation of EEX enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

  (c) No Conflict

  The execution, delivery and performance by EEX of this Agreement will not contravene, violate, result in a breach of or constitute a default under (i) any provision of applicable law or of the articles of incorporation or by-laws of EEX or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to EEX or any of its properties or assets, or (iii) any Material Contract to which EEX is a party or by which EEX or any of its properties is bound.

  (d)  Approvals

  No consent, approval order, authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the making or performance by EEX of this Agreement.

  Section 4.4 Representations and Warranties of Holding Company.

  Holding Company represents and warrants to the other parties hereto as follows:

  (a) Organization

  Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to perform this Agreement.

                                     I-A-6

  (b) Authority

  Holding Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Holding Company. This Agreement has been duly executed and delivered by Holding Company and constitutes a legal, valid and binding obligation of Holding Company enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

  (c) No Conflict

  The execution, delivery and performance by Holding Company of this Agreement will not contravene, violate, result in a breach of or constitute a default under (i) any provision of applicable law or of the articles of incorporation or by-laws of Holding Company, (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holding Company or any of its properties or assets, or (iii) any Material Contract to which Holding Company is a party or by which Holding Company or any of its properties is bound.

  (d) Approvals

  No consent, approval order, authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the making or performance by Holding Company of this Agreement, subject to compliance with applicable securities laws.

                                   ARTICLE V

                       Certain Covenants and Agreements

  Section 5.1 Expenses.

  The reasonable expenses incurred by the Merger Parties in connection with the Preliminary Merger and the Distribution will be paid by ENSERCH.

  Section 5.2 Further Actions.

  The parties agree that if after the Distribution Effective Time, either party holds books, records or other assets which by the terms hereof were intended to be assigned, transferred and delivered to, or retained by, the other party, such party shall promptly assign, transfer and deliver or cause to be assigned, transferred and delivered such books, records or other assets to the other party. Without limitation of the foregoing, ENSERCH shall deliver to New EEX all books, records and documents in the possession or control of any ENSERCH Company relating to the business of EEX or LSEPO that New EEX may reasonably request.

  Section 5.3 Use of Name.

  The parties hereto agree that each of ENSERCH, New EEX, and each of their respective Affiliates shall have the right to use the name "Enserch" (however capitalized) in its corporate name and in its activities without payment of any royalty or other remuneration to any other party hereto or any Affiliate of any other party hereto; provided that no party shall grant to any Person not an Affiliate a license or other right to use, or otherwise allow such person to use, the name Enserch.

  Section 5.4 Certain Covenants.

  LSEPO acknowledges that it will be allocated and vested in the properties and assets of EEX in the Preliminary Merger without any representation or warranty, in "as is" condition and on a "where is" basis.

                                     I-A-7

                                  ARTICLE VI

                                  Conditions

  The obligations of ENSERCH and New EEX to consummate the Distribution shall be subject to the fulfillment of each of the following conditions:

  Section 6.1 Tax Allocation Agreement and Tax Assurance Agreement.

  The Tax Allocation Agreement shall have been executed and delivered by each of ENSERCH, New EEX and TUC, and the Tax Assurance Agreement shall have been executed and delivered by each of ENSERCH and New EEX.

  Section 6.2 Certain Transactions.

  Prior to the Distribution Effective Time, the Preliminary Merger shall have been consummated.

  Section 6.3 Conditions to Mergers Satisfied.

  Each condition to the closing of the Mergers set forth in Article IX of the Merger Agreement, other than those conditions relating to the Distribution or those conditions that by their nature are designed to be performed on the date of the closing of the Mergers, shall have been satisfied or waived.

  Section 6.4 Registration of New EEX Shares.

  Any registration statement and proxy statement (together, a "Proxy/Registration Statement") filed by EEX and New EEX with the SEC pursuant to the Securities Act, or the Exchange Act, in connection with the issuance of New EEX Common Stock in the Distribution shall have become effective under the Securities Act or Exchange Act, as applicable, and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

  Section 6.5 Regulatory Approvals.

  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).

                                  ARTICLE VII

                                Indemnification

  Section 7.1 General

  (a) From and after the Distribution Effective Time, New EEX agrees to indemnify and hold harmless the Holding Company Parties and their respective directors, officers, employees, affiliates, agents and assigns, as applicable, against any and all losses, costs and damages (collectively "Damages"), as incurred, for or on account of or arising from or in connection with or otherwise with respect to:

    (i) any breach of or any inaccuracy in any representation or warranty of the EEX Companies contained in this Agreement or the Tax Allocation Agreement;

    (ii) any breach or nonperformance of any covenant of the Merger Parties or New EEX contained in this Agreement or as specifically provided for in the Tax Allocation Agreement whether to be performed before or after the Distribution Effective Time;

                                     I-A-8

    (iii) the assets owned by the EEX Companies or New EEX (including Damages related thereto arising prior to or after the Distribution Effective Time), and activities conducted by the EEX Companies or New EEX, at or prior to the Distribution Effective Time except as specifically provided for in the Tax Allocation Agreement;

    (iv) any regulatory or compliance violation, or other liability, that arises out of events, actions or omissions to act of any nature by any of the EEX Companies or New EEX relating to the Preliminary Merger, this Agreement or the Tax Allocation Agreement or the transactions provided for therein or occurring before or after the Distribution Effective Time;

    (v) to the extent enforceable, any untrue statement or alleged untrue statement of any material fact contained in the Proxy/Registration Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case to the extent based upon information with respect to the EEX Companies or New EEX furnished in writing by or on behalf of the Merger Parties or New EEX, expressly for use in the Proxy/Registration Statement;

    (vi) any Environmental Claim with respect to any facility, site, location or business (whether past or present and whether active or inactive) owned, operated or leased by any of the EEX Companies or New EEX before or after the Distribution Effective Time;

    (vii) any outstanding surety or performance bond for the benefit of the EEX Companies or New EEX that has been guaranteed by ENSERCH to the extent ENSERCH has not been released therefrom.

    It being understood that ENSERCH will remain liable for Damages caused by actions of LSEPO prior to the Distribution Effective Time with regard to the matters covered by clauses (i), (iii), (iv), (v) and (vi) above and shall retain all right and title to any claim of LSEPO relating to the matters covered by such clauses arising out of an action occurring prior to the Distribution Effective Time and that the indemnities for Damages with respect to New EEX contained herein do not apply to Damages with respect to LSEPO occurring prior to the Distribution Effective Time.

  (b) ENSERCH agrees to indemnify and hold harmless the Merger Parties and New EEX and their respective directors, officers, employees, affiliates, agents and assigns, as applicable, against any and all Losses, as incurred, for or on account of or arising from or in connection with or otherwise with respect to:

    (i) any breach of or inaccuracy in any representation or warranty of ENSERCH or Holding Company contained in any of this Agreement or the Tax Allocation Agreement;

    (ii) any breach or nonperformance of any covenant of (A) Holding Company contained in this Agreement or as specifically provided for in the Tax Allocation Agreement whether to be performed before or after the Distribution Effective Time or (B) ENSERCH or any of its post Distribution Subsidiaries contained in this Agreement or as specifically provided for in the Tax Allocation Agreement to be performed after the Distribution Effective Time;

    (iii) except for Losses as to which any of the Holding Company Parties are entitled to indemnification pursuant to the terms of Section 7.1(a) hereof, any liability arising from the assets of ENSERCH subsequent to the Mergers; and

    (iv) to the extent enforceable, any untrue statement or alleged untrue statement of any material fact contained in the Proxy/Registration Statement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case to the extent based upon information with respect to the Holding Company Parties furnished in writing by or on behalf of Holding Company or any of the ENSERCH Companies, expressly for use in the Proxy/Registration Statement;

provided, that (i) New EEX shall not be obligated to indemnify any Holding Company Party or other Person hereunder with respect to any such matter to the extent that the Damages were caused by any action by any

                                     I-A-9

ENSERCH Company, other than Damages resulting from ENSERCH's ownership of the common stock of EEX or any result or effect thereof; and (ii) ENSERCH shall not be obligated to indemnify the Merger Parties or New EEX or any other Person hereunder with respect to any such matter to the extent that the Damages were caused by any action by the EEX Companies or New EEX.

  Section 7.2 Termination of Indemnification.

  The obligations to indemnify and hold harmless any party (i) pursuant to Sections 7.1(a)(i) and (b)(i) shall terminate on the second anniversary of the date hereof, (ii) pursuant to Section 7.1(a)(v) and (b)(iv) shall terminate on the first anniversary of the date hereof and (iii) pursuant to the other clauses of Section 7.1(a), and (b) shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivery of a notice (pursuant to Section 7.3 hereof in the case of Third Party Claims) specifically identifying such claim to the party providing the indemnification.

  Section 7.3 Procedure.

  (a) Any party seeking any indemnification provided for under this Agreement (the "Indemnified Party") in respect of, arising out of or involving a claim made by any person against the Indemnified Party (a "Third Party Claim"), shall notify in writing (and to the extent received, deliver copies of all related notices and documents (including court papers) to the party from whom indemnification is sought (the "Indemnifying Party") of the Third Party Claim within fifteen business days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice if such Indemnified Party failed to give such notice within the allotted fifteen business days). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five business days' time after the Indemnified Party's receipt thereof, copies of all other notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

  (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses (except as provided in Section 7.3(c)), to assume the defense thereof with experienced counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses (except as provided below and in Section 7.3(c)) subsequently incurred by the Indemnified Party in connection with the defense thereof. Notwithstanding the Indemnifying Party's election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action at its own expense; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest that would preclude such counsel from representing the Indemnified Party pursuant to legal canons of ethics or other applicable law; (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent it within 30 days after notice to the Indemnifying Party of the institution of such Third Party Claim or (iii) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, each party hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available (subject to reimbursement by the Indemnifying Party of actual expenses incurred therewith) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms

                                    I-A-10
obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnified Party completely in connection with such Third Party Claim. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party with respect to the applicable claims, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which consent may not be withheld unless, in the Indemnifying Party's good-faith judgment, such settlement, compromises or discharge is unreasonable in light of such Third Party Claim against, and defenses available to, the Indemnified Party.

  (c) Notwithstanding anything set forth in Section 7.3 to the contrary, in the event an Indemnified Party reasonably believes and so notifies the Indemnifying Party in writing that the applicable claim, even if fully indemnified for, is reasonably likely to have a material adverse effect on the Indemnified Party's business, financial condition or results of operations, then the Indemnifying Party shall not have the right to assume the defense of such claim but shall have the right to employ separate counsel and to participate in the defense of such action at its own expense. In such an event, the Indemnified Party and its counsel shall consult, whenever reasonably practicable, with the Indemnifying Party and its counsel with respect to the status of the claim and any related litigation.

                                 ARTICLE VIII

                   Nonsolicitation; Proprietary Information

  Section 8.1 Nonsolicitation.

  (a) From and after the Distribution Effective Time, except as required by law, neither New EEX nor any of its Subsidiaries nor any of their respective representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret, confidential information or other proprietary data (including any customer list employee data, record or financial information constituting a trade secret) concerning the ENSERCH Companies including without limitation, the business or policies of ENSERCH or any of its post Distribution Effective Time Subsidiaries, other than information that is an asset of New EEX.

  (b) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article VI and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 8.1(a) and that each of Holding Company and ENSERCH shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  Section 9.1 Termination.

  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Distribution Effective Time by ENSERCH in the event the Merger Agreement is terminated by any party thereto in accordance with the terms thereof.

  Section 9.2 Amendment and Waivers.

  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, the parties hereto may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

                                    I-A-11

                                   ARTICLE X

                              General Provisions

  Section 10.1 Counterparts.

  For the convenience of the parties hereto, this Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same Agreement.

  Section 10.2 Governing Law.

  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to its conflicts of law principles.

  Section 10.3 Notices.

  Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (i) on the first business day occurring on or after the date of transmission if transmitted by facsimile, (ii) on the first business day occurring on or after the date of delivery if delivered personally or (iii) on the first business day following the date of dispatch if dispatched by Federal Express or other next-day courier service. All notices hereunder shall be given as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  If to any of the

  ENSERCH Companies:

    c/o ENSERCH Corporation
    300 South St. Paul
    Dallas, Texas 75201-5598
    Attention: William T. Satterwhite, Esq.
              Senior Vice-President & General Counsel
    Fax: (214) 573-3430

  If to any of the Merger Parties:

    c/o Enserch Exploration, Inc.
    6688 N. Central Expressway, Suite 1000
    Dallas, Texas 75206-3922
    Attention: Michael G. Fortado, Esq.
              Vice President and General Counsel
    Fax: (214) 890-4709

  with a copy to:

    Jackson & Walker, L.L.P.
    901 Main Street, Suite 6000
    Dallas, Texas 75202
    Attention: Byron F. Egan, Esq.
    Fax: (214) 953-5822

                                    I-A-12

  If to Holding Company:

    c/o Texas Utilities Company
    Energy Plaza
    1601 Bryan Street
    Dallas, Texas 75201
    Attention: H. Jarrell Gibbs
    Fax: (214) 812-1313

  with a copy to:

    Worsham, Forsythe & Wooldridge, L.L.P.
    Energy Plaza
    1601 Bryan St., 30th Floor
    Dallas, Texas 75201
    Attention: Robert A. Wooldridge, Esq.
    Fax: (214) 880-0011

    and

    LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    125 West 55th Street
    New York, N.Y. 10019
    Attention: Douglas W. Hawes, Esq.
    Fax: (212) 424-8500

  Section 10.4 Captions.

  All article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  Section 10.5 Assignment.

  Except as expressly provided herein, nothing contained in this Agreement is intended to confer on any person or entity other than the parties hereto and their respective successors and permitted assigns any benefit, rights or remedies under or by reason of this Agreement, except that the provisions of
Article VIII hereof shall inure to the benefit of the persons referred to therein.

  Section 10.6 Survival of Representations.

  The representations and warranties contained in this Agreement shall survive the Distribution Effective Time.

                                    I-A-13

  In Witness Whereof, this Distribution Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ENSERCH Corporation

By: _________________________________
  Name:
  Title:

ENSERCH Exploration, Inc.

By: _________________________________
  Name:
  Title:

Lone Star Energy Plant Operations,
 Inc.

By: _________________________________
  Name:
  Title:

TUC Holding Company

By: _________________________________
  Name:
  Title:

                                    I-A-14

                                                           EXHIBIT B TO ANNEX I

                           TAX ALLOCATION AGREEMENT

  TAX ALLOCATION AGREEMENT (the "Agreement") dated as of    , 1996, among
ENSERCH Corporation, a Texas corporation ("ENSERCH"), Enserch Exploration, Inc., a Texas corporation ("New EEX") formerly named Lone Star Energy Plant Operations, Inc. ("LSEPO"), and Texas Utilities Company, a Texas corporation ("TUC").

  WHEREAS, ENSERCH is currently the common parent of an affiliated group of corporations (the "Old ENSERCH Group") within the meaning of Section 1502 of the Internal Revenue Code of 1986, as amended (the "Code") filing consolidated, combined or unitary income tax returns ("Consolidated Returns"), pursuant to which ENSERCH and one or more other members of the affiliated Group pay Taxes (as defined herein) on a consolidated basis ("Consolidated Taxes");

  WHEREAS, ENSERCH, TUC, and TUC Holding Company, a Texas corporation owned fifty percent (50%) by TUC and fifty percent (50%) by ENSERCH ("Holding Company"), have entered into an amended and restated agreement and plan of merger dated as of April 13, 1996 (the "EC/TUC Plan of Merger") providing for, among other things, the merger of a wholly-owned subsidiary of Holding Company with and into TUC and the merger of a separate wholly-owned subsidiary of Holding Company with and into ENSERCH (collectively, the "EC/TUC Merger");

  WHEREAS, on or about    , Enserch Exploration, Inc., a Texas corporation
("EEX") has merged into LSEPO (the "Preliminary Merger"), which merger was structured to be a tax-free reorganization under Section 368(a) of the Code in which LSEPO changed its name to Enserch Exploration, Inc.;

  WHEREAS, ENSERCH plans to distribute all of its stock of New EEX to its shareholders (the "Distribution") in a transaction intended to qualify as a tax-free spin-off under Section 355 of the Code, pursuant to a distribution agreement among ENSERCH, EEX, LSEPO and Holding Company (the "Distribution Agreement");

  WHEREAS, on the beginning of the first day after the date on which the Distribution occurs (the "Distribution Date"), New EEX and its subsidiaries (collectively, the "New EEX Group") will cease to be members of the Old ENSERCH Group;

  WHEREAS, ENSERCH and New EEX desire to allocate the liability for the Taxes of members of the Old ENSERCH Group for any Tax Period (including short Tax Periods and any portion of any Tax Period) which period (or portion) ends on or before the Distribution Date (a "Pre-Distribution Tax Period") among the members of the Old ENSERCH Group in a manner consistent with the various tax allocation agreements and practices of the Old ENSERCH Group as in effect on the Distribution Date, and to provide for certain other Tax-related matters;

  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows.

                                   ARTICLE I

                              Certain Definitions

  The following terms used herein shall have the meanings set forth below (such terms used herein shall have the meanings set forth below (such terms to be equally applicable to the singular and plural forms of the terms defined or referred to below):

  1.1. "Agreement" shall have the meaning set forth in the recitals to this Agreement.

                                     I-B-1

  1.2. "Code" shall have the meaning set forth in the recitals to this Agreement.

  1.3. "Consolidated Return" shall have the meaning set forth in the recitals to this Agreement.

  1.4. "Consolidated Group" or "consolidated group" means an affiliated group of corporations filing a consolidated federal income tax return, as defined in Treasury Regulation Section 1.1502-1(h).

  1.5. "Distribution" shall have the meaning set forth in the recitals to this Agreement.

  1.6. "Distribution Agreement" shall have the meaning set forth in the recitals to this Agreement.

  1.7. "Distribution Date" shall have the meaning set forth in the recitals to this Agreement.

  1.8. "Distribution Tax Liabilities" shall have the meaning set forth in
Section 5.3 of this Agreement.

  1.9. "EC/TUC Merger" shall have the meaning set forth in the recitals to this Agreement.

  1.10. "EC/TUC Plan of Merger" shall have the meaning set forth in the recitals to this Agreement.

  1.11. "EEX" shall have the meaning set forth in the recitals to this Agreement.

  1.12. "ENSERCH" shall have the meaning set forth in the recitals to this Agreement.

  1.13. "ENSERCH Group" means ENSERCH and any subsidiaries which ENSERCH continues to own following the Distribution that are eligible to join in a consolidated tax return with ENSERCH, together with ENSERCH.

  1.14. "Holding Company" shall have the meaning set forth in the recitals to this Agreement.

  1.15. "Income Tax Liabilities" means all liabilities for Income Taxes, including liabilities for Income Taxes assumed by a party pursuant to a contract.

  1.16. "Income Taxes" means any and all Taxes based upon or measured by net income (including, without limitation, any alternative minimum tax under Section 55 of the Code) imposed by or payable to the U.S., or any state, county, local or foreign government or any subdivision or agency thereof, and such term shall include any interest (whether paid or received), penalties or additions to tax attributable thereto. For purposes of this Agreement, "Income Taxes" shall not include Distribution Tax Liabilities.

  1.17. "Indemnified Party" means the party that is entitled to indemnification by another party pursuant to this Agreement.

  1.18. "Indemnifying Party" means the party that is required to indemnify another party pursuant to this Agreement.

  1.19. "Independent Accounting Firm" means a "big six" independent accounting firm, jointly selected by the parties with the concurrence of their respective counsel; or, if the parties cannot agree on such accounting firm, New EEX and ENSERCH shall each submit the name of a "big six" independent accounting firm that does not at the time and has not in the prior two years provided services to any member of the New EEX Group or the ENSERCH Group, and the "Independent Accounting Firm" shall mean the firm selected by lot from these two firms.

  1.20. "Information Return" means any report, return, declaration or other information or filing (other than a Tax Return) required to be supplied to any taxing authority or jurisdiction.

                                     I-B-2

  1.21. "New EEX" shall have the meaning set forth in the recitals to this Agreement.

  1.22. "New EEX Group" shall have the meaning set forth in the recitals to this Agreement.

  1.23. "Old ENSERCH Group" shall have the meaning set forth in the recitals to this Agreement.

  1.24. "Other Taxes" means all Taxes other than Income Taxes.

  1.25. "Post-Distribution Tax Period" means any Tax Period ending after the Distribution Date.

  1.26. "Pre-Distribution Tax Period" shall have the meaning set forth in the recitals to this Agreement.

  1.27. "Proceeding" means any audit or other examination, judicial or administrative proceeding relating to liability for or refunds or adjustments with respect to Other Taxes or Income Taxes.

  1.28. "Property Taxes" shall have the meaning set forth in Section 3.2(a)(i) of this Agreement.

  1.29. "Refund" means any refund of Income Taxes or Other Taxes, including any reduction in liabilities for such taxes.

  1.30. "Tax Assurance Agreement" means that certain Tax Assurance Agreement between ENSERCH and New EEX dated as of the date of this Agreement.

  1.31. "Tax Period" means any twelve month period which constitutes the taxable year of a party hereto.

  1.32. "Tax Return" means any report, return, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Income Taxes or Other Taxes, including, without limitation, any documents with respect to or accompanying payments of estimated Income Taxes or Other Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, declaration or other document.

  1.33. "Taxes" means any and all taxes, levies or other like assessments, charges or fees, including, without limitation, any excise, real or personal property, gains, sales, use, license, real estate or personal property transfer, net worth, stock transfer, payroll, ad valorem and other governmental taxes and any withholding obligation imposed by or payable to the U.S., or any state, county, local or foreign government or subdivision or agency thereof, and any interest (whether paid or received), penalties or additions to tax attributable thereto.

  1.34. "Taxing Authorities" means any governmental authority which imposes, or is responsible for the imposition of, a Tax.

  1.35. "Transfer" means any transfer of assets by a member of the Old ENSERCH Group which occurs to effectuate the Distribution or the EC/TUC Merger and which may give rise to deferred intercompany gain or gain pursuant to Code section 311(b).

  1.36. "Treasury Regulations" mean both the final and temporary Income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

  1.37. "TUC" shall have the meaning set forth in the recitals to this Agreement.

  1.38. "TUC Group" means the consolidated group of which TUC or any successor is the "common parent" within the meaning of Section 1504 of the Code and the Treasury Regulations promulgated under Section 1502 of the Code and any subsidiary of a member of such consolidated group.

                                     I-B-3

                                  ARTICLE II

                  Termination of Prior Tax Sharing Agreements

  2.1 Termination of Prior Tax Sharing Agreements. This AGREEMENT shall take effect on the Distribution Date and shall supersede all other agreements, whether or not written, in respect of any Income Taxes or Other Taxes between or among any members of the ENSERCH Group, or their respective predecessors or successors, except to the extent necessary to effectuate sections 4.1, 5.1,
5.2 and 6.1 of this Agreement. All such replaced agreements shall terminate as of the Distribution Date, and any rights or obligations created thereunder thereby shall be settled in the normal course.

                                  ARTICLE III

                Return Preparation, Filing and Payment of Taxes

  3.1 Control of Tax Matters.

  (a) Return Preparation and Filing.

    (i) Pre-Distribution Tax Period. New EEX hereby irrevocably designates, and agrees to cause each of its subsidiaries to so designate, ENSERCH as its agent to take any and all actions, necessary or incidental to the preparation of Consolidated Returns and the filing of such Consolidated Returns and claims for Refunds or forms relating to any Pre-Distribution Tax Period; provided, however, that ENSERCH agrees to consult with New EEX as to the proper treatment of any item or items includible in such Consolidated Return that relates to members of the New EEX Group includible in such Consolidated Return.

    (ii) Separate Company Returns. Each company that was a member of the Old ENSERCH Group shall be responsible for filing all of its Tax Returns for the Tax Period which includes the Distribution Date, other than any Consolidated Returns.

  3.2 Cooperation and Record Retention.

  (a) New EEX agrees to cooperate with ENSERCH, and will cause each of its subsidiaries to so cooperate, in a timely manner consistent with existing practice in filing any return consent contemplated by this Agreement. New EEX also agrees to take, and will cause the appropriate subsidiary to take, such action or actions as ENSERCH may reasonably request, including but not limited to the filing of requests for the extension of time within which to file Consolidated Returns, and to cooperate in connection with any refund claim with respect to any Pre-Distribution Tax Period. New EEX further agrees to furnish timely, and to cause each of its subsidiaries to so furnish, ENSERCH with any and all information reasonably requested by ENSERCH in order to carry out the provisions of this Agreement. Without limiting the generality of the foregoing sentence, New EEX specifically agrees to provide to ENSERCH promptly, but in any event within 10 days of receipt thereof, copies of any correspondence or notices received from the Internal Revenue Service or any other Taxing Authority with respect to any Consolidated Return of the Old ENSERCH Group for a Pre-Distribution Tax Period.

  (b) ENSERCH and New EEX shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Proceeding. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. ENSERCH and New EEX agree (i) to retain all books and records with respect to Tax matters pertinent to the Old ENSERCH Group and the New EEX Group relating to any Pre-Distribution Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority, and
(ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, ENSERCH or New EEX, as the case may be, shall allow the requesting party to take possession of such books and records. ENSERCH and New EEX further

                                     I-B-4
acknowledge and agree that any such books and records necessary to establish the amount of any loss carried forward or other Tax Return items shall be retained until the expiration of the statute of limitations in respect of the year in which such loss or other items are utilized.

                                  ARTICLE IV

                             Refunds and Contests

  4.1 Refunds of Income Taxes or Other Taxes. The New EEX Group shall be entitled to all Refunds attributable to the New EEX Group, and ENSERCH shall be entitled to all Refunds attributable to the ENSERCH Group or the Old ENSERCH Group (other than those attributable to the New EEX Group). For this purpose, Refunds attributable to the New EEX Group shall means Refunds determined pursuant to the prior tax sharing agreement between ENSERCH and EEX, which agreement is attached hereto, and Refunds attributable to the Old ENSERCH Group shall mean Refunds determined pursuant to such tax sharing agreement (other than those attributable to the New EEX Group). A party receiving a Refund to which another party is entitled pursuant to this AGREEMENT shall pay the amount to which such other party is entitled within ten days after the receipt of the Refund.

  4.2 Contests.

  (a) Except as provided below, in the event that any deficiencies or Refund claims arise with respect to an Income Tax Liability with respect to any Consolidated Return of the Old ENSERCH Group for a Pre-Distribution Tax Period, ENSERCH shall control, and have the authority to resolve, all proceedings with respect thereto; provided, however, that ENSERCH shall allow, to the extent feasible, the participation and consultation of New EEX in connection with any such deficiencies or Refund claims that relate to New EEX. In the event that New EEX believes the resolution of any such issue by ENSERCH to be clearly unfair to New EEX, it may submit the issue to an Independent Accounting Firm for binding arbitration with respect to such issue and the amount owed by the respective parties hereunder in respect of the issue. New EEX's right to indemnity hereunder shall be conditioned on New EEX's compliance with this Agreement, except that New EEX shall be required to give notice to TUC upon the receipt of oral or written notice by New EEX from any governmental authority or agent thereof of an issue that may result in Taxes for which a claim for indemnity from TUC, ENSERCH or New EEX may be made, under this Agreement.

  (b) New EEX and ENSERCH agree to cooperate in all reasonable respects with respect to Tax deficiencies or Refund claims described in Section 4.2 of this Agreement, which cooperation shall include executing and filing such waivers, consents, forms, court petitions, refund claims, complaints, powers of attorney and other documents needed from time to time in order to defend, prosecute or resolve such deficiencies or claims.

                                   ARTICLE V

                           Indemnification for Taxes

  5.1 New EEX Group Income Taxes. The New EEX Group shall pay, and shall indemnify and hold the TUC Group harmless against, (i) all Income Tax Liabilities of any member of the New EEX Group for all Tax Periods (including Tax Periods or portions thereof during which any member of the New EEX Group was a member of the Old ENSERCH Group but excluding all Income Tax Liabilities arising from the Distribution as provided for in Section 5.3 hereof) and (ii) all Income Tax Liabilities incurred pursuant to Treasury Regulation Section 1.1502-6 or any comparable state, local or other provision providing for several liability as a result of any member of the New EEX Group having been a member of any consolidated, combined, unitary or other group (other than the Old ENSERCH Group and the TUC Group). For purposes of clause (i) of this section 5.1, the Income Tax Liabilities of any member or members of the New EEX Group for any Pre-Distribution Tax

                                     I-B-5

Period shall be determined pursuant to the prior tax sharing agreement between ENSERCH and EEX, which agreement is attached hereto.

  5.2 The ENSERCH Group and TUC Group Income Taxes. ENSERCH shall pay, and shall indemnify and hold the New EEX Group harmless against, (i) all Income Tax Liabilities of any member of the Old ENSERCH Group or the TUC Group (other than Income Tax Liabilities of any member of the New EEX Group for any Tax Period) but excluding all Income Tax Liabilities arising from the Distribution as provided for in Section 5.3 hereof and (ii) all Income Tax Liabilities incurred pursuant to Treasury Regulation Section 1.1502-6 or any comparable state, local or other provision providing for several liability as a result of any member of the Old ENSERCH Group or the TUC Group (other than any member of the New EEX Group) having been a member of any other consolidated, combined, unitary or other group. For purposes of clause (i) of this section 5.2, the Income Tax Liabilities of any member or members of the Old ENSERCH Group for any Pre-Distribution Tax Period shall be determined pursuant to the prior tax sharing agreement between ENSERCH and EEX, which agreement is attached hereto.

  5.3 Distribution Tax Liabilities. ENSERCH and the New EEX Group shall pay, shall indemnify and hold the other harmless from and against, any and all liability for Taxes that, directly or indirectly, results to any person from the Distribution (the "Distribution Tax Liabilities") in excess of their proportionate share. The proportionate share of ENSERCH shall be thirty-six percent (36%) and the proportionate share of the New EEX Group shall be sixty-four percent (64%). Notwithstanding the foregoing, the New EEX Group shall pay, and shall indemnify, defend and hold ENSERCH harmless from and against, any and all Distribution Tax Liabilities if the Distribution Tax Liabilities were the result of a breach of the Tax Assurance Agreement by New EEX, and ENSERCH shall pay, and shall indemnify, defend and hold the New EEX Group harmless from and against, any and all Distribution Tax Liabilities if the Distribution Tax Liabilities were the result of any of the following events occurring after the Distribution, or the result of a breach of any of the following representations, unless such events or breach have been determined, pursuant to an IRS ruling or opinion of mutually satisfactory nationally-recognized counsel, to not adversely affect the Distribution: (i) the failure of ENSERCH to continue a significant portion of its historic business and to use a significant portion of its historic assets in a business; (ii) the liquidation or merger of ENSERCH or TUC with or into the Holding Company, and Holding Company represents that it has no present plan or intention to merge ENSERCH or Holding Company, within the two year period following the Distribution Date, into any entity that is unaffiliated with Holding Company;
(iii) the acquisition by Holding Company or its agents or affiliates of Holding Company common stock from former holders of ENSERCH common stock, other than pursuant to TUC's existing, or Holding Company's (as successor), stock repurchase plan, or any other TUC or Holding Company plan contemplating regular market purchases, and Holding Company represents that, except to the extent otherwise provided in this (iii), it has no current plan or intention to acquire, during the six month period following the Distribution Date, Holding Company common stock from the former holders of ENSERCH common stock; or (iv) the approval by Holding Company of the termination, without cause, of the operation contracts which comprise the business of Lone Star Energy Plant Operations, Inc. by the partnerships that own the cogeneration plants that are the subject of such operation contracts for so long as Enserch Development Corporation is a partner in such partnerships. The determination of whether the Distribution Tax Liabilities were the result of any of the above-described breaches shall be definitively determined by a mutually selected Independent Accounting Firm within sixty (60) days of notification of a claim for indemnity hereunder. In the event that Distribution Tax Liabilities were the result of both a breach of the Tax Assurance Agreement by New EEX, and any of the events or representations described (i), (ii), (iii) and (iv) of this
Section 5.3, then ENSERCH and the New EEX Group shall each pay their proportionate share, as set forth in this Section 5.3, of the resulting Distribution Tax Liabilities.

  5.4 Other Taxes. (a) Except as otherwise provided in Section 5.3, above, ENSERCH shall pay, and shall indemnify and hold the New EEX Group harmless against, all liabilities for all Other Taxes attributable to the income, property or activities of any member of the Old ENSERCH Group or the TUC Group (other than, in both cases, a member of the New EEX Group), including all Other Taxes, if any, arising from the Transfer and the Distribution. Except as provided in the preceding sentence, the New EEX Group shall pay, and shall

                                     I-B-6
indemnify and hold the TUC Group harmless against, all liabilities for all Other Taxes attributable to the income, property or activities of any member of the New EEX Group.

  (b) To the extent that the Indemnifying Party is required to indemnify another party pursuant to this Article V, the Indemnifying Party shall pay to the Indemnified Party, no later than 10 days prior to the due date of the relevant Tax Return or estimated Tax Return or 10 days after the Indemnifying Party receives the Indemnified Party's calculations, whichever occurs later, the amount that the Indemnifying Party is required to pay the Indemnified Party. The Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Article V, showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within 15 days of receiving such calculations. Any dispute regarding such calculations shall be resolved in accordance with this Agreement.

                                  ARTICLE VI

                              General Provisions

  6.1. Computations.

  (a) General. Other than determinations of whether there are any indemnity obligations under this Agreement, all computations or recomputations of Income Tax Liability and all determinations, computations or recomputations of any amount or any payment (including, but not limited to, computations of the amount of the Income Tax Liability, the amount or effect of any loss, credit or deduction, the effect of a Federal statutory Tax rate change for a taxable year, and the amount of any interest, penalties or additions imposed with respect to any Income Tax) with respect to any Consolidated Return shall be prepared by ENSERCH and submitted to New EEX for consultation. Any disagreement as to such computations after submission to New EEX by ENSERCH shall be resolved by a nationally recognized accounting firm, with expertise in Tax, independent of each of the parties hereto. Without limiting the foregoing, ENSERCH shall calculate the taxable income of the Old ENSERCH Group in accordance with the existing and historic methodology used by the Old ENSERCH Group in calculating taxable income of the Old ENSERCH Group and in accordance with the prior tax sharing agreement between ENSERCH and EEX, a copy of which is attached hereto.

  (b) Excess Foreign Losses. Excess foreign losses in respect of all Pre-Distribution Tax Periods shall be determined in accordance with Treasury Regulation section 1.1502-9.

  (c) State Taxes. If there is a proposed refund or proposed deficiency in connection with any State Tax relating to a Pre-Distribution Period, the affected entity of the Old ENSERCH Group shall be primarily responsible for the control and resolution of any such matter. If the matter relates to a Refund, the affected entity shall be entitled to such Refund and if the matter relates to a deficiency, the affected entity shall be liable for such deficiency. The affected entity shall inform and keep ENSERCH and New EEX advised of the progress and disposition of any such matter.

  6.2. Offsets.

  No payment shall be required to be made by either party to the other pursuant to this Agreement to the extent that there is an amount then due and payable under this Agreement to the party that is to make such payment.

  6.3. Assignment.

  Neither this Agreement nor any of the rights, interest or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of

                                     I-B-7
the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

  6.4. Survival.

  The provisions of this AGREEMENT shall survive the effective date of the Merger and remain in full force until all periods of limitations, including any extensions or waiver periods, for all Tax Periods of ENSERCH and New EEX prior to or including the effective date of the Merger have expired.

  6.5. Notices.

  Any notices, payments or other communications required by this Agreement shall be made as provided in the notice section of the Merger Agreement; however, copies of such notices, payments or other communications shall, for both New EEX and ENSERCH, be sent to the attention of the director of taxes.

  6.6. Governing Law.

  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

  6.7. Entire Agreement.

  This Agreement (a) constitutes the entire agreement and supersedes all prior agreement and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies. The parties agree that to the extent the provisions of any other agreements executed in connection with the Distribution or the Merger are inconsistent with the provisions hereof, the provisions of this Agreement shall prevail.

  6.8. Severability.

  If any provision of this Agreement or the application of any such provision to any person circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

  6.9. Headings.

  The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part thereof or affect in any way the meaning or interpretation of this Agreement.

  6.10 Counterparts.

  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                     I-B-8

  In Witness Whereof, the parties hereto have duly executed this Agreement as of the date first above written.

Enserch Corporation


By: _________________________________
  Name:
  Title:

Enserch Exploration, Inc.


By: _________________________________
  Name:
  Title:

Texas Utilities Company


By: _________________________________
  Name:
  Title:

                                     I-B-9

                             TAX SHARING AGREEMENT

  THIS AGREEMENT, effective as of January 1, 1995, is between ENSERCH Corporation, a Texas corporation ("ENSERCH"), and Enserch Exploration, Inc. (the "Company").

                                 INTRODUCTION

  A. ENSERCH is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company is a member of said affiliated group.

  B. ENSERCH and the Company deem it appropriate to define the method by which the Federal income tax liability of the affiliated group shall be shared amongst the affiliated group of corporations.

  ACCORDINGLY, ENSERCH and the Company hereto agree as follows:

  1. Definitions

  The following terms as used in this Agreement shall have the meanings set forth below:

    (a) "Consolidated Return" shall mean a consolidated Federal income tax return filed pursuant to Section 1501 of the Code.

    (b) "Consolidated Tax Liability" shall mean the consolidated Federal income tax liability of the ENSERCH Group for any taxable year for which the ENSERCH Group files a Consolidated Return.

    (c) "ENSERCH Group" shall mean the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which ENSERCH is a common parent.

    (d) "Gain Group" shall mean a Member Group whose income exceeds deductions, computed as if it had filed a separate (or subgroup
  Consolidated Return) Federal income tax return for the applicable taxable year.

    (e) "Loss Group" shall mean a Member Group whose deductions exceed income, computed as if it had filed a separate (or subgroup Consolidated Return) Federal income tax return for the applicable taxable year.

    (f) "Member" shall mean each includible corporation as defined in Section 1504(b) of the Code.

    (g) "Member Group" shall mean a group comprised of one or more Members of the ENSERCH Group. Generally, a Member shall not be part of more than one Member Group. However, the part of ENSERCH attributable to Lone Star Gas Company, a division of ENSERCH, and the part of ENSERCH attributable to Lone Star Pipeline Company, a division of ENSERCH, shall be included in the utility Member Group; the part of ENSERCH, attributable to Enserch Processing Company, a division of ENSERCH, shall be included in the processing Member Group; the part of ENSERCH, attributable to Consolidated Enserch Exploration Company, a division of ENSERCH, shall be included in the exploration Member Group; and the remaining part of ENSERCH shall comprise the corporate Member Group. A listing of the Member Groups is attached as Exhibit A.

    (h) "Separate Return Tax Claim" shall mean the Federal income tax claim (before Tax Credits) attributable to the activities of a Loss Group, computed as if it had filed a separate (or subgroup Consolidated Return) Federal income tax return for the applicable taxable year and its losses were deductible in that year.

    (i) "Separate Return Tax Liability" shall mean the Federal income tax liability (before Tax Credits) attributable to the activities of a Gain Group, computed as if it had filed a separate (or subgroup Consolidated Return) Federal income tax return for the applicable taxable year.

    (j) "Tax Credits" shall mean those nonrefundable credits including, but not limited to, those discussed in IRC Sections 29, 38, 41 and 53.

                                    I-B-10

    (k) "Net Minimum Tax" shall mean the tax imposed by Section 55 of the Code.

    (l) "AMT Basis" shall mean adjustment and preferences of each Member Group under Section 56 and Section 57 of the Code.

  2. Tax Allocations

  (a) At ENSERCH's direction, each Member Group shall either pay to or receive from ENSERCH its Separate Return Tax Liability or reimbursable Separate Return Tax Claim and Tax Credits. ENSERCH shall pay to and receive from the Internal Revenue Service (IRS) the Federal income tax liabilities and refunds of the ENSERCH Group.

  (b) Each Gain Group shall pay its Separate Return Tax Liability.

  (c-1) In the event ENSERCH Group has a Consolidated net income each Loss Group shall receive its Separate Return Tax Claim no later than 90 days after filing of ENSERCH Consolidated Return.

  (c-2) In the event ENSERCH Group has a consolidated net operating loss, each Loss Group shall be reimbursed a portion of its Separate Return Tax Claim. The reimbursement shall be determined by multiplying the Gain Groups' Separate Return Tax Liabilities by a fraction, the numerator being the Loss Group's Separate Return Tax Claim and the denominator being the sum of the Loss Groups' Separate Return Tax Claims. If the consolidated net operating loss can be carried to prior years, in whole or part, the IRS refund shall be shared amongst those Loss Groups to which the net operating loss is attributable using the formula outlined in this paragraph.

  (c-3) If a consolidated net operating loss is carried over and reduces Consolidated Tax Liability, the reduction of Consolidated Tax Liability shall be shared amongst those Loss Groups to which the net operating loss is attributable using the formula outlined in paragraph (c-2) for the year in which loss is generated.

  (d) A Loss Group shall not be reimbursed for its allocable share of a consolidated net operating loss until such loss is used to reduce Consolidated Tax Liability or obtain an IRS refund.

  (e-1) A Member Group shall be reimbursed for its Tax Credits, but only after each Loss Group has received its Separate Return Tax Claim and the Tax Credits are used to reduce Consolidated Tax Liability. In the event ENSERCH Group carries over Tax Credits, each Member Group shall be reimbursed only for that portion of such credits used. The reimbursement shall be determined by multiplying the reduction of Consolidated Tax Liability by a fraction, the numerator being the Member Group's Tax Credits and the denominator being the sum of all Member Groups' Tax Credits.

  (e-2) If Tax Credits are carried over and reduce Consolidated Tax Liability, the reduction of Consolidated Tax Liability shall be shared amongst those Member Groups to which the Tax Credits are attributable using the formula outlined in paragraph (e-1) for the year in which the credits are generated.

  (f) In the event ENSERCH Group has Net Minimum Tax liability, each Member Group shall be allocated its share of such liability. The allocation shall be determined by multiplying the Net Minimum Tax by a fraction, the numerator being the Member Group's AMT Basis and the denominator being all Member Groups' AMT Basis. If a Gain Group's AMT Basis does not exceed 75% of its Federal taxable income, then its AMT Basis shall be considered to be zero.

  3. Miscellaneous Provisions

  (a) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party hereto.


                                    I-B-11

  (b) This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of Texas.

  (c) This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns.

  (d) The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

  (e) The Tax Allocations shall reflect amended consolidated Federal income tax return items, Internal Revenue Service adjustments agreed to by ENSERCH and any other adjustments as finally determined by proper governmental authorities.

  In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto.

                                          Enserch Corporation
Attest:

            /s/ R. L. Jay                 By         /s/ Keith Mond
- ---------------------------------------     -----------------------------------
      Asst. Corporate Secretary             Title:  Vice President and
                                                    Corporate Tax Counsel

                                          Enserch Exploration, Inc.
Attest:

        /s/ F. W. Fraley III              By       /s/ J. W. Pinkerton
- ---------------------------------------     -----------------------------------
         Corporate Secretary                Title: Vice President and
                                                   Controller

                                    I-B-12

                                   EXHIBIT A

                      ATTACHMENT TO TAX SHARING AGREEMENT

  Member Groups include the following (inclusive of their respective subsidiaries where applicable):

  ENSERCH (Corporate, Tower, House)
  ENS Insurance Company
  Enserch Exploration, Inc. (EEX Group)
  Lone Star Gas Company (Utility Group)
  Lone Star Energy Co.
  Enserch Development Corp.
  Enserch Processing Company (Processing Group)
  Consolidated Enserch Exploration Company (Exploration Group)

                                     I-B-13

                                                           EXHIBIT C TO ANNEX I

                            TAX ASSURANCE AGREEMENT

  THIS TAX ASSURANCE AGREEMENT (this "Agreement"), dated as of        , 1996,
is by and between ENSERCH CORPORATION, a Texas corporation ("ENSERCH"), and ENSERCH EXPLORATION, INC., a Texas corporation that was formerly named Lone Star Energy Plant Operations, Inc. ("New EEX").

                                   RECITALS

  1. New EEX is a corporation more than 80 percent of the common stock, par value $.01 per share ("New EEX Common Stock"), of which is owned by ENSERCH.

  2. Due to ENSERCH's compelling business considerations, ENSERCH's Board of Directors has determined that it is in the best interests of ENSERCH and its shareholders to effect the distribution to the shareholders of ENSERCH of all of the New EEX Common Stock owned by ENSERCH (the "Distribution").

  3. New EEX's Board of Directors has determined that the Distribution is in the best interests of New EEX and its shareholders.

  4. It is fundamental to achieving the business benefits to both ENSERCH and New EEX that the Distribution qualify as a tax-free spin-off under Section 355 and other applicable sections of the Code.

  5. In furtherance of the Distribution, ENSERCH and New EEX have entered into this Agreement, which contains certain restrictions on the activities of New EEX after the Distribution designed to preserve the tax-free status of the Distribution.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ENSERCH and New EEX, both intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

  Section 1.1 Certain Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings specified in the Request for Ruling filed with the Internal Revenue Service ("IRS") on June 12, 1996, by and on behalf of ENSERCH, New EEX and Texas Utilities Company relating to the taxability of the Distribution. In addition, the following terms shall have the meaning specified below:

  "Distribution Time" shall mean the time at which the Distribution becomes effective upon notification by ENSERCH to the transfer agent for the New EEX Common Stock that the Distribution has been declared and that the transfer agent is authorized to proceed with the distribution of New EEX Common Stock.

  "Permitted Option" shall mean an option granted under a Stock Incentive Plan to purchase New EEX Common Stock that (i) has an exercise price equal to or greater than the market price of New EEX Common Stock on the date of grant and
(ii) is not exercisable before the termination of the Restricted Stock Period.

  "Restricted Asset Period" shall mean the period beginning at the Distribution Time and ending on the second anniversary of the Distribution Time.

  "Restricted Stock Period" shall mean the period beginning at the Distribution Time and ending on the six month anniversary of the Distribution Time.


                                     I-C-1

  "Rights" means rights issued to holders of New EEX Common Stock entitling the holder, among other things, (i) upon the occurrence of certain events to purchase from New EEX shares of preferred stock of New EEX and (ii) upon the occurrence of certain further events, to receive New EEX Common Stock (or, in certain circumstances, other consideration) having a purchase price equal to two times the exercise price of the Rights, and "Rights Plan" means any plan or agreement pursuant to which Rights are issued.

  "Stock Incentive Plan" shall mean the Enserch Exploration, Inc. Revised and Amended 1996 Stock Incentive Plan or any similar plan approved by the Board of Directors of New EEX.

  "Subsidiary" of any person means any corporation not less than 80% of whose voting stock and total number of shares of all other classes of stock is owned, directly or indirectly, by the person.

                                   ARTICLE 2

                         Business Covenants of New EEX

  Section 2.1 Continuity of Business Enterprise. Except as otherwise provided in Section 2.2 below, New EEX covenants and agrees with ENSERCH that during the Restricted Asset Period it will continue to own at least fifty percent (50%) of the fair market value of its properties, determined both with reference to New EEX only and with reference to New EEX and its subsidiaries on a consolidated basis, at the time of the Distribution.

  Section 2.2 Exceptions. Notwithstanding any other provisions of this Agreement, in determining whether New EEX continues to own at least fifty percent (50%) of the fair market value of New EEX's properties for purposes of
Section 2.1 above, the following transactions shall be disregarded:

    (a) production and sale of oil and gas in the ordinary course of business;

    (b) acquisitions and dispositions in the ordinary course of business;

    (c) exchanges which are fully tax-free to New EEX pursuant to Section 1031 of the Code of active business properties for other active business properties of like kind;

    (d) transfers of business properties to joint ventures, partnerships, tax partnerships or other joint arrangements, whether or not elections under
  Section 761 of the Code are then in effect, so long as New EEX has significant active participation in the activities of the ventures and, in the case of a limited partnership, is the managing general partner;

    (e) transfers to one or more Subsidiaries under Section 351 of the Code; provided that not more than forty percent (40%) of New EEX's properties are so transferred;

    (f) dispositions of business properties if within six (6) months after the dispositions the proceeds from such dispositions are utilized, or commitments are made, for the acquisition of other business properties of similar value that further the same active business operations of New EEX;

    (g) New EEX financing of acquisitions or operations through hypothecations, mortgages or grants of security interests in or other liens on assets, creation of production payments, transfers associated with leasing arrangements, and other financing arrangements; and

    (h) unilateral termination of agreements by third parties;

  Section 2.3 LSEPO Business. During the Restricted Asset Period, New EEX will take no action voluntarily to cease to continue directly to own and operate the business that LSEPO operated immediately before the Preliminary Merger. The exceptions provided in Section 2.2 (other than 2.2(h)) shall not apply to the LSEPO Business.

                                     I-C-2

                                  ARTICLE 3.

                      Stock (Equity) Covenants of New EEX

  Section 3.1 Continuity of Interest. Except as otherwise provided in Section
3.4 below, New EEX covenants and agrees with ENSERCH that during the Restricted Stock Period New EEX will not, directly or indirectly, undertake, authorize, approve, facilitate or consummate any transaction involving:

    (a) the repurchase of New EEX Common Stock;

    (b) the issuance of shares of New EEX Common Stock (whether pursuant to the exercise of options or the grant of stock under a Stock Incentive Plan or otherwise; provided that the lapse of forfeiture restrictions on stock previously issued pursuant to a Stock Incentive Plan shall not be deemed an issuance of stock); or

    (c) the acquisition by any person of outstanding New EEX Common Stock (whether by (1) redeeming Rights, (2) finding a tender offer to be a "permitted offer" under any such Rights Plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any proposed acquisition, or (3) approving any proposed acquisition transaction for the purpose of any applicable statute or regulation or any "fair price" or other provision of New EEX's articles of incorporation or bylaws, or otherwise);

unless in each case, in the aggregate or cumulatively, the shares of New EEX Common Stock repurchased, issued or acquired does not exceed 3.0 percent of the number of shares of New EEX Common Stock outstanding immediately prior to the Distribution. Except as otherwise provided in Section 3.4 below, New EEX covenants and agrees with ENSERCH that during the Restricted Stock Period New EEX will not, directly or indirectly, issue any options, rights, warrants or securities exercisable or convertible into any New EEX Common Stock.

  Section 3.2 Other New EEX Stock. New EEX covenants and agrees with ENSERCH that, during the Restricted Stock Period, New EEX will not issue any class or series of capital stock other than New EEX Common Stock ("Other New EEX Stock") or issue any options, rights, warrants or securities exercisable or convertible into any Other New EEX Stock; provided that the foregoing shall not apply to, or restrict the issuance of, Rights or Other New EEX Stock which may be issued or delivered pursuant to Rights.

  Section 3.3 Liquidation. New EEX covenants and agrees with ENSERCH that, during the Restricted Stock Period, New EEX will not, directly or indirectly, undertake, authorize, approve, facilitate or consummate any transaction regarding the dissolution or liquidation of New EEX or any announcement of any intent regarding the foregoing.

  Section 3.4 Exceptions. Notwithstanding the restrictions contained in
Section 3.1 above or any other provision of this Agreement, such restrictions shall not apply with respect to the following:

    (a) the granting of Permitted Options under a Stock Incentive Plan;

    (b) issuance of other options, warrants or similar instruments to purchase capital stock of New EEX at a price that exceeds the market price of New EEX Common Stock at the time issuance is authorized, provided that such options, warrants or similar instruments may not be exercised during the Restricted Stock Period;

    (c) any split-up of the New EEX Common Stock or any share dividend paid in New EEX Common Stock;

    (d) the issuance of Rights or stock pursuant to a Rights Plan; and

    (e) issuance by New EEX of debt convertible into New EEX Common Stock, which debt (i) carries a market rate of interest; (ii) has a conversion price that exceeds by not less than 5% the market price of New EEX Common Stock immediately prior to the pricing of the debt offering; and (iii) may not be converted into New EEX Common Stock during the Restricted Stock Period.

                                     I-C-3

                                  ARTICLE 4.

                            Waiver of Restrictions

  Section 4.1 Ruling or Opinion. Notwithstanding the foregoing, the restrictions upon New EEX contained in Article 2 and Article 3 shall not apply if (a) New EEX or ENSERCH is a party to a ruling from the National Office of the IRS, based on a ruling request satisfactory to New EEX and ENSERCH, that the transaction that otherwise would be restricted under this Agreement will not cause the Distribution to be taxable; or (b) New EEX or ENSERCH secures an opinion of counsel satisfactory to New EEX and ENSERCH in form and substance satisfactory to New EEX and ENSERCH to the effect that the proposed transaction that otherwise would be restricted under this Agreement will not cause the Distribution to be taxable.

                                  ARTICLE 5.

                                Representations

  Section 5.1 No Plan or Intention. New EEX represents and warrants that as of the date hereof, it has no plan or intention of engaging in any transaction that would violate either Article 2 or Article 3 of this Agreement.

                                  ARTICLE 6.

                                 Miscellaneous

  Section 6.1 Survival. The representations, warranties, covenants and agreements contained herein shall survive the Distribution. No investigation or other examination by ENSERCH or representatives of ENSERCH shall affect the term of survival of the representations, warranties, covenants and agreements set forth in this Agreement.

  Section 6.2 Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed to have been given:

    (a) upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid;

    (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days after sending;

    (c) five days after the mailing thereof if mailed postage prepaid by any other method; or

    (d) on the date on which facsimile transmission thereof is confirmed "OK" by the receiving machine if transmitted by facsimile machine and confirmed by delivery by one of the prior methods;

but, in each case, only if addressed to the parties in the following manner at the following addresses or facsimile numbers ("FAX") (or at such other address or other number as a party may specify by written notice to the other):

    ENSERCH:ENSERCH Corporation
                 300 S. St. Paul Street
                 Dallas, TX 75201-5598
                 Attention: William T. Satterwhite, Esq.
                 Senior Vice President and General Counsel
                 Fax: (214) 573-3430

                                     I-C-4

    New EEX:Enserch Exploration, Inc.
                 6688 N. Central Expressway, Suite 1000
                 Dallas, TX 75206-3922
                 Attention: Michael G. Fortado, Esq.
                 Vice President and General Counsel
                 Telephone: (214) 670-2649
                 Facsimile: (214) 890-4709

  Section 6.3 Assignment. Neither ENSERCH nor New EEX shall assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder.

  Section 6.4 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties in respect of the subject matter contained in this document; provided that this provision shall not abrogate any other written agreement between the parties executed simultaneously with this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

  Section 6.5 Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, each party. No failure or delay of any party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

  Section 6.6 Binding Agreement; No Third Party Beneficiaries. This Agreement shall be binding upon and inure only to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to benefit any Person other than the parties hereto and such successors and permitted assigns, and no such Person shall be a third party beneficiary hereof.

  Section 6.7 Remedies. Each party to this Agreement acknowledges and agrees that the sole and exclusive remedy for a breach of this Agreement or a loss occasioned by a breach of this Agreement, is an action for specific performance by the non-breaching party or loss party against the breaching party. Any damages or increased tax liability as a result of a breach of this Agreement shall be determined under the Tax Allocation Agreement between the parties to this Agreement, dated , 1996.

  Section 6.8 Governing Law; Dispute Resolution.

  THIS AGREEMENT HAS BEEN EXECUTED, DELIVERED AND ACCEPTED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE IN TEXAS AND SHALL BE INTERPRETED, AND THE RIGHTS, OBLIGATIONS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF TEXAS. EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN DALLAS COUNTY, THE STATE OF TEXAS, CONSENTS THAT ALL SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO THE PARTY AT THE ADDRESS STATED IN SECTION 6.2, AND AGREES THAT JURISDICTION AND VENUE FOR ANY ACTION BROUGHT TO ENFORCE THE PROVISIONS HEREOF SHALL BE EXCLUSIVELY IN DALLAS COUNTY, TEXAS. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

  Section 6.9 Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or

                                     I-C-5
enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each party waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.

  Section 6.10 Further Assurances; Cooperation. Each party shall from time to time, at the request of the other party, take such actions as the other party may reasonably request in order to effectuate the purpose and intent of this Agreement. Without limiting the generality of the foregoing, the parties shall cooperate with each other and take such actions as either party may reasonably request to obtain any IRS ruling or opinion of counsel contemplated by this Agreement. In addition, each party shall keep, maintain and preserve books, records and documentation necessary in or applicable to the determination of liabilities pursuant to this Agreement and the establishment of the Distribution as a tax-free distribution until the expiration of all applicable statutes of limitation. Finally, the parties to this Agreement expressly agree for all purposes to treat the Distribution as a tax-free distribution and (i) to not knowingly act (or to not knowingly refrain from acting), except where required by law to do so, in a manner inconsistent with such treatment of the Distribution or the intent to qualify it as a tax-free distribution and (ii) to take any and all such actions reasonably available to such party to support and defend such treatment and qualification of the Distribution.

  Section 6.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  Section 6.12 Good Faith Obligation. Any right to be exercised under this Agreement must be exercised in good faith and any obligation imposed under this Agreement must be discharged in good faith.

  In Witness Whereof, ENSERCH and New EEX have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

                                          Enserch Corporation


                                          By: _________________________________
                                            Name:
                                            Title:

                                          Enserch Exploration, Inc.


                                          By: _________________________________
                                            Name:
                                            Title:

                                     I-C-6

                                                                       ANNEX II

                            STOCK OPTION AGREEMENT

  This STOCK OPTION AGREEMENT, dated as of April 13, 1996, (the "Agreement") by and between Texas Utilities Company, a corporation formed under the laws of the State of Texas ("TUC"), and ENSERCH Corporation, a corporation formed under the laws of the State of Texas ("Enserch").

                         W I T N E S S E T H  T H A T:

  WHEREAS, concurrently with the execution and delivery of this Agreement, Enserch, TUC, TXA, Inc., a wholly-owned subsidiary of TUC, and TXB, Inc., a corporation formed under the laws of the State of Texas, entered into an Agreement and Plan of Merger, dated as of April 13, 1996, (the "Merger Agreement"), which provides, inter alia, upon the terms and subject to the conditions thereof, for the merger of TXA, Inc. with and into Enserch or, in certain circumstances, the merger of two newly formed, wholly-owned subsidiaries of TXB, Inc. with and into TUC and Enserch respectively (in either case, the "Merger").

  WHEREAS, as a condition to TUC's willingness to enter into the Merger Agreement, TUC has requested that Enserch agree, and Enserch has so agreed, to grant to TUC an option with respect to certain shares of Enserch' common stock, on the terms and subject to the conditions set forth herein;

  NOW THEREFORE, to induce TUC to enter into the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements contained herein, in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

  1. Grant of Option.

  (a) Subject to the receipt of all regulatory approvals and orders required by applicable law, Enserch hereby grants TUC an irrevocable option (the "Enserch Option") to purchase up to 3,363,570 shares, subject to adjustment as provided in Section 11 (the "Enserch Shares"), of common stock, par value $4.45 per share, of Enserch (the "Enserch Common Stock") (being 4.9% of the number of shares of Enserch Common Stock outstanding as of March 31, 1996) in the manner set forth below, at a price (the "Exercise Price") per Enserch Share of $16 3/8.

  (b) The Exercise Price shall be payable, at TUC's option, as follows:

    (i) in cash, or

    (ii) subject to the receipt of all approvals of any Governmental Authority required for Enserch to acquire, and TUC to issue, TUC Shares (as defined below) from TUC, in shares of common stock, without par value, of TUC ("TUC Shares"))

in either case in accordance with Section 4 hereof.

  (c) Notwithstanding the foregoing, in no event shall the number of Enserch Shares for which the Enserch Option is exercisable exceed 4.9% of the number of issued and outstanding shares of Enserch Common Stock.

  (d) As used herein, the "Fair Market Value" of any share shall be the average of the daily closing sales price for such share on the New York Stock Exchange (the "NYSE") during the ten NYSE trading days prior to the fifth NYSE trading day preceding the date such Fair Market Value is to be determined.

  (e) Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

  2. Exercise of Option.

  (a) The Enserch Option may be exercised by TUC, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by TUC under circumstances which could entitle TUC to a payment under Section 10.3(b) of the Merger Agreement, regardless of whether the Merger Agreement is actually terminated or whether there occurs a closing of any Business Combination involving a Target Party or a closing by which a Target Party becomes a subsidiary (any such event by which the Merger Agreement becomes so terminable by TUC being referred to herein as a "Trigger Event").

  (b) (i) Enserch shall notify TUC promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by Enserch shall not be a condition to the right of TUC to exercise the Enserch Option.

    (ii) In the event TUC wishes to exercise the Enserch Option, TUC shall deliver to Enserch written notice (an "Exercise Notice") specifying the total number of Enserch Shares it wishes to purchase.

    (iii) Upon the giving by TUC to Enserch of the Exercise Notice and the tender of the applicable aggregate Exercise Price, TUC, to the extent permitted by law and Enserch's organizational documents, and provided that the conditions to Enserch's obligations to issue the Enserch Shares to TUC hereunder set forth in Section 3 have been satisfied or waived, shall be deemed to be the holder of record of the Enserch Shares issuable upon such exercise, notwithstanding that the stock transfer book of Enserch shall then be closed or that certificates representing such Enserch Shares shall not then be actually delivered to TUC.

    (iv) Each closing of a purchase of Enserch Shares (a "Closing") shall occur at a place, on a date, and at a time designated by TUC in an Exercise Notice delivered at least two business days prior to the date of the Closing.

  (c) The Enserch Option shall terminate upon the earliest to occur of:

    (i) the Effective Time of the Merger;

    (ii) the termination of the Merger Agreement pursuant to Section 10.1 thereof other than under circumstances which could entitle TUC to a payment under Section 10.3(b) of the Merger Agreement; and

    (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Trigger Event or, if at the expiration of such 180 day period, the Enserch Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause
  (iii) later than September 30, 1997.

  (d) Notwithstanding the foregoing, the Enserch Option may not be exercised if TUC is in breach of any of its representations or warranties, or in material breach of any of its covenants or agreements, contained in this Agreement or in the Merger Agreement.

  3. Conditions to Closing. The obligation of Enserch to issue the Enserch Shares to TUC hereunder is subject to the conditions that

  (a) all waiting periods, if any, under the HSR Act applicable to the issuance of the Enserch Shares hereunder shall have expired or have been terminated;

  (b) the Enserch Shares, and any TUC Shares which are issued in payment of the Exercise Price, shall have been approved for listing on the NYSE upon official notice of issuance;

  (c) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state or local administrative agency or commission or other federal, state or local Governmental Authority, if any, required in connection with the issuance and acquisition of the Enserch Shares hereunder shall have been obtained or made, including, without limitation, any required approval of the SEC under Sections 9 and 10 of the 1935 Act, any required approval of the Texas Railroad Commission or the Texas Public Utilities Commission, as the case may be, of (i) the issuance of the Enserch Shares by Enserch (ii) the acquisition of Enserch Shares by TUC and (iii) the acquisition by Enserch of the TUC Shares constituting the Exercise Price hereunder; and

  (d) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

The conditions set forth in paragraph (b) above may be waived by Enserch, in the case of TUC Shares, and by TUC, in the case of Enserch Shares, in the sole discretion of the waiving party.

  4. Closing. At any Closing,

  (a) Enserch shall deliver to TUC or its designee a single certificate in definitive form representing the number of Enserch Shares designated by TUC in its Exercise Notice, such certificate to be registered in the name of TUC and to bear the legend set forth in Section 12; and

  (b) TUC shall deliver to Enserch the aggregate price for the Enserch Shares so designated and being purchase by

    (i) wire transfer of immediately available funds or certified check or bank check, or

    (ii) subject to the conditions in Section 1(b)(ii), a certificate or certificates representing the number of TUC Shares being issued by TUC in consideration thereof, determined in accordance with Section 4(c).

  (c) In the event that TUC issues TUC Shares to Enserch in consideration of Enserch Shares pursuant to Section 4(b)(ii), the number of TUC Shares to be so issued shall be equal to the quotient obtained by dividing:

    (i) the product of (x) the number of Enserch Shares with respect to which the Enserch Option is being exercised and (y) the Exercise Price, by

    (ii) the Fair Market Value of the TUC Shares as of the date immediately preceding the date the Exercise Notice is delivered to Enserch.

  (d) Enserch shall pay all expenses, and any and all United States Federal, state and local taxes, and other chargers that may be payable in connection with the preparation, issue and delivery of stock certificates under this
Section 4.

  5. Representations and Warranties of Enserch. Enserch represents and warrants to TUC that

  (a) Subject to any required regulatory approvals, Enserch has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject in the case of the repurchase of the Enserch Shares pursuant to Section 7(a) to applicable law and the provisions of Enserch' Articles of Incorporation, as amended (the "Enserch Articles");

  (b) this Agreement has been duly and validly executed and delivered by Enserch, and assuming the due authorization, execution and delivery hereby by TUC, constitutes a valid and binding obligation of Enserch, enforceable against Enserch in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought;

  (c) Enserch has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Enserch Option, and at all times from the date hereof through the expiration of the Enserch Option will have reserved 3,363,570 authorized and unissued Enserch Shares, such amount being subject to adjustment as provided in Section 11, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable;

  (d) upon delivery of the Enserch Shares to TUC upon the exercise of the Enserch Option, TUC will acquire the Enserch Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever;

  (e) except as described in Section 5.4(b) of the Enserch Disclosure Schedule to the Merger Agreement, the execution and delivery of this Agreement by Enserch does not, and, subject to compliance with applicable law and the Enserch Articles with respect to the repurchase of the Enserch Shares pursuant to Section 7(a), the consummation by Enserch of the transactions contemplated hereby will not violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, hereinafter a "Violation") of Enserch or any of its Subsidiaries, pursuant to

    (i) any provision of the Enserch Articles or the Bylaws of Enserch,

    (ii) any provision of any material loan or credit agreement, note, mortgage, indenture, lease, Enserch benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license of Enserch or its Subsidiaries or to which any of them is a party (any of the foregoing in effect on the date hereof being referred to as a "Material Contract"), or

    (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Enserch or its properties or assets,

which Violation, in the case of each of clauses (ii) and (iii), could reasonably be expected to have a Enserch Material Adverse Effect (except that no representation or warranty is given concerning any Violation of a Material Contract with respect to the repurchase of Enserch Shares pursuant to Section 7(a));

  (f) except as described in Section 5.4(c) of the Enserch Disclosure Schedule to the Merger Agreement or Section 3 hereof, the execution and delivery of this Agreement by Enserch does not, and the performance of this Agreement by Enserch will not, require any consent, approval, authorization or permit or filing with or notification to, any Governmental Authority;

  (g) none of Enserch, any of its affiliates or anyone acting on its or their behalf, has issued, sold or offered any security of Enserch to any person under circumstances that would cause the issuance and sale of Enserch Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof, and, assuming the representations and warranties of TUC contained in Section 6(g) are true and correct, the issuance, sale and delivery of the Enserch Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Securities Act, as in effect on the date hereof (and Enserch shall not take any action which would cause the issuance, sale, and delivery of Enserch Shares hereunder not to be exempt from such requirements); and

  (h) any TUC Shares acquired pursuant to this Agreement will be acquired for Enserch' own account, for investment purposes only, and will not be acquired by Enserch with a view to the public distribution thereof in violation of nay applicable provision of the Securities Act.

  6. Representations and Warranties of TUC. TUC represents and warrants to Enserch that

  (a) TUC has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

  (b) this Agreement has been duly and validly executed and delivered by TUC, and assuming the due authorization, execution and delivery hereof, constitutes a valid and binding obligation of TUC, enforceable against TUC in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding may be brought:

  (c) prior to any delivery of TUC Shares in consideration of the purchase of Enserch Shares pursuant hereto, TUC will have taken all necessary corporate action to authorize for issuance and to permit it to issue such TUC Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable;

  (d) upon any delivery of such TUC Shares to Enserch in consideration of the purchase of Enserch Shares pursuant hereto, Enserch will acquire the TUC Shares free and clear of all claims, liens, charges, encumbrances and security interest of any nature whatsoever;

  (e) except as described in Section 6.4(b) of the TUC Disclosure Schedule to the Merger Agreement, the execution and delivery of this Agreement by TUC does not, and the consummation by TUC of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without notice or a lapse of time, or both) under, or result in any Violation by TUC or any of its subsidiaries, pursuant to

    (i)  any provision of the Articles of Incorporation or Bylaws of TUC,

    (ii) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, TUC benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license of TUC or any of its subsidiaries or to which any of them is a party, or

    (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TUC or its properties or assets,

which Violation, in the case of each of clauses (ii) or (iii) would have a TUC Material Adverse Effect;

  (f) except as described in Section 6.4(c) of the TUC Disclosure Schedule to the Merger Agreement or Section 3 hereof, the execution and delivery of this Agreement by TUC does not, and the consummation by TUC of the transactions contemplated hereby will not, require any consent, approvals authorization or permit of, or filing with or notification to, any Governmental Authority; and

  (g) any Enserch Shares acquired upon exercise of the Enserch Option will be acquired for TUC's own account, for investment purposes only and will not be, and the Enserch Option is not being, acquired by TUC with a view to the public distribution thereof, in violation of any applicable provision of the Securities Act.

  7. Certain Repurchases.

  (a) TUC "Put". At the request of TUC by written notice (x) at any time during which the Enserch Option is exercisable pursuant to Section 2 (the "Repurchase Period"), Enserch (or any successor entity thereof) shall, if permitted by applicable law, the Enserch Articles and Bylaws and Enserch's Material Contracts (but notwithstanding any insufficiency in the number of Enserch Shares authorized for issuance upon the exercise of the Enserch Option), repurchase from TUC all or any portion of the Enserch Option, at the price set forth in subparagraph (i) below, or, (y) at any time prior to March 31, 1997 (provided that such date shall have extended to September 30, 1997 under the circumstances where the date after which either party may terminate the Merger Agreement pursuant to Section 10.1(b) of the Merger Agreement has been extended to September 30, 1997), Enserch (or any successor entity thereof) shall, if permitted by applicable law, the Enserch Articles and Enserch's

Material Contracts, repurchase from TUC all or any portion of the Enserch Shares purchased by TUC pursuant to the Enserch Option, at the price set forth in subparagraph (ii) below:

    (i) the difference between the "Market/Offer Price" (as defined below) for shares of Enserch Common Stock as of the date TUC gives notice of its intent to exercise its rights under this Section 7 and the Exercise Price, multiplied by the number of Enserch Shares purchasable pursuant to the Enserch Option (or portion thereof with respect to which TUC is exercising its rights under this Section 7), but only if the Market/Offer Price is greater than the Exercise Price. For purposes of this subparagraph (i), "Market/Offer Price" shall mean, as of any date, the higher of (x) the price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a Business Combination involving Enserch as the Target Party which was made prior to such date and not terminated or withdrawn as of such date and (y) the Fair Market Value of Enserch Common Stock as of such date.

    (ii) the product of (x) the sum of (A) the Exercise Price paid by TUC per Enserch Share acquired pursuant to the Enserch Option, and (B) the difference between the "Offer Price" (as defined below) and the Exercise Price, but only if the Offer Price is greater than the Exercise Price, and
  (y) the number of Enserch Shares so to be repurchased pursuant to this
  Section 8. For purposes of this clause (ii), the "Offer Price" shall be the highest price per share offered pursuant to a tender or exchange offer or other Business Combination offer involving Enserch as the Target party during the Repurchase Period prior to the delivery by TUC of a notice of repurchase.

  (b) Redelivery of TUC Shares. If TUC shall have previously elected to purchase Enserch Shares pursuant to the exercise of the Enserch Option by the issuance and delivery of TUC Shares, then Enserch shall, if so requested by TUC, in fulfillment of its obligation pursuant to Section 7(a)(y) (that is, with respect to the Exercise Price only and without limitation to its obligation to pay additional consideration under clause (B) of Section 7(a)(ii)(x)), redeliver the certificates for such TUC Shares to TUC, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever; provided, however, that if at any time less than all of the Enserch Shares so purchased by TUC pursuant to the Enserch Option are to be repurchased by Enserch pursuant to Section 7(a)(y), then (i) Enserch shall be obligated to redeliver to TUC the same proportion of such TUC Shares as the number of Enserch Shares that Enserch is then obligated to repurchase bears to the number of Enserch Shares acquired by TUC upon exercise of the Enserch Option and (ii) TUC shall issue to Enserch new certificates representing those TUC Shares which are not due to be redelivered to TUC pursuant to this Section 7(b) to the extent that excess TUC Shares are included in the certificates redelivered to TUC by Enserch.

  (c) Payment and Redelivery of Enserch Options or Shares. In the event TUC exercises its rights under this Section 7, Enserch shall, within ten business days thereafter, pay the required amount to TUC in immediately available funds and TUC shall surrender to Enserch the Enserch Option or the certificate or certificates evidencing the Enserch Shares purchased by TUC pursuant hereto, and TUC shall warrant that it owns the Enserch Option or such shares and that the Enserch Option or such shares are then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

  (d) TUC "Call". If TUC has elected to purchase Enserch Shares pursuant to the exercise of the Enserch Option by the issuance and delivery of TUC Shares, notwithstanding that TUC may no longer hold any such Enserch Shares or that TUC elects not to exercise its other rights under this Section 7, TUC may require, at any time or from time to time prior to March 31, 1997 (provided that such date shall be extended to September 30, 1997 under the circumstances where the date after which either party may terminate the Merger Agreement pursuant to Section 10.1(b) of the Merger Agreement has been extended to September 30, 1997), Enserch to sell to TUC any such TUC Shares at the price attributed to such TUC Shares pursuant to Section 4 plus interest at the rate of 8.75% per annum on such amount from the Closing Date relating to the exchange of such TUC Shares pursuant to Section 4 to the Closing Date under this Section 7(d) less any dividends on such TUC Shares paid during such period or declared and payable to shareholders of record on a date during such period.

  (e) Repurchase Price Reduced at TUC's Option. In the event the repurchase price specified in Section 7(a) would subject the purchase of the Enserch Option or the Enserch Shares purchased by TUC pursuant to the

Enserch Option to a vote of the shareholders of Enserch pursuant to applicable law or the Enserch Articles, then TUC may, at its election, reduce the repurchase price to an amount which would permit such repurchase without the necessity for such a shareholder vote.

  8. Voting of Shares. Following the date hereof and prior to the fifth anniversary of the date hereof (the "Expiration Date"), each party shall vote any shares of capital stock of the other party acquired by such party pursuant to this Agreement ("Restricted Shares"), including any TUC Shares issued pursuant to Section 1(b), or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), by such party on each matter submitted to a vote of shareholders of such other party for and against such matter in the same proportion as the vote of all other shareholders of such other party are voted (whether by proxy or otherwise) for and against such matter.

  9. Restrictions on Transfer.

  (a) Restrictions on Transfer. Prior to the Expiration Date, neither party shall, directly or indirectly, by operation of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by such party, other than (i) pursuant to Section 7, or (ii) in accordance with Section 7(b) or Section 10.

  (b) Permitted Sales. Following the termination of the Merger Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of the other party, by a majority of the members of the Board of Directors of such other party, which majority shall include a majority of directors who were directors prior to the announcement of such tender or exchange offer.

  10. Registration Rights.

  (a) Following the termination of the Merger Agreement, either party hereto that owns Restricted Shares (a "Designated Holder") may by written notice (the "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Restricted Shares beneficially owned by such Designated Holder (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering, in which the Designated Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any Group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering").

  (b) The Registration Notice shall include a certificate executed by the Designated Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that

    (i) they have a good faith intention to commerce promptly a Permitted Offering, and

    (ii) the Manager in good faith believes that, based on the then-prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares.

  (c) The Registrant (and/or any person designated by the Registrant) shall thereupon have the option exercisable by written notice delivered to the Designated Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares.

  (d) Any purchase of Registrable Securities by the Registrant (or its designee) under Section 11(c) shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such notice within twenty business days after delivery of such notice, and any payment for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

  (e) If the Registrant does not elect to exercise its option pursuant to this
Section 10 with respect to all Registrable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that

    (i) neither party shall be entitled to demand more than an aggregate of two effective registration statements hereunder, and

    (ii) the Registrant will not be required to file any such registration statement during any period of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses
  (B) and (C) below) when

      (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would be required to be disclosed if a registration statement were filed at that time;

      (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or

      (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Registrant or any of its affiliates.

  (f) The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 10 to be qualified for sale under the securities or Blue Sky law of such jurisdictions as the Designated Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

  (g) The registration rights set forth in this Section 10 are subject to the condition that the Designated Holder shall provide the Registrant with such information with respect to such holder's Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

  (h) A registration effected under this Section 10 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and these of counsel to the Designated Holder, and the Registrant shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

  (i) In connection with any registration effected under this Section 10, the parties agree

    (i) to indemnify each other and the underwriters in the customary manner;

    (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the Manager and the other underwriters participating in such offering, and

    (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if the Manager deems it necessary, participating in road-show presentations).

  (j) The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registration effected pursuant to this Section 10 only if and to the extent the Manager determines that such inclusion will not adversely affect the prospects for success of such offering.

  11. Adjustment of Number of Enserch Shares.

  (a) Without limitation to any restrictions on Enserch contained in this Agreement or in the Merger Agreement, in the event of any change in Enserch Common Stock by reason of stock dividends, splitups, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Enserch Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately to restore to TUC its rights hereunder, including the right to purchase from Enserch (or its successors) shares of Enserch Common Stock (or such other shares or securities into which Enserch Common Stock has been so changed) representing 4.9% of the outstanding Enserch Common Stock for the aggregate Exercise Price calculated as of the date of this Agreement as provided in Section 1.

  (b) If, as a result of the application of the limitations on payments contained in Section 10.3(d) of the Merger Agreement, the maximum payment upon the "put" of the entire Enserch Option under Section 7(a) of this Agreement is limited, the number of Enserch Shares shall be reduced to the maximum number of Enserch Shares that would, if the "put" of the Enserch Option provided in
Section 7(a) of this Agreement were exercised on the Termination Date (as defined in the Merger Agreement), result in such maximum payment as so limited.

  12. Restrictive Legends. Each certificate representing shares of Enserch Common Stock issued to TUC hereunder, and TUC Shares, if any, delivered to Enserch at a Closing, shall include a legend in substantially the following form:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AN D MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE ENSERCH STOCK OPTION AGREEMENT, DATED AS OF APRIL 13, 1996, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

It is understood and agreed that:

    (i) the reference to the resale restrictions of the Securities Act and state securities or Blue Sky laws in the above legend shall be removed by delivery of substitute certificate(s) without such reference if TUC or Enserch, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to the other party, to the effect that such legend is not required for purposes of the Securities Act or such laws;

    (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and

    (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied.

In addition, such certificates shall bear any other legend as may be required by law. Certificates representing shares should in a registered public offering pursuant to Section 10 shall not be required to bear the legend set forth in this Section 12.

  13. Binding Effect; No Assignment; No Third Party Beneficiaries. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

  (b) Except as expressly provided for in this Agreement, neither this Agreement nor the rights or obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party.

  (c) Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Assignment.

  (d) Any Restricted Shares sold by a party in compliance with the provision of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall to be entitled to the registration rights of such party.

  14. Specific Performance. The parties hereto agree that irreparable harm would occur in the event that any of the provision of this Agreement were not performed in accordance with their specified terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Untied States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or equity.

  15. Validity. (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

  (b) In the event any court or other competent authority holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof.

  (c) If for any reason any such court or regulatory agency determines that TUC is not permitted to acquire, or Enserch is not permitted to repurchase pursuant to Section 8, the full number of shares of Enserch Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of Enserch to allow TUC to acquire or to require Enserch to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

  (d) Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent therewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provisions or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

  16. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

  A. If to TUC to:

    By Mail:
    and Hand:

    Worsham, Forsythe & Wooldridge, L.L.P.
    1601 Bryan Street, 30th Floor
    Dallas, Texas 75201
    Attention: Robert A. Wooldridge, Esq.

    with a copy to:

    LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    125 West 55th Street
    New York, N.Y. 10019
    Attention: Douglas W. Hawes, Esq.

  B. If to Enserch to:

    By Mail:
    and Hand:

    Enserch Corporation
    300 South St. Paul
    Dallas, Texas
    Attention: William T. Satterwhite, Esq.

    with a copy to:

    Covington & Burling
    1201 Pennsylvania Avenue, N.W.
    Washington, D.C. 20044
    Attention: David Brown, Esq.

  17. Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles.

  18. Interpretation.

  (a) When reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit of this Agreement, as the case may be, unless otherwise indicated.

  (b) The table of contents and heading contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of the Agreement.

  (c) Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

  (d) Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense.

  19. Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  20. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

  21. Extension of Time Periods. The time periods for exercise of certain rights under Sections 2, 6 and 7 shall be extended:

  (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and

  (b) to the extent necessary to avoid any liability under Section 16(b) of the Exchange Act by reason of such exercise.

  In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written

                                          Enserch Corporation

                                                   /s/ David W. Biegler
                                          By: _________________________________
                                            Name: David W. Biegler
                                            Title: Chairman and President,
                                               Chief Executive Officer

                                          Texas Utilities Company

                                                       /s/ Erle Nye
                                          By: _________________________________
                                            Name: Erle Nye
                                            Title: President and Chief
                                            Executive

                                                                      ANNEX III
                   OPINION OF BARR DEVLIN & CO. INCORPORATED

                                                           [September 23, 1996]

The Board of Directors
Texas Utilities Company
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201-3411

Dear Members of the Board:

  We understand that Texas Utilities Company, a Texas corporation ("TUC") and ENSERCH Corporation, a Texas corporation ("ENSERCH"), have determined to enter into a strategic business combination. The terms and conditions of the business combination are set forth in the Amended and Restated Agreement and Plan of Merger, dated as of April 13, 1996 (the "Plan of Merger"), among TUC, ENSERCH and TUC Holding Company, a Texas corporation (the "Company"), 50% of whose capital stock is owned by TUC and 50% of whose capital stock is owned by ENSERCH. The Plan of Merger provides for, among other things, (i) the merger of TUC Merger Corp., a Texas corporation and a wholly owned subsidiary of the Company, with and into TUC (the "TUC Merger"), (ii) the merger of Enserch Merger Corp., a Texas corporation and a wholly owned subsidiary of the Company, with and into ENSERCH (the "ENSERCH Merger"), and (iii) immediately prior to the ENSERCH Merger, the merger (the "Preliminary Merger") of Enserch Exploration, Inc., an approximately 83% owned subsidiary of ENSERCH ("EEX"), with and into Lone Star Energy Operations, Inc. ("LSEPO"), a wholly owned subsidiary of ENSERCH whose name is to be changed to Enserch Exploration, Inc. ("New EEX") in the Preliminary Merger, and the subsequent distribution to the holders of common stock of ENSERCH ("ENSERCH Common Stock") on a pro rata basis (the "Distribution") of ENSERCH's entire interest in New EEX. The ENSERCH Merger and the TUC Merger are referred to herein, collectively, as the "Mergers." Pursuant to the Plan of Merger, each issued and outstanding share of the common stock of TUC ("TUC Common Stock") will be converted into one share (the "TUC Conversion Ratio") of common stock of the Company ("Company Common Stock"), and each issued and outstanding share of ENSERCH Common Stock will be converted into that fraction of a share (the "ENSERCH Conversion Ratio") of Company Common Stock obtained by dividing $8.00 by the average closing sales price of TUC Common Stock as reported on the New York Stock Exchange Consolidated Transactions Tape on each of the 15 consecutive trading days preceding the fifth trading day prior to the consummation of the Mergers (the "Average TUC Price"); provided, however, in no event will the Average TUC Price be deemed to be less than $35.625 or more than $43.625. The terms and conditions of the Mergers are set forth in more detail in the Plan of Merger. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Plan of Merger.

  We have been requested by TUC to render our opinion with respect to the fairness, from a financial point of view, of the TUC Conversion Ratio to the holders of TUC Common Stock.

  In arriving at our opinion, we have, among other things:

    (1) Reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended December 31, 1995 and unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996, for ENSERCH;

    (2) Reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended December 31, 1995 and unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996, for TUC;

    (3) Reviewed certain other filings with the Securities and Exchange Commission and other regulatory authorities made by ENSERCH and TUC during the last three years;

                                     III-1

    (4) Reviewed certain internal information, including financial forecasts, relating to the business, earnings, capital expenditures, cash flow, assets and prospects of ENSERCH as adjusted pro forma to reflect the Distribution ("ENSERCH As Adjusted") furnished to us by ENSERCH;

    (5) Conducted discussions with members of senior management of TUC and ENSERCH concerning their respective businesses, regulatory environments, prospects, strategic objectives and possible operating and administrative synergies which might be realized for the benefit of the Company following the Mergers;

    (6) Reviewed the historical market prices and trading activity for shares
  of ENSERCH      Common Stock with those of certain publicly traded companies which we deemed to be relevant;

    (7) Compared the results of operations of ENSERCH As Adjusted with those of certain companies which we deemed to be relevant;

    (8) Compared the proposed financial terms of the Mergers with the financial terms of certain business combinations which we deemed to be relevant;

    (9) Analyzed the valuation of shares of ENSERCH Common Stock, after giving effect to the Distribution, using various valuation methodologies which we deemed to be appropriate;

    (10) Considered the pro forma effect of the Mergers on the Company's capitalization, earnings and cash flow;

    (11) Compared the pro forma effect of the Mergers on the Company's earnings per share with corresponding current and projected values for TUC on a stand-alone basis;

    (12) Reviewed the Plan of Merger;

    (13) Reviewed the Registration Statement, including the Joint Proxy Statement/Prospectus of TUC and ENSERCH dated the date hereof; and

    (14) Reviewed such other studies, conducted such other analyses, considered such other financial, economic and market criteria, performed such other investigations and taken into account such other matters as we deemed necessary or appropriate for purposes of this opinion.

  In rendering our opinion, we have relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or otherwise furnished or made available to us by TUC and ENSERCH and have further relied upon the assurances of management of TUC and ENSERCH that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of TUC and ENSERCH As Adjusted (including, without limitation, projected cost savings benefits), we have relied upon the assurances of management of TUC and ENSERCH that such projections have been reasonably prepared and reflect the best currently available estimates and judgments of the respective management of TUC and ENSERCH as to the future financial performance of TUC and ENSERCH As Adjusted, as the case may be, and as to the projected outcomes of legal, regulatory and other contingencies. In arriving at our opinion, we have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TUC or ENSERCH, nor have we made any physical inspection of the properties or assets of TUC or ENSERCH. We have assumed that the Mergers will be tax-free transactions as described in
Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder and that the Distribution shall qualify as a tax-free spin-off within the meaning of Section 355 of the Code. We have also assumed that the TUC Merger will be accounted for as a combination of companies under common control using historical costs in a manner similar to a pooling of interests and the ENSERCH Merger will be accounted for by the purchase method of accounting. Our opinion herein is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

  We have acted as financial advisor to TUC in connection with the Mergers and will receive certain fees for our services. In addition, we have in the past rendered certain investment banking and financial advisory services to TUC for which we received customary compensation.

                                     III-2

  Our advisory services and the opinion expressed herein are provided solely for the use of TUC's Board of Directors in evaluating the Mergers and are not provided on behalf of, or intended to confer rights or remedies upon, any stockholder of TUC, ENSERCH or any person other than TUC's Board of Directors. Except for its publication in the Joint Proxy Statement/Prospectus dated the date hereof which is being distributed to holders of TUC Common Stock and ENSERCH Common Stock in connection with approval of the Mergers, our opinion may not be published or otherwise used or referred to without our written coset. This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should act with respect to the Mergers.

  Based upon and subject to the foregoing, our experience as investment bankers and other factors we deem relevant, we are of the opinion that, as of the date hereof, the TUC Conversion Ratio to be offered in connection with the Mergers is fair, from a financial point of view, to the holders of TUC Common Stock.

                                          Very truly yours,

                                          /S/ BARR DEVLIN & CO. INCORPORATED

                                          Barr Devlin & Co. Incorporated

                                     III-3

                                                                       ANNEX IV

                 OPINION OF MORGAN STANLEY & CO. INCORPORATED


                                          [September 23, 1996]

Board of Directors
ENSERCH Corporation
300 South St. Paul Street
Dallas, TX 57201

Members of the Board:

  We understand that ENSERCH Corporation ("ENSERCH" or the "Company"), Texas Utilities Company ("TUC"), and TUC Holding Company ("TUC Holding"), a corporation 50% of whose capital stock is owned by ENSERCH and 50% of whose capital stock is owned by TUC, have entered into Amended and Restated Agreement and Plan of Merger, dated as of April 13, 1996 (the "Plan of Merger"), which provides, among other things, for (i) the merger of TUC Merger Corp., a wholly owned subsidiary of TUC Holding, with and into TUC (the "TUC Merger"), (ii) the merger of Enserch Merger Corp., a wholly owned subsidiary of TUC Holding, with and into ENSERCH (the "ENSERCH Merger"), and (iii) immediately prior to the ENSERCH Merger, the merger (the "Preliminary Merger") of Enserch Exploration, Inc., a corporation of which approximately 83% of the outstanding common stock (the "EEX Common Stock") is owned by ENSERCH ("EEX"), with and into Lone Star Energy Plant Operations, Inc. ("LSEPO"), a wholly owned subsidiary of ENSERCH whose name is to be changed to Enserch Exploration, Inc. ("New EEX") in the Preliminary Merger, and the subsequent distribution to the holders of common stock of ENSERCH ("ENSERCH Common Stock") on a pro rata basis (the "Distribution") of ENSERCH's entire interest in New EEX, in accordance with the terms of the Distribution Agreement, substantially in the form attached as Exhibit A to the Plan of Merger, to be entered into among ENSERCH, LSEPO, EEX and TUC Holding (the "Distribution Agreement"). The ENSERCH Merger and the TUC Merger are referred to herein, collectively, as the "Mergers." Pursuant to the Plan of Merger, each issued and outstanding share of the common stock of TUC ("TUC Common Stock") will be converted into one share (the "TUC Conversion Ratio") of common stock of TUC Holding ("TUC Holding Common Stock"), and each issued and outstanding share of ENSERCH Common Stock will be converted into a certain fraction of a share (the "ENSERCH Conversion Ratio") of TUC Holding Common Stock obtained by dividing $8.00 by the average closing sales price of TUC Common Stock as reported on the New York Stock Exchange Consolidated Transactions Tape on each of the 15 consecutive trading days preceding the fifth trading day prior to the consummation of the Mergers (the "Average TUC Price"), provided, however, in no event will the Average TUC Price be deemed to be less than $35.625 or more than $43.625. The terms and conditions of the Mergers and the Distribution are more fully set forth in the Plan of Merger. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Plan of Merger.

  You have asked for our opinion as to whether the ENSERCH Conversion Ratio pursuant to the Plan of Merger is fair from a financial point of view to the holders of ENSERCH Common Stock.

  For purposes of the opinion set forth herein, we have:

    (i) analyzed certain publicly available financial statements and other information of the Company, LSEPO, EEX and TUC;

    (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company, LSEPO, EEX and TUC prepared by the managements of the Company and TUC;

    (iii) reviewed certain financial projections prepared by the managements of the Company and TUC, including the ENSERCH 1996 Budget;

    (iv) participated in certain due diligence discussions and discussed the past and current operations and financial condition and the prospects of the Company, LSEPO, EEX and TUC with senior executives of the Company and TUC;

    (v) reviewed the reported prices and trading activity for ENSERCH Common Stock, EEX Common Stock and the TUC Common Stock;

    (vi) compared the financial performance of the Company, EEX and TUC and the prices and trading activity of ENSERCH Common Stock, EEX Common Stock and TUC Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (viii) participated in discussions with senior management of ENSERCH and their legal advisors regarding certain regulatory and other legal issues in connection with the Mergers;

    (ix) discussed with senior management of ENSERCH certain alternative transactions to the Mergers involving certain other third parties;

    (x) participated in discussions and negotiations among representatives of the Company and TUC and their financial and legal advisors;

    (xi) considered the terms and certain benefits of the Preliminary Merger and the Distribution;

    (xii) reviewed the Plan of Merger, the Distribution Agreement and certain related documents; and

    (xiii) performed such other analyses as we have deemed appropriate.

  We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company, LSEPO, EEX and TUC. In addition, we have assumed that the Mergers and the Distribution will be consummated in accordance with the terms set forth in the Plan of Merger and the Distribution Agreement, including, among other things, that the ENSERCH Merger and the Preliminary Merger will be treated as tax-free transactions and the Distribution will qualify as a tax-free spin-off, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, LSEPO, EEX or TUC, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we negotiate with any of the parties, other than TUC, which expressed interest to us in the possible acquisition of the Company or certain of its constituent businesses.

  We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and TUC and have received fees for the rendering of these services.

  It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by ENSERCH with the Securities and Exchange Commission with respect to the Merger. In addition, we express no opinion and make no recommendation as to how the holders of ENSERCH Common Stock should vote at the shareholders' meeting held in connection with the Mergers.

  Based on the foregoing, we are of the opinion on the date hereof that the ENSERCH Conversion Ratio pursuant to the Plan of Merger is fair from a financial point of view to the holders of the ENSERCH Common Stock.
                                          Very truly yours,

                                          Morgan Stanley & Co. Incorporated

                                          By: _________________________________
                                                    O. Griffith Sexton
                                                     Advisory Director

                                                                        ANNEX V

                             EMPLOYMENT AGREEMENT

  THIS AGREEMENT by and between Texas Utilities Company (the "Company"), and
D. W. Biegler (the "Executive") is entered into as of the 10th day of September, 1996.

                             W I T N E S S E T H :

  WHEREAS, ENSERCH Corporation ("ENSERCH") and the Company have entered into an Amended and Restated Agreement and Plan of Merger whereupon the closing of such transaction, ENSERCH will become a subsidiary of a successor to the Company;

  WHEREAS, the Company desires to employ the Executive for a term beginning on the closing of the acquisition, and the Executive is willing to serve in the employ of the Company beginning at such time, upon the terms and conditions provided in this Agreement;

  WHEREAS, the Executive currently serves as an executive of ENSERCH and the Company recognizes the importance of the substantial experience and qualifications of the Executive in performing his duties and responsibilities, and the Company considers it essential to the best interests of the Company to take appropriate steps to assure that the Company will continue to have available the Executive's services following the acquisition;

  NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  Definitions

  All words and phrases defined shall have the meanings described below unless in the context some other meaning is clearly intended.

  1.1 "Agreement" means this agreement.

  1.2 "Board" means the Board of Directors of the Company.

  1.3 "Cause" for termination of the Executive means (a) an act or acts of dishonesty or material violation of a Company policy by, or at the direction of, the Executive; (b) willful failure or refusal of the Executive to perform services as properly required by the Company; (c) any action or failure to act on the part of the Executive which is intended to result in material injury to the assets, business or prospects of the Company; or (d) the conviction of the Executive of a felony.

  1.4 "Closing" means the Closing of the Merger Agreement as therein defined.

  1.5 "Effective Date" means the date of the Closing as defined in the Merger Agreement.

  1.6 "Good Reason" for the Executive to terminate the Executive's employment shall mean:

    (a) an adverse change in the Executive's status or position(s) from that described in Article IV hereof including, without limitation, any adverse change in the Executive's status or position as a result of a material diminution in the Executive's duties or responsibilities, or a material change in the Executive's business location or the assignment to the Executive of any duties or responsibilities which are inconsistent with such status or position(s), or a substantial increase in the Executive's business travel, or any removal of the Executive from or any failure to reappoint or reelect the Executive to such position(s) (except in connection with the terminating of the Executive's employment for Cause, disability or retirement or as a result of the Executive's death or by the Executive other than for Good Reason);

    (b) a reduction by the Company in the Executive's base salary as set forth herein, or in the number of vacation days to which the Executive is then entitled under the Company's normal vacation policy;

    (c) the taking of any action by the Company (including the elimination of a plan without providing substitutes therefor or the reduction of the Executive's awards thereunder) that would diminish or the failure by the Company to take any action which would maintain the aggregate projected value of the Executive's awards under the Company's Annual Incentive Plan and the Deferred and Incentive Compensation Plan;

    (d) the taking of any action by the Company that would diminish or the failure by the Company to take any action which would maintain the aggregate value of the benefits provided the Executive under the Company's medical, health, dental, accident, disability, life insurance, stock purchase or retirement plans;

    (e) the taking of any action by the Company that would diminish or the failure of the Company to take any action that would maintain indemnification or insurance for officers' liability; or

    (f) any purported termination by the Company of the Executive's employment that is not effected pursuant to a Notice of Termination; and for purposes of this Agreement, such purported termination shall not be effective.

  1.7 "Merger Agreement" means the Amended and Restated Agreement and Plan of Merger among ENSERCH, the Company and TUC Holding Company dated as of April 13, 1996.

  1.8 "Minimum Annual Salary" means that salary described in Section 6.1.

  1.9 "Notice of Termination" means a notice specifying the termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so specified. A Notice of Termination for Cause shall contain a written description of the particulars of the act or omission of which the Executive is accused in the good faith opinion of the Company.

                                  ARTICLE II

                                  Employment

  The Company hereby agrees to employ the Executive and the Executive hereby agrees to become employed with the Company upon the terms and conditions set forth in this Agreement.

                                  ARTICLE III

                               Term of Agreement

  The term of employment shall be for a period from the Effective Date until the second anniversary of the Effective Date. In the event that the Merger Agreement does not close, for any reason, this Agreement shall not become effective and shall have no force or effect whatsoever. Any termination of the Executive's employment with the Company during its term shall be subject to the provisions of Article VIII hereof.

                                  ARTICLE IV

                                    Duties

  The Executive during the term of this Agreement shall report to the Chief Executive Officer of the Company.

                                   ARTICLE V

                               Extent of Service

  The Executive shall be employed on a full time basis. Therefore, during the period of his employment, except for illness, vacation periods and leaves of absence authorized under the employment policies of the Company, the Executive shall devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement. However, the Executive may devote a small but reasonable amount of time to pursue and monitor personal investments and Executive may continue to serve on the boards of directors of the companies or organizations currently served by the Executive.

                                  ARTICLE VI

                                 Compensation

  For services rendered by the Executive under this Agreement, the Company will pay and provide to the Executive compensation and benefits during the term of this Agreement, which compensation and benefits (i) initially shall be as set forth in this Article VI and (ii) shall not at any time during the term of this Agreement be less than as set forth in this Article VI.

  6.1 Minimum Annual Salary. During the term of this Agreement the Company shall pay the Executive base salary on a semi-monthly basis calculated and based upon the Minimum Annual Salary for the Executive of $600,000, which may be increased from time to time by the Company at the Company's sole discretion. The term "Minimum Annual Salary" as used in this Agreement shall include all increases granted by the Board.

  6.2 Cash Incentive Compensation. The Executive shall be entitled to participate in the Company's Annual Incentive Plan or a successor plan or arrangement of the Company providing for incentive compensation of executive officers of the Company, such participation to be subject to the terms and conditions of such plan. Aggregate awards under such plan for the calendar year 1997 shall be the greater of amounts determined in accordance with that plan and $330,000.

  6.3 Executive and Incentive Compensation Arrangements. The Executive shall be entitled to participate in any executive and incentive compensation arrangements of the Company including, but not limited to, the Company's Annual Incentive Plan, the Deferred and Incentive Compensation Plan and the Salary Deferral Plan (recognizing that such plans may be discontinued, merged with other plans or amended from time to time), and such other plans and arrangements which may be approved in the future that are generally available to senior executives of the Company all on the terms and conditions of such plans and arrangements.

  6.4 Retirement Plan. The Executive shall be entitled to participate in the Company's retirement program, provided, however, the Executive's benefit shall be the greater of (a) the combined benefit the Executive is entitled to receive from the Company's retirement program and the ENSERCH retirement program; or (b) the benefit the Executive would have been entitled to receive under the combination of the ENSERCH retirement program and the Company's retirement program ultimately adopted for the remainder of the ENSERCH employees. The retirement benefit under (a) and (b) above shall include any supplemental or restoration plans that compensate for benefit limitations under the tax qualified plans.

  6.5 Other Company Compensation Programs. The Executive shall be entitled to participate in all other employee benefit plans, executive retention incentive programs and other compensation and fringe benefit programs adopted and sponsored by the Company for which he is eligible by virtue of his employment by the Company. Such participation shall be subject to, and consistent with, the terms and conditions of such plans and programs. Service with ENSERCH shall be deemed service with the Company in determining eligibility and benefit levels under the Company's plans and programs (other than the Company's retirement program).

                                  ARTICLE VII

                        Working Facilities and Expenses

  7.1 Office Facilities. The Company shall furnish the Executive with a private office and a private secretary to be selected by the Executive and all other assistance and accommodations as are suitable to the character of the Executive's position with the Company and adequate for the performance of his duties under this Agreement.

  7.2 Expenses. The Executive is authorized to incur reasonable expenses for the promotion of the business of the Company including expenses for entertainment, travel and other similar items. The Company shall pay or reimburse the Executive for all reasonable items of expense incurred by the Executive in performing his obligations under this Agreement. The Executive must, however, in each case provide adequate substantiation of the expense that has been incurred by the Executive.

                                 ARTICLE VIII

                         Compensation Upon Termination

  8.1 Compensation Upon Termination Under Specified Circumstances. If the Company terminates the Executive's employment other than (a) for Cause; or (b) upon the Executive's inability to fully perform his duties and responsibilities with the Company by reason of his disability; or (c) if the Executive terminates his employment for Good Reason (which termination may be effected by retirement for Good Reason prior to the Executive's normal retirement date), then the Company shall pay the Executive (without regard to the provisions of any benefit plan) in a lump sum on or before the tenth business day following the date of termination ("Payment Date") an amount equal to the sum of the following paragraphs (i) through (iii), reduced by any of such amounts already paid:

    (i) The Executive's full base salary through the date of termination at the rate in effect just prior to the time Notice of Termination is given, plus any earned vacation time, plus any benefits or awards which pursuant to the terms of any plans have been earned or become payable, but which have not yet been paid to the Executive (provided that benefits or awards under plans shall be paid in accordance with the terms of the plans); plus

    (ii) Any severance benefits customarily provided by the Company as well as any other then vested benefits of the Executive (which shall be paid in accordance with, and subject to, the terms of the applicable plans); plus

    (iii) Any other unpaid amounts owing under this Agreement.

  8.2 Notice of Termination. Any termination by the Company or by the Executive for Good Reason following the Effective Date shall be communicated by written Notice of Termination to the other party hereto.

                                  ARTICLE IX

                             Payment of Legal Fees

  In the event that either party initiates a legal proceeding to enforce any right or obligation provided for herein, the non-prevailing party in such proceeding shall reimburse the prevailing party his or its reasonable legal fees and expenses incurred in connection with such proceeding. The reimbursement of such legal fees and expenses shall be made within 30 days after the prevailing party's request for payment accompanied by evidence of the fees and expenses incurred.

                                   ARTICLE X

                            Modification and Waiver

  10.1 Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties to this Agreement.

  10.2 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with waiver or estoppel. No written waiver shall be deemed a continuing waiver unless the continuing nature of the waiver is expressly stated therein. Each waiver shall operate only as to that specific term or condition; it will not be deemed a waiver of future conditions or as to any act other than that specifically waived.

                                  ARTICLE XI

                                  Arbitration

  Any controversy or claim arising out of or relating to this Agreement, or breach of it, shall be settled by arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

                                  ARTICLE XII

                              General Provisions

  12.1 Federal Income Tax Withholding. The Company shall withhold from any compensation and benefits payable under this Agreement all federal, state, city, or other taxes as shall be required under any law or governmental regulation or ruling.

  12.2 Successors; Enforceability.

  (a) Successor Must Assume. The Company will make reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation, dissolution or otherwise) to all or substantially all of the aggregate business and/or assets of the Company (including consolidated subsidiaries) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform as if no succession had taken place. Notwithstanding the express assumption of, or the failure to assume, this Agreement by any successor, this Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.

  (b) Agreement Enforceable After Executive's Death. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

  12.3 Nonassignability. Except as provided in Sections 12.2 and this Section 12.3, neither this Agreement or any right or interest granted in it shall be assignable by either the Company or the Executive, or their successors or representatives, without the other's prior written consent. This Section shall not preclude the Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death, or the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled to them.

  12.4 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, computation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

  12.5 Interest. All payments due under this Agreement and unpaid shall bear interest at the rate of 10% per annum, compounded daily, beginning on the next ensuing day after the Payment Date or such other date as they may be due.

  12.6 Delivery of Notices. Any notice required to be given under this Agreement shall be in writing and shall be deemed to have been given and received upon the earlier of (i) receipt by the party to which the notice is sent and (ii) delivery of the notice to the address for notice designated by the party to which the notice is sent. Any address may be changed from time to time by serving notice to the other party as required in this Section.

  12.7 Severability. If, for any reason, any provision of this Agreement is held invalid, that invalidity shall not affect any other provision of this Agreement not also held invalid, and each other provision shall to the full extent consistent with law continue in full force and effect.

  12.8 Headings. The headings of Articles and Sections are included solely for convenience of reference. The descriptive heading shall not control the meaning or interpretation of any of the provisions of this Agreement.

  12.9 Governing Law. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance, and enforcement shall be governed by the laws of that State.

  12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute a single Agreement.

                                 ARTICLE XIII

                               Entire Agreement

  This Agreement shall constitute the entire agreement of the parties with respect to the matters covered hereby, and shall supersede all prior written and oral agreements pertaining to the subject matter hereof.

  The parties have caused this Agreement to be executed on the date first written in this Agreement.

                                          Texas Utilities Company

                                                      /s/ Erle Nye
                                          By: _________________________________

                                                  /s/ David W. Biegler
                                          _____________________________________
                                                         EXECUTIVE

                                                                       ANNEX VI

                             EMPLOYMENT AGREEMENT

  THIS AGREEMENT by and between Texas Utilities Services Inc. (the "Company"), and M. E. Rescoe (the "Executive") is entered into as of the 10th day of September, 1996.

                             W I T N E S S E T H:

  WHEREAS, ENSERCH Corporation ("ENSERCH") and Texas Utilities Company ("TUC") have entered into an Amended and Restated Agreement and Plan of Merger whereupon the closing of such transaction, ENSERCH will become a subsidiary of a successor to TUC;

  WHEREAS, the Company desires to employ the Executive for a term beginning on the closing of the acquisition, and the Executive is willing to serve in the employ of the Company beginning at such time, upon the terms and conditions provided in this Agreement;

  WHEREAS, the Executive currently serves as an executive of ENSERCH and the Company recognizes the importance of the substantial experience and qualifications of the Executive in performing his duties and responsibilities, and the Company considers it essential to the best interests of the Company to take appropriate steps to assure that the Company will continue to have available the Executive's services following the acquisition;

  NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  Definitions

  All words and phrases defined shall have the meanings described below unless in the context some other meaning is clearly intended.

  1.1 "Agreement" means this agreement.

  1.2 "Board" means the Board of Directors of the Company.

  1.3 "Cause" for termination of the Executive means (a) an act or acts of dishonesty or material violation of a Company policy by, or at the direction of, the Executive; (b) willful failure or refusal of the Executive to perform services as properly required by the Company; (c) any action or failure to act on the part of the Executive which is intended to result in material injury to the assets, business or prospects of the Company; or (d) the conviction of the Executive of a felony.

  1.4 "Closing" means the Closing of the Merger Agreement as therein defined.

  1.5 "Effective Date" means the date of the Closing as defined in the Merger Agreement.

  1.6 "Good Reason" for the Executive to terminate the Executive's employment shall mean:

    (a) an adverse change in the Executive's status or position(s) from that described in Article IV hereof including, without limitation, any adverse change in the Executive's status or position as a result of a material diminution in the Executive's duties or responsibilities, or a material change in the Executive's business location or the assignment to the Executive of any duties or responsibilities which are inconsistent with such status or position(s), or a substantial increase in the Executive's business travel, or any removal of the Executive from or any failure to reappoint or reelect the Executive to such position(s) (except in connection with the terminating of the Executive's employment for Cause, disability or retirement or as a result of the Executive's death or by the Executive other than for Good Reason);

    (b) a reduction by the Company in the Executive's base salary as set forth herein, or in the number of vacation days to which the Executive is then entitled under the Company's normal vacation policy;

    (c) the taking of any action by the Company (including the elimination of a plan without providing substitutes therefor or the reduction of the Executive's awards thereunder) that would diminish or the failure by the Company to take any action which would maintain the aggregate projected value of the Executive's awards under the Company's Annual Incentive Plan and the Deferred and Incentive Compensation Plan;

    (d) the taking of any action by the Company that would diminish or the failure by the Company to take any action which would maintain the aggregate value of the benefits provided the Executive under the Company's medical, health, dental, accident, disability, life insurance, stock purchase or retirement plans;

    (e) the taking of any action by the Company that would diminish or the failure of the Company to take any action that would maintain indemnification or insurance for officers' liability; or

    (f) any purported termination by the Company of the Executive's employment that is not effected pursuant to a Notice of Termination; and for purposes of this Agreement, such purported termination shall not be effective.

  1.7 "Merger Agreement" means the Amended and Restated Agreement and Plan of Merger among ENSERCH, TUC and TUC Holding Company dated as of April 13, 1996.

  1.8 "Minimum Annual Salary" means that salary described in Section 6.1.

  1.9 "Notice of Termination" means a notice specifying the termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so specified. A Notice of Termination for Cause shall contain a written description of the particulars of the act or omission of which the Executive is accused in the good faith opinion of the Company.

                                  ARTICLE II

                                  Employment

  The Company hereby agrees to employ the Executive and the Executive hereby agrees to become employed with the Company upon the terms and conditions set forth in this Agreement.

                                  ARTICLE III

                               Term of Agrement

  The term of employment shall be for a period from the Effective Date until the second anniversary of the Effective Date. In the event that the Merger Agreement does not close, for any reason, this Agreement shall not become effective and shall have no force or effect whatsoever. Any termination of the Executive's employment with the Company during its term shall be subject to the provisions of Article IX hereof.

                                  ARTICLE IV

                                    Duties

  The Executive during the term of this Agreement shall be employed as Senior Vice President, reporting to the Chief Executive Officer of the Company. The Executive agrees to perform all of the duties normally incident to those offices for as long as he shall hold those offices and to perform all other duties and responsibilities as may be prescribed by the Chief Executive Officer from time to time.

                                   ARTICLE V

                               Extent of Service

  The Executive shall be employed on a full time basis. Therefore, during the period of his employment, except for illness, vacation periods and leaves of absence authorized under the employment policies of the Company, the Executive shall devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement. However, the Executive may devote a small but reasonable amount of time to pursue and monitor personal investments and Executive may continue to serve on the boards of directors of the companies or organizations currently served by the Executive.

                                  ARTICLE VI

                                 Compensation

  For services rendered by the Executive under this Agreement, the Company will pay and provide to the Executive compensation and benefits during the term of this Agreement, which compensation and benefits (i) initially shall be as set forth in this Article VI and (ii) shall not at any time during the term of this Agreement be less than as set forth in this Article VI.

  6.1 Minimum Annual Salary. During the term of this Agreement the Company shall pay the Executive base salary on a semi-monthly basis calculated and based upon the Minimum Annual Salary for the Executive of $280,000, which may be increased from time to time by the Company at the Company's sole discretion. The term "Minimum Annual Salary" as used in this Agreement shall include all increases granted by the Board.

  6.2 Cash Incentive Compensation. The Executive shall be entitled to participate in the Company's Annual Incentive Plan or a successor plan or arrangement of the Company providing for incentive compensation of executive officers of the Company, such participation to be subject to the terms and conditions of such plan. Aggregate awards under such plan for the calendar year 1997 shall be the greater of amounts determined in accordance with that plan and $112,000.

  6.3 Executive and Incentive Compensation Arrangements. The Executive shall be entitled to participate in any executive and incentive compensation arrangements of the Company including, but not limited to, the Company's Annual Incentive Plan, the Deferred and Incentive Compensation Plan, and the Salary Deferral Plan (recognizing that such plans may be discontinued, merged with other plans or amended from time to time), and such other plans and arrangements which may be approved in the future that are generally available to senior executives of the Company all on the terms and conditions of such plans and arrangements.

  6.4 Retirement Plan. The Executive shall be entitled to participate in the Company's retirement program, provided, however, the Executive's benefit shall be the greater of (a) the combined benefit the Executive is entitled to receive from the Company's retirement program and the ENSERCH retirement program; or (b) the benefit the Executive would have been entitled to receive under the combination of the ENSERCH retirement program and the Company's retirement program ultimately adopted for the remainder of the ENSERCH employees. The retirement benefit under (a) and (b) above shall include any supplemental or restoration plans that compensate for benefit limitations under the tax qualified plans.

  6.5 Other Company Compensation Programs. The Executive shall be entitled to participate in all other employee benefit plans, executive retention incentive programs and other compensation and fringe benefit programs adopted and sponsored by the Company for which he is eligible by virtue of his employment by the Company, provided, however, the Executive shall be entitled to four weeks vacation. Such participation shall be subject to, and consistent with, the terms and conditions of such plans and programs. Service with ENSERCH shall be deemed service with the Company in determining eligibility and benefit levels under the Company's plans and programs (other than the Company's retirement program).

                                  ARTICLE VII

                               Retention Bonuses

  The Company will, within ten (10) days after the date earned, pay to the Executive an employment bonus in the following installments ("Retention Bonus Payments"):

    (i) an installment equal to $140,000 if the Executive continues his employment with the Company (uninterrupted other than by normal vacation, holidays, weekends, sick leave or other standard provisions for employee leave) after the Effective Date until the date six months after the Effective Date; and

    (ii) an installment equal to $280,000 if (a) the Executive continues his employment with the Company (uninterrupted, other than the exceptions in (i) above) until the date eighteen months after the Effective Date, or (b) the Executive terminates his employment with the Company on a date thirteen months or more after the Effective Date but prior to the date eighteen months after the Effective Date.

  An unearned Retention Bonus Payment shall not be payable in the event the Executive voluntarily terminates his employment with the Company prior to thirteen months after the Effective Date or is terminated for Cause. A termination of employment by the Executive for Good Reason shall not be deemed a voluntary termination of employment for purposes of this Article VII. The Retention Bonus Payments are not includable as defined compensation for purposes of pension or welfare benefit determinations.

  In the event the Executive dies or the Executive's employment with the Company is terminated as a result of his total disability (which shall mean the Executive's incapacity to perform all of his normal duties of employment with the Company on a full-time basis for more than six months due to physical or mental illness), then the Executive shall be entitled to a pro rata part of the Retention Bonus Payment proportional to the Executive's service after the merger date through the date of death or disability to the service required to earn the applicable Retention Bonus Payment. In making this calculation in the case of the Executive's disability, the Executive's service shall be deemed to have ceased upon the first date that the Executive ceased to perform his employment duties by reason of the disability.

                                 ARTICLE VIII

                        Working Facilities and Expenses

  8.1 Office Facilities. The Company shall furnish the Executive with a private office and a private secretary to be selected by the Executive and all other assistance and accommodations as are suitable to the character of the Executive's position with the Company and adequate for the performance of his duties under this Agreement.

  8.2 Expenses. The Executive is authorized to incur reasonable expenses for the promotion of the business of the Company including expenses for entertainment, travel and other similar items. The Company shall pay or reimburse the Executive for all reasonable items of expense incurred by the Executive in performing his obligations under this Agreement. The Executive must, however, in each case provide adequate substantiation of the expense that has been incurred by the Executive.

                                  ARTICLE IX

                         Compensation Upon Termination

  9.1 Compensation Upon Termination Under Specified Circumstances. If the Company terminates the Executive's employment other than (a) for Cause; or (b) upon the Executive's inability to fully perform his duties and responsibilities with the Company by reason of his disability; or (c) if the Executive terminates his employment for Good Reason (which termination may be effected by retirement for Good Reason prior to the Executive's normal retirement date), then the Company shall pay the Executive (without regard to the provisions of any benefit plan) in a lump sum on or before the tenth business day following the date of termination ("Payment Date") an amount equal to the sum of the following paragraphs (i) through (iii), reduced by any of such amounts already paid:

    (i) The Executive's full base salary through the date of termination at the rate in effect just prior to the time Notice of Termination is given, plus any earned vacation time, plus any benefits or awards which pursuant to the terms of any plans have been earned or become payable, but which have not yet been paid to the Executive (provided that benefits or awards under plans shall be paid in accordance with the terms of the plans); plus

    (ii) Any severance benefits customarily provided by the Company as well as any other then vested benefits of the Executive (which shall be paid in accordance with, and subject to, the terms of the applicable plans); plus

    (iii) Any other unpaid amounts owing under this Agreement.

  9.2 Notice of Termination. Any termination by the Company or by the Executive for Good Reason following the Effective Date shall be communicated by written Notice of Termination to the other party hereto.

                                   ARTICLE X

                             Payment of Legal Fees

  In the event that either party initiates a legal proceeding to enforce any right or obligation provided for herein, the non-prevailing party in such proceeding shall reimburse the prevailing party his or its reasonable legal fees and expenses incurred in connection with such proceeding. The reimbursement of such legal fees and expenses shall be made within 30 days after the prevailing party's request for payment accompanied by evidence of the fees and expenses incurred.

                                  ARTICLE XI

                            Modification and Waiver

  11.1 Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties to this Agreement.

  11.2 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with waiver or estoppel. No written waiver shall be deemed a continuing waiver unless the continuing nature of the waiver is expressly stated therein. Each waiver shall operate only as to that specific term or condition; it will not be deemed a waiver of future conditions or as to any act other than that specifically waived.

                                  ARTICLE XII

                                  Arbitration

  Any controversy or claim arising out of or relating to this Agreement, or breach of it, shall be settled by arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

                                 ARTICLE XIII

                              General Provisions

  13.1 Federal Income Tax Withholding. The Company shall withhold from any compensation and benefits payable under this Agreement all federal, state, city, or other taxes as shall be required under any law or governmental regulation or ruling.

  13.2 Successors; Enforceability.

  (a) Successor Must Assume. The Company will make reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation, dissolution or otherwise) to all or substantially all of the aggregate business and/or assets of the Company (including consolidated subsidiaries) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform as if no succession had taken place. Notwithstanding the express assumption of, or the failure to assume, this Agreement by any successor, this Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.

  (b) Agreement Enforceable After Executive's Death. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

  13.3 Nonassignability. Except as provided in Sections 13.2 and this Section 13.3, neither this Agreement or any right or interest granted in it shall be assignable by either the Company or the Executive, or their successors or representatives, without the other's prior written consent. This Section shall not preclude the Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death, or the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled to them.

  13.4 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, computation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

  13.5 Interest. All payments due under this Agreement and unpaid shall bear interest at the rate of 10% per annum, compounded daily, beginning on the next ensuing day after the Payment Date or such other date as they may be due.

  13.6 Delivery of Notices. Any notice required to be given under this Agreement shall be in writing and shall be deemed to have been given and received upon the earlier of (i) receipt by the party to which the notice is sent and (ii) delivery of the notice to the address for notice designated by the party to which the notice is sent. Any address may be changed from time to time by serving notice to the other party as required in this Section.

  13.7 Severability. If, for any reason, any provision of this Agreement is held invalid, that invalidity shall not affect any other provision of this Agreement not also held invalid, and each other provision shall to the full extent consistent with law continue in full force and effect.

  13.8 Headings. The headings of Articles and Sections are included solely for convenience of reference. The descriptive heading shall not control the meaning or interpretation of any of the provisions of this Agreement.

  13.9 Governing Law. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance, and enforcement shall be governed by the laws of that State.

  13.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute a single Agreement.

                                  ARTICLE XIV

                               Entire Agreement

  This Agreement shall constitute the entire agreement of the parties with respect to the matters covered hereby, and shall supersede all prior written and oral agreements pertaining to the subject matter hereof.

  The parties have caused this Agreement to be executed on the date first written in this Agreement.

                                          Texas Utilities Services Inc.

                                                      /s/ Erle Nye
                                          By: _________________________________

                                                 /s/ Michael E. Rescoe
                                          _____________________________________
                                                         EXECUTIVE

                                                                      ANNEX VII

                             EMPLOYMENT AGREEMENT

  THIS AGREEMENT by and between Texas Utilities Company (the "Company"), and
W. T. Satterwhite (the "Executive") is entered into as of the 10th day of September, 1996.

                             W I T N E S S E T H:

  WHEREAS, ENSERCH Corporation ("ENSERCH") and the Company have entered into an Amended and Restated Agreement and Plan of Merger whereupon the closing of such transaction, the Company will become a subsidiary of a successor to the Company;

  WHEREAS, the Company desires to employ the Executive for a term beginning on the closing of the acquisition, and the Executive is willing to serve in the employ of the Company beginning at such time, upon the terms and conditions provided in this Agreement;

  WHEREAS, the Executive currently serves as an executive of ENSERCH and the Company recognizes the importance of the substantial experience and qualifications of the Executive in performing his duties and responsibilities, and the Company considers it essential to the best interests of the Company to take appropriate steps to assure that the Company will continue to have available the Executive's services following the acquisition;

  NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  Definitions

  All words and phrases defined shall have the meanings described below unless in the context some other meaning is clearly intended.

  1.1 "Agreement" means this agreement.

  1.2 "Board" means the Board of Directors of the Company.

  1.3 "Cause" for termination of the Executive means (a) an act or acts of dishonesty or material violation of a Company policy by, or at the direction of, the Executive; (b) willful failure or refusal of the Executive to perform services as properly required by the Company; (c) any action or failure to act on the part of the Executive which is intended to result in material injury to the assets, business or prospects of the Company; or (d) the conviction of the Executive of a felony.

  1.4 "Closing" means the Closing of the Merger Agreement as therein defined.

  1.5 "Effective Date" means the date of the Closing as defined in the Merger Agreement.

  1.6 "Good Reason" for the Executive to terminate the Executive's employment shall mean:

    (a) an adverse change in the Executive's status or position(s) from that described in Article IV hereof including, without limitation, any adverse change in the Executive's status or position as a result of a material diminution in the Executive's duties or responsibilities, or a material change in the Executive's business location or the assignment to the Executive of any duties or responsibilities which are inconsistent with such status or position(s), or a substantial increase in the Executive's business travel, or any removal

                                     VII-1
  of the Executive from or any failure to reappoint or reelect the Executive to such position(s) (except in connection with the terminating of the Executive's employment for Cause, disability or retirement or as a result of the Executive's death or by the Executive other than for Good Reason);

    (b) a reduction by the Company in the Executive's base salary as set forth herein, or in the number of vacation days to which the Executive is then entitled under the Company's normal vacation policy;

    (c) the taking of any action by the Company (including the elimination of a plan without providing substitutes therefor or the reduction of the Executive's awards thereunder) that would diminish or the failure by the Company to take any action which would maintain the aggregate projected value of the Executive's awards under the Company's Performance Incentive Plan;

    (d) the taking of any action by the Company that would diminish or the failure by the Company to take any action which would maintain the aggregate value of the benefits provided the Executive under the Company's medical, health, dental, accident, disability, life insurance, stock purchase or retirement plans;

    (e) the taking of any action by the Company that would diminish or the failure of the Company to take any action that would maintain indemnification or insurance for officers' liability; or

    (f) any purported termination by the Company of the Executive's employment that is not effected pursuant to a Notice of Termination; and for purposes of this Agreement, such purported termination shall not be effective.

  1.7 "Merger Agreement" means the Amended and Restated Agreement and Plan of Merger among the Company, ENSERCH and TUC Holding Company dated as of April 13, 1996.

  1.8 "Minimum Annual Salary" means that salary described in Section 6.1.

  1.9 "Notice of Termination" means a notice specifying the termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so specified. A Notice of Termination for Cause shall contain a written description of the particulars of the act or omission of which the Executive is accused in the good faith opinion of the Company.

                                  ARTICLE II

                                  Employment

  The Company hereby agrees to employ the Executive and the Executive hereby agrees to become employed with the Company upon the terms and conditions set forth in this Agreement.

                                  ARTICLE III

                               Term of Agreement

  The term of employment shall be for a period from the Effective Date until the second anniversary of the Effective Date. In the event that the Merger Agreement does not close, for any reason, this Agreement shall not become effective and shall have no force or effect whatsoever. Any termination of the Executive's employment with the Company during its term shall be subject to the provisions of Article IX hereof.

                                  ARTICLE IV

                                    Duties

  The Executive during the term of this Agreement shall be employed as Executive Vice President, reporting to the Chief Executive Officer of the Company. The Executive agrees to perform all of the duties normally

                                     VII-2
incident to those offices for as long as he shall hold those offices and to perform all other duties and responsibilities as may be prescribed by the Chief Executive Officer from time to time.

                                   ARTICLE V

                               Extent of Service

  The Executive shall be employed on a full time basis. Therefore, during the period of his employment, except for illness, vacation periods and leaves of absence authorized under the employment policies of the Company, the Executive shall devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement. However, the Executive may devote a small but reasonable amount of time to pursue and monitor personal investments and Executive may continue to serve on the boards of directors of the companies or organizations currently served by the Executive.

                                  ARTICLE VI

                                 Compensation

  For services rendered by the Executive under this Agreement, the Company will pay and provide to the Executive compensation and benefits during the term of this Agreement, which compensation and benefits (i) initially shall be as set forth in this Article VI and (ii) shall not at any time during the term of this Agreement be less than as set forth in this Article VI.

  6.1 Minimum Annual Salary. During the term of this Agreement the Company shall pay the Executive base salary on a semi-monthly basis calculated and based upon the Minimum Annual Salary for the Executive of $282,000, which may be increased from time to time by the Company at the Company's sole discretion. The term "Minimum Annual Salary" as used in this Agreement shall include all increases granted by the Board.

  6.2 Cash Incentive Compensation. The Executive shall be entitled to participate in the Company's Performance Incentive Plan or a successor plan or arrangement of the Company providing for incentive compensation of executive officers of the Company, such participation to be subject to the terms and conditions of such plan. Aggregate awards under such plan for the calendar year 1997 shall be the greater of amounts determined in accordance with that plan and $112,800.

  6.3 Executive and Incentive Compensation Arrangements. The Executive shall be entitled to participate in any executive and incentive compensation arrangements of the Company including, but not limited to, the Company's Annual Incentive Plan, the Deferred and Incentive Compensation Plan and the Salary Deferral Plan (recognizing that such plans may be discontinued, merged with other plans or amended from time to time), and such other plans and arrangements which may be approved in the future that are generally available to senior executives of the Company all on the terms and conditions of such plans and arrangements.

  6.4 Retirement Plan. The Executive shall be entitled to participate in the Company's retirement program, provided, however, the Executive's benefit shall be the greater of (a) the combined benefit the Executive is entitled to receive from the Company's retirement program and the ENSERCH retirement program; or (b) the benefit the Executive would have been entitled to receive under the combination of the ENSERCH retirement program and the Company's retirement program ultimately adopted for the remainder of the ENSERCH employees. The retirement benefit under (a) and (b) above shall include any supplemental or restoration plans that compensate for benefit limitations under the tax qualified plans.

  6.5 Other Company Compensation Programs. The Executive shall be entitled to participate in all other employee benefit plans, executive retention incentive programs and other compensation and fringe benefit programs adopted and sponsored by the Company for which he is eligible by virtue of his employment by the

                                     VII-3

Company. Such participation shall be subject to, and consistent with, the terms and conditions of such plans and programs. Service with ENSERCH shall be deemed service with the Company in determining eligibility and benefit levels under the Company's plans and programs (other than the Company's retirement program).

                                  ARTICLE VII

                               Retention Bonuses

  The Company will, within ten (10) days after the date earned, pay to the Executive an employment bonus in the following installments ("Retention Bonus Payments"):

    (i) an installment equal to $141,000 if the Executive continues his employment with the Company (uninterrupted other than by normal vacation, holidays, weekends, sick leave or other standard provisions for employee leave) after the Effective Date until the date six months after the Effective Date; and

    (ii) an installment equal to $282,000 if the Executive continues his employment with the Company (uninterrupted, other than the exceptions in (i) above) until the date eighteen months after the Effective Date.

  An unearned Retention Bonus Payment shall not be payable in the event the Executive voluntarily terminates his employment with the Company prior to the applicable bonus date or is terminated for Cause. A termination of employment by the Executive for Good Reason shall not be deemed a voluntary termination of employment for purposes of this Article VII. The Retention Bonus Payments are not includable as defined compensation for purposes of pension or welfare benefit determinations.

  In the event the Executive dies or the Executive's employment with the Company is terminated as a result of his total disability (which shall mean the Executive's incapacity to perform all of his normal duties of employment with the Company on a full-time basis for more than six months due to physical or mental illness), then the Executive shall be entitled to a pro rata part of the Retention Bonus Payment proportional to the Executive's service after the merger date through the date of death or disability to the service required to earn the applicable Retention Bonus Payment. In making this calculation in the case of the Executive's disability, the Executive's service shall be deemed to have ceased upon the first date that the Executive ceased to perform his employment duties by reason of the disability.

                                 ARTICLE VIII

                        Working Facilities and Expenses

  8.1 Office Facilities. The Company shall furnish the Executive with a private office and a private secretary to be selected by the Executive and all other assistance and accommodations as are suitable to the character of the Executive's position with the Company and adequate for the performance of his duties under this Agreement.

  8.2 Expenses. The Executive is authorized to incur reasonable expenses for the promotion of the business of the Company including expenses for entertainment, travel and other similar items. The Company shall pay or reimburse the Executive for all reasonable items of expense incurred by the Executive in performing his obligations under this Agreement. The Executive must, however, in each case provide adequate substantiation of the expense that has been incurred by the Executive.

                                  ARTICLE IX

                         Compensation Upon Termination

  9.1 Compensation Upon Termination Under Specified Circumstances. If the Company terminates the Executive's employment other than (a) for Cause; or (b) upon the Executive's inability to fully perform his duties

                                     VII-4
and responsibilities with the Company by reason of his disability; or (c) if the Executive terminates his employment for Good Reason (which termination may be effected by retirement for Good Reason prior to the Executive's normal retirement date), then the Company shall pay the Executive (without regard to the provisions of any benefit plan) in a lump sum on or before the tenth business day following the date of termination ("Payment Date") an amount equal to the sum of the following paragraphs (i) through (iii), reduced by any of such amounts already paid:

    (i) The Executive's full base salary through the date of termination at the rate in effect just prior to the time Notice of Termination is given, plus any earned vacation time, plus any benefits or awards which pursuant to the terms of any plans have been earned or become payable, but which have not yet been paid to the Executive (provided that benefits or awards under plans shall be paid in accordance with the terms of the plans); plus

    (ii) Any severance benefits customarily provided by the Company as well as any other then vested benefits of the Executive (which shall be paid in accordance with, and subject to, the terms of the applicable plans); plus

    (iii) Any other unpaid amounts owing under this Agreement.

  9.2 Notice of Termination. Any termination by the Company or by the Executive for Good Reason following the Effective Date shall be communicated by written Notice of Termination to the other party hereto.

                                   ARTICLE X

                             Payment of Legal Fees

  In the event that either party initiates a legal proceeding to enforce any right or obligation provided for herein, the non-prevailing party in such proceeding shall reimburse the prevailing party his or its reasonable legal fees and expenses incurred in connection with such proceeding. The reimbursement of such legal fees and expenses shall be made within 30 days after the prevailing party's request for payment accompanied by evidence of the fees and expenses incurred.

                                  ARTICLE XI

                            Modification and Waiver

  11.1 Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties to this Agreement.

  11.2 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with waiver or estoppel. No written waiver shall be deemed a continuing waiver unless the continuing nature of the waiver is expressly stated therein. Each waiver shall operate only as to that specific term or condition; it will not be deemed a waiver of future conditions or as to any act other than that specifically waived.

                                  ARTICLE XII

                                  Arbitration

  Any controversy or claim arising out of or relating to this Agreement, or breach of it, shall be settled by arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

                                     VII-5

                                 ARTICLE XIII

                              General Provisions

  13.1 Federal Income Tax Withholding. The Company shall withhold from any compensation and benefits payable under this Agreement all federal, state, city, or other taxes as shall be required under any law or governmental regulation or ruling.

  13.2 Successors; Enforceability.

  (a) Successor Must Assume. The Company will make reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation, dissolution or otherwise) to all or substantially all of the aggregate business and/or assets of the Company (including consolidated subsidiaries) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform as if no succession had taken place. Notwithstanding the express assumption of, or the failure to assume, this Agreement by any successor, this Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.

  (b) Agreement Enforceable After Executive's Death. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

  13.3 Nonassignability. Except as provided in Sections 13.2 and this Section 13.3, neither this Agreement or any right or interest granted in it shall be assignable by either the Company or the Executive, or their successors or representatives, without the other's prior written consent. This Section shall not preclude the Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death, or the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled to them.

  13.4 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, computation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

  13.5 Interest. All payments due under this Agreement and unpaid shall bear interest at the rate of 10% per annum, compounded daily, beginning on the next ensuing day after the Payment Date or such other date as they may be due.

  13.6 Delivery of Notices. Any notice required to be given under this Agreement shall be in writing and shall be deemed to have been given and received upon the earlier of (i) receipt by the party to which the notice is sent and (ii) delivery of the notice to the address for notice designated by the party to which the notice is sent. Any address may be changed from time to time by serving notice to the other party as required in this Section.

  13.7 Severability. If, for any reason, any provision of this Agreement is held invalid, that invalidity shall not affect any other provision of this Agreement not also held invalid, and each other provision shall to the full extent consistent with law continue in full force and effect.

  13.8 Headings. The headings of Articles and Sections are included solely for convenience of reference. The descriptive heading shall not control the meaning or interpretation of any of the provisions of this Agreement.

  13.9 Governing Law. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance, and enforcement shall be governed by the laws of that State.

                                     VII-6

  13.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute a single Agreement.

                                  ARTICLE XIV

                               Entire Agreement

  This Agreement shall constitute the entire agreement of the parties with respect to the matters covered hereby, and shall supersede all prior written and oral agreements pertaining to the subject matter hereof.

  The parties have caused this Agreement to be executed on the date first written in this Agreement.

                                            Texas Utilities Company

                                                      /s/ Erle Nye
                                            By: _______________________________

                                               /s/ William T. Satterwhite
                                                 ______________________________
                                                        EXECUTIVE


                                     VII-7

                                                                     ANNEX VIII

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                              TUC HOLDING COMPANY

                                  ARTICLE I.

  The name of the Corporation is Texas Utilities Company.

                                  ARTICLE II.

  The purposes for which the Corporation is formed are to subscribe for, purchase, invest in, hold, own, assign, pledge and otherwise deal in and dispose of shares of capital stock, bonds, mortgages, debentures, notes and other securities, obligations, contracts and evidences of indebtedness of public utility companies and other foreign or domestic corporations; to organize or promote or facilitate the organization of subsidiary corporations; to aid in any manner permitted by law any corporation in which the Corporation owns shares of stock or in which the Corporation has any other legal or equitable interest; and to do all such things as may be necessary, appropriate, convenient or incidental to the foregoing purposes.

                                 ARTICLE III.

  The post office address of the registered office of the Corporation is 1601 Bryan Street, Dallas, Texas 75201, and the name of its registered agent at such address is Peter B. Tinkham.

                                  ARTICLE IV.

  The duration of the Corporation is perpetual.

                                  ARTICLE V.

  The affairs of the Corporation shall be managed by a board of directors, who shall be chosen by ballot at the annual meeting of the shareholders, or any meeting of shareholders held in place thereof, and shall serve until their successors are elected unless removed as herein provided for.

  Vacancies in the board of directors, except vacancies in the board of directors caused by an increase in the number of directors, may be filled by the board at any meeting. Vacancies in the board of directors arising from an increase in the number of directors shall be filled at a meeting of the shareholders called for the purpose of filling such vacancies. Any or all of the directors may at any time be removed, whether cause be assigned for such removal or not, by the vote of the holders of a majority in aggregate number of the shares of stock of the Corporation then outstanding, given at a special meeting called for the purpose of considering any such action.

                                    VIII-1

  The number of directors presently constituting the board of directors of the Corporation is ten and the names and addresses of the persons now serving as directors are as follows:

                           NAME                                  ADDRESS
                           ----                                  -------
   J. S. Farrington..................................... Dallas, Texas
   Bayard H. Friedman................................... Fort Worth, Texas
   Kerney Laday......................................... Dallas, Texas
   William M. Griffin................................... Hartford, Connecticut
   Margaret N. Maxey.................................... Austin, Texas
   James A. Middleton................................... Los Angeles, California
   Erle Nye............................................. Dallas, Texas
   J. E. Oesterreicher.................................. Dallas, Texas
   Charles R. Perry..................................... Odessa, Texas
   Herbert H. Richardson................................ College Station, Texas

                                  ARTICLE VI.

  The total number of shares that may be issued by the Corporation is five hundred fifty million (550,000,000) shares, of which fifty million (50,000,000) shares are classified as serial preference stock having the par value of $25 per share, and five hundred million (500,000,000) shares are classified as common stock without par value.

  The descriptions of the different classes of stock of the Corporation and the preferences, designations, relative rights, privileges, powers, restrictions, limitations and qualifications of said classes of stock are as follows:

                         DIVISION A--PREFERENCE STOCK

  1. Series and Limits of Variations between Series. Subject to the provisions of Division B of this Article VI (which provisions, however, shall not continue effective as to any shares which are redeemed or repurchased and restored to the status of authorized but unissued shares), the preference stock may be divided into and issued in one or more series from time to time as herein provided, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The authorized number of shares of any such series, the designation of such series, and the terms and characteristics thereof (in those respects in which the shares of one series may vary from the shares of other series as herein provided) shall be fixed at any time prior to the issuance thereof by resolution or resolutions of the board of directors of the Corporation. The preference stock of all series shall be of the same class and of equal rank and shall be identical in all respects, except that there may be variations in the following particulars:

    (a) The rate at which annual dividends are to accrue on the shares of such series, hereinafter referred to as the "fixed dividend rate;"

    (b) The terms and conditions on which the shares of such series may be redeemed, and the amount payable in respect of the shares of such series in case of the redemption thereof at the option of the Corporation (the amount so fixed being hereinafter referred to as the "fixed redemption price"), and the amount payable in respect of the shares of such series in case of the redemption thereof for any sinking fund of such series, which amounts in respect of any series may, but need not, vary according to the time or circumstances of such action;

    (c) The amount payable in respect of the shares of such series in case of liquidation, dissolution or winding up of the Corporation (the amount so fixed being hereinafter referred to as the "fixed liquidation price"), and the amount payable, if any, in addition to the fixed liquidation price for each series, in case such liquidation, dissolution or winding up be voluntary (the amount so fixed being hereinafter referred to as the "fixed liquidation premium"), which amounts in respect of any series may, but need not, vary according to the time or circumstances of such action;

                                    VIII-2

    (d) Any requirement as to any sinking fund or purchase fund for, or the redemption, purchase or other retirement by the Corporation of, the shares of such series; and

    (e) The right, if any, to exchange or convert the shares of such series into shares of any other series of the preference stock, or, to the extent permitted by law, into shares of any other class of stock of the Corporation, and the rate or basis, time, manner and conditions of exchange or conversion or the method by which the same shall be determined.

  2. Dividends. Out of the assets of the Corporation legally available for dividends, the holders of the preference stock of each series shall be entitled, in preference to the holders of the common stock, to receive, but only when and as declared payable by the board of directors, dividends at the fixed dividend rate for such series, and no more, payable quarterly in each year, on the dividend payment dates established for such series, or otherwise as the board of directors may determine, to shareholders of record as of a date not exceeding thirty (30) days nor less than ten (10) days preceding such dividend payment dates, and such dividends on the preference stock shall be cumulative, so that, if in any past dividend period or periods full dividends upon each series of the outstanding preference stock at the fixed dividend rate or rates therefor shall not have been paid, the deficiency (without interest) shall be paid or declared and set apart for payment before any dividends shall be paid upon or set apart for the common stock (other than a dividend payable in common stock of the Corporation). Dividends on all shares of the preference stock of each series shall commence to accrue and be cumulative from the dividend date for such series next preceding the date of issue of the initial shares of such series, or from said date of issue, if that be a dividend date or from a date fixed by the board of directors at the time the relative rights and preferences of such series are fixed and determined. Any dividends paid on the preference stock in any amount less than full cumulative dividends accrued or in arrears upon all preference stock outstanding shall, if more than one series be outstanding, be divided between the different series in proportion to the aggregate amounts which would be distributable to the preference stock of each series if full cumulative dividends were declared and paid thereon.

  3. Preference on Liquidation, etc. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the preference stock of each series shall have a preference over the holders of the common stock until the fixed liquidation price per share for such series, plus, in case such liquidation, dissolution or winding up shall have been voluntary, the fixed liquidation premium per share for such series, if any, together in all cases with unpaid accumulated dividends, if any, shall have been paid or distributed or declared and set apart for payment or distribution, but the holders of the preference stock shall be entitled to no further participation in any such distribution. If upon any such liquidation, dissolution or winding up, the assets distributable among the holders of the preference stock shall be insufficient to permit the payment of the full preferential amounts aforesaid, then the entire assets of the Corporation to be distributed shall be distributed among the holders of each series of the preference stock then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled. Nothing in this Section 3 shall be deemed to prevent the purchase or redemption of preference stock in any manner permitted by Section 4 of this Division A, nor shall anything in this Section 3 be deemed to prevent the purchase or redemption by the Corporation of shares of its common stock if the requirements of Section 6 of this Division A shall be complied with. No such purchase or redemption shall be deemed to be a liquidation, dissolution or winding up of the Corporation or a distribution of assets to its common shareholders within the meaning of this Section 3 whether or not shares of common stock so redeemed or purchased shall be retired, nor shall a consolidation or merger of the Corporation or a sale or transfer of substantially all of its assets as an entirety be regarded as a liquidation, dissolution or winding up of the Corporation within the meaning of this
Section 3.

  4. Redemption and Repurchase. The Corporation may at any time or from time to time, by resolution of the board of directors, redeem (subject to any terms of a particular series restricting refunding or redemption thereof) all or any part of the preference stock, or of any series thereof, by paying in cash the fixed redemption price applicable thereto plus the amount of unpaid accumulated dividends, if any, to the date of such redemption. If less than all the shares of one series of preference stock is to be redeemed, the shares to be redeemed shall be selected ratably or by lot, in such manner as may be prescribed by resolution of the board of directors, by an

                                    VIII-3
independent bank or trust company selected for that purpose by the board of directors. Notice of such redemption shall be mailed to each holder of redeemable shares being called, not less than twenty (20) nor more than fifty
(50) days before the date fixed for redemption, at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. Such notice of redemption of such shares shall set forth the series or part thereof to be redeemed, the date fixed for redemption, the redemption price, and the place at which the shareholders may obtain payment of the redemption price upon surrender of their respective share certificates. From and after the date fixed in any such notice as the date of redemption, unless default shall be made by the Corporation in providing funds sufficient for such redemption at the time and place specified for the payment thereof pursuant to said notice, all dividends on the shares so redeemed shall cease to accrue, and all rights of the holders of such shares as shareholders of the Corporation, except only the right to receive the redemption funds to which they are entitled, shall cease and determine.

  The Corporation may, on or prior to the date fixed for any redemption, deposit with any bank or trust company in the State of Texas, or any bank or trust company in the United States duly appointed and acting as a transfer agent of the Corporation, as a trust fund, a sum sufficient to redeem shares called for redemption, with irrevocable instructions and authority to such bank or trust company to give or complete the notice of redemption thereof and to pay, on or after the date fixed for such redemption, to the respective holders of shares, as evidenced by a list of holders of such shares certified by the Corporation by its President or a Vice President and by its Secretary or an Assistant Secretary, the redemption price upon the surrender of their respective share certificates. Thereafter, from and after the date fixed for redemption, such shares shall be deemed to be redeemed and dividends thereon shall cease to accrue after such date fixed for redemption. Such deposit shall be deemed to constitute full payment of such shares to their holders. Thereafter, from and after the date fixed for redemption, such shares shall no longer be deemed to be outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust company payment, without interest, of the redemption price of such shares plus the amount of unpaid accumulated dividends upon the surrender of their respective certificates therefor, and any right to convert such shares which may exist. In case the holders of such shares shall not, within six (6) years after such deposit, claim the amount deposited for redemption thereof, such bank or trust company shall upon demand pay over to the Corporation the balance of such amount so deposited, together with any interest accrued thereon, which shall become the property of the Corporation, and such bank or trust company shall thereupon be relieved of all responsibility to the holders thereof.

  Nothing contained in this Section 4 shall limit the right of the Corporation to purchase or otherwise acquire shares of the preference stock to the extent permitted by law.

  Shares of preference stock of the Corporation redeemed or purchased by the Corporation shall be restored to the status of authorized but unissued shares of preference stock without designation, and may from time to time be reissued as provided in Section 1 of this Division A. All such redemptions and purchases of preference stock of the Corporation shall be effected in accordance with the laws of the State of Texas governing redemption or purchase or redeemable shares.

  5. Voting Rights. The holders of the preference stock shall not be entitled to vote except (a) as expressly conferred in Article VII hereof, or (b) as may from time to time be mandatorily provided by the laws of Texas, or (c) for the election of one-third (adjusted to the nearest whole number) of the board of directors or two directors, whichever is greater, when and as dividends on any of the outstanding preference stock shall be in default in an amount equivalent to four (4) full quarterly dividends and thereafter until no dividends on any preference stock shall be in default or until dividends on any of the outstanding preference stock shall be in default in an amount equivalent to eight (8) full quarterly dividends, whichever event shall first occur, or (d) for the election of the smallest number of directors necessary so that a majority of the full board shall have been elected by the holders of the preference stock when and as dividends on any of the outstanding preference stock shall be in default in an amount equivalent to eight (8) full quarterly dividends, and thereafter until no dividends on any preference stock shall be in default.

                                    VIII-4

  The terms of office of all persons who may be directors of the Corporation at any time when a right to elect members of the board of directors shall accrue to the holders of the preference stock shall terminate upon the election of their successors, except that if the holders of the common stock shall not have elected the remaining directors of the Corporation, then, and only in that event, the directors of the Corporation in office just prior to the right of the holders of preference stock to elect the members of the board of directors shall elect the remaining directors of the Corporation. Thereafter, during the continuance of any right of the holders of preference stock to elect the members of the board of directors, as provided above, the remaining directors, whether elected by directors, as aforesaid, or whether originally or later elected by holders of the common stock, shall continue in office until their successors are elected by holders of the common stock and shall qualify. The term of office of the directors so elected by the holders of the preference stock, voting separately as a class, and of the directors elected by the holders of the common stock, voting separately as a class, or elected by directors, as aforesaid, shall be until the right of the holders of the preference stock to elect directors shall terminate, as provided above, and until their successors shall have been elected and shall have qualified.

  Upon the termination of the right of the holders of the preference stock to elect members of the board of directors, as provided above, the voting power of the holders of the preference stock and the holders of the common stock shall revert to the status existing before the first dividend payment date on which dividends on any of the preference stock were not paid in full, but always subject to the same provisions for vesting such right in the holders of the preference stock in case of further like default or defaults in the payment of dividends thereon. Upon termination of any such voting right upon payment of all accumulated and defaulted dividends on the preference stock, the terms of office of all persons who have been elected directors of the Corporation by vote of the holders of the preference stock as a class, pursuant to such voting right, shall terminate as hereinabove provided, and the resulting vacancies shall be filled by the vote of a majority of the remaining directors.

  In case of any vacancy in the office of a director occurring among the directors elected by the holders of the preference stock, voting as a class, the remaining directors elected by the holders of the preference stock, by affirmative vote of a majority thereof, or the remaining director so elected if there be but one, may elect a successor or successors to hold office for the unexpired term or terms of the director or directors whose place or places shall be vacant. In case of any vacancy in the office of a director occurring among the directors elected by the holders of the common stock, voting separately as a class, or elected by directors, as aforesaid, the remaining directors so elected, by affirmative vote of a majority thereof, or the remaining director so elected if there be but one, may elect a successor or successors to hold office for the unexpired term or terms of the director or directors whose place or places shall be vacant.

  Whenever dividends on the preference stock shall be in default, as provided in this Section 5, it shall be the duty of the President, a Vice President or the Secretary of the Corporation, or in the event of their failure to do so within twenty (20) days of such default, the privilege is granted any holder of preference stock who shall first demand the right so to do by written notice to the Corporation, forthwith to cause notice to be given to the holders of the preference stock and to the holders of the common stock of a meeting to be held at such time as the Corporation's officers, or such holder of preference stock, as the case may be, may fix, not less than ten (10) nor more than sixty (60) days after the accrual of such privilege, for the purpose of electing directors. Each holder of record of preference stock, or his legal representative, shall be entitled at such meeting to one vote for each share of preference stock standing in his name on the books of the Corporation. At each meeting of shareholders held for such purpose, the presence in person or by proxy of the holders of a majority of the common stock shall be required to constitute a quorum of the common stock for the election of directors, and the presence in person or by proxy of the holders of a majority of the preference stock shall be required to constitute a quorum of the preference stock for the election of directors; provided, however, that the absence of a quorum of the holders of stock of either the preference stock or the common stock shall not prevent the election at any such meeting or adjournment thereof of directors by such other class, if the necessary quorum of the holders of stock of such other class is present in person or by proxy at such meeting or any adjournment thereof, and the directors so elected and qualified shall constitute the board of directors with a majority of the directors so elected and qualified constituting a quorum for meetings of the board until such time as the other class of shareholders shall

                                    VIII-5
elect those directors which it has a right to elect; and provided, further, that in the absence of a quorum of holders of stock of either class, a majority of the holders of the stock of the class, which lacks a quorum, who are present in person or by proxy shall have power to adjourn the election of the directors to be elected by such class from time to time without notice other than announcement at the meeting, until the requisite quorum of holders of such class shall be present in person or by proxy, but such adjournment shall not be made to a date beyond the date for the mailing of the notice of the next annual meeting of the Corporation or special meeting in lieu thereof.

  6. Restrictions on Certain Corporation Action. So long as any shares of any series of the preference stock shall remain outstanding, the Corporation shall not, without the authorization of the holders of not less than two-thirds of the issued and outstanding shares of preference stock, voting as a class at a meeting called for the purpose of approving such action:

    (a) Create, authorize or issue any class stock ranking prior to the preference stock in respect to dividends or liquidation rights (other than stock issuable upon conversion of obligations or securities, or upon the exercise of warrants, rights or options to purchase, authorized pursuant to
  (b) below);

    (b) Create, authorize or issue any obligation or security convertible into, or any warrants, rights or options to purchase or subscribe to, any stock ranking prior to the preference stock in respect to dividends or liquidation rights;

    (c) Materially alter the provisions hereof relative to the preference stock, or any series thereof, which would change the express terms and provisions of such stock, including any change in the provisions of Section 5 and 6 of this Division A; provided, however, that if such material change appertains to outstanding shares of one or more, but not all, of such series, then for the purposes of this Section 6 such change shall be deemed to be authorized if holders of two-thirds of the shares affected shall vote favorably with respect thereto.

                   DIVISION B--DESCRIPTION OF ISSUED SERIES

                           DIVISION C--COMMON STOCK

  Subject to the rights expressly conferred upon the holders of preference stock, under prescribed conditions, by this Article VI, and subordinate thereto, the holders of the common stock alone shall:

    1. Receive all dividends declared by the board of directors.

    2. Receive all assets of the Corporation available for distribution to its shareholders in the event of any liquidation, dissolution or winding up of the Corporation. The board of directors, by vote of a majority of the members thereof, may distribute in kind to the holders of the common stock such remaining assets of the Corporation, or may sell, transfer or otherwise dispose of all or any of the remaining property and assets of the Corporation to any other corporation or other purchaser and receive payment therefor wholly or partially in cash or property or stock or obligations of such purchaser, and may sell all or any part of the consideration received therefor and distribute the same or the proceeds thereof to the holders of the common stock.

    3. Possess exclusively full voting power for the election of directors and for all other purposes, except as set forth in Division A-5 of this
  Section VI.

                                 ARTICLE VII.

  The holders of a majority of the aggregate number of shares of the outstanding stock of the Corporation, entitled to vote upon any matter to be acted upon, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of shareholders, but less than a quorum shall have power to adjourn. At all meetings of the shareholders, each shareholder entitled to vote shall be entitled to one vote for each share of stock held by him and recorded in his name on the record date for such meeting, and may vote and otherwise

                                    VIII-6
act either in person or by proxy, except that in all elections for directors every shareholder entitled to vote shall have the right to vote in person or by proxy the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of his shares shall equal, or to distribute them on the same principle among as many candidates as he shall think fit. Any shareholder who intends to cumulate his votes shall give written notice of such intention to the secretary of the Corporation on or before the day preceding the election at which such shareholder intends to cumulate his votes. Unless otherwise provided by statute or by the articles of incorporation of the Corporation, when a quorum is present at any meeting, a majority of the stock represented thereat shall decide any question before such meeting.

                                 ARTICLE VIII.

  Upon any issue for money or other consideration of any stock, or any securities convertible into stock, of any class whatsoever of the Corporation that may be authorized from time to time, no holder of stock of any class shall have any preemptive or other right to subscribe for, purchase or receive any proportionate or other share of stock or securities so issued, but the board of directors may dispose of all or any portion of such stock or securities as and when it may determine free of any such rights, whether by offering the same to shareholders or by sale or other disposition as said board may deem advisable. The consideration received by the Corporation from the issuance and sale of any additional shares of common stock without par value shall be entered in the capital stock account.

                                  ARTICLE IX.

  The Corporation shall reimburse or indemnify any former, present or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) for or against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

  No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by an order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

  The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be

                                    VIII-7
a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this Article IX, the Corporation may indemnify and may insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time.

                                  ARTICLE X.

  A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for:

    (a) a breach of the director's duty of loyalty to the Corporation or its shareholders;

    (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

    (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

    (d) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

  If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE XI.

  Any property of the Corporation not essential to the conduct of its corporate business may be sold, exchanged or otherwise disposed of by authority of its board of directors, and the Corporation may sell, exchange or otherwise dispose of any (but less than all or substantially all) of its property essential to the conduct of its corporate business and purposes, pursuant to the affirmative vote of a majority of the board of directors and the holders of a majority in aggregate number of the shares of the stock of the Corporation then outstanding and entitled to vote, for such consideration and upon such terms as may be approved by a majority of the board of directors and the holders of a majority in aggregate number of shares of stock of the Corporation then outstanding and entitled to vote. For the purposes of this
Article XI, the term "property" shall embrace all property of the Corporation, whether real, personal or mixed, and shall include, but shall no be limited to, shares of stock, warrants, script, bonds, debentures, notes, obligations, mortgages, contracts and other securities or evidences of indebtedness of any kind or description whatsoever.

                                 ARTICLE XII.

  Pursuant to the affirmative vote, in person or by proxy, of the holders of a majority in aggregate number of the shares of stock of the Corporation then outstanding and entitled to vote (1) any or every statute of the State of Texas hereafter enacted, whereby the rights, powers or privileges of the Corporation are or may be increased, diminished or in any way affected, or whereby the rights, powers or privileges of the shareholders of corporations organized under the law under which the Corporation is organized are increased, diminished or in any way affected, or whereby effect is given to the action taken by any part less than all of the shareholders of any such corporation shall apply to the Corporation, and shall be binding upon not only the Corporation but upon every shareholder thereof, to the same extent as if such statute had been in force at the date of the making and filing of the charter of the Corporation and/or (2) amendments to these articles of incorporation authorized at the time of the making of such amendments by the laws of the State of Texas may be made, except in cases where a different vote or consent is required by statute or by the provisions of these articles of incorporation.

                                    VIII-8

                                 ARTICLE XIII.

  The bylaws of the Corporation may be altered, changed or amended as provided by statute, or at any meeting of the board of directors by affirmative vote of a majority of all of the directors, if notice of the proposed change has been delivered or mailed to the directors at least ten days before the meeting; provided that the board of directors shall not make or alter any bylaw fixing their number, qualifications, classification, or term of office.

                                 ARTICLE XIV.

  The Corporation has heretofore complied with the requirements of law as to the initial minimum capital requirements without which it could not commence business under the Texas Business Corporation Act.

                                    VIII-9

                                                                       ANNEX IX

                                RESTATED BYLAWS

                                      OF

                              TUC HOLDING COMPANY

  Section 1. Place of Meetings of Shareholders. All meetings of the shareholders shall be held at the registered office of the Corporation in Dallas, Texas, or at such other place within or without the State of Texas as may be stated in the call and notice.

  Section 2. Annual Meeting of Shareholders. The annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before such meeting shall be held on the third Friday in May of each year, at ten o'clock in the forenoon, or at such other hour as may be named in the notice of meeting, unless such day is a legal holiday, in which case such meeting shall be held on the next business day. In the event that such annual meeting for any reason is not held on the date herein provided for, a subsequent meeting may be held in place thereof and any business transacted or elections held at such meeting shall be as valid as if transacted or held at the annual meeting. Any such subsequent meeting shall be called in the same manner as provided for special meetings of shareholders.

  Section 3. Special Meetings of Shareholders. Special meetings of the shareholders may be called by the chairman of the board, the president, the board of directors or the holders of not less than one-tenth of all the shares entitled to vote at such meetings.

  Section 4. Notice of Meetings of Shareholders. Written notice of all meetings, stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to the shareholders of record entitled to vote at such meetings not less than ten nor more than sixty days before the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. A waiver of notice in writing signed by the person or persons entitled to such notice, whether before or after the meeting, shall be equivalent to the giving of such notice.

  Section 5. Voting List for Meetings. The officer or agent having charge of the stock transfer books of the Corporation shall make, at least ten days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of ten days prior to such meeting, shall be kept on file at the registered office of the Corporation and shall be subject to inspection by any shareholder during regular business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such list or to vote at any meeting of shareholders. Failure to comply with any requirements of this
Section 5 shall not affect the validity of any action taken at such meeting.

  Section 6. Quorum at Meetings of Shareholders. The holders of a majority of the shares entitled to vote, present in person or by proxy, shall constitute a quorum at any meeting of shareholders, but less than a quorum shall have power to adjourn any meeting from time to time. Except as otherwise provided by statute or by the articles of incorporation or these bylaws, with respect to any matter, other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on that matter, present in person or by proxy, shall be the act of the shareholders.

  Section 7. Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to receive payment of any dividend, or for any other proper purpose, the board of directors may fix in advance a record date for any such determination, such date to be not more than sixty days and, in case of a meeting of shareholders, not less than ten days, prior to the date on which the particular action requiring such determination of shareholders is to be taken.

  Section 8. Presiding Officer and Secretary. The president of the Corporation shall preside at, and the secretary shall keep the records of, each meeting of shareholders. In the absence of either such officer, his duties shall be performed by another officer of the Corporation appointed at the meeting.

  Section 9. Form of Certificates of Stock and Transfer of
Shares. Certificates of stock of the Corporation shall be of such form and device as the board of directors may from time to time determine. The stock of the Corporation shall be transferable only on the books of the Corporation by the holders in person or by attorney on surrender of the certificates therefor properly endorsed. The board of directors may appoint one or more transfer agents and one or more registrars of the stock. The Corporation shall be entitled to treat the holder of record of any shares of the Corporation as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares of any rights deriving from such shares, on the part of any other person, unless and until such other person becomes the holder of record of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such other person.

  Section 10. Signing of Certificates of Stock. Certificates of stock of the Corporation shall be signed by the president or a vice president and either the secretary or an assistant secretary, and shall be sealed with the seal of the Corporation or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar, either of which is other than the Corporation itself or an employee of the Corporation. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issuance.

  Section 11. Directors. The board of directors shall consist of ten members. Meetings of the board of directors shall be held at the time and place fixed by resolution of the board of directors or upon the call of the chairman of the board or the president or the executive committee. The secretary or officer performing his duties shall give two days' notice of all meetings of directors by mail or telegram to the last known address of each director, provided that a meeting may be held without notice immediately after the annual election, and notice need not be given of regular meetings held at such time as may be fixed by a resolution of the board. Meetings of the directors may be held at any time without notice if all directors are present or if those not present waive notice either before or after the meeting. At any meeting of directors a majority of the whole number of directors shall constitute a quorum, but less than a quorum shall have power to adjourn the meeting from time to time.

  Section 12. Officers. The board of directors, as soon as may be after the annual meeting each year, may elect one of their number chairman of the board, shall elect a president of the Corporation, shall elect one or more vice presidents, a secretary and a treasurer, and may elect one or more assistant secretaries and assistant treasurers and such other officers as they may from time to time deem proper. The same person may be elected to and hold more than one office, except that the president and the secretary shall not be the same person. The term of office of all officers shall be one year, or until their respective successors are chosen and qualified, but any officer may be removed from office for or without cause at any time by the board of directors. Whenever any vacancy shall occur in any office by death, resignation, increase in the number of offices of the Corporation, or otherwise, the same shall be filled by the board of directors, and the officer so elected shall hold office until his successor is chosen and qualified. The officers of the Corporation shall have such powers and duties as usually pertain to their offices, respectively, as well as such powers and duties as may from time to time be conferred by the board of directors.

  Section 13. Executive Committee. The board of directors, as soon as may be after the annual meeting each year, may appoint an executive committee to consist of the chairman of the board, the president and such number of the directors as the board may from time to time determine. Such executive committee shall have and may exercise all the powers of the board during the intervals between its meetings which may be lawfully delegated, subject to such limitations as may be provided by resolution of the board of directors. The board shall have the power at any time to change the membership of such committee and to fill vacancies in it. The executive committee may elect a chairman and may make rules for the conduct of its business and appoint such committees and assistants as it may deem necessary. A majority of the members of such committee shall constitute a quorum.

  Section 14. Audit Committee. The board of directors, as soon as may be after the annual meeting each year, shall appoint an audit committee to consist of such number of the nonofficer members of the board of directors as the board may from time to time determine. Such audit committee shall select and nominate to the board, for its consideration, a firm of certified public accountants to audit the books of account and records of the Company and to perform related services for the ensuing year, and said committee shall discuss the audit work with the auditors appointed to perform the audit and shall perform such other services as the board shall direct from time to time by resolution of the board of directors. The audit committee may elect a chairman and may make rules for the conduct of its business and appoint such committees and assistants as it may deem necessary. A majority of the members of such committee shall constitute a quorum.

  Section 15. Finance Committee. The board of directors, as soon as may be after the annual meeting each year, shall appoint a finance committee to consist of such number of the nonofficer members of the board of directors as the board may from time to time determine. Such finance committee shall review and recommend to the board, for its consideration, major financial undertakings and policies and said committee shall perform such other services as the board shall direct from time to time by resolution of the board of directors. The finance committee may elect a chairman and may make rules for the conduct of its business and appoint such committees and assistants as it may deem necessary. A majority of the members of such committee shall constitute a quorum.

  Section 16. Nominating Committee. The board of directors, as soon as may be after the annual meeting each year, shall appoint a nominating committee to consist of such number of the nonofficer members of the board of directors as the board may from time to time determine. Such nominating committee shall select and recommend to the board, for its consideration, persons as nominees for election as directors of the Company and shall consider among other things the performance of incumbent directors in determining whether to nominate them for reelection, and said committee shall perform such other services as the board shall direct from time to time by resolution of the board of directors. The nominating committee may elect a chairman and may make rules for the conduct of its business and appoint such committees and assistants as it may deem necessary. A majority of the members of such committee shall constitute a quorum.

  Section 17. Organization and Compensation Committee. The board of directors, as soon as may be after the annual meeting each year, shall appoint an organization and compensation committee to consist of such number of the nonofficer members of the board of directors as the board may from time to time determine. Such organization and compensation committee shall review and recommend to the board, for its consideration, the organization of the Company, the duties and remuneration of officers and senior management, and the compensation plans in which such officers and senior management are eligible to participate, and said committee shall perform such other services as the board shall direct from time to time by resolution of the board of directors. The organization and compensation committee may elect a chairman and may make rules for the conduct of its business and appoint such committees and assistants as it may deem necessary. A majority of the members of such committee shall constitute a quorum.

  Section 18. Nuclear Committee. The board of directors, as soon as may be after the annual meeting each year, may appoint a nuclear committee to consist of such number of the directors as the board may from time to time determine. Such nuclear committee shall review and generally oversee, and make reports and recommendations to the board in connection with, the construction and operation of the Company's nuclear generating units, shall discuss shall matters with Company personnel and consultants, may commission, undertake, receive and review studies and reports on such matters and shall perform such other services as the board shall direct from time to time by resolution of the board of directors. The nuclear committee may elect a chairman and may make rules for the conduct of its business and appoint such committees and assistants as it may deem necessary. A majority of the members of such committee shall constitute a quorum.

  Section 19. Other Committees. The board of directors may, by resolution passed by a majority of the whole board, establish other committees, each committee to consist of one or more directors, which committees shall have such power and authority and shall perform such functions as may be provided in such resolution. Each committee may elect a chairman and may make rules for the conduct of its business as it may deem necessary. A majority of the members of each committee shall constitute a quorum. Each committee shall act only on the affirmative vote of a majority of the members present at a meeting.

  Section 20. Transactions with the Corporation. A director of this Corporation shall not be disqualified by his office from dealing or contracting with this Corporation, either as a vendor, purchaser or otherwise, nor shall any transaction or contract of this Corporation be void or voidable by reason of the fact that any director or any firm of which any director is a member, or any corporation of which any director is a shareholder or director, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved either
(1) by vote of the majority of a quorum of the board of directors or of the executive committee, without counting in such majority or quorum any director so interested or a member of a firm so interested or a shareholder or director of a corporation so interested; or (2) by vote at a shareholders' meeting of the holders of a majority of all the outstanding shares of the capital stock of the Corporation entitled to vote thereon or by writing or writings signed by a majority of such holders; nor shall any director be liable to account to the Corporation for any profits realized by him from or through any transaction or contract of this Corporation authorized, ratified or approved, as aforesaid, by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder or director was interested in such transaction or contract. Nothing herein contained shall create any liability in the events above described or prevent the authorization, ratification or approval of such contracts in any other manner provided by law.

  Section 21. Insurance, Indemnification and Other Arrangements. Without further specific approval of the shareholders of the Corporation, the Corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the Corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation. No repeal or modification of such laws or this Section 21 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification.

  Section 22. Compensation of Directors. The board of directors shall have power to authorize the payment of compensation to the directors for services to the Corporation, including fees for attendance at meetings of the board of directors or the executive committee and all other committees, and to determine the amount of such compensation and fees.

  Section 23. Amendment of Bylaws. These bylaws may be altered, changed or amended as provided by statute, or at any meeting of the board of directors by affirmative vote of a majority of all of the directors, if notice of the proposed change has been delivered or mailed to the directors at least ten days before the meeting; provided that the board of directors shall not make or alter any bylaw fixing their number, qualifications, classification, or term of office.

                                                                        ANNEX X

                   ARTICLES OF AMENDMENT BY THE SHAREHOLDERS
                 TO THE RESTATED ARTICLES OF INCORPORATION OF
                              ENSERCH CORPORATION

  Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned ENSERCH Corporation (the "Corporation") adopts the following Articles of Amendment to its Restated Articles of Incorporation.

  Article One: The name of the corporation is ENSERCH Corporation.

  Article Two: In the first sentence of the first paragraph of ARTICLE SIX of the Restated Articles of Incorporation of the Corporation, "$4.45" is hereby changed to "$0.01", so that the par value per share of the Common Stock hereafter be $0.01 instead of $4.45.

  The remaining provisions of Article Six of the Restated Articles of Incorporation of the Corporation, including without limitation Division A, Division B, Division C and Division D thereof, shall remain unchanged and in full force and effect. The designations, preferences, limitations and relative and other rights of the authorized and outstanding shares of Preferred Stock and Voting Preference Stock are not changed by this Amendment.

  Article Three: The foregoing amendment (the "Amendment") to the Restated Articles of Incorporation was adopted by the shareholders of the Corporation
on        . The designation and number of outstanding shares of each class entitled to vote on the Amendment were as follows:

                                                                         NUMBER
                                                                           OF
   CLASS                                                                 SHARES
   -----                                                                 -------
   Common Stock......................................................... [     ]

  The number of shares of Common Stock that voted for the Amendment was and the number of shares of Common Stock that voted against the Amendment was
     .

  Article Four: All outstanding shares of the Corporation's Common Stock, par value $4.45 per share ("Existing Common Stock"), are reclassified and converted, effective as of the issuance of a certificate of amendment by the Secretary of State of the State of Texas upon the filing of these Articles of Amendment, into shares of the Corporation's Common Stock, par value $0.01 per share ("New Common Stock"), on the basis of one share of New Common Stock for each outstanding share of Existing Common Stock. Certificates representing shares of Existing Common Stock will represent shares of New Common Stock without any further action by the holders thereof.

  Article Six: The Amendment effects a change in the stated capital of the Corporation by reducing the par value per share of the Corporation's Common Stock from $4.45 to $0.01. The amount of stated capital of the Corporation,
based upon the      shares of Existing Common Stock outstanding and entitled
to vote on the Amendment, was reduced by $    from $    before the Amendment
to $    after the Amendment, and the $    by which stated capital was reduced
is hereby transferred to the surplus of the Corporation.

  In Witness Whereof, the undersigned has executed these Articles of Amendment
of the Corporation this   day of    , 1996.

                                          Enserch Corporation


                                          By: _________________________________
                                                Its Chairman and President

Dated:

                                                                       ANNEX XI

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                    LONE STAR ENERGY PLANT OPERATIONS, INC.

                                  SECTION ONE

  Lone Star Energy Plant Operations, Inc. (the "Company"), pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, as amended (the "TBCA"), hereby adopts Restated Articles of Incorporation that accurately copy the Articles of Incorporation and all amendments thereto that are in effect immediately prior hereto (collectively, the "Old Articles") and as further amended by such Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof.

                                  SECTION TWO

  The Restated Articles of Incorporation restate and integrate and further amend the Old Articles by substituting for the provisions of the Old Articles in their entirety the provisions of the Restated Articles of Incorporation set forth in Section Five of these Restated Articles of Incorporation. The further amendments effected by the Restated Articles of Incorporation affect the Old Articles as follows: (i) amend Article One (name), Article Three (purpose), Article Four (authorized shares), Article Five (preemptive rights), Article Seven (power to amend Bylaws), Article Eight (voting rights), Article Nine (registered office and agent), Article Ten (directors), and Article Eleven (limitation of director liability); (ii) delete all of Article Six (commencement of business); (iii) add Articles Eight (meetings of shareholders), Nine (business combinations) and Ten (amendments); and (iv) renumber the Articles.

  Further, the capital stock of the Company is hereby reclassified and converted as follows: the outstanding ten (10) shares of the Company's Common Stock, par value $100 per share, are hereby reclassified and converted into ten (10) shares of the Company's Common Stock, par value $.01 per share. The reclassification and conversion decreases the stated capital represented by the outstanding Common Stock from $1,000 to $.10.

                                 SECTION THREE

  Each amendment made by the Restated Articles of Incorporation has been effected in conformity with the provisions of the TBCA, and such Restated Articles of Incorporation and each amendment made by the Restated Articles of Incorporation were duly adopted by the holder of all of outstanding capital stock of the Company by a written consent dated September 10, 1996.

                                 SECTION FOUR

  The number of shares outstanding was 100 and the number of shares entitled to vote on the Restated Articles of Incorporation as so amended was 100, the holder of which has signed a written consent to the adoption of such Restated Articles of Incorporation as so amended pursuant to Article 9.10 of the TBCA.

                                 SECTION FIVE

  The Old Articles are hereby superseded by the following Restated Articles of Incorporation, which accurately copy the entire text thereof as amended as above set forth:

                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                    LONE STAR ENERGY PLANT OPERATIONS, INC.

                                  ARTICLE ONE

  The name of the corporation (the "Company") is Lone Star Energy Plant Operations, Inc.

                                  ARTICLE TWO

  The period of its duration is perpetual.

                                 ARTICLE THREE

  The purposes for which the Company is organized are:

    (1) To engage in all phases of the gas and oil business and related activities, including without limitation engaging in exploration, drilling, development, and production of gas and oil properties;

    (2) To store, transport, buy and sell, gas, oil, salt, brine and other mineral solutions and liquefied minerals;

    (3) To explore for, produce, purchase and sell, store, process and manufacture, transport and distribute gas, oil and all other minerals;

    (4) To manufacture, produce, purchase or otherwise acquire, sell or dispose of, distribute, mortgage, pledge, lease, repair, install, operate, deal in and with, whether as principal or agent, products, goods, appliances, wares, merchandise, fixtures, plants, structures, machinery, and materials of every kind and description, to lend money for the carrying out of such purposes, and to take and hold real and personal property for the payment of such funds so loaned;

    (5) To engage in the business of operation and maintenance of cogeneration and other power production projects; and

    (6) To transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act, as amended and in effect from time to time (the "TBCA").

                                 ARTICLE FOUR

  (A) Authorized Capital Stock. The aggregate number of shares of all classes of stock the Company shall have authority to issue is 410,000,000 consisting of and divided into:

    (i) one class of 400,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"); and

    (ii) one class of 10,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"), which may be divided into and issued in one or more series, as hereinafter provided.

  (B) Series. The Preferred Stock may be divided into and issued in, at any time and from time to time, one or more series as the Board of Directors shall determine pursuant to the authority hereby vested in it. The Board of Directors shall have the authority to establish series of unissued shares of Preferred Stock, at any time and from time to time, by fixing and determining the designations, preferences, limitations and relative rights of the shares of the series, subject to and within the limitations of the TBCA and the Articles of Incorporation, including without limitation the following:

    (a) the number of shares constituting the series and the distinctive designation of that series;

    (b) the dividend rate on shares of the series, the dividend payment dates, whether dividends shall be cumulative (and, if so, from which date or dates), non-cumulative, or partially cumulative, and the relative rights of priority, if any, of payment of dividends on the shares of the series;

    (c) the amount payable to the holders of shares of the series upon any voluntary or involuntary liquidation of the Company;

    (d) the preference in the assets of the Company over any other class, classes or series of shares upon the voluntary or involuntary liquidation of the Company;

    (e) whether the shares of the series are redeemable at the option of the Company, the shareholder or another person or upon occurrence of a designated event and, if so, the price payable upon redemption of shares of the series and the terms and conditions on which such shares are redeemable;

    (f) the provisions of the sinking fund, if any, for the redemption or purchase of shares of the series;

    (g) the voting rights, if any, of the shares of the series;

    (h) the terms and conditions, if any, on which such shares may be converted, at the option of the Company, the shareholder or another person or upon occurrence of a designated event, into shares of any other class or series;

    (i) the terms and conditions, if any, on which such shares may be exchanged, at the option of the Company, the shareholder or another person or upon occurrence of a designated event, for shares, obligations, indebtedness, evidences of ownership, rights to purchase securities or other securities of the Company or one or more other domestic or foreign corporations or other entities or for other property or for any combination of the foregoing; and

    (j) any other special rights and qualifications, limitations or restrictions permitted by the TBCA to be granted to or imposed on the series.

  Any of the designations, preferences, limitations and relative rights of the shares of any series so established may be made dependent upon facts ascertainable outside the Articles of Incorporation, which facts may include future acts of the Company, provided that the manner in which such facts shall operate upon the designations, preferences, limitations and relative rights of the shares of any series shall be set forth in the resolution or resolutions establishing the series.

  All shares within the same series of Preferred Stock shall be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. The Board of Directors shall have the authority to increase or decrease the number of shares within each series of Preferred Stock; provided, that the Board of Directors may not decrease the number of shares within a series to less than the number of shares within such series that are then outstanding.

  (C) Preemptive Rights. No shareholder of the Company shall by reason of the shareholder's holding shares of any class or series have any preemptive or preferential right to purchase or subscribe to any shares of any class or series of the Company, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class or series, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholders, other than such rights, if any, as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class or series of the Company, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class or series, without offering any such shares of any class or series, either in whole or in part, to the existing shareholders of any class or series.

  (D) Subordination of Common Stock. The Common Stock shall be subject and subordinate to the rights, privileges and preferences of any series of Preferred Stock to the extent set forth in the resolution or resolutions of the Board of Directors establishing the series.

  (E) Other Provisions Applicable to Capital Stock.

    (a) Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except as otherwise provided by the TBCA or as set forth in the resolution or resolutions of the Board of Directors establishing any series of Preferred Stock.

    (b) At each election for directors of the Company ("Directors"), every shareholder entitled to vote at such election shall have the right to vote the number of shares owned by such shareholder for as many persons as there are Directors to be elected and for whose election such shareholder has a right to vote; provided that cumulative voting in the election for Directors is prohibited.

    (c) In the event of any dissolution, liquidation or winding up of the Company, but subject to the rights of the holders of any series of Preferred Stock, holders of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its shareholders.

    (d) Subject to the rights of the holders of Preferred Stock as set forth in the resolution or resolutions of the Board of Directors establishing any series of Preferred Stock, dividends may be paid upon Common Stock to the exclusion of Preferred Stock out of any assets of the Company available therefor.

                                 ARTICLE FIVE

  The street address of the Company's registered office is 6688 North Central Expressway, Suite 1000, Dallas, Texas 75206, and the name of its registered agent at that address is Michael G. Fortado.

                                  ARTICLE SIX

  (A) Number. The number of Directors constituting the Board of Directors of the Company shall be fixed from time to time by the Board of Directors by the affirmative vote of not less than a majority of the Continuing Directors (as defined in Article Ten) but shall not be less than three (3), subject to such rights to elect additional Directors under such specified circumstances as may be granted to holders of Preferred Stock.

  (B) Required Vote to Elect Directors. With respect to the election of Directors, the act of the shareholders electing the Directors shall be a vote of the holders of a majority of the outstanding shares entitled to vote in the election of Directors.

  (C) Term. Directors shall hold office until their respective successors shall have been elected and qualified.

  (D) Removal. Directors may be removed from office, with or without cause, only by the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote in the election of Directors, if notice of the intention to act upon such matter shall have been given in the notice calling for the meeting.

  (E) Vacancies; Increase in Number of Directors. Subject to such rights to elect Directors under specified circumstances as may be granted to holders of Preferred Stock, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other reason shall be filled solely by the affirmative vote of a majority of the Continuing Directors, even though less than a quorum of the Board of Directors. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

  (F) Current Directors. The number of Directors constituting the Board of Directors is five, subject to being increased or decreased as set forth above. The names and addresses of the persons who are to serve as Directors and their classification are:

                           NAME                                ADDRESS
                           ----                                -------
      D.W. Biegler................................... 300 South St. Paul Street,
                                                      Dallas, TX 75201
      G.R. Bryan..................................... 300 South St. Paul Street,
                                                      Dallas, TX 75201
      D.R. Long...................................... 300 South St. Paul Street,
                                                      Dallas, TX 75201
      W.T. Satterwhite............................... 300 South St. Paul Street,
                                                      Dallas, TX 75201
      M.E. Rescoe.................................... 300 South St. Paul Street,
                                                      Dallas, TX 75201

                                 ARTICLE SEVEN

  To the fullest extent permitted by law, a Director shall not be liable to the Company or its shareholders for monetary damages for any act or omission in his capacity as a Director. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any limitation of the personal liability of a Director existing at the time of the repeal or modification. The provisions of this Article shall not be deemed to limit or preclude indemnification of a Director by the Company for any liability of a Director that has not been eliminated by the provisions of this Article.

                                 ARTICLE EIGHT

  (A) Power to Alter, Amend or Repeal Bylaws. The power to alter, amend, suspend or repeal the Bylaws or to adopt new Bylaws shall be vested in, and shall require the affirmative vote of not less a majority of the Continuing Directors (as defined in Article Ten); provided that any Bylaw or amendment thereto as adopted by the Board of Directors may be altered, amended, suspended or repealed by the affirmative vote of the holders of not less than 66 2/3% of the outstanding Voting Stock (as defined in Article Ten) or a new Bylaw in lieu thereof may be adopted by vote of such shareholders. No Bylaw that has been altered, amended or adopted by such a vote of the shareholders may be altered, amended or repealed by vote of the Directors until two years shall have expired since such action by such vote of shareholders.

  (B) Bylaw Stock Ownership Restrictions. The Board of Directors shall have the power and authority, from time to time, to adopt, alter or amend the Bylaws to add or amend such provisions as in their judgment may be necessary or appropriate to ensure that the Company and its shareholders satisfy the citizenship or other requirements imposed by any federal or state law relating to the ownership, possession or leasing of gas, oil or other minerals, land, vessels or any other property, licenses or rights of any nature whatsoever in which the Company or any of its subsidiaries may have or hereafter have, or seek to have, any right or interest. Without limiting such general powers, the Board of Directors shall have the power and authority, from time to time, to adopt, alter or amend the Bylaws to add or amend provisions that for such purpose impose restrictions on the transfer or registration of transfer of the shares of the Company, including without limitation restrictions that:

    (1) obligate the holders of the restricted shares to offer to the Company or to any other holders of shares of the Company or to any other person or to any combination of the foregoing, a prior opportunity, to be exercised within a reasonable time, to acquire the restricted shares;

    (2) provide that the Company or the holders of any class of shares of the Company must consent to any proposed transfer of the restricted shares or approve the proposed transferee of the restricted shares before the transfer may be effected;

    (3) prohibit the transfer of the restricted shares to designated persons or classes of persons; or

    (4) maintain any tax or other status or advantage to the Company.

                                 ARTICLE NINE

  (A) No Shareholder Written Consent Action. Any action required or permitted to be taken by the shareholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

  (B) Special Meetings of Shareholders. Subject to such rights to call special meetings of shareholders under specified circumstances as may be granted to holders of Preferred Stock, special meetings of shareholders may be called only by the Chairman of the Board or the President of the Company, at the request in writing or by vote of not less than a majority of the Continuing Directors (as defined in Article Ten) or at the request of the holders of not less than 50% of the outstanding shares entitled to vote at the meeting, and not by any other persons. Any request for a special meeting made by the Board of Directors shall state the purpose or purposes of the proposed meeting, and business transacted at the meeting shall be confined to the objects stated in the notice of the meeting.

                                  ARTICLE TEN

  In addition to any other vote of shareholders required by the TBCA, the Articles of Incorporation or otherwise, the affirmative vote of the holders of not less than 80% of the outstanding shares of "Voting Stock" (as hereinafter defined) of the Company, including the affirmative vote of the holders of not less than 50% of the outstanding shares of Voting Stock not "Beneficially Owned"(as hereinafter defined), directly or indirectly, by any "Related Person" (as hereinafter defined), shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) in which any Related Person has an interest (except proportionately as a shareholder of the Company); provided, that the 50% voting requirement referred to above shall not be applicable if the Business Combination is approved by the affirmative vote of the holders of not less than 90% of the outstanding shares of Voting Stock; provided further that the 80% requirement referred to above shall not be applicable if:

    (1) The Board of Directors by a vote of not less than a majority of the "Continuing Directors" (as hereinafter defined) then holding office (a) expressly approved in advance the acquisition of outstanding shares of Voting Stock that resulted in the Related Person becoming a Related Person or (b) approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person;

    (2) The Business Combination is solely between the Company and another corporation, 100% of the Voting Stock of which is owned, directly or indirectly, by the Company; or

    (3) All of the following conditions have been met: (a) the Business Combination is a merger or consolidation, the consummation of which is proposed to take place within one (1) year after the date of the transaction that resulted in the Related Person becoming a Related Person and the cash or fair market value of the property, securities or other consideration to be received per share by holders of Common Stock in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, reverse stock splits and share dividends, and including any brokerage commissions, transfer taxes and soliciting dealer fees) paid by the Related Person in acquiring any of its holdings of Common Stock; (b) the consideration to be received by such holders is either cash or, if the Related Person shall have acquired the majority of its holdings of Common Stock with a form of consideration other than cash, the same form of consideration with which the Related Person acquired such majority; (c) after such Related Person has become a Related Person and prior to consummation of such Business
  Combination: (i) except as approved by a majority of the "Continuing Directors" (as hereinafter defined), there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding shares of Preferred Stock,
  (ii) there shall have been no reduction in the annual rate of dividends paid per share on the Company's Common Stock (adjusted as appropriate for recapitalizations and for stock splits, reverse stock splits and share dividends) except as approved by a majority of the Continuing Directors, (iii) such Related Person shall not have become the Beneficial Owner of any additional shares of Voting Stock of the Company except as part of the transaction that resulted in such Related Person becoming a Related Person, and (iv) such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company, whether in anticipation of or in connection with such Business Combination or otherwise; and (d) a proxy statement, that complies with the requirements of the "Exchange Act" (as hereinafter defined) and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act, rules or regulations), shall be mailed to all shareholders of record not less than forty (40) days prior to the consummation of the Business Combination for the purpose of soliciting shareholder approval of the Business Combination and shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to state and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or unfairness) of the terms of such Business Combination from the point of view of the remaining shareholders of the Company (such investment banking firm to be selected by a majority of the Continuing Directors and to be paid a reasonable fee for its services by the Company upon receipt of such opinion).

  For the purposes of this Article:

  "Affiliate," when used to indicate a relationship to a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

  "Associate," when used to indicate a relationship with a specified person, shall mean (a) any corporation, partnership or other organization of which the specified person is an officer or partner or is, directly or indirectly, the Beneficial Owner of five percent or more of any class of equity securities,
(b) any trust or other estate in which the specified person has a substantial beneficial interest or as to which the specified person serves as trustee or in a similar fiduciary capacity, (c) any relative or spouse of the specified person, or any relative of that spouse, who has the same home as the specified person or who is a director or officer of the Company or any of its parents or Subsidiaries, and (d) any person who is a director or officer of the specified person or any of its parents or subsidiaries (other than the Company or any Subsidiary of the Company).

  "Beneficial Owner" and "Beneficially Own," when used with reference to any Voting Stock, shall mean

  (a) that the person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act as in effect on September 10, 1996;

  (b) that the person or any of its Affiliates or Associates has (i) the right to acquire (whether that right is exercisable immediately or only after the passage of time and whether that right is contingent or absolute) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding (but neither that person nor any such Affiliate or Associate shall be deemed to be the Beneficial Owner of any shares of Voting Stock solely by reason of a revocable proxy granted with respect to shares for a particular meeting of shareholders pursuant to a public solicitation of proxies for that meeting, if neither that person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner of those shares); or

  (c) that are beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act as in effect on September 10, 1996 by any other person with which the person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reasons of a revocable proxy given in response to public proxy or consent solicitation made pursuant to the applicable rules under the Exchange Act) or disposing of any shares of Voting Stock;

provided, however, that in the case of any employee stock ownership or similar plan of the Company or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by that plan, no such plan and no trustee with respect thereto (or any Affiliate of that trustee), solely by reason of that capacity as trustee, shall be deemed for the purposes hereof to Beneficially Own any shares of Voting Stock held under any such plan.

  "Business Combination" shall mean (a) any merger, consolidation or share exchange involving the Company or a Subsidiary, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any "Substantial Part" (as hereinafter defined) of the assets either of the Company (including without limitation any voting securities of a Subsidiary) or of a Subsidiary,
(c) any sale, lease, exchange, transfer or other disposition of assets having a fair market value of $5,000,000 or more to the Company or a Subsidiary, (d) the issuance or transfer by the Company or a Subsidiary (other than by way of a pro rata distribution to all shareholders) of any securities of the Company or a Subsidiary, (e) any reclassification of securities (including any reverse stock split) or recapitalization by the Company, the effect of which would be to increase the voting power (whether or not currently exercisable) of a Related Person, (f) any plan or proposal for the liquidation or dissolution of the Company, (g) any series or combination of transactions having, directly or indirectly, the same effect as any of the foregoing, and (h) any agreement, contract or other arrangement providing, directly or indirectly, for any of the foregoing.

  "Continuing Director" shall mean any member of the Board of Directors who is not an Affiliate or Associate of a Related Person and who was a member of the Board of Directors immediately prior to the time that the Related Person became a Related Person, and any successor to a Continuing Director who is not an Affiliate or Associate of the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then serving as members of the Board of Directors. Provisions hereof requiring approval by Continuing Directors shall not be deemed satisfied unless there is at least one Continuing Director.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

  "other consideration to be received," for purposes of subparagraph (3) of this Article, shall include without limitation Common Stock retained by the Company's existing public shareholders in the event of a Business Combination in which the Company is the surviving corporation.

  "person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, company, institution, entity, party or governmental authority.

  "Related Person" shall mean and include any person or "group" of persons (as such term is used in Regulation 13D-G under the Exchange Act), and each Affiliate and Associate of any such person, that individually or collectively is the Beneficial Owner in the aggregate of not less than 10% of the outstanding Voting Stock, other than the Company or any employee benefit plan(s) sponsored by the Company.

  "Subsidiary" shall mean, with respect to any person, a person in which the person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such person, and any person that is affiliated with such person.

  "Substantial Part" shall mean more than 5% of the book value of the total assets of the person in question as of the end of the most recently completed fiscal year or, in the case of Voting Stock of a Subsidiary, 10% or more of the outstanding shares of such Subsidiary's Voting Stock.

  "Voting Stock" shall mean all outstanding shares of capital stock of the Company or other person entitled to vote generally in the election of Directors, considered for the purposes of this Article as a single class. If the Company has Voting Stock entitled to more or less than one vote for any such share, each reference in this

Article to a proportion or percentage of shares of Voting Stock shall be calculated by reference to the portion or percentage of votes entitled to be cast by the holders of such shares.

  For the purpose of this Article, a majority of the Continuing Directors shall have the power to determine, on the basis of information known to them, of: (a) the number of shares of Voting Stock of which any person is the Beneficial Owner, (b) whether a person is a Related Person, (c) whether a person is an Affiliate or Associate of another person, (d) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of Beneficial Owner herein, (e) whether the assets subject to any Business Combination constitute a Substantial Part, (f) whether any Business Combination is one in which a Related Person has an interest (except proportionately as a shareholder of the Company), (g) the fair market value of property other than cash or stock, (h) the highest per share price in accordance with this Article, (i) whether the applicable conditions set forth in this Article have been met with respect to any Business Combination, and (j) such other matters with respect to which a determination is required under this Article.

  A majority of the Continuing Directors then in office shall have the right to demand that any person who those Directors reasonably believe is a Related Person (or holds of record shares of Voting Stock Beneficially Owned by any Related Person) supply the Company with complete information about (a) the record owner(s) of all shares Beneficially Owned by the persons who those Directors reasonably believe is a Related Person, (b) the number of, and class or series of, shares Beneficially Owned by any such person who those Directors reasonably believe is a Related Person and held of record by each such record owner and the number(s) of the stock certificates(s) evidencing such shares and (c) any other factual matter relating to the applicability or effect of this Article as may reasonably be requested of such person, and that person shall furnish that information within ten days after receipt of the demand.

                                ARTICLE ELEVEN

  The provisions set forth in Articles Six, Eight and Nine hereof may not be amended, altered, changed, repealed or rescinded in any respect unless such action is approved by the affirmative vote of the holders of not less than 75% of all shares of "Voting Stock" (as defined in Article Ten), considered for purposes of this Article as one class; the amendment, alteration, change, repeal or recision of this Article and Article Ten hereof shall require both such 75% vote and the affirmative vote of the holders of not less than 50% of such Voting Stock, excluding the vote of any shares owned by a "Related Person" (as defined in Article Ten), if any (such 50% voting requirement shall not be applicable if such amendment, alteration, change, repeal or recision is approved by the affirmative vote of the holders of not less than 90% of such Voting Stock). The voting requirement contained in this Article and in Articles Six, Eight, Nine and Ten hereof shall be in addition to voting requirements imposed by law, other provisions of these Articles of Incorporation or any designation of preferences in favor of certain classes or series of classes of shares of capital stock of the Company.

  EXECUTED as of the 10th day of September, 1996.

                                          Lone Star Energy Plant Operations,
                                           Inc.

                                                    /s/ J. W. Pinkerton
                                          By: _________________________________

                                                      Vice President
                                          Its: ________________________________

                            STATEMENT OF RESOLUTION
                ESTABLISHING AND DESIGNATING A SERIES OF SHARES
                                      OF
                    LONE STAR ENERGY PLANT OPERATIONS, INC.

  $200 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK, NO PAR VALUE PER SHARE

  Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, and pursuant to Article Four of its Articles of Incorporation, the undersigned, Lone Star Energy Plant Operations, Inc. (the "Company"), hereby submits the following statement for the purposes of establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof:

  I. The name of the Company is Lone Star Energy Plant Operations, Inc.

  II. The following resolution establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof was duly adopted by the Board of Directors of the Company effective September 10, 1996:

  RESOLVED, that pursuant to the authority conferred upon the Board of Directors of this Company by the provisions of the Restated Articles of Incorporation of this Company, the Board of Directors hereby creates a new series of Preferred Stock of the Company which shall consist of 1,000,000 shares of no par value, which shall be designated and known as $200 Series A Junior Participating Preferred Stock, and that in addition to the preferences, rights, voting powers and the restrictions or qualifications of all shares of Preferred Stock regardless of series, described and expressed in the Restated Articles of Incorporation of the Company, the Board of Directors hereby declares that the shares of the $200 Series A Junior Participating Preferred Stock shall have the terms, conditions, rights and preferences, as follows:

  1. Designation. The shares of such series shall be designated "$200 Series A Junior Participating Preferred Stock" (herein called "Series A Preferred Stock").

  2. Number. The number of shares of Series A Preferred Stock shall be 1,000,000, which number may be increased or decreased by resolution adopted by the Board of Directors; provided, however, that no decrease shall reduce the number of authorized shares of Series A Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon the exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

  3. Dividends. Subject to the rights of the holders of any shares of any other series of Preferred Stock (or any similar stock) of the Company with respect to dividends, but in preference to the holders of shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of the Company or of any other class or series of stock of the Company ranking junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends for each Quarterly Dividend Period (as hereinafter defined) equal (rounded to the nearest cent) to the greater of (a) $20 or (b) subject to the provision for adjustment hereinafter set forth, 200 times the aggregate per share amount of all cash dividends, and 200 times the aggregate per share amount (payable in cash, based upon the fair market value at the time the non-cash dividend or other distribution is declared as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared (but not withdrawn) on the Common Stock during the immediately preceding Quarterly Dividend Period, or, with respect to the first Quarterly Dividend Period, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Company shall at any time after September 10, 1996 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  As used herein "Quarterly Dividend Period" shall mean a period of three months which shall commence on February 1, May 1, August 1 and November 1 in each year (or in the case of original issuance, from the date of original issuance) and shall end on and include the day next preceding the first date of the next Quarterly Dividend Period. The first day of each such Quarterly Dividend Period shall be the dividend payment date for the regular quarterly dividend payable for the preceding Quarterly Dividend Period, except that the first dividend on shares of Series A Preferred Stock shall be payable on the quarterly payment date next succeeding the expiration of 30 days after the date of initial issue of any shares of the Series A Preferred Stock.

  Dividends on the Series A Preferred Stock, if any, shall be cumulative so that no dividend (other than a dividend payable in Common Stock) or other distribution shall be paid or declared or made on, and no amounts shall be applied to the purchase or redemption of, the Common Stock or any other class of stock ranking junior to the Series A Preferred Stock as to dividends or assets unless (i) full cumulative dividends for all past Quarterly Dividend Periods have been paid or declared and set apart for payment, and full cumulative dividends for the then current Quarterly Dividend Period shall have been or simultaneously therewith shall be paid and declared on outstanding Series A Preferred Stock, and (ii) after giving effect to such payment of dividend, other distribution, purchase or redemption, the aggregate capital of the Company applicable to all capital stock outstanding ranking junior to the Series A Preferred Stock as the dividends or assets plus the consolidated surplus of the Company and its subsidiaries shall exceed the aggregate amount payable on involuntary dissolution, liquidation or winding up of the Company on all shares of the Series A Preferred Stock and all stock ranking prior to on a parity with the Series A Preferred Stock as the dividends or assets to be outstanding after the payment of such dividend, other distribution, purchase or redemption. Determinations made with respect to the declaration and payment of dividends and other distributions shall be made in accordance with the provisions of the Texas Business Corporation Act, as amended and in effect at the time (the "TBCA").

  4. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock shall, subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock (or any similar stock) of the Company, be entitled to receive the greater of (a) $200 per share, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 200 times the aggregate amount to be distributed per share to holders of Common Stock, plus in either instance accrued dividends to the date of distribution, whether or not earned or declared. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  No distribution shall be made to the holders of shares of Common Stock or any other stock ranking junior to the Series A Preferred Stock upon liquidation, distribution or winding up, unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the amounts set forth above. If the assets available for distribution to holders of shares of Series A Preferred Stock shall not be sufficient to pay in full the amounts so determined to be payable on all shares of the Series A Preferred Stock in the event of such voluntary or involuntary dissolution, liquidation or winding up, as the case may be, then the assets available for payment shall be distributed ratably among the holders of the Series A Preferred Stock of all series in accordance with the amounts so determined to be payable on the shares of each series in the event of voluntary or involuntary dissolution, liquidation or winding up, as the case may be, in proportion to the full preferential amounts to which they are respectively entitled. After payment to the holders of the Series A Preferred Stock of the full preferential amounts hereinbefore provided for, the holders of Series A Preferred Stock will have no other rights or claims to any of the remaining assets of the Company either upon distribution of such assets or upon dissolution, liquidation or winding up. The sale of all or substantially all of the property of the Company to, or the merger or consolidation of the Company into or with, any other corporation, or the purchase or redemption by the Company of any shares of its Preferred Stock, or its Series A Preferred Stock or its Common Stock or any other class of its stock shall not be deemed to be a distribution of assets or a dissolution, liquidation or winding up for the purposes of this paragraph.

  5. Optional Redemption. So long as full cumulative dividends on all outstanding shares of Series A Preferred Stock for all dividend periods ending on or prior to the date fixed for redemption shall have been paid or declared and set apart for payment and subject to any applicable requirements of Texas law and the rights of the holders of any shares of any other series of Preferred Stock (or any similar stock) of the Company, the Company shall have the option to redeem the whole or any part of the Series A Preferred Stock at any time on at least 30 days notice in accordance with the provisions of the procedures for redemptions set forth in the TBCA at a redemption price equal to the greater of (a) $200 and (b), subject to the provision for adjustment hereinafter set forth, 200 times the "current per share market price" of the Common Stock on the date of mailing of the notice of redemption, together with unpaid accumulated dividends to the date of such redemption. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were otherwise entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. The "current per share market price" on any date shall be deemed to be the average of the closing price per share of such Common Stock for the 10 consecutive "trading days" (as such term is hereinafter defined) immediately prior to such date. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company. If on such date no such market maker is making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board of Directors of the Company shall be used. The term "trading day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York are not authorized or obligated by law or executive order to close.

  6. Treasury Shares. So long as any shares of the Series A Preferred Stock are outstanding, shares of the Series A Preferred Stock which are purchased, redeemed or otherwise acquired by the Company shall not be reissued, or otherwise disposed of, as shares of Series A Preferred Stock.

  7. Conversion. Other than as set forth above, the Series A Preferred Stock shall not have any conversion or exchange rights.

  8. Voting Rights.

     (A) Each share of Series A Preferred Stock shall entitle the holder thereof to 200 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time after the Rights Declaration Date, (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or
   (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (B) The Series A Preferred Stock shall have no voting rights other than the voting rights set forth herein, in the Restated Articles of Incorporation of the Company or as otherwise provided by Texas law.

  9. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted or changed into other stock or securities, cash and/or other property, then in any such case proper provision shall be made so that each share of Series A Preferred Stock shall at the same time be similarly exchanged for or converted or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 200 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, for which or into which each share of Common Stock is exchanged for or converted or changed. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or conversion or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  10. Amendment. No change shall be made in any of the rights or preferences of the Series A Preferred Stock at the time outstanding without the affirmative vote of at least two-thirds the votes entitled to be cast with respect to the shares of the Series A Preferred Stock outstanding on the record date for such meeting in addition to any other vote, if any, as may be required for such change under the applicable provisions of the Restated Articles of Incorporation and the laws of the State of Texas at the time applicable thereto.

  IN WITNESS WHEREOF, this Statement of Resolution is executed on behalf of the Company by its President this 10th day of September, 1996.

                                        Lone Star Energy Plant Operations,
                                         Inc.

                                        By:         J.W. Pinkerton
                                          -------------------------------------
                                                    Vice President

                                                                      ANNEX XII

              BYLAWS OF LONE STAR ENERGY PLANT OPERATIONS, INC.,
                       A CORPORATION INCORPORATED UNDER
                        THE LAWS OF THE STATE OF TEXAS

                          PURPOSE AND SCOPE OF BYLAWS

  These Bylaws shall constitute the private laws of LONE STAR ENERGY PLANT OPERATIONS, INC., a corporation duly incorporated under the laws of the State of Texas (herein called the "Company"), for the administration and regulation of the affairs of the Company.

  In the event any provision of these Bylaws is or may be in conflict with any applicable law of the United States or the State of Texas, or of any order, rule, regulation, decree or judgment of any governmental body or power or court having jurisdiction over the Company, or over the subject matter to which such provision of these Bylaws applies or may apply, such provision of these Bylaws shall be inoperative to the extent only that the operation thereof unavoidably conflicts with such law or order, rule, regulation, decree or judgment, and shall in all other respects be in full force and effect.

                                   ARTICLE I

                                    Offices

  Section 1. The registered office of the Company shall be at 6688 North Central Expressway, in the City of Dallas, County of Dallas, State of Texas, and the registered agent of the Company at such address shall be Michael G. Fortado or such other person as the Board of Directors may from time to time designate.

  Section 2. The Company may also have offices at such other places both within and without the State of Texas as the Board of Directors may from time to time determine or the business of the Company may require.

                                  ARTICLE II

                           Meetings of Shareholders

  Section 1. All meetings of the shareholders shall be held at the registered office of the Company or at such other place either within or without the State of Texas as shall be designated from time to time by the Board of Directors.

  Section 2. The annual meeting of shareholders shall be held on the second Tuesday of May in each year, at 2:00 P.M., for the election of a Board of Directors and the transaction of such other business as may properly be brought before the meeting.

  Section 3. Special meetings of the shareholders may only be called by the Chairman of the Board or the President, at the request in writing or by vote of not less than a majority of the Continuing Directors (as defined in Article Ten of the Restated Articles of Incorporation of the Company) of the Board of Directors, or the holders of not less than 50% of all the outstanding shares entitled to vote at the meetings, and not by any other persons. Business transacted at all special meetings shall be confined to the objects stated in the notice of meeting.

  Section 4. Written or printed notice stating the place, day and hour of the meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman, the Corporate Secretary, or the officer or person calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in

                                     XII-1
the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the Company, with postage thereon prepaid.

  Section 5. The officer or agent having charge of the stock transfer books for shares of the Company shall make, at least ten (10) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original stock transfer books shall be prima-facie evidence as to who are the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders.

  Section 6. The holders of a majority of the shares issued and outstanding and entitled to vote thereat, present in person or represented by written proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

  Section 7. Each outstanding share, of any class, shall be entitled to as many votes per share as the Articles of Incorporation shall provide, on each matter submitted to a vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class or classes are limited or denied by the Articles of Incorporation or these Bylaws. The vote for the election of Directors and, upon demand by any shareholder, the vote upon any question before the meeting shall be by ballot. Cumulative voting is expressly prohibited.

  Section 8. At any meeting of the holders, every shareholder having the right to vote shall be entitled to vote in person or by proxy executed in writing by such shareholder or by his duly authorized attorney-in-fact. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. All proxies shall be revocable unless expressly provided therein to be irrevocable and are coupled with an interest and shall be filed with the Corporate Secretary of the Company prior to or at the time of the meeting at which they are to be voted.

  Section 9. When a quorum is present at any meeting, matters brought before the meeting shall be determined by the shareholders in the following manner:
(a) with respect to any matter, other than the election of Directors or a matter for which the affirmative vote of a specified portion of the shares entitled to vote is required by the statutes or the Articles of Incorporation, the act of the shareholders shall be the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, that matter at a meeting of shareholders at which a quorum is present and (b) with respect to the election of Directors, the act of the shareholders electing the Directors shall be a majority of all outstanding shares entitled to vote in the election of Directors, unless in each case the question is one upon which, by express provision of the statutes or of the Articles of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

  Section 10. The Chairman shall preside at all meetings of the shareholders. In his absence, the President or an officer of the Company designated by the Board of Directors shall preside and perform the duties of the Chairman at such meeting. He shall appoint two inspectors of voting to serve at each such meeting. Before acting at any meeting, the inspectors shall be sworn faithfully to execute their duties with strict impartiality and according to the best of their ability. The inspectors shall determine the number of shares outstanding, the voting

                                     XII-2
power of each, the shares represented at the meeting, the existence of a quorum, the qualification of the voters, the authenticity, validity and effect of proxies, receive votes and ballots, hear and determine all challenges and questions in any way arising in connection with the vote, count and tabulate all votes and determine and announce the result of the voting.

  Section 11. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, otherwise properly brought before the meeting by or at the direction of the Board, or otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty-five (65) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder's notice to the Corporate Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

  Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 11; provided, however, that nothing in this Section 11 shall be deemed to preclude discussion by any shareholder of any business properly brought before the annual meeting in accordance with said procedure.

  The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 11, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

  Section 12. Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Company may be made at a meeting of shareholders by or at the direction of the Board of Directors by any nominating committee or person appointed by the Board or by any shareholder of the Company entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Section 12. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Corporate Secretary. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty-five (65) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice to the Corporate Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 as amended; and (b) as to the shareholder giving the notice (i) the name and record address of shareholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. The Company may require any proposed nominee to furnish such

                                     XII-3
other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as Director of the Company. No person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth herein.

  The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

                                  ARTICLE III

                                   Directors

  Section 1. The powers of the Company shall be exercised under the authority of, and the business and affairs of the Company shall be managed under the direction of, its Board of Directors who may do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders.

  Section 2. The number of Directors constituting the Board of Directors of the Company shall be fixed from time to time by the Board of Directors by the affirmative vote of not less than a majority of the Continuing Directors (as defined in Article Ten of the Restated Articles of Incorporation of the Company), but shall not be less than three (3), subject to such rights to elect additional Directors under such specified circumstances as may be granted to holders of Preferred Stock. Directors need not be shareholders or residents of the State of Texas. A person shall be ineligible to be a Director of the Company after the date of the annual meeting of shareholders of the Company in the year in which such person's seventieth birthday occurs. Unless he shall resign or become ineligible, each Director shall hold office until his successor shall be elected and shall qualify.

  Section 3. Any Director may resign at any time either by oral tender of resignation at any meeting of the Board of Directors or by giving written notice thereof to the Corporate Secretary. Resignations shall take effect when tendered or at the time specified in the tender and, unless otherwise specified, the acceptance of a resignation shall not be necessary to make it effective.

  Section 4. Any Director may be removed either for or without cause, at any special meeting of shareholders by the affirmative vote of the holders of record of not less than a majority of the shares entitled to vote for such removal, if notice of the intention to act upon such matter shall have been given in the notice calling for such meeting. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors even though such remaining Directors shall be less than a quorum of the Board of Directors. A Director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors as provided in Section 1 hereof shall be filled solely by the affirmative vote of not less than a majority of the Continuing Directors for a term of office continuing until the next annual meeting of shareholders; provided that the Board of Directors may not fill more than two such directorships between any two successive annual meetings of shareholders.

  Section 5. The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members one or more committees, each of which shall be comprised of one or more of its members, and may designate one or more of its members as alternate members of any committee, who may, subject to any limitations imposed by the Board of Directors, replace absent or disqualified members at any meeting of that committee. Any such committee, to the extent provided in such resolutions or in the Articles of Incorporation or the Bylaws, shall have and may exercise all of the authority of the Board of Directors, provided that no committee of the Board of Directors shall have the authority of the Board of Directors in reference to: (1) amending the Articles of Incorporation, except that a committee may, to the extent provided in the resolution designating that committee or in the Articles of Incorporation or the Bylaws, exercise the authority of the Board of Directors vested in it in accordance with Article
2.13 of the Texas Business Corporation Act ("Act"); (2) proposing a reduction of the stated capital of the Company in the manner permitted by Article 4.12 of the Act; (3) approving a plan of merger or share exchange of the Company;
(4) recommending to the shareholders the sale, lease, or exchange of all or substantially all of the property and assets of the Company

                                     XII-4
otherwise than in the usual and regular course of its business; (5) recommending to the shareholders a voluntary dissolution of the Company or a revocation thereof, (6) amending, altering, or repealing the Bylaws of the Company or adopting new Bylaws of the Company; (7) filling vacancies in the Board of Directors; (8) filling vacancies in or designating alternate members of any such committee; (9) filling any directorship to be filled by reason of an increase in the number of Directors; (10) electing or removing officers of the Company or members or alternate members of any such committee; (11) fixing the compensation of any member or alternate members of such committee; or (12) altering or repealing any resolution of the Board of Directors that by its terms provides that it shall not be so amendable or repealable; and, unless such resolution designating a particular committee, the Articles of Incorporation, or the Bylaws expressly so provide, no committee of the Board of Directors shall have the authority to authorize a distribution or to authorize the issuance of shares of the Company.

                      MEETINGS OF THE BOARD OF DIRECTORS

  Section 6. The Directors of the Company may hold their meetings, both regular and special, either within or without the State of Texas.

  Section 7. The first meeting of each newly elected Board of Directors shall be held without further notice immediately following the annual meeting of shareholders, and at the same place, unless by unanimous consent of the Directors then elected and serving such time or place shall be changed.

  Section 8. Regular meetings of the Board of Directors may be held with or without notice at such time and place as shall from time to time be determined by the Board of Directors.

  Section 9. Special meetings of the Board of Directors may be called on twenty-four (24) hours' notice to each Director, or such shorter period of time as the person calling the meeting deems appropriate in the circumstances, either personally, or by mail, or by telegram; special meetings shall be called by the Chairman or, in the event of the inability of the Chairman to act, the President or the Corporate Secretary in like manner and on like notice on the written request of two Directors. Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in a notice or waiver of notice.

  Section 10. At all meetings of the Board of Directors the presence of a majority of the Directors shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. Any action required or permitted to be taken at a meeting of the Board of Directors may be without a meeting if a consent in writing, setting forth the action so taken, is signed by all members of the Board of Directors. If a quorum shall not be present at any meeting of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

  Section 11. The Board of Directors shall have authority to establish, from time to time, the amount of compensation which shall be paid to its members for their services as Directors.

                                  ARTICLE IV

                                    Notices

  Section 1. Whenever under the provisions of the statutes or of the Articles of Incorporation or of these Bylaws, notice is required to be given to any Director or shareholder, and no provision is made as to how such notice shall be given, it shall not be construed to mean notice, but any such notice may be given in writing, by mail, postage prepaid, addressed to such Director or shareholder at such address as appears on the books of the Company. Any notice required or permitted to be given by mail shall be deemed to be given at the time when the same shall be thus deposited in the United States mails as aforesaid.


                                     XII-5

  Section 2. Whenever any notice is required to be given to any shareholder or Director of the Company under the provisions of the statutes or of the Articles of Incorporation, or of these Bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated in such notice, shall be equivalent to the giving of such notice. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except when a Director attends a meeting for the express purpose, in writing filed at the meeting, of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or held.

                                   ARTICLE V

                                   Officers

  Section 1. The officers of the Company shall be a Chairman, a President, one or more Executive Vice Presidents, Senior Vice Presidents or Vice Presidents, a General Counsel, a Controller, a Corporate Secretary and a Treasurer, all of whom shall be elected by the Board of Directors. Any two or more offices may be held by the same person. Each such officer shall have such authority and perform such duties in the management of the Company as may be determined by resolution of the Board of Directors.

  Section 2. The Board of Directors may elect or appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such term and who shall have such authority and perform such duties as may be prescribed by the Board of Directors or the Chairman. The power to appoint such other officers and agents may be delegated by the Board of Directors to the Chairman to the extent the Board may delineate by resolution.

  Section 3. Each officer of the Company shall hold office until his successor is chosen and qualified in his stead or until his death or until his resignation, retirement or removal from office. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

  Section 4. The Chairman shall be the chief executive officer of the Company. He shall, subject to the direction and control of the Board of Directors, be their representative and medium of communication. He shall see that all orders, resolutions and policies adopted by the Board of Directors are carried into effect. He shall preside at all meetings of shareholders and at all meetings of the Board of Directors. He shall be in complete charge with attendant responsibility and accountability of the entire Company and its affairs.

  Section 5. The President shall be the chief operating officer of the Company. He shall, subject to the direction of the Chairman, have responsibility for such operations and functions assigned to him; and in the absence of the Chairman, shall preside at all meetings of the shareholders and at all meetings of the Board of Directors.

  Section 6. Each Executive Vice President shall have such powers and responsibilities, and shall perform such duties, as delineated by the Board or by the Chairman. They shall be directly responsible to such officer as the Chairman may from time to time prescribe.

  Section 7. The Senior Vice President, Chief Financial Officer, shall have such powers and responsibilities and shall perform such duties, as delineated by the Board of Directors or by the Chairman. He shall be responsible to the Chairman in said performance.

  Section 8. Other Senior Vice Presidents shall have such powers and responsibilities, and shall perform such duties, as delineated by the Board or by the Chairman. They shall be directly responsible to such officer as the Chairman may from time to time prescribe.


                                     XII-6

  Section 9. The General Counsel shall have general control over all matters of a legal nature concerning the Company and shall perform such duties as delineated by the Board or by the Chairman. He shall be directly responsible to the Chairman in said performance.

  Section 10. Each Vice President shall have such powers and responsibilities, and shall perform such duties, as may be delineated by the Board or the Chairman. They shall be directly responsible to such officer as the Chairman may from time to time prescribe.

  Section 11. The Controller shall be in general control of the accounts of the Company, shall be responsible for the making of adequate audits, shall prepare and interpret required accounting, financial and statistical statements, and shall be directly responsible to such officer and perform such other duties as the Board or Chairman may from time to time prescribe.

  Section 12. The Corporate Secretary shall attend all meetings of the Board of Directors and shareholders and act as secretary thereof and shall record all votes and the minutes of all proceedings of the Board of Directors and shareholders in a book for that purpose maintained and kept in his custody. He shall keep in his custody the seal of the Company and shall in general perform all the duties incident to the office of Secretary of a Company. He shall act as Transfer Agent of the Company and/or Registrar of its capital stock and other securities; provided that the Board of Directors may by resolution appoint one or more other persons or corporations as Transfer Agents and/or Registrars or as Co-Transfer Agents and/or Co-Registrars. He shall be directly responsible to such officer and shall perform such other duties as the Board or Chairman may from time to time prescribe.

  Section 13. The Treasurer shall have custody of all the funds and securities of the Company and shall keep full and accurate accounts of receipts and disbursements. He may endorse checks, notes and other obligations on behalf of the Company for collection and shall deposit the same, together with all monies and other valuable effects, to the credit of the Company in banks or depositories as the Board of Directors may designate by resolution or as may be established in accordance with Article VIII of these Bylaws. He shall be directly responsible to such officer as the Chairman may from time to time designate and shall perform all duties incident to the office of Treasurer of a Company or as the Board or Chairman shall designate.

  Section 14. The Board of Directors may appoint one or more Assistant Corporate Secretaries, Assistant Treasurers and Assistant Controllers and such other appointive officers as may be appropriate and required. They shall be directly responsible to such officer and shall perform such duties as the Board or Chairman may from time to time designate.

                                  ARTICLE VI

                       Certificates Representing Shares

  Section 1. The shares of stock of the Company shall be deemed personal estate, and shall be transferable only on the books of the Company in such manner as these Bylaws prescribe.

  Section 2. Every shareholder in the Company shall be entitled to have a certificate or certificates representing the number of shares owned by him. The certificates of shares of stock of the Company shall be numbered and shall be entered in the books of the Company as they are issued. They shall exhibit the holder's name and number of shares, and shall be signed by the Chairman, the President or a Vice President, and the Treasurer or an Assistant Treasurer and bear the corporate seal; but the signatures of such officers and the seal of the Company upon such certificates may be facsimiles, engraved or printed where such certificate is signed by a duly authorized Transfer Agent or Co-Transfer Agent and a Registrar or Co-Registrar.

  Section 3. The Board of Directors may make such rules and regulations as it may deem expedient concerning the issue, transfer, conversion, and registration of certificates for shares of the capital stock of the Company.

                                     XII-7

  Section 4. The Board of Directors may direct a new certificate representing shares to be issued in place of any certificate theretofore issued by the Company alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost or destroyed. When authorizing such issue of a new certificate, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost or destroyed certificate, or his legal representative, to advertise the same in such manner as it shall require and/or give the Company a bond in such form, in such sum, and with such surety or sureties as it may direct as indemnity against any claim that may be made against the Company and its Transfer Agents and Registrars and its Co-Transfer Agents and Co-Registrars with respect to the certificate alleged to have been lost or destroyed.

  Section 5. Transfers of shares of stock shall be made on the books of the Company only by the person named in the certificate or by attorney, lawfully constituted in writing, and upon surrender of the certificate therefor.

  Section 6. The Board of Directors may close the stock transfer books of the Company for a period not to exceed sixty (60) days for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any distribution and share dividend, or in order to make a determination of shareholders for any purpose, provided that if such books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a shareholders' meeting, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of so closing the stock transfer books, the Board of Directors may fix a date in advance, not exceeding sixty
(60) days preceding the date of any meeting of shareholders, or the date for the payment of any distribution and share dividend or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the respective determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such distribution and share dividend, or to any such allotment of rights, or to exercise rights in respect of any such change, conversion or exchange of capital stock and in such case such shareholders and only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such distribution and share dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares of stock on the books of the Company after any such record date fixed as aforesaid. In the absence of any designation with respect thereto by the Board of Directors, the date upon which the notice of a meeting is mailed or resolutions declaring a distribution and share dividend are adopted shall be the record date for such determination in regard to meetings of shareholders or declarations of distributions and share dividends.

  Section 7. The Company shall be entitled to treat the holder of record of any share or of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of Texas.

  Section 8. Bonds, debentures and other evidence of indebtedness of the Company shall be signed by the Chairman, the President or any Vice President and the Treasurer or an Assistant Treasurer and shall bear the corporate seal and when so executed shall be binding upon the Company, but not otherwise. The seal of the Company thereon may be facsimile, engraved or printed, and where any such bond, debenture or other evidence of indebtedness is authenticated with the manual signature of an authorized officer of the Company or trustee appointed or named by an indenture of trust or other agreement under which such security is issued, the signature of any of the Company's officers authorized to execute such security may be facsimile.

  Section 9. In case any officer who signed, or whose facsimile signature has been placed on any certificate representing shares of stock, bond, debenture or evidence of indebtedness of this Company shall cease to be an officer of the Company for any reason before the same has been issued or delivered by the Company, such certificate, bond, debenture or evidence of indebtedness may nevertheless be issued and delivered as though the person who signed it or whose facsimile signature had been placed thereon had not ceased to be such officer.

                                     XII-8

                                  ARTICLE VII

                   Deeds and Other Instruments of Conveyance

  Section 1. Deeds and other instruments of the Company conveying land or any interest in land shall be signed by the Chairman, the President or a Vice President or attorney-in-fact of the Company when authorized by appropriate resolution of the Board of Directors or shareholders, and when required by law, shall be attested by the Corporate Secretary or an Assistant Corporate Secretary and shall bear the corporate seal, and when so executed shall be binding upon the Company, but not otherwise.

                                 ARTICLE VIII

                     Checks, Drafts and Bills of Exchange

  Section 1. The Chairman or the President of the Company may from time to time establish General Bank Accounts, Depository Bank Accounts, and such Special Bank Accounts as in the judgment of either of them may be needed in carrying on and dispatching the business of the Company. All checks, drafts and bills of exchange issued in the name of the Company and calling for the payment of money out of said General Accounts, Depository Accounts, or Special Accounts of the Company shall be signed by the Controller or Assistant Controller, or such agents and employees as the Chairman or the President may from time to time designate and authorize to sign for the Controller, and countersigned by the Treasurer or any Assistant Treasurer, or such agents and employees as the Chairman or the President may from time to time designate and authorize to sign for the Treasurer; and when so designated by the Chairman or the President, the signature of the Treasurer or an Assistant Treasurer may be affixed by the use of a check-signing machine; provided that for the purpose of transferring funds from any bank or depository at which the Company has funds on deposit to any other bank or depository of the Company for credit to the Company's account, a form of check having plainly printed upon its face "DEPOSITORY TRANSFER CHECK," and being by its wording payable to a bank or depository for credit to the account of the Company, is hereby authorized, and such checks shall require no signature other than the name of the Company printed at the lower right corner; and further provided that checks, drafts and bills of exchange issued in the name of the Company in the amount of $25,000.00 or less need bear only one signature and that being the signature of the Treasurer or an Assistant Treasurer, affixed either manually or by the use of a check-signing machine, or the manual signature of such agents and employees as the Chairman or the President may from time to time designate and authorize to sign for the Treasurer; and provided further that checks and drafts issued in the name of the Company and calling for the payment of production revenue or royalties need bear only one signature and that being the signature of the Treasurer or an Assistant Treasurer, affixed either manually or by the use of a check-signing machine, or the manual signature of such agents and employees as the Chairman or the President may from time to time designate and authorize to sign for the Treasurer; and provided further that checks and drafts issued in the name of the Company and calling for payment of money out of Special Bank Accounts established for the payment of dividends need bear only one signature and that being the signature of the Treasurer or an Assistant Treasurer, affixed either manually or by the use of a check-signing machine, or the manual signature of such agents and employees as the Chairman or the President may from time to time designate and authorize to sign for the Treasurer; and further provided that no person authorized to sign checks or drafts may sign a check or draft payable to himself. When in such applicable manner, but not otherwise, every check, draft or bill of exchange issued in the name of the Company and calling for the payment of money out of the General Bank Accounts, Depository Bank Accounts, and Special Bank Accounts of the Company shall be valid and enforceable according to its wording, tenor and effect, but not otherwise. Provided, however, that for the purpose of transferring funds between accounts of the Company, from accounts of the Company to accounts of subsidiaries and affiliates, from accounts of the Company for the purpose of investment of corporate funds, and from accounts of the Company for the payment of dividends, the Treasurer or an Assistant Treasurer, or such agents and employees as the Chairman or the President may from time to time designate and authorize, may make such transfer of funds by bank wire transfers through oral or written instructions; and for the purpose of transferring funds from accounts of the Company to accounts of other third

                                     XII-9
parties, such funds may be transferred by bank wire transfers but only upon written instructions from the Treasurer or an Assistant Treasurer, or such agents and employees as the Chairman or the President may from time to time designate and authorize to sign for the Treasurer, and countersigned by the Controller or Assistant Controller, or such agents and employees as the Chairman or the President may from time to time designate and authorize to sign for the Controller.

  Section 2. The Treasurer of the Company may establish special bank accounts designated as Agent's Account in such bank or banks as in his judgment may be needed in carrying on and dispatching the business of the Company, provided that the Treasurer in establishing and maintaining such accounts shall keep only such funds therein and in such amount as may be required for the local needs of such accounts and provided that checks or drafts issued against or drawn on such accounts shall be valid and binding on the Company according to their wording, tenor and effect when signed by either the Treasurer of the Company or by such agent or employee of the Company as may be designated by the Treasurer in writing to such bank or when signed in such manner and by such agent or employee of the Company as may be designated by the Chairman or the President of the Company; and further provided that checks and drafts issued in the name of the Company against funds in such Agent's Account in the amount of $1,000.00 or more must be countersigned by two persons authorized to sign such checks or drafts.

                                  ARTICLE IX

                                  Fiscal Year

  Section 1. The fiscal year shall begin on the first day of January in each year.

                                   ARTICLE X

                       Distributions and Share Dividends

  Section 1. Distributions and share dividends upon the outstanding shares of the Company, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting. Distributions may be paid in cash or property, and share dividends may be paid in shares of the authorized but unissued shares or in treasury shares, of the Company subject to the provisions of the Articles of Incorporation.

                                  ARTICLE XI

                                   Reserves

  Section 1. There may be created by resolution of the Board of Directors out of the earned surplus of the Company such reserve or reserves as the Directors from time to time, in their discretion, think proper to provide for contingencies, or to equalize dividends, or to repair or maintain any property of the Company, or for such other purpose as the Directors shall think beneficial to the Company, and the Directors may modify or abolish any such reserve in the manner in which it was created.

                                  ARTICLE XII

                                     Seal

  Section 1. The Company's seal shall have inscribed thereon the name of the Company, the year of the organization and the words "Corporate Seal, Texas." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                    XII-10

                                 ARTICLE XIII

                                Indemnification

  Section 1. The Company shall indemnify, and advance or reimburse reasonable expenses incurred by, any person who (1) is or was a director, officer, employee or agent of the corporation, or (2) while a director, officer, employee or agent of the Company, its divisions or subsidiaries, is or was serving at the request of the Company, pursuant to a resolution adopted by the Board of Directors, as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic Company, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent that a Company may or is required to grant indemnification to a director under the Act. The Company, pursuant to a resolution adopted by the Board of Directors, may indemnify any such persons to such further extent as permitted by law. Action by the Board of Directors to amend, modify or terminate this ARTICLE XIII, Section 1, shall be prospective from the effective date of such action and any rights or obligations resulting from an event or events occurring prior thereto shall be governed by the provisions of this ARTICLE XIII, Section 1, as of the date of such event or events.

                                  ARTICLE XIV

                                  Amendments

  Section 1. The power to alter, amend, suspend or repeal the Bylaws or to adopt new Bylaws shall be vested in, and shall require the approval of, the majority of Continuing Directors then in office; provided, however, that any Bylaw or Amendment thereto as adopted by the Board of Directors may be altered, amended, suspended or repealed by the vote of the holders of 66 2/3% of the shares entitled to vote for the election of Directors or a new Bylaw in lieu thereof may be adopted by vote of such shareholders. No Bylaw which has been altered, amended or adopted by such a vote of the shareholders may be altered, amended, suspended or repealed by vote of the Directors until two years after such action by vote of the shareholders.

                                  ARTICLE XV

                       Restrictions on Foreign Ownership

  Section 1. The purpose of this Article XV is to limit ownership and control of shares of any class of capital stock of the Company by persons who are not Eligible Citizens in order to permit the Company or any of its Subsidiaries to conduct its business as a U.S. Mineral Lessee. The Board of Directors is hereby authorized to adopt such resolutions, and to effect any and all other measures reasonably necessary or desirable (consistent with applicable law and the provisions of the Articles of Incorporation) to fulfill the purpose and implement the restrictions of this Article XV, including without limitation, requiring, as a condition precedent to the transfer of shares on the records of the Company, representations and other proof as to the identity of existing or prospective shareholders and persons on whose behalf of shares of any class of capital stock of the Company or any interest therein or right thereof are or are to be held and as to whether or not such persons are Eligible Citizens.

  Section 2. Any transfer, or attempted or purported transfer, of any shares of any class of capital stock issued by the Company or any interest therein or right thereof, which would result in the ownership or control by one or more non-Eligible Citizens of the shares of any class of capital stock of the Company or of any interest or right therein will, until such condition no longer exists, be void and will be ineffective as against the Company and the Company will not recognize the purported transferee as a shareholder of the Company for any purpose other than the transfer of such shares to a person who is an Eligible Citizen provided, however, that such shares may nevertheless be deemed to be shares held or owned by non-Eligible Citizens for the purposes of this Article XV.

                                    XII-11

  Section 3. No shares of the outstanding capital stock of the Company or any class thereof transferred to, or acquired or held by, a non-Eligible Citizen shall be entitled to receive or accrue any rights with respect to any dividends or other distributions of assets declared payable or paid to the holders of such capital stock during such period. Furthermore, no shares held by or for the benefit of any non-Eligible Citizen will be entitled to vote with respect to any matter submitted to stockholders of the Company so long as such condition exists.

  Section 4. If at any time (i) the Company is named, or is threatened to be named, as a party in a judicial or administrative proceeding that seeks the cancellation or forfeiture of any property, lease, right or license in which the Company has an interest or (ii) if, in the opinion of the Board of Directors, the Company's ability to hold any property, lease, right or license would be prohibited or restricted because of the nationality, citizenship, residence, or other status, of any shareholder of the Company (or, in the case of a shareholder which is a Company, partnership or association, of any shareholder, owner, partner or member of such shareholder), the Company may redeem the shares held by such shareholder at the then Current Market Price and upon such terms as shall be determined by the Board of Directors, in their sole discretion.

  Section 5. "Current Market Price" per share of capital stock of the Company on any date is the average of the Quoted Prices of such class of capital stock during the four trading weeks before the date in question. In the absence of one or more such quotations, the Board of Directors shall determine the current market price on the basis of such quotations as it considers appropriate.

  "Eligible Citizen" means any person (including a Company, partnership or other entity) whose ownership, holding or control of shares in the Company would not, by reason of such person's citizenship or the citizenship of its members or owners or otherwise, (1) disqualify the Company or any of its Subsidiaries from owning, acquiring, holding, possessing, or leasing oil, gas or other minerals, mineral deposits, land, vessels or any other property, licenses, or rights of any nature whatsoever in federal lands or leases under federal laws and regulations in effect from time to time, or (2) violate any other qualifications as the Board of Directors deems in its reasonable discretion are necessary or appropriate to permit the Company and its Subsidiaries to engage in any other business activities for which there may be qualifications or restrictions on shareholders of the Company or any of its Subsidiaries applicable under federal or state law. A person is an Eligible Citizen if the applicable following requirement is met: (1) for an individual, that he is native-born, naturalized or a derivative Citizen of the United States or otherwise qualifies as a United States citizen; (2) for a Company, that is organized or existing under the laws of the United States, a state, the District of Columbia or United States territory or possession, that at least 75% of the ownership interest in, and the voting power over, the Company is held by Eligible Citizens, that the Company's president or other chief executive officer and the chairman of its board of directors are United States citizens and that no more than a minority of the number of directors required to constitute a quorum are non-United States citizens; (3) for a partnership, that all of the interests in the partnership, are owned by Eligible Citizens;
(4) for a trust, that each of its trustees and each of its beneficiaries is an Eligible Citizen; and (5) for an association, joint venture, or other entity, that all members, venturers or other equity participants are Eligible Citizens and that such association, joint venture or other entity is capable of holding leases or other interest in federal minerals or lands under the laws of the United States.

  "Quoted Price" means, with respect to any class of capital stock of the Company, the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of such class of capital stock are listed or admitted to trading or, if not listed or admitted to trading, the last sale price regular way for such shares as published by NASDAQ, or if such last price is not so published by NASDAQ or if no such sale takes place on such day, the mean between the closing bid and asked prices for such shares as published by NASDAQ or in the absence of any of the foregoing, the fair market value as determined by the Board of Directors.

  "Subsidiary" means any Company more than 50% of the outstanding capital stock of which is owned by the Company or any Subsidiary of the Company.

                                    XII-12

  "U.S. Mineral Lessee" means any Company or other entity directly or indirectly owning, acquiring, holding, possessing, or leasing oil, gas or other minerals, mineral deposits, lands, vessels or any other property, licenses, or rights of any nature whatsoever in federal lands or leases under federal laws and regulations in effect from time to time, including, without limitation, the Mineral Leasing Act of 1920, as amended, 30 U.S.C.A. (S)181 et seq.

                                    XII-13

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article IX of the Restated Articles of Incorporation of the Company provides as follows:

    "The Corporation shall reimburse or indemnify any former, present or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) for or against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

    "No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by an order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred, by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

    "The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this
  Article IX, the Corporation may indemnify and may insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time."

  Article 2.02-1 of the Texas Business Corporation Act permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the Company.

  Article X of the Restated Articles of Incorporation of the Company provides as follows:

    "A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director for:

      (a) a breach of a director's duty of loyalty to the Corporation or its shareholders;

      (b) an act or omission not in good faith that constitutes a breach of duty of a director to the Corporation or an act or omission that involved intentional misconduct or a knowing violation of the law;

      (c) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

      (d) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

    If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification."

  Section 21 of the Company's Bylaws provides as follows:

    "Section 21. Insurance, Indemnification and Other Arrangements. Without further specific approval of the shareholders of the corporation, the corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the corporation or is or was serving another entity at the request of the corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the corporation. No repeal or modification of such laws or this Section 21 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification."

  The Company will enter into agreements with certain of its officers and directors which provide, among other things, for their indemnification by the Company to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements will further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.

  The Company will have insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Officers and directors of the Company will also have insurance which insures them against certain other liabilities and expenses.

  Under Section 8.5 of the Plan of Merger, the parties have agreed that the Company will (i) indemnify, defend and hold harmless to the fullest extent permitted by applicable law, the present and former officers, directors and employees of ENSERCH or any of their respective subsidiaries against certain liabilities (a) arising out of actions or omissions occurring at or prior to the Effective Time that are based on or arise out of such service as an officer, director or employee or (b) that are based on, arise from or pertain to the transactions contemplated by the Plan of Merger, and (ii) maintain policies of directors' and officers' liability insurance for a period of six years after the Effective Time. In addition, to the fullest extent permitted by law, all existing rights of indemnification in favor of the employees, agents, officers and directors of ENSERCH will continue in full force and effect for not less than six years from the Effective Time. It is currently expected that at or after the Effective Time, the Company will adopt indemnification arrangements in favor of its directors, officers and employees identical to those in effect at TUC immediately prior to the Effective Time. See "The Plan of Merger--Indemnification" in the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement.

ITEM 21. EXHIBITS.

   EXHIBIT
   NUMBER                         DESCRIPTION OF DOCUMENT
   -------                        -----------------------
    2(a)   Amended and Restated Agreement and Plan of Merger dated as of April
            13, 1996
            (attached as Annex I).
    2(b)   Stock Option Agreement dated as of April 13, 1996 (attached as Annex
            II).
    2(c)   Form of Agreement and Plan of Distribution (included as Exhibit A to the Plan of Merger).
    3(a)   Restated Articles of Incorporation of the Company (attached as Annex
            VIII).
    3(b)   Restated Bylaws of the Company (attached as Annex IX).
    5(a)   Opinion re Legality of Worsham, Forsythe & Wooldridge, L.L.P.
    8(a)   Opinion re Tax Matters of Reid & Priest LLP.
    8(b)   Opinion re Tax Matters of King & Spalding.
    10(a)  Form of Tax Allocation Agreement (included as Exhibit B to the Plan of Merger).
    10(b)  Form of Tax Assurance Agreement (included as Exhibit C to the Plan of Merger).
    10(c)  Employment Agreement between TUC and David W. Biegler (attached as
            Annex V).
    10(d)  Employment Agreement between Texas Utilities Services Inc. and
            Michael E. Rescoe (attached as Annex VI).
    10(e)  Employment Agreement between TUC and William T. Satterwhite
            (attached as Annex VII).
    15(a)  Letter of Deloitte & Touche LLP regarding unaudited interim financial information.
    15(b)  Letter of Deloitte & Touche LLP regarding unaudited interim financial information.
    23(a)  Consent of Worsham, Forsythe & Wooldridge, L.L.P. (included in
            Exhibit 5(a)).
    23(b)  Consent of Reid & Priest LLP (included in Exhibit 8(a)).
    23(c)  Consent of King & Spalding (included in Exhibit 8(b)).
    23(d)  Consent of Deloitte & Touche LLP.
    23(e)  Consent of Deloitte & Touche LLP.
    23(f)  Consent of Barr Devlin & Co. Incorporated.
    23(g)  Consent of Morgan Stanley & Co. Incorporated.
    23(h)  Consent of Arthur Andersen LLP.
    23(i)  Consent of DeGolyer & MacNaughton.
    24(a)  Powers of Attorney (see Page II-5).
    99(a)  Form of Proxy/Direction to be used in connection with the Special
            Meeting of Shareholders of TUC.
    99(b)  Form of Proxy/Direction to be used in connection with the Special
            Meeting of Shareholders of ENSERCH.
    99(c)  Report of Barr Devlin & Co. Incorporated (attached as Annex III).
    99(d)  Report of Morgan Stanley & Co. Incorporated (attached as Annex IV).
    99(e)  Questions and Answers for Shareholders of TUC.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any shares of Company Common Stock which are not issued in the Mergers or the Conversion.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

  Each director and/or officer of the registrant whose signature appears below hereby appoints the Agents for Service named in this registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with the authority to sign and file any such amendment in its name and behalf.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, AND THE STATE OF TEXAS ON THIS 20TH DAY OF SEPTEMBER, 1996.

                                          TUC Holding Company

                                                   /s/ H. Jarrell Gibbs
                                          By: _________________________________
                                          H. Jarrell Gibbs
                                          President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

              SIGNATURE                        TITLE                 DATE

        /s/ H. Jarrell Gibbs           President and            September 20,
- -------------------------------------   Principal Executive          1996
         (H. JARRELL GIBBS)             Officer

        /s/ Peter B. Tinkham           Treasurer and            September 20,
- -------------------------------------   Principal Financial          1996
         (PETER B. TINKHAM)             Officer

          /s/ Cathryn Hulen            Controller and           September 20,
- -------------------------------------   Principal                    1996
           (CATHRYN HULEN)              Accounting Officer

      /s/ Robert A. Wooldridge         Director                 September 20,
- -------------------------------------                                1996
       (ROBERT A. WOOLDRIDGE)

  The following exhibits are filed with or incorporated by reference in this Registration Statement.

   EXHIBIT
   NUMBER                         DESCRIPTION OF DOCUMENT
   -------                        -----------------------
    2(a)   Agreement and Plan of Merger dated as of April 13, 1996, as amended
            (attached as Annex I).
    2(b)   Stock Option Agreement dated as of April 13, 1996 (attached as Annex
            II).
    2(c)   Form of Agreement and Plan of Distribution (included as Exhibit A to the Plan of Merger).
    3(a)   Restated Articles of Incorporation of the Company (attached as Annex
            VII).
    3(b)   Restated Bylaws of the Company (attached as Annex VIII).
    5(a)   Opinion re Legality of Worsham, Forsythe & Wooldridge, L.L.P.
    8(a)   Opinion re Tax Matters of Reid & Priest LLP.
    8(b)   Opinion re Tax Matters of King & Spalding.
   10(a)   Form of Tax Allocation Agreement (included as Exhibit B to the Plan of Merger).
   10(b)   Form of Tax Assurance Agreement (included as Exhibit C to the Plan of Merger).
   10(c)   Employment Agreement between TUC and David W. Biegler (attached as
            Annex V).
   10(d)   Employment Agreement between Texas Utilities Services Inc. and
            Michael E. Rescoe (attached as Annex VI).
   10(e)   Employment Agreement between TUC and William T. Satterwhite
            (attached as Annex VII).
   15(a)   Letter of Deloitte & Touche LLP regarding unaudited interim financial information.
   15(b)   Letter of Deloitte & Touche LLP regarding unaudited interim financial information.
   23(a)   Consent of Worsham, Forsythe & Wooldridge, L.L.P. (included in
            Exhibit 5(a)).
   23(b)   Consent of Reid & Priest LLP (included in Exhibit 8(a)).
   23(c)   Consent of King & Spalding (included in Exhibit 8(b)).
   23(d)   Consent of Deloitte & Touche LLP.
   23(e)   Consent of Deloitte & Touche LLP.
   23(f)   Consent of Barr Devlin & Co. Incorporated.
   23(g)   Consent of Morgan Stanley & Co. Incorporated.
   23(h)   Consent of Arthur Andersen LLP.
   23(i)   Consent of DeGolyer & MacNaughton.
   24(a)   Power of Attorney (see Page II-5).
   99(a)   Form of Proxy/Direction to be used in connection with the Special
            Meeting of Shareholders of TUC.
   99(b)   Form of Proxy/Direction to be used in connection with the Special
            Meeting of Shareholders of ENSERCH.
   99(c)   Report of Barr Devlin & Co. Incorporated (attached as Annex III).
   99(d)   Report of Morgan Stanley & Co. Incorporated (attached as Annex IV).
   99(e)   Questions and Answers for Shareholders of TUC.